As filed with the Securities and Exchange Commission on October 29, 2009

Registration No. 333-161602

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA CORD BLOOD CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	8071	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

48th Floor, Bank of China Tower
1 Garden Road
Central
Hong Kong S.A.R.
(852) 3605-8180

(Address, Including Zip Code, and Telephone Number,
Including Area Code of Registrant’s Principal Executive Offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, Ste 4D
New York, New York 10017
(212) 750-6474

(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Facsimile: 212-504-3013	Gregory Sichenzia, Esq. Peter DiChiara, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 Facsimile: 212-930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee(3)
Ordinary Shares, par value US$0.0001 per share	US$23,510,000	(4)	US$1,312	(5)

(1)	Includes (a) all ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (b) ordinary shares that are issuable upon the exercise of a 45-day underwriters’ option to purchase additional shares solely to cover over-allotments, if any.
(2)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(4)	Includes $510,000 relating to ordinary shares to be sold by the selling shareholder named herein.
(5)	The Registrant previously paid $1,116.00 of the fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Registration Statement contains two prospectuses, as set forth below.

•	Public Offering Prospectus. A prospectus to be used for the public offering by the Registrant of $20 million of ordinary shares of the Registrant (in addition, $3 million of ordinary shares of the Registrant may be sold upon exercise of the underwriters’ over-allotment option) (the “Public Offering Prospectus”) through the underwriter named on the cover page of the Public Offering Prospectus.
•	Resale Prospectus. A prospectus to be used for the resale by the selling shareholder set forth therein of $510,000 of ordinary shares of the Registrant common stock, which are issuable upon the automatic conversion of a promissory note of the Registrant upon the consummation of the public offering referred to above (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different outside and inside front covers and back covers;
•	they contain different Offering sections in the Prospectus Summary section beginning on page 4;
•	they contain different Use of Proceeds sections on page 37;
•	a Selling Shareholder section is included in the Resale Prospectus;
•	the Underwriting section from the Public Offering Prospectus on page 140 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place; and
•	the Legal Matters section in the Resale Prospectus on page 149 deletes the reference to counsel for the underwriters.

The Registrant has included in this Registration Statement a set of alternate pages after the back cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling shareholder.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION. DATED OCTOBER 29, 2009

CHINA CORD BLOOD CORPORATION

$20,000,000 of Ordinary Shares

We are offering $20,000,000 of ordinary shares. Our ordinary shares are quoted on the OTC Bulletin Board under the symbol “CNDZF.” As of October 26, 2009, the most recent reported sale price of our ordinary shares was US$7.50 per share on September 15, 2009.

We intend to apply to list our ordinary shares on the New York Stock Exchange under the symbol “[•  ]”.

See “Risk Factors” beginning on page 8 to read about risks you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this registration statement. Any representation to the contrary is a criminal offense.

	Per ordinary share	Total
Public offering price	US$	US$
Underwriting discount	US$	US$
Proceeds, before expenses, to us	US$	US$

The underwriters have an option exercisable within 45 days from the date of this prospectus to purchase up to $3,000,000 of additional ordinary shares from us at the public offering price less the underwriting discount solely to cover over-allotments. The ordinary shares issuable upon exercise of the underwriters over-allotment option have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the ordinary shares against payment in U.S. dollars in New York, New York on November   , 2009.

Rodman & Renshaw, LLC	Macquarie Capital

Prospectus dated November   , 2009.

Prospectus

Through and including           , 2009 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ordinary shares discussed under “Risk Factors” beginning on page 8 before deciding whether to buy our ordinary shares.

Overview

We are a leading provider of cord blood banking services in China. Expectant parents pay us to process and store the cord blood of their children at birth for potential future use in medical treatment of the children or their family members. The payment structure of our contracts with subscribers enable us to enjoy a steady stream of long term cash inflows from annual storage fees. We enter into 18-year-contracts with our subscribers and charge an initial processing fee at birth and a storage fee each year. These contracts can be terminated early by the parents or further extended, at the option of the children, after the children reach adulthood. We expect annual storage fees to contribute an increasing proportion of our revenue as the number of our subscribers accumulated over the years continues to grow. In addition to our fee-based commercial services, we also preserve cord blood units donated by the public and charge fees for matching units provided for patients in need of transplants. This revenue accounts for a small percentage of our total revenue.

The PRC government authorities have been following a “one license per region” policy, allowing each licensee, including us, to operate within its own region without competition. The application process for a cord blood banking license takes several years, during which time the applicant usually incurs a substantial amount of initial investments, including constructing cord blood bank facilities to demonstrate to the government authorities that it is capable of meeting the stringent application requirements. This licensing process may deter newcomers with fewer resources and less experience from competing for licenses with established cord blood banking operators in China.

Our management team successfully pioneered the commercialization of cord blood banking services in China. Jiachenhong, our Beijing-based subsidiary with operations dating back to 2002, was the operator of the first licensed cord blood bank in China. We have also developed a hospital network consisting of over 90 major hospitals in Beijing to perform cord blood collection services for our subscribers. To expand the geographic coverage of our business, we acquired the right to operate in Guangdong through the acquisition of Nuoya in May 2007. The acquisition enabled us to significantly increase the size of the market that we can address. We believe we will be able to apply the experience we gained in our successful operation in Beijing to our more recently commenced operation in Guangdong. As of June 30, 2009, we had capacity to store approximately 645,000 additional units, and we believe we have the ability to further expand our capacity to meet the increasing market demand.

Currently, we are the sole cord blood banking licensee in Beijing and Guangdong. So far, cord blood banking licenses have been issued for only six of China’s 31 regions, with another four licenses expected to be issued by 2010. We expect to continue to grow our business through existing market penetration and geographical expansion. Our existing operations cover an aggregate population of approximately 110 million, including 94 million in Guangdong, which is larger than all but 12 countries in the world. According to the National Bureau of Statistics of China, there were 1.2 million newborns in Beijing and Guangdong in 2007. As the PRC government authorities issue cord blood banking licenses in more regions, we believe that there will be significant growth opportunities in China. China has a population of approximately 1.3 billion. According to the National Bureau of Statistics of China, there were 15.9 million newborns in China in 2007, representing approximately 12.0% of newborns worldwide. In addition to the large number of newborns in China, we expect increased demand for our services to be driven by a number of factors, including increasing disposable income in urban areas; greater attention to health issues as people become more financially secure; emphasis on children under China’s one-child policy; and heightened public awareness of the benefits associated with cord blood storage.

Our Competitive Strengths

We believe we have the following competitive strengths:

•	Early entrant advantage with two out of the six cord blood banking licenses in China;
•	Extensive hospital networks in our existing markets;
•	Well-developed and effective marketing program;
•	Advanced infrastructure in place to meet market demand; and
•	Capable and experienced management team.

Our Strategy

The cord blood banking industry in China is at an early stage of development with significant growth opportunities, especially in light of the large population, one-child policy and the rapid economic growth. Our goal is to significantly grow our business and build a reputable, committed, caring and socially responsible healthcare company through the following strategies:

•	Further penetrate our existing markets;
•	Obtain additional licenses and acquire existing cord blood bank operators to expand our geographic coverage; and
•	Pursue strategic relationship in domestic and international markets.

Our Risks and Challenges

We believe that the following are some of the major risks and uncertainties that may materially adversely affect our business, financial condition, results of operations and prospects:

•	The ambiguities, risks and uncertainties associated with the licensing policy for the cord blood banking industry in China;
•	Our ability to apply for new licenses in the regions in which we believe a cord blood banking license is likely to be granted;
•	Our ability to acquire cord blood bank operators with cord blood banking licenses in China;
•	Our ability to finance our expansion plans;
•	The risks associated with the development of cord blood therapy as an established medical practice; and
•	Adverse changes in the economy of China.

See “Risk Factors” beginning on page 8 and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

Regulation

Cord blood banking is an emerging industry in China. Therefore, the regulatory framework of the cord blood banking industry in China is under development and may not be as fully developed as that in other countries. For details regarding the regulatory framework of the cord blood banking industry in China, see “Regulation” beginning on page 102.

Taxation

Our operating subsidiaries, Jiachenhong and Nuoya, are located in China and are subject to PRC enterprise income tax. The PRC tax laws and regulations are subject to change from time to time. For details regarding the risks and uncertainties associated with the PRC tax laws and regulations, see “Risk Factors” beginning on page 8.

Our Corporate History

We are a Cayman Islands company registered by way of continuation in the Cayman Islands.

CCBC was formed through a redomestication, which involved the merger of Pantheon with and into Pantheon Arizona, then a wholly owned subsidiary of Pantheon formed for the purpose of effecting a merger, with Pantheon Arizona surviving the merger (the “Merger”) and the conversion and continuation of Pantheon Arizona’s corporate existence from Arizona to the Cayman Islands (the “Redomestication”). Immediately following the Redomestication, the participating shareholders of approximately 93.94% of the issued and outstanding shares of CCBS completed a share exchange with Pantheon Arizona, and Pantheon Arizona changed its name to CCBC, resulting in CCBS becoming a subsidiary of CCBC and the participating shareholders becoming holders of CCBC’s ordinary shares (the “Share Exchange”). Subsequent to the Share Exchange, CCBC entered into agreements to exchange 3,506,136 newly issued CCBC shares for the remaining 6.06% of the issued and outstanding shares of CCBS on terms substantially similar to those of the Business Combination, resulting in CCBS becoming our wholly owned subsidiary.

CCBS was incorporated on January 17, 2008 under the Companies Law (2009 Revision) of the Cayman Islands to become the direct holding company of CSC Holdings. CCBS has two operating subsidiaries in China: Jiachenhong and Nuoya. CCBS holds an indirect 100.0% interest in Jiachenhong and an indirect 90.0% interest in Nuoya. In addition, CCBS holds an indirect 18.9% interest in CordLife Limited, or “CordLife,” a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand.

Following the Business Combination and the share exchange with CCBS remaining shareholders, Golden Meditech owns 46.3% of CCBC’s issued shares through its wholly-owned subsidiary, GM Stem Cells. Golden Meditech is a publicly traded company on the Hong Kong Stock Exchange and is a China-based healthcare company with investment in the cord blood banking business via equity interests in CCBC. Golden Meditech is not engaged in any activities or businesses that compete or are likely to compete with CCBC’s business. The participating shareholders of CCBS (excluding Golden Meditech) own 45.8% of CCBC’s issued shares, the public shareholders own approximately 0.2% of CCBC’s issued shares, the management team of Pantheon prior to the Business Combination owns 2.0% of CCBC’s issued shares and the shareholders who exercised the CSC options for shares of CCBC own 5.7% of CCBC’s issued shares. See “Description of Securities — History of Share Issuances” beginning on page 129.

The Business Combination was accounted for in accordance with U.S. generally accepted accounting principles as a capital transaction in substance. Pantheon was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on CCBS comprising the ongoing operations of the combined entity, the senior management of CCBS continued as the senior management of the combined company and CCBS shareholders retaining the majority of voting interests in the combined company. For accounting purposes, the Business Combination was treated as the equivalent of CCBS issuing stock and warrants for the net assets of Pantheon, accompanied by a recapitalization. Operations of the combined entity prior to the Business Combination are those of CCBS. The remaining 6.06% issued and outstanding shares of CCBS not exchanged in the Business Combination was recorded as redeemable non-controlling interest. Upon the completion of the share exchange with the remaining 6.06% CCBS shares in August 2009, the carrying amount of such non-controlling interest will be adjusted to reflect the change in CCBC’s ownership interest in CCBS. Any difference between the fair value of the CCBC shares issued and the amount by which the non-controlling interest is adjusted, together with any transaction costs incurred, will be recognized in equity attributable to CCBC.

Our Offices

Our registered office in the Cayman Islands is located at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Our principal executive office is located at 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong S.A.R. and the telephone number at this address is (852) 3605 8180. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., whose address is 400 Madison Avenue, Ste. 4D, New York, New York 10017.

The Offering

The following assumes that the underwriters do not exercise their option to purchase        additional ordinary shares in the offering, unless otherwise indicated.

Ordinary shares in the offering

Ordinary shares outstanding after the offering

NYSE symbol
[• ]
Option to purchase additional ordinary shares
We have granted to the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to an additional ordinary shares solely to cover over-allotments.
Timing and settlement for ordinary shares
The ordinary shares are expected to be delivered against payment on November , 2009.
Use of proceeds
Our net proceeds from this offering are expected to be approximately US$17.3 million (assuming a public offering price of US$ , the most recent reported sales price of our ordinary shares shown on the front cover of this prospectus). Net proceeds will be used for expansion into new geographical markets, including expansion through applications for new licenses and expansion through acquisitions and investments; and construction and upgrading of facilities, including purchase of equipment, in existing geographical markets.

Summary Consolidated Financial and Operating Data

The following summary consolidated financial data, other than summary operating data, have been derived from our audited consolidated financial statements as of March 31, 2008 and 2009 and for the years ended March 31, 2007, 2008 and 2009 included elsewhere in this prospectus and from our unaudited condensed consolidated financial statements as of June 30, 2009 and for the three months ended June 30, 2008 and 2009 included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” beginning on page 8 of this prospectus. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with those consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 49 of this prospectus.

	For the three months ended June 30,			For the year ended March 31,
	2009	2009	2008	2009	2009	2008	2007
	$	RMB	RMB	$	RMB	RMB	RMB
	(in thousands except per share and operating data)
Summary statement of operation data:
Revenues	8,481	57,928	32,947	28,482	194,537	233,081	12,722
Gross profit	6,101	41,673	22,438	21,283	145,366	172,346	5,087
Operating income/(loss)(1)	3,375	23,055	8,903	12,474	85,197	125,403	(17,038)
Net (loss)/income attributable to CCBC shareholders(2)(3)	(672)	(4,592)	(18,039)	3,030	20,695	117,010	(9,578)
Net (loss)/income attributable per ordinary share, basic	(0.03)	(0.18)	(0.42)	(0.01)	(0.07)	1.59	(0.32)
Net (loss)/income attributable per ordinary share, diluted	(0.03)	(0.18)	(0.42)	(0.01)	(0.07)	1.54	(0.32)
Net income attributable per redeemable ordinary share, basic	0.03	0.22	0.02	0.24	1.63	3.46	1.07
Net income attributable per redeemable ordinary share, diluted	0.03	0.22	0.02	0.24	1.63	3.41	1.07
Summary operating data:
New subscriber sign-ups		10,381	5,237		34,678	26,060	12,347
New donations accepted		182	77		698	693	1,412
Total units stored (end of period)(4)(5)		104,851	64,226		94,288	58,912	30,906
Units deposited by subscribers (end of period)		94,441	54,619		84,060	49,382	23,322
Units contributed by donors (end of period)(4)(5)		10,410	9,607		10,228	9,530	7,584

(1)	Includes:

	For the three months ended June 30,			For the year ended March 31,
	2009	2009	2008	2009	2009	2008		2007
	$	RMB	RMB	$	RMB	RMB		RMB
	(in thousands)
Share-based compensation expenses	—	—	—	—	—	3,191		2,739
Write-back of deferred revenues (included in revenues)	—	—	—	—	—	136,510	(6)	—
Write-back of deferred cord blood processing costs
- included in direct costs	—	—	—	—	—	32,946	(7)	—
- included in operating expenses	—	—	—	—	—	4,219	(7)	—
(2)	Reflecting an one-time write off of deferred reverse recapitalization costs which amounted to RMB21.6 million ($3.2 million) for the three months ended June 30, 2009 and impairment loss on available-for-sale equity securities of RMB22.7 million for the three months ended June 30, 2008. Also after reflecting net other income/(expense), which includes interest income, exchange (loss)/gain and impairment loss on available-for-sale equity securities of RMB37.4 million ($5.5 million) and write-off of deferred offering costs of RMB9.5 million ($1.4 million) for the year ended March 31, 2009. As a result of the change in revenue recognition policy on September 25, 2007, we recognized the previously deferred revenues of approximately RMB136.5 million, related deferred processing costs of approximately RMB37.2 million and related deferred tax expense of RMB14.9 million for the year ended March 31, 2008.
(3)	After reflecting income tax benefit of RMB3.4 million for the year ended March 31, 2007 and income tax expense of RMB17.8 million and RMB17.9 million ($2.6 million) for the years ended March 31, 2008 and 2009, respectively. Jiachenhong was exempt from PRC income tax for the years ended December 31, 2004 and 2005 and is entitled to 50% reduction of PRC income tax for the years ended December 31, 2006, 2007 and 2008. Such income tax benefits increased net income and net income per share as follows:

	For the three months ended June 30,			For the year ended March 31,
	2009	2009	2008	2009	2009	2008	2007
	$	RMB	RMB	$	RMB	RMB	RMB
	(in thousands)
Increase in net income	—	—	652	504	3,444	4,395	1,911
Increase in basic net income attributable per ordinary share	—	—	0.01	0.01	0.06	0.08	0.04
Increase in diluted net income attributable per ordinary share	—	—	0.01	0.01	0.06	0.07	0.04
Increase in basic net income attributable per redeemable ordinary share	—	—	0.01	0.01	0.06	0.08	0.04
Increase in diluted net income attributable per redeemable ordinary share	—	—	0.01	0.01	0.06	0.07	0.04
(4)	As of period end, “Total units stored” and “Units contributed by donors” take into account the withdrawal of donated units when we are successful in providing matching services.
(5)	Includes 1,253 units received in connection with our acquisition of Nuoya in May 2007.
(6)	Deferred revenue written back in the year ended March 31, 2008 related to cord blood storage agreements executed in the following periods:

Year ended March 31,	RMB
(in thousands)
2004 and before	4,407
2005	11,194
2006	27,042
2007	53,960
2008	39,907
136,510
(7)	Deferred cord blood processing costs written back in the year ended March 31, 2008 related to cord blood storage agreements executed in the following periods:

Year ended March 31,	RMB
(in thousands)
2004 and before	1,374
2005	3,185
2006	7,566
2007	14,141
2008	10,899
37,165

	For the three months ended June 30,			For the year ended March 31,
	2009	2009	2008	2009	2009	2008	2007
	$	RMB	RMB	$	RMB	RMB	RMB
	(in thousands)
Summary statement of cash flow data:
Net cash (used in)/provided by operating activities	(678)	(4,631)	1,661	593	4,051	68,864	43,930
Net cash used in investing activities	(1,103)	(7,531)	(18,976)	(5,043)	(34,445)	(162,853)	(27,350)
Net cash provided by/(used in) financing activities	11,614	79,328	(1,575)	(5,165)	(35,276)	172,002	144,945

	As of June 30,		As of March 31,
	2009	2009	2009	2009	2008
	$	RMB	$	RMB	RMB
	(in thousands)
Summary balance sheet data:
Cash and cash equivalents	33,462	228,554	23,631	161,406	228,787
Working capital(i)	32,148	219,579	26,416	180,425	236,002
Total assets	116,917	798,566	101,958	696,391	644,092
Deferred revenue	14,441	98,637	13,555	92,582	86,937
Redeemable ordinary shares	—	—	56,598	386,577	361,682
Share capital	6	41	5	34	34
Retained earnings	4,922	33,620	6,454	44,082	48,282
Total CCBC shareholders’ equity	73,364	501,092	24,237	165,542	157,758

(i)	Working capital is calculated as total current assets minus total current liabilities.

RISK FACTORS

You should carefully consider all of the information in this prospectus, including various changing regulatory, competitive, economic, political and social risks and conditions described below, before making an investment in our ordinary shares. One or more of a combination of these risks could materially impact our business, results of operations and financial condition. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investments.

Risks Relating to Our Business

Our business and financial results may be materially adversely affected as a result of regulatory changes in the cord blood banking industry in China.

We generate substantially all of our revenues by providing our subscribers processing services, which consist of the testing and processing of cord blood units, and storage services, which consist of the storage of cord blood units in our facilities. We sometimes refer the processing services and storage services collectively as “subscription services” in this prospectus. In addition, we are also required by the PRC government to store donated cord blood units donated by the public and offer matching units to patients in need of transplants, which we sometimes refer to as the “matching services” in this prospectus. All of these revenues for the years ended March 31, 2007, 2008 and 2009 and for the three months ended June 30, 2009 were derived in China. Due to the lack of a clear, consistent and well-developed regulatory framework, operation in the cord blood banking industry in China involves significant ambiguities, uncertainties and risks. We cannot assure you that we can continue to operate our business in the same manner for the following reasons:

•	The PRC Ministry of Health, or “MOH,” has been following a “one license per region” policy in its regulation of cord blood banks, which precludes more than one cord blood banking licensee from operating in the same provincial-level region. This policy may be changed at any time. If new licenses are issued in Beijing, Guangdong or any region where we plan to obtain a license to operate, our market position as the sole cord blood bank operator in the relevant region may be undermined. Further, we may be required to record impairment charges in respect of some or all of the carrying value of the right to operate our cord blood bank in Guangdong if additional licenses are issued in Guangdong or if the MOH or the local departments of health, or “DOH,” takes the position that the provision of fee-based commercial cord blood banking services is not limited to operators of licensed cord blood banks. Any impairment charge that we may be required to record due to changes in regulatory policies would reduce our assets and net income.
•	We plan to expand our business through further strategic acquisitions. Given that we hold two of six cord blood banking licenses issued within China, we cannot assure you that we will not be identified as a company having dominant market position by the antitrust authorities. In the event of such circumstances, there is a possibility that the antitrust authorities would impose more stringent supervision over our operations in China, in particular as to our abilities in setting and changing subscription prices. There is even a risk that subscription prices would become subject to compulsory or directory guidance or other restrictions imposed by PRC government.
•	There is a possibility that the MOH or the relevant DOH will take the position that the provision of fee-based commercial cord blood banking services is not limited to operators of licensed cord blood banks. In the event that the MOH or the DOH publicly announces such a position, or clarifies such position in an implicit or explicit manner, other companies in healthcare or other related industries may begin to provide such services, in which case we will face direct competition from these companies.
•	In response to the development of medical reform of China, the PRC government may further promulgate certain guidance or compulsory regulations or clarify its policies or regulatory positions in other manners, which would underline the nature of cord blood bank of non-profitability by restricting or even prohibiting licensed cord blood banks or their operators from conducting fee-based commercial cord blood banking services. The PRC government may guide or force licensed cord blood bank to focus on its business of providing matching services or at least take matching services as its major business by imposing certain restrictive conditions on subscription services. If any of such circumstances occur, our business and financial conditions may be adversely affected.
•	The MOH or the relevant DOH may be inclined to restrict or prohibit the operators of licensed cord blood bank from conducting fee-based commercial cord blood banking services directly. In such event, we may have to change our business model or even terminate our business, and the results of our operations, the financial conditions and the liquidity may be materially adversely affected.
•	The MOH or the relevant DOH may take the position that the subscription services and the matching services cannot be operated by the same operator. In the event of such circumstances, we may be required to obtain a separate or a special license, permit, or authorization for our subscription services, or may be subject to some restrictive conditions, in which case our operations would be materially adversely affected.
•	The PRC government may adopt additional requirements for the licensing, permitting or registration of cord blood banking services. As a result of the ongoing healthcare reforms in China, our subscription services may become subject to compulsory or directory guidance or other restrictions imposed by the PRC government. In particular, if subscription services become subject to price control in China, we would be required to abide by such control and policies and we may not be able to charge our subscribers at current rates.

If we lose our position as the sole provider of cord blood banking services in our existing markets, our business and prospects may be materially adversely affected.

If all or part of the demand for stem cells is met by matching cord blood units donated by the public to patients in need of transplants, expectant parents may choose not to pay for our subscription services, and our business and financial results may be materially adversely affected.

There is no assurance that demand for our subscription services will remain at current levels for the following reasons:

•	Cord blood banking licensees in China are required to accept all cord blood donations except for a valid business or medical reason and to provide matching services to patients in need of transplants. As the cord blood bank deposits donated by the public grow in size and increase in diversity, the probability of finding matching units for a family member among the units donated by the public may increase, which may result in a decrease in market demand for our subscription services.
•	The value of our subscription services is related to the higher success rate of autologous cord blood transplants over unrelated ones. If medical research discovers new and more effective medical procedures that make allogeneic cord blood transplants safer and more effective, the clinical advantage of storing a child’s umbilical cord blood for his or her own future therapeutic use may significantly decline.
•	The PRC government is in the process of making reforms to healthcare in China. We cannot assure you that the PRC government will not adopt policies to encourage non-profit healthcare measures, such as matching services, while restricting or prohibiting profit-making healthcare measures, such as subscription services.

Any decrease in the demand for our subscription services could have a material adverse effect on our business and financial results.

We currently operate our business only in Beijing and Guangdong. As a result of this geographic concentration, a downturn in the local economy or birthrate level of these regions could impair our growth and adversely affect our financial results.

Because we operate only in Beijing and Guangdong, our target subscribers are concentrated in these two regions. Due to the lack of geographical diversity of our operations, we may be unable to mitigate the effects of any adverse trends in economic development, disposable income or birthrate level in these two regions. In particular:

•	The successful operation and growth of our business are primarily dependent on general economic conditions in Beijing and Guangdong, which in turn are affected by many factors, including demographic trends, the strength of the manufacturing and services industries, and foreign trade. A deterioration of current economic conditions or an economic downturn in China as a whole, or Beijing or Guangdong in particular, could result in declines in new subscriber sign-ups and impair our growth.
•	Because cord blood banking is a precautionary healthcare measure, our ability to sign up new subscribers generally depends on the disposable income of expectant parents. There are many factors that are likely to cause such discretionary spending to fall, such as increases in interest rates, inflation, economic recession, declines in consumer credit availability, increases in consumer debt levels, increases in tax rates, increase in unemployment, and other matters that influence consumer confidence and spending.
•	As currently our market is primarily targeted at expectant parents and newborns, the growth of our business will be subject to the birthrate level as well as population base in our regions. In the event the birthrate level or the population base in our regions significantly declines, the results of our operations, revenues and liquidity may be substantially undermined.

A major growth strategy of ours is to focus on penetrating our existing markets in Beijing and Guangdong. Such strategy could be risky, because adverse economic or regulatory developments in one or both of these markets may have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we can maintain or enhance our success rates in attracting new subscribers in the future.

If we fail to expand through strategic acquisitions of cord blood banks in other provincial-level regions, we may not be able to expand our scope of operations or increase our revenues.

According to a policy paper published by the MOH in December 2005, MOH will not issue more than four additional licenses by 2010. The MOH has not made any public announcement regarding the regions in which licenses will be granted. In several regions where we believe cord blood banking licenses may be issued in the near future, however, other cord blood banks are already in the preliminary stages of their applications, and we believe that the relevant DOHs would not be receptive to an expression of interest from another entity, such as ourselves. Therefore, we believe we would have to rely on strategic acquisitions to expand our operations into these regions. Expansion through strategic acquisitions is subject to a number of risks:

•	We may fail to locate suitable acquisition candidates with business operations that are consistent with our growth strategy and at prices and on terms that are satisfactory. Alternatively, we may have to compete with other Chinese blood bank operators in bidding to acquire blood banks in regions where we expect licenses to be granted. Some of these competitors may have greater capital resources than us.
•	To finance part or all of our acquisition costs, we may need to issue ordinary shares, incur debt and assume contingent liabilities. Such acquisitions may also create additional expenses related to amortizing intangible assets. Any of these factors might harm our financial results and lead to volatility in the price of our shares. Further, any financing we might need for future acquisitions may be available only on terms that restrict our business or impose costs that decrease our profits.
•	Even if we make a successful bid, we may be unable to obtain government approvals necessary to consummate any given proposed acquisition. Among others, if the contemplated business concentration has the effect of precluding or impeding competition, the antitrust authorities may prohibit consummation of the contemplated business concentration or impose conditions that would lessen the impact the concentration poses on competition. Further, we may encounter protective measures in local markets that may preclude or impede our ability to expand into such regions through strategic acquisitions.
•	Any integration of new businesses may produce unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. Among others, we may be unable to discover during due diligence all contingent liabilities and adverse issues, giving rise to unexpected delays or difficulties during integration.

Our future success depends on our ability to increase our target subscription base by expanding our geographical coverage to other provincial-level regions. If we are unable to grow our operations through strategic acquisitions, our business, results of operations and financial condition could be materially and adversely affected.

We may incur significant initial investments to apply for cord blood banking licenses in other provincial-level regions, and if we are unsuccessful, our operating results could be materially adversely affected.

If the MOH decides to grant new cord blood banking licenses in the future in other provincial-level regions, we may attempt to apply for licenses in such regions. Applying for licenses involves a variety of risks:

•	Based on the time needed for the granting of the six existing cord blood licenses, we believe that the application process for a cord blood banking license in China generally takes several years. We may incur substantial costs during the application process in the construction of cord blood banks with no certainty of success.
•	At any time during the application process, the MOH may decide not to grant a cord blood banking license in the region. Further, our likelihood of success may not be assessed easily, for neither the MOH nor the DOH currently announces the number of prospective applicants. If an application is unsuccessful, we may have to write off our significant initial investments.
•	The potential award of new licenses may attract new entrants to the industry. Some of these entrants may consist of internationally based specialists with more extensive technical capabilities and stronger brand recognition and China-based healthcare conglomerates with a large sales and distribution network.

We compete with other market players for substantially the same licenses. Increased competition may result in an increase in the average cost per license. There is no assurance that we will be able to acquire new licenses through the application process. If we are unable to successfully acquire the new licenses to be awarded, we may not be able to maintain our market position in the cord blood banking industry. Currently, we are still in an exploration stage and have neither identified any specific locations nor expressed any written interest in constructing a cord blood bank.

We may face unfair competition from competitors with or without licenses in our target markets.

China is having its laws and regulations changed, supplemented and amended from time to time to establish a well-developed legal system, while at the same time, China is in an environment in which market conditions change rapidly. Therefore, certain laws and regulations fail to be updated in time to adapt to the new business environment, and some of the laws and regulations published only give a regulatory framework or fundamental principles, whose specific operational procedures and clear explanations in relation to certain details (for example, the standard, the scope, the procedures and so on) may be absent. Laws and regulations may not be enforced in a timely manner by competent administrative or judicial institutions, and provincial-level DOHs may have different positions and therefore have different supervision methods as they interpret the laws and regulations in relation to administration of cord blood banks. Although a decision (No. 2004 HuErZhongXingZhong256) made on December 6, 2004 by Shanghai No. 2 Intermediate People’s Court, which can be accessed on the official website of Shanghai No. 2 Intermediate People’s Court (http://www.shezfy.com/spyj/cpws_ view.aspx?id=3821), held that operators that conduct cord blood collection and supply activities without licenses will be ordered to shut down by the authorities, we cannot assure you that there will not be competitors without licenses operating in our target markets. These competitors may include medical institutions having a haematology specialty, general blood stations, frozen banks for biological tissues (i.e. sperm bank), hospital blood clinic division, research institutions, and commercial institutions or organizations. Alternatively, there can be no assurance that licensed operators in other regions (outside Beijing and Guangdong) will not compete with us in our target markets, or otherwise pose competition against us with other unfair methods. Currently in Beijing and Guangdong (where we are currently the sole cord blood banking licensee), we have not been subject to competition from unlicensed competitors or any form of unfair competition from licensed operators. However, if the above circumstances do occur, we may not be able to obtain timely and effective protection from the government and have to deal with such unfair competition from such operators, which may result in the loss of the opportunity to explore the potential market, or even a decrease or loss of our existing market demand. In any such case, our operations and financial condition would be adversely affected.

We may not be able to manage our expected growth and enlarged business.

We are currently experiencing a period of significant growth. We anticipate that further expansion will be required in order for us to capitalize on the opportunities available in the cord blood banking industry. Our growth strategy may not be successful for the following reasons:

•	Our ability to obtain additional capital for growth is subject to a variety of uncertainties, including our operating results, our financial condition, general market conditions for capital raising activities by healthcare companies, and economic conditions in China.
•	Our profitability will be adversely affected by the additional costs and expenses associated with the operation of new facilities, increased marketing and sales support activities, technological improvement projects, the recruitment of new employees, the upgrading of our management, operational and financial systems, procedures and controls, and the training and management of our growing employee base.
•	The increased scale of operation will present our management with challenges associated with operating an enlarged business, including dedication of substantially more time and resources in operating and managing cord blood banks located in more than one geographic location in China, in ensuring regulatory compliance and in continuing to manage and grow the business.

We do not know whether our revenues will grow at all or grow rapidly enough to absorb the capital and expenses necessary for its growth. Our limited operating history makes it difficult to assess the extent of capital and expenses necessary for our growth and their impact on our operating results. Failure to manage our growth and enlarged business effectively could have a material adverse effect on our business, financial condition and results of operations.

Our prospects may be adversely affected if there are no new developments in medical science to overcome some of the current technical and therapeutic limitations on the use of cord blood in medical treatment.

Cord blood therapy is still at an early stage of development, with the first successful cord blood transplant occurring only in 1988. Cord blood therapy needs to overcome various technical obstacles before it can become an established medical practice. Cord blood therapy currently has the following limitations:

•	Cord blood transplants may be riskier than other available treatments. Stem cells in cord blood are more primitive than those in bone marrow or peripheral blood. For this reason, the engraftment process takes longer with cord blood, leaving the patient vulnerable to a fatal infection for a longer period of time. Further, a patient’s own stem cells either “often may” or “usually would” not be the safest or most effective source of stem cells for medical treatment, especially in cases of childhood cancers or genetic disorders, potentially making it preferable to use the cord blood units donated by healthy individuals instead of the cord blood units collected upon the patient’s birth.

•	Due to the fact that cord blood therapy is a fairly new medical procedure with limited empirical data regarding its application, the long-term viability of cryogenically frozen cord blood has yet to be firmly established and the effectiveness of cord blood therapy remains to be proved. Therefore, medical practitioners may have reservations regarding the usefulness of cord blood therapy.
•	A typical cord blood harvest only contains enough stem cells to treat a large child or small adult (weighing approximately 100 pounds). Although large-sized adults have had successful cord blood transplants in clinical trials, either by growing the cells in a laboratory prior to transplant or by transplanting more than one cord blood unit at a time, such technology has not yet matured to be applied in general medical practice for commercial use.

Cord blood therapy may never become an established medical practice. If the perceived utility of cord blood therapy declines, our prospects will be materially adversely affected.

The profitability of our business is subject to market acceptance of cord blood banking in China.

Growing market acceptance of our cord blood banking services is critical to our future success. It is, however, difficult to predict whether we will be successful in generating additional consumer interest and confidence in the value of our services. Cord blood banking is a relatively new precautionary healthcare concept among the Chinese population. To many of our target subscribers, our services are novel and represent a departure from conventional healthcare spending. Cord blood banking may be unattractive to some from a costs-and-benefits perspective. We have made substantial capital investments in expanding our operations in Beijing and Guangdong and expect to incur substantial capital investments in our potential markets in the future. If we are unable to penetrate our existing and future markets by attracting new subscribers due to lack of market acceptance of cord blood banking in China, we would not be able to generate profits from our business.

Changes in the cord blood banking industry dynamics and technologies could render our services uncompetitive or obsolete, which could cause our revenues to decline.

The cord blood banking industry is evolving and may become increasingly competitive. We believe that a variety of cryopreservation technologies are under development by other companies. Our facilities may be rendered obsolete by the technological advances of others. Other cord blood banks may have better technologies than ours for preserving the cord blood units collected upon childbirth to facilitate future harvest of stem cells contained in the cord blood. To effectively compete in the future, we may need to invest significant financial resources to keep pace with technological advances in the cord blood banking industry. Any significant capital outlay, however, may adversely affect our profitability because we may not be able to pass the costs onto our existing subscribers.

To remain competitive, we must continue to enhance our infrastructure to keep up with technological developments in the healthcare industry. Failure to respond rapidly to changing technologies could have a material and adverse impact on our performance and cause our revenues to decline.

If we fail to maintain and strengthen our service platform, our new subscriber sign-ups may decline and our growth may be impaired.

We became a public company on June 30, 2009 following the Business Combination. A significant portion of our sales and marketing activities are conducted by our own direct sales force with the support of our collaborating hospitals. We have collaborative relationships with over 90 major hospitals in each of Beijing and Guangdong. We conduct a significant portion of our sales and marketing activities through these hospitals and rely on them for cord blood collection. Our ability to maintain and strengthen our relationships with these hospitals is critical to our success and will be affected by the following:

•	For the year ended March 31, 2009 and the three months ended June 30, 2009, the top ten of these hospitals handled the collection procedures for approximately 41.1% and 36.1%, respectively, of our new subscribers, and the top hospital accounting for 11.2% and 6.2%, respectively, of our new subscribers. We expect that a substantial portion of our collection procedures will continue to be generated by a relatively small group of collaborating hospitals that may change from year to year. There is no assurance that the hospitals will continue to collaborate with us at the same levels as in prior years or that such relationships will continue.
•	As part of our growth plan, we expect to significantly increase the number of collaborating hospitals in Guangdong and further strengthen our relationships with the collaborating hospitals in our existing platform. We have limited experience in managing a large service platform in Guangdong. We cannot assure you that we will be able to maintain or develop our relationships with various hospitals.

The expansion of our service platform is also likely to require a significant investment of financial resources and management efforts, and the benefits, if any, that we gain from such an expansion may not be sufficient to generate an adequate return on our investment. If we fail to do so, our sales could fail to grow or could even decline, and our ability to grow our business could be adversely affected.

Our future results of operations are not comparable to our historical results of operations.

Our operating results for the years ended March 31, 2007, 2008 and 2009 are not comparable with each other. We generate substantially all of our revenues in the form of a one-time fee charged for our processing services, which we sometimes refer to as the “processing fee” in this prospectus, and an annual fee charged for our storage services, which we sometimes refer to as the “storage fee” in this prospectus. Prior to September 25, 2007, we recognized processing fees on a straight line basis over a course of 18 years, because revenues generated from processing services and storage services were considered as a single accounting unit in accordance with U.S. GAAP, the accounting principles based on which our financial statements are prepared and presented. In contrast, other than incremental costs directly associated with the delivery of processing services, which were recognized during the same period over which processing fees were recognized, expenses were all recognized as they were incurred. This resulted in timing differences between recognition of revenues and related costs.

On September 25, 2007, we modified a provision in all subscription contracts to waive penalties chargeable to our subscribers who terminated their contracts prior to the end of 18 years for any reason other than termination in the event of a need for transplants by the subscriber’s child or their family members. Further, all subscription contracts dated after September 25, 2007 no longer require subscribers to pay penalties in the event of early termination. We also commenced the provision of standalone storage services. As a result of these changes, since September 25, 2007, we have been able to treat processing fees and storage fees payable under our subscription contracts as separate accounting units and to recognize processing fees upon completion of relevant processing services. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Financial Condition and Results of Operations—Critical Accounting Policies—Revenue Recognition.” In light of the above, our results of operations prior to September 25, 2007 are not indicative of our results of operations after September 25, 2007.

Because of the changes made on September 25, 2007, we recorded net revenues of RMB233.1 million and net income attributable to CCBC shareholders of RMB117.0 million for the year ended March 31, 2008, mainly reflecting, a non-recurring adjustment to recognize previously deferred revenues of approximately RMB136.5 million, deferred processing costs of approximately RMB37.2 million and related deferred tax expense of RMB14.9 million. In the absence of such changes, our overall net revenue increase will be in line with the growth of our revenue generated from storage fees. For the years ended March 31, 2007, 2008 and 2009, new subscriber sign-ups were 12,347, 26,060 and 34,678, respectively.

Our financial condition and results of operations may be materially adversely affected if a significant number of our subscribers terminate their contracts with us prior to the end of a typical contract period of 18 years.

The contracts we entered into with our subscribers are typically for a period of 18 years. The contract period may be shorter than 18 years if the cord blood unit stored with us is needed for transplants by the child or a family member. The contract period may also be shorter than 18 years if our subscribers terminate their contracts with us prior to the end of 18 years for any reason. Since the changes made on September 25, 2007, no penalties will be imposed for early termination. This effectively results in an annual election by our subscribers to renew their subscription contracts for storage services, which may result in more of our subscribers terminating the contract prior to the end of 18 years.

In the event of termination by our subscribers prior to the end of 18 years, we are unable to continue to collect storage fees of RMB500 per subscriber on an annual basis. Although we have not experienced early termination by a significant number of our subscribers in the past, there is no guarantee that all of our subscribers will fulfill their contract obligations by continuing to pay storage fees on an annual basis for a period of 18 years. If we experience early termination by a significant number of our subscribers prior to the end of a typical contract period of 18 years, we will lose revenues from storage fees payable by these subscribers for the remaining contract period. If this occurs, our revenues will decrease and our financial condition and results of operations may be materially adversely affected.

Our limited operating history may not serve as an adequate basis to predict our future prospects and results of operations.

We have a limited operating history. Although Jiachenhong obtained the license for our cord blood bank in September 2002, Jiachenhong was acquired by our parent, Golden Meditech, in September 2003 and became our wholly-owned subsidiary in July 2005 following a reorganization. Similarly, although Nuoya obtained the license for its cord blood bank in June 2006, Nuoya was acquired by us in May 2007. As such, we have a limited operating history upon which the viability and sustainability of our business may be evaluated. For example, due to the uncertainties associated with government policies in relation to granting cord blood banking licenses in China, we abandoned construction of the two cord blood banks commenced by the former management of Jiachenhong and incurred an impairment loss of RMB13.5 million for the year ended March 31, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Financial Condition and Results of Operations—Application for Cord Blood Banking Licenses.” We cannot assure you that we will not incur losses in the foreseeable future. Our future prospects should be considered in light of the risks and uncertainties we may face in managing a relatively new healthcare service in China. Some of these risks and uncertainties relate to our ability to:

•	maintain our position as the sole cord blood licensee in Beijing and Guangdong;
•	maintain strong hospital networks with the collaborating hospitals;
•	reduce our dependence on a small geographical area and diversify our market and subscriber base;
•	respond to changes in our regulatory environment;
•	maintain effective control of our costs and expenses;
•	attract, retain and motivate qualified personnel;
•	secure necessary financing to support our business activities; and
•	respond to rapid technological advances inherent in the cord blood banking industry.

If we are unsuccessful in addressing any of these risks and uncertainties, our business, financial condition and results of operations would suffer. In particular, as most of our expenses are fixed in the near future or incurred in advance of anticipated revenues, we may not be able to modify our business plan in time to address any shortfall in revenues and profits.

We are exposed to the risk of a deterioration or sudden dramatic decline in our reputation among our target subscribers due to failure in the performance of our cord blood banks.

Our reputation among clients and the medical community is extremely important to our success. Our future success depends on acknowledging and actively monitoring the concerns of our target subscribers, regulatory agencies, civil society groups and non-government organizations. Failure to take appropriate consideration of legitimate corporate responsibility issues in our day-to-day operations could have a material adverse impact on our reputation and business prospects. In particular:

•	To retain adequate sterility and stem cell viability, cord blood deposits in our cord blood banks are stored at minus 196 degrees Celsius continuously in liquid nitrogen tanks. To the extent the storage environment of our cord blood deposits is disrupted or impaired due to any software, hardware or equipment failure, our target subscribers may lose confidence in our services.
•	Our subscribers and donors provide us with extensive personal data, which are stored in our database. Any leakage of such information could have a material adverse effect on our reputation and our ability to attract new subscribers and donors.

Any problems with our services, if publicized in the media or otherwise, could negatively impact our reputation and the cord blood banking industry in China. Similarly, inappropriate or inadequate communication following a major crisis, such as a major operational incident, breach of law or ethics or leak of market-sensitive confidential information, could quickly and seriously impair our reputation. Depending on the nature of such a major crisis, effective communication may not mitigate serious damage to our reputation and may render us subject to criminal and civil prosecution or class action suits by shareholders and other interested parties. Any of these risks could have a material adverse impact on our business.

We treat cord blood units abandoned by our former subscribers as donated property and release such units to our cord blood inventory available for patients in need of transplants. This practice may subject us to criticism that could damage our reputation.

In addition to subscription services, we accept and preserve cord blood donated by the general public and deliver matching cord blood units for a fee to patients in need of transplants. For subscribers who cease subscription for our services at the end of 18 years or who fail to pay subscription fees, we have the right under the subscription contracts to treat the cord blood units stored as donated property and release such units to our cord blood inventory for patients in need of transplants. Although we have the right to do so, there are so far no cord blood units of our subscribers being released to our cord blood inventory. We require our employees to fully inform all prospective subscribers of this policy, and our subscribers are required to give their consent to this policy when subscribing for our services.

In the opinion of our PRC counsel, JunZeJun Law Offices, a consent of this nature is enforceable under PRC law. In the event of a dispute relating to the ownership of the cord blood units abandoned by our former subscribers, it is possible that a court may rule in favor of our former subscribers based on considerations of fairness and equity regardless of the fact that we have contractual rights under the subscription contracts to treat cord blood units abandoned by our former subscribers as donated properties and release such units to our cord blood inventory available for patients in need of transplants. If this occurs, we may be forced to return the cord blood units or continue to store the cord blood units for the benefit of subscribers who do not fulfill their payment obligations. If the cord blood units are donated to patients in need of transplants and are no longer available to the newborns or their family members who are in need of transplants, we may be required to pay them substantial monetary damages.

Based on information available to us, treating cord blood units abandoned by former subscribers and releasing such units to cord blood bank inventory available to patients in need of transplants is a common practice followed by cord blood bank operators in China. Nonetheless, we cannot assure you that we will not become the subject of negative publicity resulting from this business practice, whether due to failure by our employees to duly notify our potential subscribers of this contract provision, ethical issues underlying this business practice or other reasons. If this business practice receives negative media attention, our reputation and our ability to attract new subscriber sign-ups may be materially adversely affected.

Our insurance coverage may not be sufficient to cover the risks related to our business, and our insurance costs may increase significantly.

Our cord blood banks and other infrastructure in our facilities are vulnerable to damages or interruption from fire, flood, equipment failure, break-ins, typhoons and similar events. We do not have back-up facilities or a formal disaster recovery plan. Consequently, we could suffer a loss of some or all of the stored cord blood deposits.

Currently, we maintain insurance coverage of RMB4.0 million ($0.6 million) to cover our liabilities arising from collection, testing and processing of cord blood units and an additional RMB209.0 million ($30.6 million) to cover liabilities arising from storage of cord blood units. However, we do not maintain any property insurance policies covering our facilities and vehicles for losses due to fire, earthquake, flood and other disasters, nor do we maintain business interruption insurance. While we believe that we maintain adequate insurance, our business and prospects could nonetheless be adversely affected in the event of problems in our operations, for the following reasons:

•	Cord blood banking is an emerging business in China. We could have underestimated our insurance needs and may not have sufficient insurance to cover losses above and beyond the limits on our policies. In particular, our subscription contract limits our liability to an amount equal to twice the fees paid by the subscriber, and our insurance policies are procured with reference to this liquidated damages clause. If the enforceability of this clause is successfully challenged by a subscriber, any judgment against us may exceed the policy limit of our liability insurance.
•	Depending on the severity of the incident, any damage or destruction of the cord blood deposits in our custody could potentially expose us to significant liability from our subscribers, and could affect our ability to continue to provide cord blood banking services. A substantial portion of our losses in such a case will not be covered by our insurance.
•	The loss or damage to the cord blood units would be a potentially unique and perhaps irreplaceable potential therapeutic loss for which money damages would be difficult to quantify. The liability cap stipulated in our subscription contracts may not be supported by PRC courts. We therefore cannot be sure to what extent we could be found liable, in any given scenario, for damages suffered by a subscriber as a result of harm or loss of a cord blood unit.

Further, we cannot assure you that we will be able to continue to maintain insurance with adequate coverage for liability or risks arising from any of our services on acceptable terms. Even if the insurance is adequate, insurance premiums could increase significantly which could result in higher costs to us. Depending on the development of the industry, certain potential liability may be excluded from coverage under the terms of our insurance policy in the future.

If PRC regulators order licensed cord blood bank operators in China to cease their fee-based commercial cord blood banking operations, results of operations and liquidity would be materially adversely affected.

Under the Measures for Administration of Blood Stations issued by the MOH, or the Measures, which became effective on March 1, 2006:

•	for-profit cord blood banks and other for-profit special purpose blood stations are not approved,
•	neither collection nor supply of cord blood from donors may be conducted for the purpose of making a profit,
•	the purchase and sale of cord blood donated by the public is prohibited, and
•	cord blood banks are prohibited from collecting or providing cord blood without a duly obtained Blood Station Operation License issued by the provincial-level DOH.

The two cord blood banking licenses we possess were issued by the relevant provincial-level DOHs after the Measures became effective on March 1, 2006. The cord blood bank operated by Jiachenhong, our operating subsidiary in Beijing, obtained the first cord blood banking license in China from the MOH in September 2002. In June 2007, the DOH in Beijing renewed our license for an additional three years. All licensed cord blood bank operators in China have been providing fee-based commercial cord blood banking services to fee-paying subscribers in conjunction with cord blood banking services provided to the public. We believe that the MOH and the DOHs in Beijing and Guangdong are aware of our provision of fee-based commercial cord blood banking services in these regions, as they have inspected our cord blood bank facilities from time to time. In addition, our license application materials submitted to the DOH in Beijing contained information about our subscription services to subscribers.

Although the above facts indicate that the MOH and the relevant DOHs have been continuously supervising both of our cord blood banks, which collect cord blood units donated by the public and provide fee-based commercial cord blood banking services, there is a lack of a clear, consistent and well-developed regulatory framework for the cord blood banking industry in China as well as a lack of formal clarifications of policies or positions by the MOH and provincial-level DOHs on how they interpret, administer and enforce the regulations in light of the ambiguities under the current regulatory environment. We cannot assure you that the PRC government and the competent health authorities will continue their current regulatory practice and not prohibit our provision of for-profit subscription services. In the event that the PRC government and the competent health authorities were to change their regulatory position and prohibit companies or any other entities in China, including us, from operating for-profit subscription businesses or acting as operators of cord blood banks, we may have to terminate our business or change our business model. Further, if we were required to apply for a special or a separate permit, license or authorization for the provision of such services, we may have to suspend our business to apply for the special or a separate permit, license or authorization. We may be subject to administrative penalties and/or claims for operation without a license. There is no assurance that we will be able to obtain the license. We may be forced to shut down our business if we are unable to obtain the license. Also, there is no assurance that we will be able to apply for and obtain a new approval or license to expand our business. If any the above circumstances occurs, our business and financial condition would be materially adversely affected.

Our business may be materially adversely affected if we are to be prohibited from providing collection, testing, storage and matching services in connection with cord blood under the Industrial Catalogue Guiding Foreign Investment, or the “Catalogue”.

Prior to December 1, 2007, foreign investment in China was subject to regulation by the Catalogue promulgated in November 2004 by the National Development and Reform Commission, or “NDRC,” and the Ministry of Commerce, or the “MOC.” On October 31, 2007, the NDRC and the MOC revised the Catalogue, which became effective on December 1, 2007. Under the Catalogue promulgated in 2004, there were no prohibitions against investment by foreign enterprises in the cord blood banking industry in China. Under the Catalogue revised in 2007, however, foreign enterprises are prohibited from engaging in stem cell and gene diagnosis and treatment technology development and application. Since the revised Catalogue does not clearly define the scope of such prohibited business, it is uncertain whether it prohibits diagnosis and treatment technology development and application of stem cells only or it prohibits all stem-cell-related technology development and application. Therefore, it is unclear whether our cord blood banking services will be construed as a prohibited business under the Catalogue revised in 2007.

Although the Catalogue revised in 2007 has no retroactive force and foreign enterprises approved to operate in China before their business becomes prohibited under the Catalogue revised in 2007 should be able to continue with their business in accordance with the approval they previously obtained, there is no assurance that such enterprises will continue to be able to renew their licenses in the future if the government authorities consider that renewal of their licenses would contravene the Catalogue revised in 2007. Moreover, we may not be able to obtain necessary approvals for our business expansion or acquisitions from the government authorities under the Catalogue revised in 2007. We also may not be able to extend the operating periods of our existing PRC subsidiaries. Jiachenhong, one of our PRC subsidiaries, has an operating period of twenty years which will expire in September 2023. The contracts Jiachenhong currently enters into with its subscribers are typically for a period of 18 years. If Jiachenhong is not able to extend its operating period, its operating period will not cover the period of the contracts entered into by Jiachenhong after September 2005 and it may have to be transferred to domestic investors or go into liquidation upon the expiration of its operating period. In addition, after the Catalogue revised in 2007 has been issued, we may not be able to obtain approval from relevant approval authorities for increasing the registered capital of Jiachenhong and Nuoya, subscribing to the increased registered capital of Jiachenhong and Nuoya, or making contributions for such capital with foreign currency sourced from overseas. If any of the above occurs, we may be required to change our business model or otherwise cease our business operations.

Our business activities are subject to regulations that may impose significant costs and restrictions.

As the healthcare industry in China is monitored closely by regulatory authorities, our operations are constrained in many aspects. In particular:

•	The regulatory framework on the cord blood banking industry may not be sufficiently comprehensive to address all ranges of issues in connection with operation in the cord blood banking industry and to respond to the changes and developments in the industry. Before the existing laws and regulations are amended, PRC government authorities sometimes may establish internal policy guidance and follow this guidance in practice, and this policy guidance could vary among different DOHs and be inconsistent with written regulations.
•	Stringent regulations and standards apply to various other aspects of our operations, including workers’ safety, the maintenance of premises, and the handling and disposal of waste materials and hazardous substances. Failure to maintain the required standards can result in fines, an order to suspend the operations of our facilities until corrective measures are implemented or the revocation of our operating permits for such facilities or the denial of permission for their renewal. We comply with these regulations. A failure in complying with these regulations may have a material adverse effect on our operations.
•	All collection devices and reagents used in our handling of cord blood units are regulated by the State Food and Drug Administration, or “SFDA,” and we require our suppliers to comply with all applicable regulations. The SFDA could at any time require our suppliers to obtain prior approval or clearance for the storage containers as a medical device and to cease producing the storage containers prior to further use.
•	We are required by PRC law to hire professional medical waste disposal firms to collect and dispose of medical waste produced in the process of collection, transportation, testing, processing and cryopreservation of cord blood. Such compliance costs may put extra strain on our financial resources.
•	The government may change our licensing policy to require separate licenses be obtained for each type of cord blood banking services provided. If we are unable to obtain such approvals, licenses or permits for any reason, we may be required to terminate the provision of the service requiring license, in which case our business may be materially adversely affected.

Regulation of cord blood banking services in China is still evolving and there are uncertainties in relation to the application and interpretation of relevant regulations. We may be required to devote significant time and attention to maintaining our compliance with the applicable requirements, and our compliance costs may increase in future periods.

Unauthorized use of our brand name by third parties may adversely affect our business.

We consider our brand name critical to success. Due to the nature of our business, we do not have any patents, administrative protection or trade secrets covering our use of cord blood collection, processing, storage or retrieval technologies. Our continued ability to differentiate ourselves from the other cord blood bank operators and other potential new entrants would depend substantially on our ability to preserve the value of our brand name.

We rely on trademark law, company brand name protection policies, and agreements with our employees, subscribers and business partners to protect the value of our brand name. In particular, we have applied to register the “   ” logo as a PRC trademark. However, there can be no assurance that the measures we take in this regard are adequate to prevent or deter infringement or other misappropriation of our brand name. Among others, we may not be able to detect unauthorized use of our brand name in a timely manner because our ability to determine whether other parties have infringed our brand name is generally limited to information from publicly available sources.

In order to preserve the value of our brand name, we may need to take legal actions against third parties. Nonetheless, because the validity, enforceability and scope of trademark protection in the PRC are uncertain and still evolving, we may not be successful in litigation. Further, future litigation could also result in substantial costs and diversion of our resources and could disrupt our business.

Our strategic partnership with CordLife may not be successful.

For the two years ended March 31, 2009, we paid an aggregate of A$10.4 million in exchange for shares of CordLife, a company whose shares are listed on the Australian Stock Exchange. Such shares represented 18.9% equity interests in CordLife as of June 30, 2009. CordLife is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. CordLife is experiencing a period of significant growth and has recently entered into collaborative relationships with several foreign business partners. There are significant risks associated with CordLife’s expansion into developing countries, for it may not have the necessary experience to develop localized versions of its business model and in marketing its services to target subscribers with different demographic characteristics. We may thus be unable to generate satisfactory return on our investment in CordLife.

In addition, we currently have not entered into any strategic arrangement with CordLife. If we fail to establish a long term strategic arrangement with CordLife, we may not be able to generate satisfactory return on our investment and may eventually write off our CordLife investment, resulting in an adverse impact on our financial performance.

Our strategic holdings in CordLife may adversely affect our financial performance.

We continuously review and monitor our strategic investment in CordLife. The market value of our investment in CordLife declined during the year ended March 31, 2008, resulting in an unrealized holding loss of RMB10.6 million as of March 31, 2008, which was considered not other-than-temporary and recognized in accumulated other comprehensive loss. The market value of our investment in CordLife had further declined during the nine months ended December 31, 2008. Having considered the significance of the accumulated decline in the fair market value of the ordinary shares of CordLife, the period of time during which market value of the shares had been below cost, and the current market conditions, the management considers that the impairment loss on the investment up to December 31, 2008 was no longer not other-than-temporary. As a result, accumulated impairment loss amounting to RMB37.4 million ($5.5 million) has been recognized in earnings during the year ended March 31, 2009 and the market value as of December 31, 2008 formed a new cost basis of our investment in CordLife. Subsequent to December 31, 2008, there was an increase in the market value of the ordinary shares of CordLife, resulting in total unrealized holding gain recognized in accumulated other comprehensive income as of June 30, 2009 of RMB11.6 million ($1.7 million). Should the share price of CordLife experience a further significant decline and we believe the impairment is other-than-temporary, the further write-down of investment will have to be recognized in our statement of operations and this will adversely affect our financial performance.

If demand for our matching services is significantly different from our management’s expectations, the valuation of donated cord blood units could be materially impacted, which could affect our financial performance.

A significant portion of our inventories, which consist of cord blood units donated by the public, consists of the handling costs attributable to the testing, processing and preservation of donated cord blood units. The handling costs include direct material costs and direct labor costs incurred in handling of donated cord blood units. We do not capitalize the related overheads of our facilities used to store these units. Donated cord blood units are valued at the lower of cost or market using the weighted average cost method. Since we do not expect to recognize revenue from such inventory within 12 months from the balance sheet date, we classify donated cord blood units as non-current assets on our balance sheet. The carrying value of our donated cord blood units was RMB26.0 million ($3.8 million) as of June 30, 2009. Our management periodically reviews quantities of donated cord blood stored in our banks to determine if a write-down on inventory is necessary based on estimated demand for our matching services and other industry knowledge. We did not record any write-downs on our inventories for the years ended March 31, 2007, 2008 and 2009 and for the three months ended June 30, 2009. If demand for our matching services is significantly different from our management’s expectations, the valuation of donated cord blood units could be materially impacted.

We may have anti-takeover provisions in our organizational documents that discourage a change of control.

Certain provisions of our memorandum and articles of association may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Certain of these provisions provide for:

•	having a classified board of directors with staggered three-year terms;
•	requiring a special resolution, namely the affirmative vote of not less than seventy-five percent (75%) of the votes cast by the shareholders, generally to remove a director;
•	providing for filling vacancies on the board only by the vote of the remaining directors or by a special resolution, namely the affirmative vote of not less than seventy-five per cent (75%) of the votes cast by the shareholders in the meeting at which such directors are removed; and
•	establishing the requirements and procedures for calling special meetings of shareholders, including a provision that provides that a special meeting of shareholders may only be called by a majority of directors, our chairman, or members together holding not less than seventy-five per cent (75%) of the issued shares.

In addition, we have entered into new service contracts with senior executive officers, namely, Ms. Ting Zheng, Mr. Albert Chen, Dr. Feng Gao, Ms. Yue Deng, Ms. Rui Arashiyama and Ms. Xin Xu. Each contract is automatically renewed every three years until the death or incapacitation of the senior executive officer unless terminated by either party with notice. If a service contract is terminated by the relevant executive within 30 days following a change of control of our company, the executive will be entitled to (i) all the salary and guaranteed bonuses actually accrued and payable to him/her; (ii) immediate vesting of all of his/her unvested options; and (iii) a severance payment in the amount of $5 million. The aggregate cost of the severance payments that would become payable at the option of the senior executive officers upon a change of control could discourage acquisition bids for CCBC. These anti-takeover provisions could make it more difficult for a third party to acquire CCBC, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Following the Business Combination and the share exchange with remaining CCBS shareholders, Golden Meditech owns 46.3% of CCBC’s issued and outstanding shares. CCBC’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. If there is an annual meeting, as a consequence of CCBC’s “staggered” board of directors, only a minority of the board of directors will be considered for election and Golden Meditech, because of its ownership position following the Business Combination, has considerable influence regarding the outcome.

As our success depends on several key management personnel, our business may be adversely affected if we fail to retain them.

Our success is highly dependent on the retention of the principal members of our management, scientific and sales personnel. In particular, Ms. Ting Zheng, our chairperson and chief executive officer and the rest of our senior management team, are critical to our ability to execute our overall business strategy. In addition, several other employees with scientific or other skills are important to the successful development of our business. If any of our key employees joins a competitor or forms a competing company, we may lose some competitive advantages, and our operating results may be adversely affected. As qualified personnel are difficult to attract and retain, we have entered into service contracts with senior executive officers. These new service contracts become effective upon the effective time of the Business Combination. Each contract will be automatically renewed every three years until the death or incapacitation of the senior executive officer unless terminated by either party with notice. Although these contracts contain non-competition clauses, the restrictions imposed by the clauses may not be adequate to prohibit these key management personnel from competing against us after their departure.

If there are any adverse public health developments in China, our business and operations may be severely disrupted.

Any prolonged occurrence of avian flu, severe acute respiratory syndrome, or “SARS,” or other adverse public health developments in China or other regions where we have an operation or presence may have a material adverse effect on our business operations. These could include the ability of our personnel to travel or to promote our services within China or at other regions where we have an operation or presence, as well as temporary closure of our facilities. In particular, there have been reports of occurrences of avian flu in various parts of China in recent years, including confirmed human cases. In response, the PRC government has authorized local governments to impose quarantine and other restrictions on movements of people and goods in the event of an epidemic. Any closures or travel or other operational restrictions would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

The effects of the global financial crisis are far-reaching and difficult to predict.

During the second half of 2008, the international capital markets experienced severe volatility and exhibited overall significant declines in prices of equity securities, which events taken in combination with a freezing of international credit markets and lack of availability of private capital led to a near shutdown of private flows of capital. In addition, the alleged fraud perpetrated by Bernard Madoff exacerbated a lack of confidence in global financial institutions and their oversight.

Government responses to these events have included partial nationalization of certain industries and enterprises, “bail-out” packages intended to provide liquidity to market participants and several high profile acquisitions and bankruptcies. While global economies have begun to show signs of stabilizing and, in some instances, the beginnings of recovery, it is difficult to predict the effect of the global financial crisis may have on our business, our expansion plans and our ability to raise capital required to implement our expansion plans.

Risks Relating to the Business Combination

There is a risk that CCBC could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Business Combination, which could result in significantly greater U.S. federal income tax liability to CCBC.

Section 7874(b) of the Internal Revenue Code of 1986, as amended, or the “Code,” generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. Under temporary regulations recently promulgated under Section 7874, a warrant holder of either the acquired corporation or the acquiring corporation generally is treated for this purpose as owning stock of the acquired corporation or the acquiring corporation, as the case may be, with a value equal to the excess of the value of the shares underlying the warrant over the exercise price of the warrant. If Section 7874(b) were to apply to the Redomesti- cation, then, among other things, CCBC, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Redomestication and the Share Exchange as if CCBC were a domestic corporation.

After the completion of the Share Exchange, which occurred immediately after and as part of the same plan as the Redomestication, the former stockholders of Pantheon Arizona (including warrant holders treated as owning stock of Pantheon Arizona pursuant to the temporary regulations under Section 7874) should be considered to own, by reason of owning (or being treated as owning) stock of Pantheon Arizona, less than 80% of the voting power and the value of the ordinary shares of CCBC (including any warrants treated as shares of CCBC pursuant to the temporary regulations promulgated under Section 7874). Accordingly, Section

7874(b) should not apply to treat CCBC as a U.S. corporation for U.S. federal income tax purposes. However, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions which comprised the Business Combination, including the Redomestication and the Share Exchange, this result is not entirely free from doubt. If, for example, the Redomestication were ultimately determined for purposes of Section 7874(b) as having occurred prior to, and separate from, the Share Exchange for U.S. federal income tax purposes, the share ownership threshold for applicability of Section 7874(b) generally would be satisfied (and CCBC would be treated as a U.S. corporation for U.S. federal income tax purposes) because the former stockholders of Pantheon Arizona (including warrant holders treated as owning stock of Pantheon Arizona), by reason of owning (or being treated as owning) stock of Pantheon Arizona, would own all of the shares (including any warrants treated as shares) of CCBC immediately after the Redomestication. Although normal “step transaction” tax principles support the view that the Redomestication and the Share Exchange should be viewed together for purposes of determining whether Section 7874(b) is applicable, such that Section 7874(b) should not apply to treat CCBC as a domestic corporation for U.S. federal income tax purposes, because of the absence of guidance under Section 7874(b) directly on point, this result is not entirely free from doubt. As a result, investors are urged to consult their own tax advisors on this issue. The balance of this discussion (including the discussion under “Taxation—United States Federal Income Taxation”) assumes that CCBC will be treated as a foreign corporation for U.S. federal income tax purposes.

There is a risk that CCBC will be classified as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, CCBC will be treated as a PFIC for any taxable year of CCBC in which either (1) at least 75% of its gross income (including the gross income of certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (including the assets of certain 25% or more owned corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If CCBC is determined to be a PFIC for any taxable year (or portion thereof) of CCBC that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Taxation—United States Federal Income Taxation—General”) for CCBC’s ordinary shares, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The actual PFIC status of CCBC for its current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to the status of CCBC as a PFIC for its current taxable year or any future taxable year. U.S. Holders of CCBC’s ordinary shares are urged to consult their own tax advisors regarding the possible application of the PFIC rules. See the discussion in the section entitled “Taxation—United States Federal Income Taxation—Tax Consequences to U.S. Holders of Ordinary Shares—Passive Foreign Investment Company Rules.”

Risks Relating to Operations in China

Changes in political, economic and legal developments in China may adversely affect our business.

As we derive substantially all of our revenues in China and substantially all of our assets and operations are in China, our continued growth would depend heavily on China’s general economic condition. The Chinese economy has grown significantly in recent years, especially after China’s accession to the World Trade Organization, or “WTO,” in 2001. We, however, cannot assure you that the Chinese economy will continue to grow, or that such growth will be steady or in geographic regions or economic sectors to our benefit. A downturn in China’s economic growth or a decline in economic condition may have material adverse effects on our results of operations.

Further, we will continue to be affected by the political, social and legal developments of China. Since the late 1970s, the PRC government has introduced a series of economic and political reforms, including measures designed to effectuate the country’s transitioning from a planned economy to a more market-oriented economy. During such economic and political reforms, a comprehensive system of laws were promulgated, including many new laws and regulations seeking to provide general guidance on economic and business practices in China and to regulate foreign investment.

In the past twenty years, the growth of the Chinese economy has been uneven across different geographic regions and different economic sectors. In order to stabilize national economic growth, the PRC government adopted a series of macroeconomic policies. These policies include measures that restricted excessive growth and investment in specific sectors of the economy. More recently, on the other hand, the PRC government has implemented stimulus responses to the global financial crisis. We cannot predict the future direction of economic reforms or the effects that any such measures may have on our business, financial condition or results of operations.

Most of our revenues are denominated in Renminbi, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

We are exposed to the risks associated with foreign exchange controls and restrictions in China, as our revenues are primarily denominated in Renminbi, which is currently not freely exchangeable. The PRC government imposes control over the convertibility between Renminbi and foreign currencies. Under the PRC foreign exchange regulations, payments for “current account” transactions, including remittance of foreign currencies for payment of dividends, profit distributions, interest and operation-related expenditures, may be made without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to “capital account” transactions, such as direct foreign investment and foreign currency loans. These capital account transactions must be approved by or registered with the PRC State Administration of Foreign Exchange, or “SAFE”. Further, any capital contribution by an offshore shareholder to its PRC subsidiaries should be approved by the Ministry of Commerce in China or its local counterparts. We cannot assure you that we are able to meet all of our foreign currency obligations to remit profits out of China or to fund operations in China.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or “Circular 142”, to regulate the conversion by foreign invested enterprises, or FIEs, of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-dominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. In the future, we may grow our business in part by acquiring additional cord blood banks in China. Compliance with Circular 142 may delay or inhibit our ability to complete such transactions, which could affect our ability to expand business.

Fluctuation in the value of the Renminbi and of the U.S. dollar may have a material adverse effect on investments in our ordinary shares.

Any significant revaluation of the Renminbi may have a material adverse effect on the U.S. dollar equivalent amount of our revenues and financial condition as well as on the value of, and any dividends payable on, our ordinary shares in foreign currency terms. For instance, a decrease in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our ordinary shares and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of our common shares. As of June 30, 2009, we had cash denominated in U.S. dollars of $0.3 million. Any further appreciation of Renminbi against U.S. dollars may result in significant exchange losses.

Prior to 1994, Renminbi experienced a significant net devaluation against most major currencies, and there was significant volatility in the exchange rate during certain periods. Upon the execution of the unitary managed floating rate system in 1994, the Renminbi was devalued by 50% against the U.S. dollar. Since 1994, the Renminbi to U.S. dollar exchange rate has largely stabilized. On July 21, 2005, the People’s Bank of China announced that the exchange rate of U.S. dollar to Renminbi would be adjusted from $1 to RMB8.27 to $1 to RMB8.11, and it ceased to peg the Renminbi to the U.S. dollar. Instead, the Renminbi would be pegged to a basket of currencies, whose components would be adjusted based on changes in market supply and demand under a set of systematic principles. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-U.S. dollar currencies from 1.5% to 3.0% to improve the flexibility of the new foreign exchange system. Since the adoption of these measures, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. The Renminbi may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies.

China’s legal system is different from those in some other countries.

China is a civil law jurisdiction. Under the civil law system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Although progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade, China’s legal system remains less developed than the legal systems in many other countries. Furthermore, because many laws, regulations and legal requirements have been recently adopted, their interpretation and enforcement by the courts and administrative agencies may involve uncertainties. Sometimes, different government departments may have different interpretations. Licenses and permits issued or granted by one government authority may be revoked by a higher government authority at a later time. Government authorities may decline to take action against unlicensed operators which may work to the disadvantage of licensed operators, including us. The PRC legal system is based in part on government policies and internal rules (some of which may not be published on a timely manner or at all) that may have a retroactive effect. We may even not be aware of our violation of these policies and rules until some time after the violation. Changes in China’s legal and regulatory framework, the promulgation of new laws and possible conflicts between national and provincial regulations could adversely affect our financial condition and results of operations. In addition, any litigation in China may result in substantial costs and diversion of resources and management attention.

PRC regulations relating to the establishment of offshore companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into the PRC subsidiaries, limiting our subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or “Notice 75,” on October 21, 2005, which became effective as of November 1, 2005 and the operating procedures in May 2007, collectively the SAFE Rules. According to the SAFE Rules, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company. Moreover, the SAFE Rules have retroactive effect. As a result, PRC residents who had established or acquired control of offshore companies that had made onshore investments in the PRC before promulgation of the SAFE Rules were required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006. The SAFE rules define “PRC residents” to include both legal persons and natural persons who either hold legal PRC identification documents, or who habitually reside in China due to economic interests or needs. If any PRC resident fails to file its SAFE registration for an existing offshore enterprise, any dividends remitted by the onshore enterprise to its overseas parent after October 21, 2005 will be considered to be an evasion of foreign exchange purchase rules, and the payment of the dividend will be illegal. As a result, both the onshore enterprise and its actual controlling persons can be fined. In addition, failure to comply with the registration procedures may result in restrictions on the relevant onshore enterprise, including prohibitions on the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore enterprise. The PRC resident shareholders of the offshore enterprise may also be subject to penalties under Chinese foreign exchange administration regulations.

To date, we have not received any communications from, or had contact with, the PRC government with respect to SAFE Rules. Neither do we have information regarding whether our shareholders who may be subject to SAFE Rules have made necessary applications, filings and amendments as required under SAFE Rules. However, we have requested our shareholders and beneficial owners who may be subject to SAFE Rules to make the necessary applications, filings and amendments as required under SAFE Rules. We have advised these shareholders and beneficial owners to comply with the relevant requirements. However, we cannot provide any assurance that all of our shareholders and beneficial owners who may be PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by SAFE Rules. The failure or inability of our PRC resident shareholders or beneficial owners to make any required registrations or comply with other requirements may subject such shareholders or beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans, including cash of CCBC, to our PRC subsidiaries, limit the ability of our PRC subsidiaries to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

In January 2007, SAFE promulgated the Detailed Rules for the Implementation of the Measures for the Administration of Individual Foreign Exchange, and the Operating Rules on the Foreign Exchange Administration of the Evolvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies, or “Circular 78.” Under Circular 78, where PRC domestic individuals are involved in the employee stock ownership plans or share option schemes of overseas listed companies, such plans or schemes must be submitted to competent foreign exchange administration authorities for approval, and the PRC employees shall entrust its agent or the affiliates or branches of the overseas listed company to apply to competent authorities for purchasing certain amount of foreign exchange at certain times each year, in order to purchase the stock or exercise its option right under the employee stock ownership plans or the share option schemes within the amounts approved by the authorities. In addition, the PRC employees involved must declare the progress of such plans or schemes to the administration authorities periodically. All the proceeds obtained by such employees from the overseas listed company through the employee stock ownership plans or the share option schemes, or from sale of the shares of such overseas listed company, after deducting relevant fees and costs incurred overseas, shall be remitted to the domestic account of the employees in full amount. As of the date of this prospectus, no employee share option has been granted and is outstanding under the current CCBC share option scheme. All the options for the shares of CCBC to be granted to and all the stock ownership plans to be made for our PRC employees in the future, including exercise of the option rights and performance of such plans, would be subject to Circular 78 since CCBC becomes an overseas listed company. If we or our PRC employees fail to comply with the provisions of Circular 78, we and/or our PRC employees may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities. If our PRC employees fail to obtain the approval from or make relevant registrations with SAFE or its local branches, it will prevent us from conducting the share option schemes or the stock ownership plans for our PRC employees. In addition, it may impose cost on us for obtaining the approval from SAFE or its local branches in connection with the foreign exchange registration.

In addition, the PRC employees involved in the Incentive Plan must be subject to approval by the competent foreign exchange administration authorities and make the registrations as required under Circular 78. We cannot assure you that the administration authorities would approve the Incentive Plan, or permit such PRC employees to go through the registration procedures. If this occurs, the management, operations and financial conditions of the listed company may be adversely affected.

The discontinuation of any preferential tax treatment currently available to us and the increase in the enterprise income tax in the PRC could in each case result in a decrease in our profits and materially and adversely affect our results of operations.

Prior to January 1, 2008, the basic enterprise income tax rate for foreign invested enterprises in the PRC was 33.0%, while the PRC government provided various incentives, including reduced tax rates, to foreign-invested enterprises and domestic companies operating in a national level economic and technological development zone. Jiachenhong is registered and operating in a national level economic and technological development zone, and was entitled to a preferential enterprise income tax rate of 15.0%. In addition, Jiachenhong qualifies for a tax holiday during which it is entitled to an exemption from enterprise income tax for two years commencing from its first profit-making year of operation and a 50% reduction of enterprise income tax for the following three years. In connection therewith, Jiachenhong was fully exempt from income tax in each of the years ended December 31, 2004 and 2005 and has been subject to enterprise income tax at a reduced rate of 7.5% since the year ended December 31, 2006. The tax holiday expired on December 31, 2008.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008. Under the new tax law, foreign-invested enterprises and domestic companies are subject to a uniform tax rate of 25%. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives, or “Circular 39.” Based on Circular 39, enterprises that enjoyed a preferential tax rate of 15% in accordance with previous laws, regulations and relevant regulatory documents are eligible for a graduated rate increase to 25% over a five-year transition period beginning January 1, 2008. For those enterprises which currently enjoy tax holidays, such tax holidays will continue until their expiration in accordance with previous tax laws, regulations and relevant regulatory documents. While the new tax law equalizes the tax rates for foreign-invested enterprises and domestic companies, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to those classified as high and new technology enterprises enjoying special support from the state. Following the effectiveness of the new tax law, the effective tax rate of Jiachenhong may increase, unless Jiachenhong is otherwise eligible for preferential treatment.

On April 14, 2008, the Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation jointly promulgated the Administrative Measures for Determination of High-tech Enterprises, or the “Measures for Determination,” and the annex thereto (i.e. the High and New Technology Fields under the Key Support from the State). Under the Measures for Determination, the “high-tech enterprises” as mentioned in such Measures refer to the resident enterprises in sectors as listed in the High and New Technology Fields under the Key Support from the State, which have been registered for one year or longer within China (excluding Hong Kong, Macao and Taiwan regions), have incessantly devoted to the research and development as well as transformation of technological achievements, have formed their own independent core intellectual property rights and are carrying out business activities on such basis. On July 8, 2008, the Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation further issued the Notice of Promulgation of the Guidelines for Determination and Administration of High-tech Enterprises (the “Guidelines”). Based on such Notice, the qualification for the enterprises which were registered both within and outside national high and new technology industries development zone (including Beijing new technology industries development experimental zone) and were classified as high-tech enterprises prior to the end of 2007 in accordance with previous laws shall remain valid if the validity period of their qualification has not expired, but such enterprises could not continue to enjoy the corresponding preferential tax treatment unless they could be redetermined as high-tech enterprises. Additionally, for high-tech enterprises which were granted tax exemption and reduction treatment for a certain period under previous laws and whose tax holiday has not expired, the abovementioned stipulations of Circular 39 shall continue to apply.

Jiachenhong has been redetermined as a high and new technology enterprise on December 24, 2008 and such status will be valid till December 23, 2011. As a result, Jiachenhong is expected to be subject to a reduced tax rate of 15%. However, we cannot assure you that Jiachenhong will be redetermined as a high and new technology enterprise and thus continue to enjoy preferential tax treatment after December 23, 2011. Furthermore, because the PRC government may adjust from time to time the encouraged sectors and the specific conditions for determination of high-tech enterprises in response to the development of national economics and technology, we cannot assure you that Jiachenhong is able to have its business operations continuously conform to the applicable conditions for determination of high-tech enterprises published by the government at any time. Once the business we are operating is considered by competent authorities to have substantive differences from the conditions for high-tech enterprise published by the government at that time, our certificate of high-tech enterprise may be revoked, and our position as a high-tech enterprise enjoying certain tax preferential treatment may be lost. Any further legislative changes to the tax regime could further increase the enterprise income tax rate applicable to, or provide for other adverse tax treatments for, our principal subsidiaries in the PRC, the result of which would have a material adverse effect on our results of operations and financial condition. We cannot assure you that Jiachenhong will be able to continue to enjoy our current preferential tax treatments. In addition, on August 31, 2007, the Ministry of Finance and the State Administration of Taxation promulgated the Notice Regarding the Issue on Application of Tax Laws by Enterprises. In accordance with such notice, starting from January 1, 2008, enterprises established and registered during the period from March 17, 2007 to December 31, 2007 are required to pay enterprise income taxes at a rate of 25%. Since Nuoya was restructured as a foreign invested enterprise on August 17, 2007, a date that falls within the period from March 17, 2007 to December 31, 2007, Nuoya is deemed as established during that period and is required to pay enterprise income tax at a rate of 25% starting from January 1, 2008. Prior to January 1, 2008, Nuoya was subject to enterprise income tax at the standard rate of 33%.

Under the EIT Law, we may be classified as a “resident enterprise” of the PRC. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. The EIT Law and its implementing rules are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, and currently no official interpretation or application of this new “resident enterprise” classification is available; therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, although under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries through our sub-holding companies may qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to withholding tax. Finally, the new “resident enterprise” classification could result in a situation in which a 10% PRC tax is imposed on dividends we pay to our non-PRC shareholders and gains derived by our non-PRC shareholders from transferring our shares, if such income is considered PRC-sourced income by the relevant PRC authorities.

If any such PRC taxes apply, a non-PRC shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

Changes in PRC government policy on foreign investment in China may adversely affect our business and results of operations.

All of our PRC subsidiaries are foreign investment enterprises. As we conduct a significant portion of our businesses through foreign investment enterprises in the PRC, we are subject to restrictions on foreign investment policies imposed by the PRC law from time to time. Generally, foreign invested enterprises enjoy more favorable tax treatment in the form of tax incentives and other preferential policies but are subject to more stringent restrictions in their business operations. If we cannot obtain approval from relevant approval authorities to engage in businesses that become restricted or prohibited for foreign investors, we may be forced to sell or restructure the businesses that have become restricted or prohibited for foreign investment. If we are forced to adjust our business portfolio as a result of changes in government policy on foreign investment, our business, financial condition and results of operations would likely be materially adversely affected.

Changes in PRC laws and regulations on labor and employee benefits may adversely affect our business and results of operations.

As we conduct a significant portion of our business through our subsidiaries in China, we are subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in China on January 1, 2008. The PRC employment contract law and related legislations require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, we expect to incur higher labor costs, which would have an adverse impact on our business and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a recently adopted PRC regulation, and, if required, we cannot currently predict whether we will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or “CSRC,” promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006 and was amended on June 22, 2009 (the “M&A Regulation”). This M&A Regulation, among other things, has certain provisions that purport to require offshore special purpose vehicles, or “SPVs”, formed for the purpose of listing of the equity interests in the PRC Companies on an overseas stock exchange and directly or indirectly controlled by PRC individuals or companies to obtain approval from the CSRC prior to listing their securities on an overseas stock exchange. The application of this M&A Regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. We believe, based on the advice of JunZeJun Law Offices, our PRC counsel, that although the CSRC generally has jurisdiction over overseas listing of SPVs, it is not necessary to obtain CSRC approval for this offering because we are not controlled by Chinese legal or natural persons and therefore do not constitute an SPV under the M&A Regulation. Since the M&A Regulation was promulgated, the PRC government has not issued the implementing rules, and there may be some uncertainties as to how this M&A Regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this transaction into the PRC, restrict or prohibit payment or remittance of dividends by its PRC subsidiaries, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring or advising us to halt this offering.

The M&A Regulation also established additional procedures and requirements that could make merger and acquisition activities by foreign investors in China more time-consuming and complex, including requirements in some instances that the approval of the Ministry of Commerce shall be required in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In the future, we may grow our business in part by acquiring additional cord blood banks in China. Compliance with the requirements of the M&A Regulation to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand business.

Risks Relating to This Offering

The market price for our ordinary shares may be volatile.

The market price for our ordinary shares is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results and changes or revisions of our expected results;
•	changes in financial estimates by securities research analysts;
•	conditions in the markets for cord blood banking service;
•	changes in the economic performance or market valuations of companies specializing in cord blood banking services;
•	announcements by us and our affiliates or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;

•	addition or departure of our senior management and key research and development personnel;
•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;
•	litigation related to our intellectual property;
•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares; and
•	sales or perceived potential sales of our ordinary shares.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ordinary shares.

There will be a substantial number of CCBC’s ordinary shares available for sale in the future that may adversely affect the market price of CCBC’s ordinary shares.

CCBC currently has an authorized share capital of 251,000,000 shares consisting of 250,000,000 ordinary shares with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

The ordinary shares issued in the Business Combination to the participating shareholders are subject to lock-up as set forth in the Acquisition Agreement and cannot be sold for six months from the date of the Business Combination. After the expiration of the lock-up period, there will then be an additional 57,851,240 ordinary shares that are eligible for trading in the public market. Further, under the Acquisition Agreement, CCBC may issue to its senior management warrants exercisable for up to 9,000,000 ordinary shares over a three-year period, assuming that certain performance targets are met. The availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of CCBC’s ordinary shares.

Cayman Islands law may be less protective of shareholder rights than the laws of the U.S. or other jurisdictions.

We are registered by way of continuation under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2009 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors and us, the rights of minority shareholders to institute actions, and the fiduciary responsibilities of our directors to us are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the latter of which has persuasive, but not binding, authority on a court in the Cayman Islands. Any shareholder of a company may petition the Court which may make a winding up order if the Court is of the opinion that it is just and equitable that the company should be wound up or, as an alternative to a winding up order, (a) an order regulating the conduct of the company’s affairs in the future, (b) an order requiring the company to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained it has omitted to do, (c) an order authorizing civil proceedings to be brought in the name and on behalf of the company by the shareholder petitioner on such terms as the Court may direct, or (d) an order providing for the purchase of the shares of any shareholders of the company by other shareholders or by the company itself and, in the case of a purchase by the company itself, a reduction of the company’s capital accordingly. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, our directors or principal shareholders than they would as a shareholder of a U.S. company.

Your ability to bring an action against us or against our directors and executive officers, or to enforce a judgment against us or them, will be limited.

We are not incorporated in the United States. We conduct our business outside the United States, and substantially all of our assets are located outside the United States. Most of our directors and executive officers are non-U.S. citizens and reside, and substantially all of the assets of those persons are located, outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under U.S. securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands or the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and executive officers. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of U.S. courts against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ordinary shares may be adversely affected.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We are a relatively young company with limited accounting personnel and other resources with which to address our internal controls and procedures. In addition, we must implement financial and disclosure control procedures and corporate governance practices that enable us to comply, on a stand alone basis, with the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission, or the SEC, rules. For example, we will need to further develop accounting and financial capabilities, including the establishment of an internal audit function and development of documentation related to internal control policies and procedures. Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting. We will need to take further actions to continue to improve our internal controls. If we are unable to implement solutions to any weaknesses in our existing internal controls and procedures, or if we fail to maintain an effective system of internal controls in the future, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our ordinary shares may be adversely impacted.

We are in the process of instituting changes to our internal controls and management systems to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We will also engage external Sarbanes-Oxley consultants to advise us on Sarbanes-Oxley compliance issues. Section 404 requires us to perform an evaluation of our internal controls over financial reporting and file annual management assessments of their effectiveness with the Securities and Exchange Commission. The management assessment to be filed is required to include a certification of our internal controls by our chief executive officer and chief financial officer. In addition to satisfying requirements of Section 404, we may also make improvements to our management information system to computerize certain manual controls, establish a comprehensive procedures manual for U.S. GAAP financial reporting, and increase the headcount in the accounting and internal audit functions with professional qualifications and experience in accounting, financial reporting and auditing under U.S. GAAP.

Our auditors will be required to attest to our evaluation of internal controls over financial reporting. Unless we successfully design and implement changes to our internal controls and management systems, or if we fail to maintain the adequacy of these controls as such standards are modified or amended from time to time, we may not be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002. As a result, our auditors may be unable to attest to the effectiveness of our internal controls over financial reporting. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect the price of our ordinary shares and our ability to raise additional capital.

We may not be able to pay any dividends on our ordinary shares.

Under Cayman Islands law, we may only pay dividends out of our profits or our share premium account subject to our ability to service our debts as they become due in the ordinary course of business. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. We cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. We have not paid any dividends in the past. Future dividends, if any, will be at the discretion of our board of directors, subject to the approval of our shareholders, and will depend upon our results of operations, our cash flows, our financial condition, the payment of our subsidiaries of cash dividends to us, our capital needs, future prospects and other factors that our directors may deem appropriate. You should refer to the “Dividend Policy” section in this prospectus for additional information regarding our current dividend policy for additional legal restrictions on the ability of our PRC subsidiaries to pay dividends to us.

In addition, due to the failure of the Measures to define or interpret the terms “non-profit,” “for-profit” or “for the purpose of making a profit” as they relate to our business, we cannot assure you that the PRC government authorities will not request our subsidiaries to use their after-tax profits for their own development and restrict our subsidiaries’ ability to distribute their after-tax profits to us as dividends.

We will incur increased costs as a result of being a public company in the United States, which could reduce our profits.

We are subject to the reporting obligations of the SEC, which many consider to be more stringent, rigorous and expensive than operating a privately held company. In particular:

•	We will incur additional costs in order to comply with U.S. corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the Financial Industry Regulatory Authority, or FINRA. We expect these requirements will increase our legal compliance costs and will make some compliance activities more time consuming and costly.
•	We will incur additional costs in implementing and verifying internal control procedures as required by section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder. We expect these requirements will increase our accounting and financial costs.
•	We will be required under U.S. rules and regulations to attract and retain additional independent directors to serve on our board of directors. We may encounter difficulty in attracting qualified independent directors to serve on our board of directors and our audit committee, in particular, within the phase-in periods specified in these rules. We will also incur substantial costs to maintain directors and officers insurance.

If we fail to attract and retain independent directors within these phase-in periods, we may be subject to SEC enforcement proceedings and delisting by the exchange on which we are listed at the time. As a result, we will incur greater costs for legal, accounting and other services and, in turn, will increase our operating expenses and reduce our profits.

As the public offering price is substantially higher than the pro forma net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by existing shareholders for their ordinary shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution of approximately RMB     (US$     ) per ordinary share (assuming no exercise of outstanding options to acquire ordinary shares), representing the difference between our pro forma net tangible book value per ordinary share as of           , 2009, after giving effect to this offering and the public offering price of US$    per ordinary share. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ordinary share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our future ability to raise capital through offerings of our ordinary shares.

Volatility in the price of our ordinary shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.

The financial markets in the Unites States and other countries have experienced significant price and volume fluctuations, and market prices of healthcare companies have been and continue to be extremely volatile. Volatility in the price of our ordinary shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

Conventions That Apply to This Prospectus

Except where the context requires otherwise and for purposes of this prospectus only:

•	“CCBC” refers to China Cord Blood Corporation, a company with limited liability registered by way of continuation in the Cayman Islands;
•	“CCBS” refers to China Cord Blood Services Corporation, a company with limited liability incorporated in the Cayman Islands, and wholly owned subsidiary of CCBC;
•	“China” and “PRC” refer to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau solely for the purpose of this prospectus;
•	“CSC East” refers to China Stem Cells (East) Company Limited, a company with limited liability incorporated in the British Virgin Islands;
•	“CSC Holdings” refers to China Stem Cells Holdings Limited, a company with limited liability incorporated in the Cayman Islands;
•	“CSC South” refers to China Stem Cells (South) Company Limited, a company with limited liability incorporated in the British Virgin Islands;
•	“GM Stem Cells” refers to Golden Meditech Stem Cells (BVI) Company Limited, a company with limited liability incorporated in the British Virgin Islands;
•	“Golden Meditech” refers to Golden Meditech Company Limited, a company with limited liability incorporated in the Cayman Islands and listed on the Main Board of the Hong Kong Stock Exchange;
•	“Hong Kong” refers to the Hong Kong Special Administrative Region of China;
•	“Jiachenhong” refers to Beijing Jiachenhong Biological Technologies Co., Ltd., our subsidiary incorporated in the PRC with limited liability;
•	“Nuoya” refers to Guangzhou Municipality Tianhe Nuoya Bio-engineering Company Limited, our subsidiary incorporated in the PRC with limited liability;
•	“Pantheon” refers to Pantheon China Acquisition Corp., a blank check company formed on April 10, 2006 for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its principal operations located in China;
•	“Pantheon Arizona” refers to Pantheon Arizona Corp., a wholly owned, non-operating subsidiary of Pantheon formed for the purpose of effecting a merger;
•	“Business Combination” collectively refers to the following transactions effective on June 30, 2009: (i) merger of Pantheon with and into Pantheon Arizona with Pantheon Arizona as the surviving corporation; (ii) the redomestication of Pantheon Arizona from Arizona to the Cayman Islands; (iii) the share exchange between CCBC and the participating shareholders of approximately 93.94% of the issued and outstanding shares of CCBS, resulting in CCBS becoming a subsidiary of CCBC and the participating shareholders becoming holders of CCBC’s ordinary shares; and (iv) the name change of Pantheon Arizona to “China Cord Blood Corporation”; and
•	“participating shareholders” means the former shareholders of CCBS prior to the Business Combination, including Golden Meditech and the other CCBS shareholders who participated in the Business Combination (representing approximately 93.94% of CCBS’s outstanding shares), and the CCBS shareholders who exchanged their CCBS shares for shares of CCBC following the Business Combination (representing approximately 6.06% of CCBS’s outstanding shares).

Unless the context requires otherwise, all references to “we,” “us,” “our company” and “our” refer to CCBS and its consolidated subsidiaries or Pantheon and Pantheon Arizona and its consolidated subsidiaries, as the case may be, prior to the Business Combination and CCBC and its consolidated subsidiaries following the

Business Combination. All references to “provincial-level regions” or “regions” include provinces, autonomous regions and direct-controlled municipalities in China, which have an administrative status equal to provinces, including Beijing. Penetration rates referenced in this prospectus represent a measurement of the demand for cord blood banking services calculated by dividing the number of subscribers for cord blood banking services over the total number of newborns in a particular region over a given period.

Unless otherwise indicated, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to     additional ordinary shares to cover over-allotments. Unless otherwise indicated, our financial information presented in this prospectus has been prepared in accordance with United States Generally Accepted Accounting Principles, or U.S. GAAP. All references to “Renminbi,” “RMB” or “yuan” are to the legal currency of China and all references to “U.S. dollars,” “dollars,” “US$” are to the legal currency of the United States. This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in the City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of June 30, 2009, which was RMB6.8302 to US$1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On October 23, 2009, the noon buying rate was RMB6.83 to US$1.00.

This prospectus contains statistical data relating to the healthcare industry in China that we obtained from various institutions’ publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that these publications are reliable, we have not independently verified their statistical data. These statistical data may not be comparable to similar statistics collected for the industry in the United States and other countries.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “believe,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our goals and strategies;
•	our future business development, financial condition and results of operations;
•	the expected market growth for cord blood banking services in China;
•	our ability to grow our business;
•	market acceptance of cord blood banking in general and our services in particular;
•	our ability to expand our operations;
•	our ability to stay abreast of market trends and technological changes;
•	changes in PRC governmental policies and regulations relating to industry; and
•	fluctuations in general economic and business conditions in China.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere in this prospectus.

This prospectus also contains data related to the cord blood banking industry. These market data include projections that are based on a number of assumptions. The cord blood banking market may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our ordinary shares. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$17.3 million, or approximately US$20.1 million if the underwriters exercise their option to purchase additional ordinary shares to cover over-allotments in full, after deducting underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial offering price of US$    per ordinary share. A US$1.00 increase (decrease) in the assumed public offering price of US$    per ordinary share would increase (decrease) the net proceeds of this offering by US$     million, assuming the sale of     ordinary shares at US$    per ordinary share and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The principal purposes of this offering are to increase the liquidity of the public market for our ordinary shares for the benefit of all shareholders, retain talented employees by providing them equity incentives, fund proposed capital expenditures and raise capital for general corporate purposes. As of the date of this prospectus, we have not allocated any specific portion of the net proceeds of this offering for any particular purpose discussed below. We currently intend to use the net proceeds we receive from this offering for expansion into new geographical markets, including expansion through applications for new licenses and expansion through acquisitions and investments, for construction and upgrading of facilities, including purchase of equipment, in existing geographical markets, and to fund working capital and for other general corporate purposes.

PER SHARE MARKET INFORMATION

CCBC’s ordinary shares, warrants and units are quoted on the OTCBB, under the symbols “CNDZF,” “CNDWF” and “CNDUF,” respectively. Each of CCBC’s units consists of one share of common stock and two warrants, each to purchase an additional ordinary share of CCBC.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sale prices for CCBC’s units, ordinary shares and warrants, respectively, as reported on the OTCBB.

	Units		Ordinary Shares		Warrants
	High	Low	High	Low	High	Low
2009:
Third Quarter	$6.50	$4.75	$7.50	$5.69	$0.80	$0.39
Fourth Quarter (through October 26, 2009)	$5.50	$5.50	$7.50	$7.10	$0.78	$0.21

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our ordinary shares for the foreseeable future. Investors seeking cash dividends in the immediate future should not purchase our ordinary shares.

Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

In addition, we are a company with limited liability registered by way of continuation in the Cayman Islands. Substantially all of our operations are conducted through Jiachenhong and Nuoya, our PRC operating subsidiaries. Their ability to make dividend and other payments to us is subject to certain restrictions under PRC law and accounting principles. In particular, Jiachenhong and Nuoya, as foreign-invested enterprises, may pay dividends only if there are accumulated distributable profits, determined in accordance with their articles of association and the PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to allocate at least 10% of their after tax profits as reported in their PRC statutory financial statements to their general reserves and have the right to discontinue allocations to such reserves once the reserve balance has reached 50% of their registered capital. These general reserves are not available for distribution to the shareholders, except in a liquidation, and are not distributable to us in the form of loans, advances, or cash dividends. In addition, due to the failure of the Measures to define or interpret the terms “non-profit,” “for-profit” or “for the purpose of making a profit” as they relate to our business, we cannot assure you that the PRC government authorities will not request our subsidiaries to use their after-tax profits for their own development and restrict our subsidiaries’ ability to distribute their after-tax profits to us as dividends. Limitations on the ability of Jiachenhong and Nuoya to transfer funds to us in the form of dividends, loans or advances could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, and otherwise fund and conduct our business.

CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2009:

•	on an actual basis;
•	on a pro forma basis to give effect to the exchange of the remaining 6.06% redeemable ordinary shares of CCBS into 3,506,136 newly issued ordinary shares of CCBC in August 2009. Upon completion of such exchange, the carrying amount of such noncontrolling interest has been adjusted to reflect the change in CCBC’s ownership interest in CCBS. Any difference between the fair value of the CCBC shares issued and the amount by which the noncontrolling interest is adjusted, together with any transaction costs incurred, has been recognized in equity attributable to CCBC; and
•	on a pro forma, as adjusted basis to give effect to (i) the event listed in the preceding paragraph and (ii) the issuance and sale of ordinary shares offered in this offering at an assumed public offering price of US$ per ordinary share, after deducting underwriting discounts, commissions and estimated offering expenses of RMB ($ ).

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The information presented below is unaudited.

	As of June 30, 2009
	Actual		Pro forma		Pro forma, as adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
China Cord Blood Corporation shareholders’ equity:
Ordinary shares—US$0.0001 par value; 250,000,000 shares authorized; 59,286,506 and 62,792,642 shares issued and outstanding on an actual and a pro forma basis, respectively	41	6	43	6	[• ]	[• ]
Additional paid-in capital	480,097	70,290	572,927	83,881	[• ]	[• ]
Accumulated other comprehensive loss	(12,666)	(1,854)	(12,666)	(1,854)	[• ]	[• ]
Retained earnings	33,620	4,922	33,620	4,922	[• ]	[• ]
Total China Cord Blood Corporation shareholders’ equity(2)	501,092	73,364	593,924	86,955	[• ]	[• ]
Total capitalization(2)	501,092	73,364	593,924	86,955	[• ]	[• ]

(1)	The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.
(2)	Assuming the number of ordinary shares offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed public offering price of US$ per ordinary share would increase (decrease) each of total shareholders’ equity and total capitalization by US$ million.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

CCBC’s net tangible book value as of June 30, 2009 was approximately RMB480.7 million (US$70.4 million), or RMB8.1 (US$1.2 ) per ordinary share outstanding at that date. Net tangible book value is determined by subtracting the value of our intangible assets and total liabilities from our total assets. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share of US$     per share.

Without taking into account any other changes in such net tangible book value after June 30, 2009, other than to give effect to our sale of the ordinary shares offered in this offering at the assumed public offering price of US$     per ordinary share, with estimated net proceeds of US$    million after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at RMB    million (US$    million) would have been RMB    million (US$    million), RMB    (US$    ) per outstanding ordinary share. This represents an immediate increase in pro forma net tangible book value of RMB    (US$    ) per ordinary share to existing shareholders and an immediate dilution in pro forma net tangible book value of RMB    (US$    ) per ordinary share to new investors in this offering.

The following table illustrates this per share dilution:

	RMB	US$
Assumed public offering price per ordinary share
Net tangible book value per ordinary share at RMB (US$ )
Increase in net tangible book value per ordinary share attributable to this offering
Net tangible book value per ordinary share as of June 30, 2009 after giving effect to the offering
Dilution in net tangible book value per ordinary share to new investors in the offering

The following table summarizes on a pro forma basis the differences as of June 30, 2009 between the shareholders at our most recent fiscal year end and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid. The total ordinary shares do not include ordinary shares issuable if the underwriters exercise their option to purchase additional ordinary shares to cover over-allotments.

	Shares Held		Total Investment
	Number	Percentage of the Company	Percentage of Voting Rights	Amount	Percentage of Investment	Average Cost Per Share
(In millions, except percentages and per share amounts)
Existing Shareholders
New Investors
Total

The foregoing tables assume no exercise of the underwriters’ purchase option.

A US$1.00 increase (decrease) in the assumed public offering price of US$     per ordinary share would increase (decrease) our adjusted net tangible book value after giving effect to the offering by RMB    million (US$    million), the adjusted net tangible book value per ordinary share after giving effect to this offering by RMB    (US$    ) per ordinary share and the dilution in adjusted net tangible book value per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

EXCHANGE RATE INFORMATION

We conduct our business in China and substantially all of our revenues are denominated in Renminbi. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, as of June 30, 2009, which was RMB6.8302 to US$1.00. No representation is made that the Renminbi amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all. On October 23, 2009, the noon buying rate was RMB6.83 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.

	Renminbi per U.S. Dollar Noon Buying Rate
	Average(1)	High	Low	Period-End
Year ended March 31, 2005	8.2767	8.2773	8.2764	8.2765
Year ended March 31, 2006	8.1234	8.2765	8.0167	8.0167
Year ended March 31, 2007	7.8850	8.0300	7.7232	7.7232
Year ended March 31, 2008	7.4197	7.7345	7.0105	7.0120
Year ended March 31, 2009	6.8532	6.9870	6.7899	6.8329
2009
January	6.8360	6.8403	6.8225	6.8392
February	6.8363	6.8470	6.8241	6.8395
March	6.8360	6.8438	6.8240	6.8329
April	6.8306	6.8361	6.8180	6.8180
May	6.8235	6.8326	6.8176	6.8278
June	6.8334	6.8371	6.8264	6.8302
July	6.8317	6.8342	6.8300	6.8319
August	6.8323	6.8358	6.8299	6.8299
September	6.8277	6.8303	6.8247	6.8262

Source Federal Reserve Bank of New York

(1)	Annual averages are calculated from month-end rates. Monthly and interim period averages are calculated using the average of the daily rates during the relevant period.

ENFORCEMENT OF CIVIL LIABILITIES

We are registered under the laws of the Cayman Islands by way of continuation as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us, our officers and directors.

We have appointed Law Debenture Corporate Services Inc., 400 Madison Avenue, Ste. 4D, New York, New York 10017, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and JunZeJun Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman have informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands may not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

JunZeJun Law Offices, our PRC counsel, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. JunZeJun Law Offices has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by U.S. courts.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial data, other than selected operating data, have been derived from our audited consolidated financial statements as of March 31, 2008 and 2009 and for the years ended March 31, 2007, 2008 and 2009, and our unaudited condensed consolidated financial statements as of June 30, 2009 and for the three months ended June 30, 2008 and 2009, which are included elsewhere in this prospectus, and from our audited consolidated financial statements as of March 31, 2006 and 2007 and for the years ended March 31, 2005 and 2006 which are not included in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this prospectus. The selected consolidated financial information as of March 31, 2008 and 2009 and for the years ended March 31, 2007, 2008 and 2009, and as of June 30, 2009 and for the three months ended June 30, 2008 and 2009 should be read in conjunction with those consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the three months ended June 30,			For the year ended March 31,
	2009	2009	2008	2009	2009	2008	2007	2006	2005
	$	RMB	RMB	$	RMB	RMB	RMB	RMB	RMB
	(in thousands except per share and operating data)
Selected statement of operation data:
Revenues	8,481	57,928	32,947	28,482	194,537	233,081	12,722	6,032	2,524
Gross profit/(loss)	6,101	41,673	22,438	21,283	145,366	172,346	5,087	882	(859)
Operating income/(loss)(1)	3,375	23,055	8,903	12,474	85,197	125,403	(17,038)	(24,944)	(5,462)
Net (loss)/income attributable to CCBC shareholders(2)(3)	(672)	(4,592)	(18,039)	3,030	20,695	117,010	(9,578)	(18,059)	(4,267)
Net (loss)/income attributable per ordinary share, basic	(0.03)	(0.18)	(0.42)	(0.01)	(0.07)	1.59	(0.32)	(0.51)	(0.12)
Net (loss)/income attributable per ordinary share, diluted	(0.03)	(0.18)	(0.42)	(0.01)	(0.07)	1.54	(0.32)	(0.51)	(0.12)
Net income attributable per redeemable ordinary share, basic	0.03	0.22	0.02	0.24	1.63	3.46	1.07	—	—
Net income attributable per redeemable ordinary share, diluted	0.03	0.22	0.02	0.24	1.63	3.41	1.07	—	—
Selected operating data:
New subscriber sign-ups		10,381	5,237		34,678	26,060	12,347	6,574	2,873
New donations accepted		182	77		698	693	1,412	1,177	151
Total units stored (end of period)(4)(5)		104,851	64,226		94,288	58,912	30,906	17,147	9,396
Units deposited by subscribers (end of period)		94,441	54,619		84,060	49,382	23,322	10,975	4,401
Units contributed by donors (end of period)(4)(5)		10,410	9,607		10,228	9,530	7,584	6,172	4,995

*	Not Applicable

(1)	Includes:

	For the three months ended June 30,			For the year ended March 31,
	2009	2009	2008	2009	2009	2008		2007	2006	2005
	$	RMB	RMB	$	RMB	RMB		RMB	RMB	RMB
	(in thousands)
Impairment and other operating expenses	—	—	—	—	—	—		—	13,475	—
Share-based compensation expenses	—	—	—	—	—	3,191		2,739	—	—
Write-back of deferred revenues (included in revenues)	—	—	—	—	—	136,510	(6)	—	—	—
Write-back of deferred cord blood processing costs
— included in direct costs	—	—	—	—	—	32,946	(7)	—	—	—
— included in operating expenses	—	—	—	—	—	4,219	(7)	—	—	—
(2)	Reflecting an one-time write off of deferred reverse recapitalization costs which amounted to RMB21.6 million ($3.2 million) for the three months ended June 30, 2009 and impairment loss on available-for-sale equity securities of RMB22.7 million for the three months ended June 30, 2008. Also after reflecting net other income/(expenses), which includes interest income, exchange (loss)/gain and impairment loss on available-for-sale equity securities of RMB37.4 million ($5.5 million) and write-off of deferred offering costs of RMB9.5million ($1.4 million) for the year ended March 31, 2009. As a result of the change in revenue recognition policy on September 25, 2007, we recognized the previously deferred revenues of approximately RMB136.5 million, related deferred processing costs of approximately RMB37.2 million and related deferred tax expense of RMB14.9 million for the year ended March 31, 2008.
(3)	After reflecting income tax benefit of RMB1.1 million, RMB3.6 million and RMB3.4 million for the years ended March 31, 2005, 2006 and 2007, respectively and income tax expense of RMB17.8 million and RMB17.9 million ($2.6 million) for the years ended March 31, 2008 and 2009, respectively. Jiachenhong was exempt from PRC income tax for the years ended December 31, 2004 and 2005 and is entitled to 50% reduction of PRC income tax for the years ended December 31, 2006, 2007 and 2008. Such income tax benefits increased net income and net income per share as follows:

	For the three months ended June 30,			For the year ended March 31,
	2009	2009	2008	2009	2009	2008	2007	2006	2005
	$	RMB	RMB	$	RMB	RMB	RMB	RMB	RMB
	(in thousands except per share data)
Increase in net income	—	—	652	504	3,444	4,395	1,911	419	291
Increase in basic net income attributable per ordinary share	—	—	0.01	0.01	0.06	0.08	0.04	0.01	0.01
Increase in diluted net income attributable per ordinary share	—	—	0.01	0.01	0.06	0.07	0.04	0.01	0.01
Increase in basic net income attributable per redeemable ordinary share	—	—	0.01	0.01	0.06	0.08	0.04	—	—
Increase in diluted net income attributable per redeemable ordinary share	—	—	0.01	0.01	0.06	0.07	0.04	—	—
(4)	As of period end, “Total units stored” and “Units contributed by donors” take into account the withdrawal of donated units when we are successful in providing matching services.
(5)	Includes 1,253 units received in connection with our acquisition of Nuoya in May 2007.

(6)	Deferred revenue written back in the year ended March 31, 2008 related to cord blood storage agreements executed in the following periods:

Year ended March 31,	RMB
(in thousands)
2004 and before	4,407
2005	11,194
2006	27,042
2007	53,960
2008	39,907
136,510
(7)	Deferred cord blood processing costs written back in the year ended March 31, 2008 related to cord blood storage agreements executed in the following periods:

Year ended March 31,	RMB
(in thousands)
2004 and before	1,374
2005	3,185
2006	7,566
2007	14,141
2008	10,899
37,165

	For the three months ended June 30,			For the year ended March 31,
	2009	2009	2008	2009	2009	2008	2007	2006	2005
	$	RMB	RMB	$	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Selected statement of cash flow data:
Net cash (used in)/ provided by operating activities	(678)	(4,631)	1,661	593	4,051	68,864	43,930	20,870	13,361
Net cash (used in)/ provided by investing activities	(1,103)	(7,531)	(18,976)	(5,043)	(34,445)	(162,853)	(27,350)	32,191	(9,349)
Net cash provided by/(used in) financing activities	11,614	79,328	(1,575)	(5,165)	(35,276)	172,002	144,945	(53,579)	(4,503)

	As of June 30,		As of March 31,
	2009	2009	2009	2009	2008	2007	2006
	$	RMB	$	RMB	RMB	RMB	RMB
	(in thousands)
Selected balance sheet data:
Cash and cash equivalents	33,462	228,554	23,631	161,406	228,787	160,997	4,593
Working capital(i)	32,148	219,579	26,416	180,425	236,002	155,283	(105,263)
Deferred cord blood processing costs	—	—	—	—	—	27,074	13,302
Total assets	116,917	798,566	101,958	696,391	644,092	388,717	183,808
Deferred revenue	14,441	98,637	13,555	92,582	86,937	130,572	60,190
Redeemable ordinary shares of CCBS	—	—	56,598	386,577	361,682	159,185	—
Redeemable noncontrolling interests	13,591	92,832	—	—	—	—	—
Share capital	6	41	5	34	34	34	—
Retained earnings/(deficit)	4,922	33,620	6,454	44,082	48,282	(42,723)	(28,868)
Total CCBC shareholders’ equity	73,364	501,092	24,237	165,542	157,758	91,981	10,416

(i)	Working capital is calculated as total current assets minus total current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section titled “Selected Historical Consolidated Financial and Operating Data” and the consolidated financial statements included elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” of this prospectus.

Overview

We are a leading cord blood banking service provider in China and conduct substantially all of our business through two PRC subsidiaries: Jiachenhong, the sole cord blood bank operator in Beijing, and Nuoya, the sole cord blood bank operator in Guangdong. We also have equity interests in CordLife, a cord blood banking service provider with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand.

We are a Cayman Islands company registered by way of continuation on June 30, 2009 in a business combination between CCBS and Pantheon, a special purpose acquisition company. In the Business Combination we acquired approximately 93.94% of the issued and outstanding shares of CCBS. In August 2009, we entered into agreements to exchange 3,506,136 newly issued CCBC shares for the remaining 6.06% CCBS shares held by various institutional investors who previously elected not to participate in the Business Combination between CCBS and Pantheon on terms substantially similar to those of the Business Combination, resulting in CCBS becoming our wholly owned subsidiary.

The Business Combination was accounted for in accordance with U.S. Generally Accepted Accounting Principles as a capital transaction in substance. Pantheon was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on CCBS comprising the ongoing operations of the combined entity, the senior management of CCBS continued as the senior management of the combined company and CCBS shareholders retaining the majority of voting interests in the combined company. For accounting purposes, the Business Combination was treated as the equivalent of CCBS issuing stock and warrants for the net assets of Pantheon, accompanied by a recapitalization. Operations of the combined entity prior to the Business Combination are those of CCBS. The remaining 6.06% issued and outstanding shares of CCBS not exchanged in the Business Combination was recorded as non-controlling interest. Due to the completion of the share exchange with the remaining 6.06% CCBS shares in August 2009, the carrying amount of such non-controlling interest will be adjusted to reflect the change in CCBC’s ownership interest in CCBS. Any difference between the fair value of the CCBC shares issued and the amount by which the non-controlling interest is adjusted, together with any transaction costs incurred, will be recognized in equity attributable to CCBC.

Substantially all of our revenues consist of fees generated from our subscription services, which consist of the collection of the newborn’s cord blood unit at one of our collaborating hospitals and the transportation of the cord blood unit to one of our facilities for testing and processing, referred to in this prospectus as “processing services”, and the long-term storage of the cord blood unit at the facility, referred to in this prospectus as “storage services”. Our contracts with our subscribers, referred to in this prospectus as “subscription contracts”, are renewed automatically each year for a period of 18 years, with subscribers having the option to terminate their contracts at the time of contract renewal.

Fees payable under the subscription contracts, referred to in this prospectus as “subscription fees”, consist of two components: a one-time “processing fee”, which reflects consideration for the processing services, and an annual “storage fee”, which reflects consideration for the storage services in the forthcoming year. This payment structure enables us to enjoy a steady stream of long-term cash inflow. We expect such long-term cash flow to continue to increase as our subscriber base continues to grow. In addition, we generate a portion of revenues from fees generated from our matching services, referred to in this prospectus as “matching fees”, which reflect consideration for providing matching cord blood units collected from public donors to patients in need of transplants. Because a significant portion of our operating costs, such as costs of maintaining storage cylinders and automated monitoring systems, are fixed, we benefit from economies of scale as the number of units stored at our cord blood facilities increases. Moreover, as cord blood banking services are not subject to price control by the PRC government, we have the flexibility to set and adjust our fees in response to changing market dynamics.

Our new subscriber sign-ups for the years ended March 31, 2007, 2008 and 2009 and three months ended June 30, 2009 were 12,347, 26,060, 34,678 and 10,381, respectively. We intend to grow revenues by continuing to enlarge our subscriber base. One major strategy is by increasing our penetration rates into existing markets through expanding our hospital networks and enhancing our sales and marketing initiatives. Another major strategy is by expanding our geographical coverage by applying for a license in another region in China where we believe a license is likely to be granted and acquiring one or more successful license applicants in other regions. Accordingly, we expect to incur significant capital expenditures and significant expenses in sales and marketing in the future. Based on our current capital expenditure plans, we expect to spend approximately RMB70 million for the two years ending March 31, 2011 to expand our facilities in Beijing and Guangdong. See “—Our Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Expenditure.” In evaluating our financial condition and results of operations, attention should be drawn to the following areas:

•	Changes in accounting treatment of subscription fees. Our historical results of operations may not be indicative of our future results of operations. Prior to September 25, 2007, a clause contained in our subscription contracts imposed penalties on subscribers who terminated their contracts prior to the end of the standard 18-year contract term (other than termination in the event of a need for transplants for the subscriber’s child or their family members). As a result, we recognized processing fees on a straight line basis over a course of 18 years, because revenues generated from processing services and storage services were considered as a single accounting unit in accordance with U.S. GAAP, the accounting principles based on which our financial statements are prepared and presented. In contrast, expenses were all recognized as they were incurred (other than incremental costs directly associated with the delivery of processing services and incremental commission expenses directly based on the number of cord blood units processed, which were recognized during the same period over which processing fees were recognized). This resulted in timing differences between recognition of revenues and related costs. Mainly as a result of the timing differences, we recorded a net loss of RMB9.6 million for the year ended March 31, 2007, notwithstanding the fact that new subscriber sign-ups continued to increase during the year.

On September 25, 2007, we modified all of our subscription contracts to waive penalties chargeable to our subscribers who terminated their contracts prior to the end of 18 years for any reason. Further, all subscription contracts dated after September 25, 2007 no longer require subscribers to pay penalties in the event of an early termination. We also commenced the provision of standalone storage services. As a result of these changes, since September 25, 2007, we have been able to treat processing fees and storage fees receivable under our subscription contracts as separate accounting units and to recognize processing fees upon completion of the relevant processing services.

As a result of the changes on September 25, 2007, we recorded operating income of RMB125.4 million for the year ended March 31, 2008, mainly reflecting the change in its revenue recognition policy, which resulted in a non-recurring adjustment to recognize previously deferred revenues of approximately RMB136.5 million, related deferred processing costs of approximately RMB37.2 million and related deferred tax expense of RMB14.9 million.

Deferred revenue written back in the year ended March 31, 2008 related to cord blood storage agreements executed in the following periods:

Year ended March 31,	RMB
(in thousands)
2004 and before	4,407
2005	11,194
2006	27,042
2007	53,960
2008	39,907
136,510

Deferred cord blood processing costs written back in the year ended March 31, 2008 related to cord blood storage agreements executed in the following periods:

Year ended March 31,	RMB
(in thousands)
2004 and before	1,374
2005	3,185
2006	7,566
2007	14,141
2008	10,899
37,165
•	Acquisition of Nuoya. Prior to our acquisition of the right to operate in Guangdong through our acquisition of Nuoya, Nuoya did not engage in commercial operation and had no substantial liabilities, and its former management did not maintain complete, accurate and reliable financial information. We nonetheless proceeded with the investment because the cord blood bank operated by Nuoya had the exclusive right to operate in Guangdong, one of our target markets. Shortly after the acquisition, we remedied the situation by making the necessary adjustments to the financial information prepared by former management. We expect to follow U.S. GAAP in connection with the preparation of financial information for Nuoya in the future. Therefore, we believe the fact that the lack of complete, accurate and reliable pre-acquisition financial records for Nuoya upon acquisition did not and will not have any impact on our reporting obligations.
•	Limited operating history. We have a limited operating history, and our future prospects are subject to risks and uncertainties beyond our control. Although Jiachenhong obtained the license for its cord blood bank in September 2002, Jiachenhong was acquired by our substantial shareholder, Golden Meditech, in September 2003 and became our wholly-owned subsidiary in March 2005 following a reorganization. Similarly, although Nuoya obtained the license for its cord blood bank in June 2006, Nuoya was acquired by us in May 2007. As a result, Nuoya’s financial condition and results of operations have been consolidated into ours only after May 2007 and were reflected in part in our consolidated financial statements for the year ended March 31, 2008, and in full in our consolidated financial statements for the year ended March 31, 2009. We expect Nuoya’s operation in Guangdong will significantly contribute to our financial condition and results of operations in the future because we have significantly increased the size of the market that we can address. According to National Bureau of Statistics of China, Guangdong had approximately 1.1 million newborns in 2007, which was more than ten times as many as those in Beijing during the same period.

Factors Affecting Our Financial Condition and Results of Operations

We have benefited significantly from favorable demographic trends, overall economic growth and increased demand for innovative healthcare services in China. The overall economic growth and the increase in the GDP per capita in China in recent years have led to a significant increase in healthcare spending in China. At the same time, China’s “one child” policy has resulted in parents’ increasing willingness and ability to devote more resources to their children. We anticipate that demand for cord blood banking services will continue to increase as the economy in China continues to grow and as disposable income of urban households continues to rise. Any adverse changes in the economic conditions or regulatory environment in China, however, may have a material adverse effect on the cord blood banking industry in China, which in turn may harm our business and results of operations.

Demand for Cord Blood Banking Services

As of the date of this prospectus, six cord blood banking licenses had been granted in six provincial-level regions in China, and the PRC government plans to issue cord blood banking licenses in up to four additional provincial-level regions by 2010. Future demand for the cord blood banking industry in China is expected to be driven mainly by (i) increased penetration rates along with a large number of newborns in China arising from its sizeable population, (ii) increased healthcare expenditure as a result of the growth in GDP and disposable income in urban areas, (iii) China’s one-child policy, (iv) increased sales and marketing efforts to increase the public awareness of the benefits associated with cord blood banking and (v) additional diseases that stem cells could be used for treatment. We intend to generate additional demand for our services by enhancing our sales and marketing initiatives and expanding hospital networks to increase the public awareness of benefits associated with cord blood banking. We benefit from economies of scale because a significant portion of our operating costs, such as depreciation expenses of our storage facilities and rental expenses, are fixed. Therefore, increased demand for our services is likely to lead to economies of scale and increased profits.

Average Revenue per Subscriber

Substantially all of our revenues are derived from the fees payable by subscribers in connection with the handling of the cord blood units of their newborns. Our standard package requires our subscribers to pay a one-time processing fee and an annual storage fee for a period up to 18 years. All fees are inclusive of a 5% business tax. If the examination results indicate that the cord blood stem cells are not viable for storage, we will refund 70% of the processing fee and terminate the contract.

In addition to processing fees and storage fees, an insurance premium of RMB120 annually collected from each subscriber is subsequently forwarded to an independent third party health insurance provider to cover potential hospitalization costs of the newborn. We do not assume any credit risk in respect of the collection of such insurance premium and have no obligations to our subscribers under the insurance policies. See Note 12 to our annual consolidated financial statements included elsewhere in this prospectus. Since we are not the primary obligor for the provision of insurance services, the portion of annual payments representing insurance premium is presented net of the amount paid to the insurance carrier in our consolidated statement of operations.

Because the PRC government currently does not regulate prices of cord blood banking services, we have the flexibility to set and adjust the subscription packages in response to changing market dynamics and have been targeting our subscription services at all expectant parents in our existing markets. For example, we offer medical practitioners, including doctors, nurses or other medical professionals, cord blood banking services at certain discounts from time to time. If subscription services become subject to price control in China, our financial condition and results of operations would be adversely affected. See “Risk Factors—Risks Relating to Our Business—Our business activities are subject to regulations that may impose significant costs and restrictions.”

Payment Methods for Subscribers

We offered our subscribers three payment options:

•	Option One: payment of a one-time processing fee of RMB5,000 upon delivery of the cord blood unit to our premises for testing and processing, which we referred generally as “the time of subscription”, and an annual storage fee of RMB500 payable each year for a period of 18 years.
•	Option Two: payment of a one-time processing fee of RMB5,000 and a bullet payment of 18 years of storage fees at a discount of 20% to the total amount of storage fees payable under the contract at the time of subscription. This payment option has been suspended since January 1, 2008. Nevertheless, an amended version of this option, which provides for the payment of a one-time processing fee of RMB5,000 and a bullet payment of 18 years of storage fees (with no discount) at the time of subscription, has become available to new subscribers since February 1, 2009.
•	Option Three: payment of the processing fee by installment, including an initial payment of RMB1,100 at the signing of the contract and an annual payment of RMB300 each year for a period of 18 years, representing a surcharge of RMB1,200 to the total amount of processing fees payable under the contract, and an annual storage fee of RMB500 payable each year for a period of 18 years.

From January 1, 2008 to January 31, 2009, we suspended Option Two to new subscribers. The suspension of Option Two meant new subscribers could only choose between Option One and Option Three. In conjunction with the cultivation of the newly developed Guangdong market, the suspension of Option Two to new subscribers resulted in a change in new subscribers mix. For instance, approximately 53.2% of new subscriber sign-ups for the year ended March 31, 2009 elected Option Three compared to 21.1% of new subscriber sign-ups for the year ended March 31, 2008. Under Option One, our subscribers are contractually obligated to pay the processing fee at the time of subscription. Some subscribers, however, settle the processing fee after the completion of the processing services. Under Option Three, our subscribers pay the processing fee by installments. Because we recognize the processing fee as revenue upon completion of the processing services, there is an outstanding accounts receivable if the subscriber has not yet paid the processing fees upon such completion. Accordingly, an increase in new subscribers also resulted in an increase in current accounts receivable.

We expect our current accounts receivable and total accounts receivable to continue to increase with new subscriber sign-ups. For instance, total accounts receivable before allowance for doubtful accounts increased by RMB99.6 million ($14.6 million) from March 31, 2008 to March 31, 2009, of which approximately 68.5% related to subscribers who elected Option Three. If an increasing percentage of new subscribers elect Option Three, an increasing percentage of the processing fees receivable will be recorded as non-current accounts receivable.

Turnover periods for current accounts receivable for the years ended March 31, 2007, 2008 and 2009 and the three months ended June 30, 2009, determined based on average current accounts receivable and revenues in the respective periods, were 170 days, 24 days, 69 days and 84 days, respectively. The exceptionally long accounts receivable turnover for the year ended March 31, 2007 was largely attributable to the revenue recognition policy that was in effect prior to September 25, 2007. By treating the processing fees and storage fees as a single accounting unit, we recognized the revenue on a straight line basis over a course of 18 years, which led to a timing difference between revenue and cash flow. Turnover days for current accounts receivable for the year ended March 31, 2008 decreased to 24 days from 170 days for the year ended March 31, 2007. Pursuant to the termination of the penalties clause in the subscription contract on September 25, 2007, we have been able to treat processing fees and storage fees as separate accounting units and recognized processing fees upon completion of the relevant processing services. Hence, we recorded a non-recurring recognition of the previously deferred revenue during this period, which resulted in a significant increase in turnover. Turnover days for current account receivables for the year ended March 31, 2009 increased to 69 days from 24 days and increased to 84 days for the three months ended June 30, 2009 from 67 for the three months ended June 30, 2008. Unlike the preceding period, no similar non-recurring recognition of deferred revenue arising from the change in the accounting treatment of processing fees was recorded in these periods. Further, the suspension of Option Two, which allowed the payment of processing fees and annual storage fees for 18 years in a bullet payment, also resulted in longer turnover days as more subscribers elected Payment Option Three.

Duration of Subscription Services

Our business requires delivery of services to our subscribers on a long-term basis. Our subscription contracts typically are automatically renewed each year for a period of 18 years. The contract may be extended beyond the initial 18 years at the election of the child when he or she reaches adulthood. The contract may be shorter than 18 years if the cord blood unit is needed for transplants by the child or a family member or if the subscriber terminates the contract by notice prior to the end of 18 years. As illustrated below, our practice of entering into long-term contracts with subscribers imposes constraints and uncertainties on our operations:

•	Our subscribers are not subject to any penalties if they terminate subscription contracts prior to the end of 18 years. Although we have not experienced early termination by a significant number of our subscribers in the past, there is no guarantee that all subscribers will fulfill their contract obligations by continuing to pay storage fees on an annual basis for a period of 18 years. If we experience early termination by a significant number of our subscribers, our financial condition and results of operations may be materially adversely affected. See “Risk Factors—Risks Relating to Our Business—Our financial condition and results of operations may be materially adversely affected if a significant number of our subscribers terminate their contracts with us prior to the end of a typical contract period of 18 years.”
•	For subscription contracts signed before January 1, 2008, we do not have the right to amend or terminate such subscription contracts as long as our subscribers continue to renew the contract over the 18-year period. Inflation in China may adversely impact our profit margins through increased costs of compensation and expenses. Although we believe that we could offset some of the effects of inflation through technological advances, economies of scale and operational efficiencies, our financial condition and results of operations may be materially adversely affected by increased operating costs. Starting from January 1, 2008, under the new subscription contract, we reserved the right to review and adjust the annual storage fee in accordance with the local inflation index.

Sales and Marketing Activities Undertaken through Our Hospital Networks

We provide our services through collaboration with selected hospitals in our operation regions. All cord blood collection services are performed and a significant portion of our sales and marketing activities are undertaken through our network of collaborating hospitals, for which hospitals are reimbursed for the costs of materials and resources utilized in the cord blood collection process. Accordingly, our success is dependent upon our ability to utilize our hospital networks to undertake sales and marketing activities to increase penetration in our existing markets. As of June 30, 2009, we had over 90 hospitals participating in our hospital network in Beijing. Since the Nuoya acquisition in May 2007, we have established collaborative relationships with over 90 major hospitals in Guangdong and are seeking to significantly expand our hospital network in this new market.

Our ability to generate revenue growth and the terms for service delivery depend, to a large extent, on our ability to develop and maintain collaborative relationships with prominent hospitals as we expand to a new market and strengthens our collaboration with hospitals in our existing markets. This is particularly the case for hospitals where we have derived a significant portion of revenues in the past and expect to continue to do so in the future. Termination or alteration of any contracts with any major collaborating hospitals could have a material adverse effect on our business.

Application for Cord Blood Banking Licenses

One of our major strategies is to expand our geographical coverage by applying for licenses in other regions, which is closely related to our ability to capture growth opportunities in other markets in China. An application for a cord blood banking license in a region starts with submission of a written notice to the relevant DOH concerning the applicant’s intention to construct and operate a cord blood bank. As the offering of cord blood banking services concerns public health, the DOH scrutinizes the application and exercises its discretion by taking into account relevant laws and regulations and other considerations such as public health to ensure that applicant is committed to the industry and is capable of providing quality services. Upon its satisfaction of a series of complex and stringent requirements, including those applicable to storage facilities, the applicant may submit its formal application for a license. Following the receipt of the formal application, the DOH will consider granting the license to the applicant upon its satisfactory inspection of its facilities.

Our likelihood of success in our application should be evaluated in light of following:

•	It generally takes several years to receive a cord blood banking license in China. Following the submission of a written notice to the DOH, the applicant usually would be required to incur significant initial investments, including costs associated with the construction of facilities, to demonstrate to the DOH that it is capable of meeting the stringent application requirements for a license prior to the receipt of such a license. For example, the cord blood bank in Beijing operated by Jiachenhong took six years to obtain its license, during which time it incurred substantial costs to construct facilities meeting the stringent application requirements prior to obtaining a license.

As the first licensed cord blood bank operator in China holding two out of the six cord blood banking licenses issued by the PRC government authorities to date, we believe that our operational knowledge, experience and expertise provide a strong platform to obtain additional licenses. Currently, we have not formally submitted any written notice to any DOH concerning our intention to construct and operate a cord blood bank in any region. We will not commence the construction of a cord blood bank prior to formal submission of a written notice to the DOH in any region in which we intend to construct and operate a cord blood bank. However, if we decide to submit such a written notice, we will be required to commence construction of cord blood bank facilities to demonstrate the capability of meeting stringent application requirements for a license prior to receiving the license. It is possible that applications in the future will be rejected after we have incurred a significant initial investment in the process. In such circumstances, our financial condition and results of operations may be materially adversely affected. See “Risk Factors—Risks Relating to Our Business—We may incur significant initial investments to apply for cord blood banking licenses in other provincial-level regions, and if we are unsuccessful, our operating results could be materially adversely affected.”

•	There exists substantial uncertainties in the regulatory framework for the cord blood banking industry in China. We may be required to revise our business plan from time to time to respond to a changing regulatory environment, which could materially adversely affect our financial condition and results of operations. For example, before we became the parent company of Jiachenhong in March 2005, the former Jiachenhong management commenced construction of two cord blood banks in the regions outside Beijing as part of its strategy to further expand business in regions where the PRC government is likely to issue additional cord blood banking licenses. The business judgment on the locations of these two cord blood banks was made based on the information available to the former management at the time. After becoming the parent company of Jiachenhong in March 2005, we continued to monitor the government’s policy on regions where additional cord blood banking licenses are likely to be issued but basing on available information, were unable to ascertain whether the locations of the two cord blood banks constructed by the former Jiachenhong management were regions where additional cord blood banking licenses in China are likely to be issued. Currently, we are still in an exploration stage and we have neither identified any specific locations nor expressed any written interest in constructing a cord blood bank.

Acquisition of or Investment in Other Cord Blood Bank Operators

We seek to expand our geographical coverage by acquiring or investing in cord blood bank operators in other regions. Period-to-period comparisons of our operation results must therefore be evaluated in light of the impact of such acquisitions. In May 2007, CSC South, our subsidiary, acquired Nuoya for a total consideration, including direct expenses, of RMB30.9 million in cash. Nuoya is our cord blood bank operator in Guangdong, one of the most populous regions in China. According to the Chinese National Bureau of Statistics, the number of newborns in Guangdong in 2006 was more than ten times as many as that in Beijing. We acquired the right to operate cord blood banks in Guangdong through our acquisition of Nuoya in May 2007. Our operation in Guangdong has significantly increased the size of the market that we can access.

We acquired 11,730,000 shares of CordLife for a cash consideration of A$8.0 million in July 2007 and an additional 5,795,000 shares for a cash consideration of A$2.4 million for the year ended March 31, 2009.

As of June 30, 2009, such shares in the aggregate represent 18.9% equity interests in CordLife. CordLife is a company whose shares are listed on the Australian Stock Exchange and provides cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. The investments in CordLife have been accounted for as an available-for-sale investment and were stated at fair value in our consolidated balance sheets as of March 31, 2008 and 2009 and June 30, 2009, with remeasurements of fair value recognized as other comprehensive income or loss, as the case may be, or in the statement of operations for the corresponding periods to the extent of impairment losses considered to be other-than-temporary.

We may acquire operators with little experience in offering subscription services. It takes time for a new cord blood bank to achieve operating efficiencies and planned subscriber levels due to challenges typically associated with a new operation, including the need to establish strategic alliances with local hospitals, to train and certify medical professionals affiliated with these hospitals, and to hire and train sufficient sales and marketing personnel. Further, such acquisitions require significant capital expenditures as well as substantial investments of management time and other resources. As a result, we expect the gross profit margin of our cord blood banking business to decrease shortly after expansion into a new geographical region, such as our Guangdong expansion through the acquisition of Nuoya, but we expect this trend to reverse after having completed much of the expansion required in the new market.

Preferential Tax Treatment

All of our operations are based in China, and our PRC subsidiaries, Jiachenhong and Nuoya, are subject to PRC taxes, including enterprise income tax. Prior to January 1, 2008, as a foreign-invested production-oriented enterprise registered in the Beijing Economic and Technology Development Zone, Jiachenhong was entitled to pay enterprise income tax at a reduced rate of 15%, compared to the standard rate of 33%, and enjoyed the benefits of a tax holiday, which provided for an exemption from enterprise income tax for two years commencing from its first profit-making year of operation and a 50% reduction of enterprise income tax for the following three years. Jiachenhong started making profit for the year ended December 31, 2004. Therefore, Jiachenhong was exempt from enterprise income tax for the years ended December 31, 2004 and 2005 and was subject to enterprise income tax at a reduced rate of 7.5% for the years ended December 31, 2006 and 2007. The 50% reduction of enterprise income tax remained applicable for the year ended December 31, 2008. Prior to January 1, 2008, Nuoya was subject to enterprise income tax at the standard rate of 33%.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law”, which took effect on January 1, 2008. On December 6, 2007, the State Council approved and promulgated the Implementing Regulations for the EIT Law, which took effect simultaneously with the new tax law. Under the new tax law, foreign-invested enterprises and domestic companies are subject to a uniform tax rate of 25%. The new tax law provides a five-year transition period starting from its effective date for enterprises that were established before the promulgation date of the new tax law and entitled to a preferential lower tax rate under the then effective tax laws or regulations. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives, or “Circular 39”. Based on Circular 39, enterprises that enjoyed a preferential tax rate of 15% in accordance with previous laws, regulations and other documents with the same effect as administrative regulations are eligible for a graduated rate increase to 25% over the 5-year period beginning January 1, 2008. For those enterprises that currently enjoy tax holidays, such tax holidays will continue until their expiration in accordance with previous tax laws, regulations and relevant regulatory documents. While the new tax law equalizes the tax rates for foreign-invested enterprises and domestic companies, preferential tax treatment may be given to companies in certain encouraged sectors and to those classified as high technology companies enjoying special support from the state. Entities that qualify as “High and New Technology Enterprises” (“HNTE”) under the new tax law are entitled to a preferential income tax rate of 15%. However, the new recognition criteria and procedures for “HNTE” under the new tax law were not issued until April 14, 2008. In January 2009, Jiachenhong was granted the HNTE certificate, which was dated December 24, 2008. The certificate was valid for a period of three years effective retroactively from January 1, 2008. As a result of the above, Jiachenhong was subject to tax at 9% from April 1 to December 31, 2008, and is expected to be subject to tax at 15% for calendar years 2009 and 2010, and at 24% and 25% for calendar years 2011 and 2012 onwards, respectively. The impact of the change in tax rate of Jiachenhong due to its status as an HNTE on current and deferred taxes was not accounted for until the year ended March 31, 2009 as the enactment date of the new preferential rate was in January 2009. Since January 1, 2008, Nuoya is subject to a tax rate of 25% under the EIT Law.

In accordance with the Notice of Promulgation of the Guidelines for Determination and Administration of High and New Technology Enterprises, which was jointly promulgated by the Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation on July 8, 2008, enterprises that were registered both within and outside national high and new technology industries development zone (including Beijing new technology industries development experimental zone) and were classified as high-tech enterprises prior to the end of 2007 in accordance with previous laws will have their qualifications remain valid if such qualifications have not expired, but such enterprises cannot continue to enjoy the corresponding preferential tax treatment unless they can be redetermined as HNTE pursuant to the Measures for Determination and the Guidelines. The redetermination procedures under the Measures for Determination and the Guidelines may be handled either prior to or after the expiration of the validity period of their qualification. Additionally, for high-tech enterprises that were granted tax exemption and reduction treatment for a certain period under previous laws and whose tax holiday has not expired, Circular 39 shall continue to apply. Given that Jiachenhong has been determined as a HNTE, we believe that the new tax law should not have a material adverse effect on Jiachenhong’s ability to maintain its preferential tax treatment until 2011. See “Risk Factors—Risks Relating to Operations in China—The discontinuation of any preferential tax treatment currently available to us and the increase in the enterprise income tax in the PRC could in each case result in a decrease in our profits and materially adversely affect our results of operations,” and Note 18 to our annual consolidated financial statements included elsewhere in this prospectus.

The new tax law and the implementation rules also impose a withholding tax at 10%, unless reduced by a tax treaty or agreement, for dividends distributed by a PRC-resident enterprise to its immediate holding company outside the PRC for earnings accumulated beginning on January 1, 2008. Undistributed earnings generated prior to January 1, 2008 are exempt from such withholding tax under Notice on Certain Preferential Corporate Income Tax Policies, Caishui (2008) No. 1, issued jointly by the MOF and the SAT on February 22, 2008. We have not provided for income taxes on accumulated earnings of Jiachenhong and Nuoya as of June 30, 2009 since these earnings are intended to be reinvested indefinitely in the PRC. As of June 30, 2009, the unrecognized deferred tax liability related to the undistributed earnings subject to withholding tax was RMB10.4 million ($1.5 million).

Our Financial Condition and Results of Operations

Critical Accounting Policies

In preparing the financial statements, we are required to make judgments in the form of estimates and assumptions concerning future events. They affect reported amounts of our assets, liabilities, revenues, income and expenses. We continually evaluate these judgments based on our experience, knowledge and assessment of current business and other factors. After having considered available information and assumptions believed to be reasonable, our expectations regarding the future form the basis for judgments about matters not readily apparent from other sources. Since use of estimates and assumptions is an integral component of financial reporting, the actual results could differ if a different set of estimates and assumptions was used for making judgments.

Critical accounting policies are policies that require the application of the most challenging, subjective, or complex judgments, often as a result of the need to make estimates and assumptions about the effect of matters that are inherently uncertain, thereby creating a significant risk that a material adjustment may need to be made in subsequent periods to the carrying amounts of assets and liabilities involved.

We believe the following accounting policies involve critical judgments of our management:

Revenue Recognition

We generate substantially all of our revenues in form of processing fees and storage fees from our subscribers. The processing fee consists of payment for the services of transporting, testing and processing cord blood units collected from the newborns of our subscribers at collaborating hospitals upon childbirth. The storage fees represent consideration for preservation of cord blood units at our facilities, typically for a period of 18 years absent early termination by our subscribers for any reason. We also arrange insurance policy for our subscribers. See “—Factors Affecting Our Financial Condition and Results of Operations—Average Revenue per Subscriber.” As a result, our services involve multiple deliverables. Whether revenues for each type of services may be recognized separately depends on whether each component of the multiple deliverables should be treated as a separate accounting unit under Emerging Issues Task Force Issue No.00-21, Revenue Arrangements with Multiple Deliverables, or “EITF 00-21”. Under EITF 00-21, all of the following requirements must be satisfied for a component of multiple deliverables to represent a separate accounting unit:

•	The delivered item must have value to the customer on a standalone basis;
•	There is objective and reliable evidence of the fair value of the undelivered items; and
•	If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is probable and within the control of the vendor.

Prior to September 25, 2007, our contract terms required our subscribers to pay penalties equivalent to a certain percentage of the storage fees for the remaining period in the event of early termination prior to the end of 18 years. In light of such penalties clause, our management was unable to predict whether or when our subscribers might choose to terminate their contracts prior to the end of a typical contract period of 18 years and the amount of penalties that we would receive depends on the length of the remaining contract period and the percentage of our subscribers who terminate their contracts prior to the end of 18 years for any reason (other than termination in the event of a need for transplants by our subscriber’s child or their family members). Further, we did not offer storage and insurance arrangement services on a standalone basis. Nor were comparable services offered on a standalone basis by third parties in the market. Therefore, our management was unable to assign fair value with vendor-specific objective evidence to the undelivered storage and insurance arrangement services. As a result, our management was required by EITF 00-21 to treat revenues generated from both processing and storage services as a single accounting unit and recognized revenues from processing fees and storage fees on a straight line basis over a course of 18 years. The unearned portions of the processing fees and prepaid storage fees were recognized as deferred revenues.

In particular, we offered subscribers three payment options prior to January 1, 2008. Although we received payment for all processing services upfront upon at the time of subscription under two of the three payment options and all storage fees payable over the contract period upfront at a discount of 20% under one of the three payment options, we recognized revenues from processing fees and storage fees evenly on a straight line basis over a course of 18 years. The unearned portions of the processing fees and prepaid storage fees were recognized as deferred revenue. This had resulted in a mismatch between the timing of cash generated from operating activities and revenue recognition with respect to processing fees and prepaid storage fees. In other words, although we have been collecting such fees at the time of subscription, it was required to recognize such fees on a straight line basis over a course of 18 years. From January 1, 2008 to January 31, 2009, we suspended the option to prepay the storage fees upfront at the time of subscription. Starting from February 1, 2009, our new subscribers may choose to make payment of a one-time processing fee of RMB5,000 and a bullet payment of 18 years of storage fees (with no discount).

On September 25, 2007, we modified a provision in all then existing contracts with our subscribers to waive the penalties chargeable to them in the event of early termination prior to the end of 18 years. Further, all contracts we enter into with our subscribers beginning on September 25, 2007 do not require them to pay penalties in the event of early termination. We believe the removal of the penalties clause effectively results in an annual election by our subscribers to renew the contracts for storage and insurance arrangement services. In substance, this represents a renewal option which established vendor-specific objective evidence of fair value for the undelivered storage and insurance arrangement services. We have also commenced the provision of standalone cord blood storage services for cord blood units transferred from other cord blood banks, at the same renewal fee as the contracts with the existing subscribers. Moreover, since the delivered processing services have value to our subscribers on a standalone basis and the processing fees are not refundable upon completion of relevant processing services, we are able to treat revenues generated from processing services as a separate accounting unit from revenues generated from storage services. From September 25, 2007 onwards, upon successful completion of cord blood processing services, when we have confirmed that the cord blood unit meets all the required attributes for storage, it recognizes processing fees as revenue.

Our management believes that the waiver of penalties chargeable to all subscribers in the event of early termination is in line with industry practice because cord blood bank operators in countries with a well-established cord blood banking industry such as the United States generally do not charge such penalties. Moreover, such waiver reduces the timing difference between revenue recognition and cash generated from operating activities. To illustrate, under two of the three payment options, we receive payment for our processing services upfront at the time of subscription which is not refundable in the event of an early termination and relevant processing services are completed prior to storage of cord blood units at our facilities. In other words, we are able to retain processing fees once we have received the payment irrespective of early termination by subscribers. Therefore, recognizing revenue upon completion of relevant processing services more accurately reflects the results of our actual business operations.

Subscribers may elect to pay the processing fee in full at the time of subscription, or a portion of that in installments, subject to a surcharge. The surcharge is recognized as interest income using the effective interest method.

With respect to matching units donated by the public and delivered to patients in need of transplants or for research purposes, we recognize revenues when the cord blood unit is delivered and the risk of loss is transferred to the recipient. For further details regarding our revenue recognition, see Note 2(k) to our annual consolidated financial statements included elsewhere in this prospectus.

Deferred Costs Arising from Processing Services

Beginning from September 25, 2007, we have been able to separate revenues from our subscription services into processing services and storage services as two separate units of accounting. We now recognize processing fees and related direct costs upon completion of cord blood processing services. Prior to September 25, 2007, incremental costs that were directly associated with the provision of processing services, including collection fees, direct materials, direct selling expenses and direct labor, were recorded as deferred cord blood processing costs and were amortized in our consolidated statement of operations over the same period during which the processing revenues are recognized.

Depreciation Charges

We depreciate the cost of fixed-life assets less their estimate of residual value on a straight-line basis over their estimated useful life. We estimate the useful life of our machinery to be 5 to 10 years and leasehold improvements to be 10 years. We determine the estimated useful life of our assets based on the historical usage experience with similar assets and anticipated technology changes. Changes in the expected usage level, technological developments and the operation environment in the industry could impact the economic useful lives and the residual values of our assets. If the operation environment is to change more rapidly or in a different way than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation expense in future periods. We review the estimated useful lives and estimated residual values of its assets no less frequently than annually.

Valuation of Inventories

A significant portion of our inventories consists of the handling costs attributable to the testing, processing and preservation of donated cord blood units. The handling costs include direct material costs and direct labor costs incurred in its handling of donated cord blood units. We do not capitalize the related overheads of our facilities used to store these units. Donated cord blood units are valued at the lower of cost or market using the weighted average cost method. Since we do not expect to recognize revenue from such inventory within 12 months from the balance sheet date, we classify donated cord blood units as non-current assets on our balance sheet. The carrying value of our donated cord blood units was RMB26.0 million ($3.8 million) as of June 30, 2009. Management periodically reviews our portfolio of donated cord blood units to determine if a write-down on inventory is necessary based on estimated demand for our matching services and other industry knowledge. We did not record any write-downs on our inventories for the years ended March 31, 2007, 2008 or 2009 or the three months ended June 30, 2009. If demand for our matching services is significantly different from the management’s expectations, the valuation of donated cord blood units could be materially impacted.

With respect to the cost of matching units donated by the public and delivered to patients in need of transplants or for research purposes, we recognize the revenue for one matched cord blood unit upon shipment of the unit and recognizes as direct costs the cost of the estimated average number of cord blood units out of which one unit of cord blood will be matched over the period during which the cord blood units will remain active. The number of cord blood units that can be matched for a fee involves estimates of the future number of cord blood units donated by the public, demand for cord blood units for transplants, the probability of finding a match in light of number of donated cord blood units stored and our industry knowledge. If medical research discovers new and more effective medical procedures that make cord blood transplants more effective, or if medical research discovers more diseases that cord blood transplants can be used to treat, the estimated number of cord blood units that can be matched may increase. Conversely, if there are no new developments in medical science to overcome some of the current technical and therapeutic limitations on the use of cord blood in medical treatment, the estimated number of cord blood units that can be matched may decrease. Any of the estimation variables which differ from our expectations may result in material adjustments to direct costs in future periods.

Although we will continue to provide donated cord blood units to patients in need of transplants as part of our business to satisfy regulatory requirements for the cord blood banking industry in China and to demonstrate our commitment to community healthcare, we do not believe revenues generated from provision of donated cord blood units to patients in need of transplants will become our main revenue driver in the long run. For further details regarding our inventories, see Note 4 to our annual consolidated financial statements included elsewhere in this prospectus.

Allowance for Doubtful Receivables

Most of our subscribers choose to pay their storage fees annually rather than in one lump sum. In addition, some subscribers elect to pay their initial processing fee in annual installments. We analyze the adequacy of allowance for doubtful receivables quarterly on a case by case basis by taking into account specific facts, such as the subscriber’s creditworthiness and historical payment history and records. An allowance for doubtful receivables is made when collection of the amount is no longer probable. The specific amount to be made in the allowance is based on the historical write-off experience, our assessment of recoverability of individual receivable and general economic conditions. Allowance for doubtful receivables was RMB9.4 million ($1.4 million) as of June 30, 2009, compared to RMB8.4 million as of March 31, 2009. We believe that the allowance is adequate. It is possible, however, that the accuracy of the management’s estimation process could be impacted by unforeseen circumstances.

Impairment of Long-lived Assets

Long-lived assets such as property, plant and equipment and finite lived intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The amount of impairment loss, if any, is the excess of the carrying value of an asset over its fair value. We have not recognized any impairment of long-lived assets during the years ended March 31, 2007, 2008 or 2009 or for the three months ended June 30, 2009. The net carrying value of our property, plant and equipment was RMB249.6 million ($36.5 million) as of June 30, 2009 compared to RMB236.7 million as of March 31, 2009. The net value of intangible assets was RMB27.0 million ($4.0 million) as of June 30, 2009 compared to RMB27.3 million as of March 31, 2009. See “—Factors Affecting Our Financial Condition and Results of Operations—Application for Cord Blood Banking Licenses” and Notes 6 and 8 to our annual consolidated financial statements included elsewhere in this prospectus.

Impairment of Available-for-sale Securities

The CordLife investment is classified as available-for-sale equity securities and is stated at fair value, with unrealized gains and losses normally recognized in other comprehensive income or loss. However, when the fair value of our available-for-sale securities falls below cost, we determine whether the decline in value is other than temporary, in which case the unrealized loss has to be charged to income. In assessing whether the impairment is other than temporary, we consider the length of time and the extent to which the market value has been below cost, our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value, and the investee’s financial conditions, operational performance, future earnings potential, prospects, market conditions and near term development. As of December 31, 2008, the market value of the CordLife investment was below our investment cost. Having considered the significance of the accumulated decline in the fair value of the ordinary shares of CordLife, the period of time during which market value of the shares had been below cost, and the current market conditions, management considered that the impairment loss on the investment was no longer temporary as of December 31, 2008. As a result, accumulated impairment loss amounting to RMB37.4 million ($5.5 million) was recognized in earnings during the nine months ended December 31, 2008 and the market value as of December 31, 2008 formed a new cost basis of the our investment in CordLife. Subsequent to December 31, 2008, there was an increase in the market value of the ordinary shares of CordLife, resulting in total unrealized holding gain recognized in accumulated other comprehensive income as of June 30, 2009 of RMB11.6 million ($1.7 million). See Note 8 to our unaudited condensed consolidated financial statements for the three months ended June 30, 2009 included elsewhere in this prospectus.

Valuation and Amortization of Intangible Assets

We acquired the right to operate a cord blood bank in Guangdong in May 2007 through our acquisition of Nuoya. We allocate the cost of the acquisition to the assets acquired and liabilities assumed based on their estimated fair value on the date of acquisition. As part of the purchase price allocation, we are required to determine the fair value of the operating right acquired. We estimated the fair value of the operating right based on an income approach. Under this approach, fair value of an asset is determined based on the present value of projected future net cash flows associated with the use of the asset. The determination of the fair value of the intangible asset acquired using an income approach involves certain judgments and estimates. The major estimates and assumptions include, but are not limited to, the cash flows that an asset is expected to generate in the future, which in turn is based on assumptions on the growth rate of revenues from the cord blood bank and margins derived from such revenues, and the discount rate selected to measure the risks inherent in such cash flows.

Such right is stated at the estimated fair value on the date of acquisition after deduction of accumulated amortization. The amortization expense is recognized on a straight line basis over an estimated economic useful life of 30 years. For the years ended March 31, 2008 and 2009 and the three months ended June 30, 2009, the amortization expense relating to the right to operate in Guangdong amounted to RMB0.9 million, RMB1.0 million and RMB0.2 million ($35,540), respectively. See Note 8 to our annual consolidated financial statements and Note 7 to our unaudited condensed consolidated financial statements for the three months ended June 30, 2009 included elsewhere in this prospectus. Due to the uncertainties associated with operating in the cord blood banking industry in China, the economic useful life may be subject to change. If we are required to shorten our estimated economic useful life of the right to operate in Guangdong, our cost will increase. Profitability may be adversely affected. Further, there is no assurance that we will be able to recover the carrying amount of the right to operate in Guangdong from its operating activities in the future.

Share-based Compensation

Prior to August 2006, we did not issue any share options to employees, directors or consultants. CSC adopted a share option scheme in August 2006, which was subsequently approved by Golden Meditech shareholders in September 2006. Under the scheme, share options to purchase a total of 100,000 shares of CSC were granted to employees and directors and were recorded by us as share-based compensation over vesting periods of up to eighteen months based on the SFAS No. 123(R) grant date fair value requirements.

The terms of options are determined by the board of directors on the date of grant. Determination of the fair value of the options granted involves complex and subjective judgments regarding projected financial and operating results, our unique business risks, and our operating history and prospects at the time of grant. If we made different judgments or adopted different assumptions, material differences could have resulted in the timing and amount of the share-based compensation expenses recorded because the estimated fair value of the underlying shares for the options granted would be different. The fair value of options granted for the year ended March 31, 2007 was RMB6.3 million. Share-based compensation expenses recognized for the years ended March 31, 2007, 2008 and 2009 were RMB2.7 million, RMB3.2 million and RMBNil ($Nil) respectively. No options were granted in the years ended March 31, 2008 or 2009. Changes in the assumptions used to value share options could materially affect the fair value estimate and the amount of share-based compensation expenses included in our reported net income per share and operating expenses for future periods.

We determine the fair value of the options granted by applying the Black-Scholes option pricing model. The Black-Scholes option-pricing model requires the following inputs: (i) the exercise price of the options; (ii) the value of the underlying shares; (iii) the expected term of the options; (iv) the expected volatility of the underlying shares; (v) the risk-free interest rate during the expected term of the options; and (vi) the expected dividend yield of the underlying shares.

Among these inputs, only the exercise price of the options, which is stated in the option grant letter, can be objectively determined. Because our ordinary shares were not publicly traded, we estimated the fair value of the ordinary shares at the grant date of CSC options with reference to the most recent sale of CSC shares by a shareholder to an unrelated third party, which was at HK$450 ($58) per share. The expected term of the option was based on estimates of the anticipated timing of the exercise of the vested options by our board of directors and management. Estimating the volatility of the price of CSC ordinary shares is complex. We used the historical volatility of a group of companies of similar nature to estimate the volatility of its shares. Because CSC employee share options have characteristics significantly different from those of publicly traded options, changes in the subjective input assumptions can materially affect the fair value estimate. We have applied the Hong Kong Exchange Fund Notes interest rate with a maturity similar to the expected term of CSC options as the risk-free interest rate and assumed dividend yields over the term of the options based on historical dividends. Based on the above assumptions, we recognized share-based compensation expenses of RMB2.7 million, RMB3.2 million, RMBNil and RMBNil ($Nil) for the years ended March 31, 2007, 2008 and 2009 and three months ended June 30, 2009, respectively. Had we used different assumptions and estimates, material differences could have resulted in the estimated fair value of the share options. For further details regarding our share based compensation, see Note 19 to our annual consolidated financial statements included elsewhere in this prospectus. Upon completion of the Share Exchange on June 30, 2009, each share option of CSC Holdings was replaced by an option to acquire 35.73314 shares of CCBC at HK$450 per option. All such share options were exercised by the grantees on June 30, 2009.

Principal Components of Our Income Statement

Revenues

Revenues reflect the portion of the invoiced value of services to third-party customers earned, net of business tax payable to government authorities. We have two types of customers: subscribers, who pay processing and storage fees pursuant to the terms of their subscription contracts as consideration for our subscription services, and transplant patients, who pay matching fees as consideration for our delivery of donated cord blood units for their operations.

The sources of our revenues consist of the following:

•	Processing fee. Gross processing fee, currently charged at the rate of RMB5,000 (inclusive of a 5% business tax), represents consideration for the transportation, testing and processing of subscribers’ cord blood units. We recognize the processing fees as our revenue on a net of business tax basis. Some of our subscribers elect to pay the processing fee in full at the time of subscription. Some subscribers elect to pay, subject to a surcharge of RMB1,200 (inclusive of a 5% business tax), a portion of the processing fee in installments. Prior to September 25, 2007, we recognized processing fees as revenues on a straight line basis over a course of 18 years. Beginning on September 25, 2007, total fees receivable for processing services and the first year’s storage services, excluding the surcharge of RMB1,200 for customers who elect to pay by installments, are allocated as processing fees and storage fees based on their relative fair value, and we recognize processing fees as revenues upon completion of processing services. The surcharge of RMB1,200 is recognized as interest income using the effective interest method. See “—Critical Accounting Policies—Revenue Recognition.”

•	Storage fee. Gross storage fee, currently charged at the rate of RMB500 (inclusive of a 5% business tax) per year, represents consideration for the storage of cord blood units at our facilities pursuant to subscription contracts. We recognize the storage fees as our revenue on a net of business tax basis. Prior to January 1, 2008, some subscribers elected to prepay the storage fees for the entire contract period upfront at the time of subscription and receive a discount of 20% on the total storage fees payable under the contract. Should the subscriber subsequently terminate the contract prior to the expiration of 18 years, the amount of storage fees prepaid, less storage fees of RMB500 per year for the actual storage period, were refunded to the subscriber. For each such subscription, the storage fee of RMB500 for the first year’s storage services was recognized as revenue, which is committed and paid by the subscriber at the inception of the contract, and the remaining prepaid storage fees were recognized as deferred income in the balance sheet, which would be recognized as revenues on a straight-line basis over the remaining storage period. From January 1, 2008 to January 31, 2009, we suspended the option to prepay the storage fees upfront at the time of subscription. Starting from February 1, 2009, our new subscribers may choose to make payment of a one-time processing fee of RMB5,000 and a bullet payment of 18 years of storage fees (with no discount). Most of our subscribers elect to pay the storage fee on an annual basis at the beginning of each anniversary of the subscription contract.
•	Matching fee. Gross matching fee, currently charged generally at the rate of RMB25,000 (inclusive of a 5% business tax), represents consideration for the successful identification and retrieval of a matching cord blood unit suitable for transplant. We record the matching fee as our revenue on a net of business tax basis. We recognize the matching fee when the cord blood unit is delivered and the risk of loss is transferred to the recipient.

Direct Costs

After a cord blood unit is collected at a collaborating hospital and transported to its facilities, we test and process the cord blood to extract stem cells contained in the unit and cryopreserves the stem cells at our cord blood banks. Direct costs reflect the costs incurred for these procedures as well as payments made to the hospitals to reimburse the costs they incur in performing the collection procedure for our subscribers. In addition, direct costs include an annual technical consulting fee of RMB2.0 million payable by us to Peking University People’s Hospital pursuant to a 20-year contract dated June 2006 for the hospital’s technology and procedural guidance to support our delivery of cord blood storage services. Nuoya also entered into a co-operation agreement with the Guangdong Women and Babies Medical Centre. Pursuant to the agreement, Guangdong Women and Babies Medical Centre provides us with technical consultancy services in return for an annual advisory fee of RMB700,000, which is subject to 10% upward adjustment when the number of umbilical cord blood units stored in our Guangdong cord blood bank reached a pre-agreed level. The fee has been adjusted to RMB770,000 per annum starting from October 2008. The agreement has a term of nineteen years commencing in September 2006. Direct costs also include the costs of storing cord blood units under our subscription contracts and cord blood units donated by the public for transplants or for research purposes. A significant portion of our direct costs are attributable to depreciation of property, plant and equipment and, to a lesser extent, amortization of intangible assets, consultancy fees, rent and utilities and the cost of liquid nitrogen. The remaining portion of our direct costs, including costs of collection materials, direct labor, and processing and storage supplies, generally vary depending on the number of units stored at facilities.

Beginning from September 25, 2007, we have been able to separate revenues from subscription services into processing services and storage services as two separate units of accounting. We now recognize processing fees and related direct costs upon completion of cord blood processing services. Prior to September 25, 2007, incremental costs that were directly associated with the provision of processing services were recorded as deferred costs and were amortized and included in direct costs in our consolidated statement of operations over the same period during which the revenue generated from processing services was recognized.

We record cord blood units donated by the public as its inventory and capitalize our related collection, testing and processing costs. These capitalized costs are recognized as direct costs of a unit only upon the shipment of the unit for use by the transplant patient or for research purposes.

Operating Expenses

Operating expenses consist of selling and marketing expenses, general and administrative expenses, and research and development expenses.

•	Selling and marketing expenses. Selling and marketing expenses consist primarily of compensation for sales and marketing personnel; promotional and advertising expenses; travel expenses for sales and marketing activities and depreciation of equipment used for sales and marketing activities.
•	General and administrative expenses. General and administrative expenses consist primarily of compensation for the management team and the finance and administrative personnel; travel, lease and other expenses for general corporate purposes; and professional advisor fees. After completion of the share exchange on June 30, 2009, CCBC incurs a significantly higher level of legal, accounting and other expenses in order to comply with the requirements under the U.S. securities laws. Such additional expenses associated may have a negative impact on profitability.
•	Research and development expenses. CCBC does not have a research and development team. The research and development expenses incurred for the year ended March 31, 2007 were attributable to acquisition of research and development in progress relating to the use of cord blood stem cells in medical treatments. No research and development expenses were incurred for the years ended March 31, 2008 and 2009.

Results of Operations

The following table summarizes our results of operations for the periods indicated:

	For the three months ended June 30,					For the year ended March 31,
	2009			2008		2009			2008		2007
	Amount	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue
	$	RMB	%	RMB	%	$	RMB	%	RMB	%	RMB	%
	(In Thousands Except for Percentage)
Revenues	8,481	57,928	100.0	32,947	100.0	28,482	194,537	100.0	233,081	100.0	12,722	100.0
Direct costs	(2,380)	(16,256)	(28.1)	(10,509)	(31.9)	(7,199)	(49,171)	(25.3)	(60,735)	(26.1)	(7,635)	(60.0)
Gross profit	6,101	41,672	71.9	22,438	68.1	21,283	145,366	74.7	172,346	73.9	5,087	40.0
Operating expenses
Selling and marketing expenses	(1,031)	(7,041)	(12.1)	(7,664)	(23.3)	(4,227)	(28,868)	(14.8)	(26,580)	(11.4)	(11,698)	(91.9)
General and administrative expenses	(1,695)	(11,576)	(20.0)	(5,871)	(17.8)	(4,583)	(31,301)	(16.1)	(20,363)	(8.7)	(8,927)	(70.2)
Research and development	—	—	—	—	—	—	—	—	—	—	(1,500)	(11.8)
Subtotal	(2,726)	(18,617)	(32.1)	(13,535)	(41.1)	(8,810)	(60,169)	(30.9)	(46,943)	(20.1)	(22,125)	(173.9)
Operating income/(loss)	3,375	23,055	39.8	8,903	27.0	12,473	85,197	43.8	125,403	53.8	(17,038)	(133.9)
Other income (expenses), net
Interest income	151	1,031	1.8	973	3.0	533	3,638	1.9	7,414	3.2	2,793	22.0
Interest expense	(67)	(460)	(0.8)	—	—	—	—	—	—	—	—	—
Exchange (loss)/gain	17	113	0.2	7	0.0	(51)	(351)	(0.2)	(2,865)	(1.2)	1,121	8.8
Write-off of deferred offering costs	—	—	—	—	—	(1,387)	(9,473)	(5.0)	—	—	—	—
Write-off of deferred reverse recapitalization costs	(3,157)	(21,566)	(37.2)	—	—	—	—	—	—	—	—	—
Impairment loss on available-for-sale equity securities	—	—	—	(22,654)	(68.7)	(5,479)	(37,426)	(19.2)	—	—	—	—
Others	42	293	0.5	(2,884)	(8.8)	104	714	0.4	5,750	2.5	185	1.4
Subtotal	(3,014)	(20,589)	(35.5)	(24,558)	(74.5)	(6,280)	(42,898)	(22.1)	10,299	4.4	4,099	32.2
Income/(loss) before income tax	361	2,466	4.3	(15,655)	(47.5)	6,193	42,299	21.7	135,702	58.2	(12,939)	(101.7)
Income tax (expenses)/benefit	(845)	(5,773)	(10.0)	(1,958)	(6.0)	(2,614)	(17,854)	(9.2)	(17,808)	(7.6)	3,361	26.4
Net income/(loss)	(484)	(3,307)	(5.7)	(17,613)	(53.5)	3,579	24,445	12.5	117,894	50.6	(9,578)	(75.3)

On September 25, 2007, we modified a termination provision in subscription contracts and commenced the provision of cord blood storage services on a standalone basis, which resulted in substantial changes to the manner in which fees earned under the subscription contracts are recognized. See “—Critical Accounting Policies—Revenue Recognition.” The modification had the following major impact on our historical results of operations:

•	Non-recurring adjustments in deferred revenues and costs. A significant portion of deferred revenue attributable to processing services delivered in prior periods was recognized as revenues when we modified a contractual provision on September 25, 2007. As a result, a significant portion of our operating income of RMB125.4 million for the year ended March 31, 2008 was attributable to these non-recurring adjustments and was not indicative of its future results of operations. See “Risk Factors—Risks Relating to Our Business—Our future results of operations are not comparable to our historical results of operations.” Specifically:
•	For the year ended March 31, 2008, we recognized deferred revenue of RMB136.5 million generated from processing services delivered prior to September 25, 2007, of which RMB96.6 million was attributable to processing services delivered under subscription contracts entered into prior to April 1, 2007 and RMB39.9 million was attributable to processing services delivered under subscription contracts entered into between April 1, 2007 and September 25, 2007.
•	For the year ended March 31, 2008, we recognized deferred costs of RMB37.2 million in relation to the deferred revenue recognized for the same period, of which RMB26.3 million was attributable to the recognition of deferred revenue under subscription contracts entered into prior to April 1, 2007 and RMB10.9 million was attributable to the recognition of deferred revenue under subscription contracts entered into between April 1, 2007 and September 25, 2007.
•	Our balance sheet as of March 31, 2007 included deferred revenue of RMB130.6 million, representing primarily prepaid storage fees and the unearned portion of the processing fees under subscription contracts entered into prior to April 1, 2007, and deferred processing costs of RMB27.1 million, representing primarily the direct incremental costs associated with the portion of processing services for which revenue was unearned. As a result of the abovementioned non-recurring adjustments, deferred revenue and deferred costs on the balance sheet decreased to RMB86.9 million and nil, respectively, as of March 31, 2008.
•	Recognition of processing fees as a unit of accounting. Until we modified a contractual provision on September 25, 2007, our results of operations did not fully reflect the fees received as a result of new subscriber sign-ups. For instance, we recorded operating loss of RMB17.0 million for the year ended March 31, 2007. The timing differences in recognizing revenues and related costs were the main factor contributing to the operating loss for 2007. Beginning on September 25, 2007, we have been able to recognize processing fees and storage fees based on their relative fair value. As such, processing fees were recognized immediately upon the completion of the processing services. Such changes in accounting treatment had a positive impact on the revenues recorded for the years ended March 31, 2008 and 2009. See “Risk Factors—Risks Relating to Our Business—Our future results of operations are not comparable to our historical results of operations.”

For the reasons above, our results of operations for each year in the three-year period ended March 31, 2009 are not comparable. You should not place undue reliance on the period-to-period discussion in this section.

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Revenues

Revenues increased to RMB57.9 million ($8.5 million) for the three months ended June 30, 2009 from RMB32.9 million for the three months ended June 30, 2008. The increase was mainly attributable to a significant increase in the number of subscribers. The total number of units stored by our subscribers increased by

72.9% to 94,441 as of June 30, 2009 from 54,619 as of June 30, 2008. In addition, the number of new subscriber sign-ups increased by 98.2% to 10,381 for the three months ended June 30, 2009 from 5,237 for the three months ended June 30, 2008. The enlarged subscriber base reflected our enhanced sales and marketing efforts to increase the public awareness of cord blood banking and, to a lesser extent, fading of media report impact regarding negative rumors on issues with the quality standard of another cord blood bank operator in China last year.

Direct Costs

Direct costs increased to RMB16.3 million ($2.4 million) for the three months ended June 30, 2009 from RMB10.5 million for the three months ended June 30, 2008. The increase in direct costs was mainly attributable to the enlarged subscriber base and cord blood bank infrastructure.

For the three months ended June 30, 2009, variable costs and fixed costs accounted for approximately 65.6% and 34.4% of our total direct costs, respectively. For the three months ended June 30, 2008, variable costs and fixed costs accounted for approximately 71.0% and 29.0% of our total direct costs. Expenses like depreciation, rental expenses, liquid nitrogen and consultation related expenses are classified as fixed costs. Other costs like direct labor, direct materials, processing costs and other collection related expenses are considered as variable costs and these expenses correlate with the number of new subscriber sign-ups, which are in turn directly related to the revenue generated from the processing fees. For the three months ended June 30, 2009, fixed costs as a percentage of total direct costs increased moderately as compared to the three months ended June 30, 2008 following the completion of the Beijing facility and Guangdong facility. However, as our subscriber base continues to grow, total variable costs are expected to increase, and fixed costs as a percentage of total direct costs are expected to fall.

Gross Profit

As a result of the foregoing, gross profit increased to RMB41.7 million ($6.1 million) for the three months ended June 30, 2009 from RMB22.4 million for the three months ended June 30, 2008. Gross profit margin increased to 71.9% for the three months ended June 30, 2009 from 68.1% for the three months ended June 30, 2008.

Operating Expenses

Operating expenses increased to RMB18.6 million ($2.7 million) for the three months ended June 30, 2009 from RMB13.5 million for three months ended June 30, 2008. The increase was primarily attributable to an increase in general and administrative expenses partially offset by a slight decrease in sales and marketing expenses.

•	Sales and marketing expenses. Sales and marketing expenses decreased to RMB7.0 million ($1.0 million) for the three months ended June 30, 2009 from RMB7.7 million for the three months ended June 30, 2008. The decrease was mainly attributable to prudent promotion and advertising spending and management cost controlling effort.
•	General and administrative expenses. General and administrative expenses increased by 97.2% to RMB11.6 million ($1.7 million) for the three months ended June 30, 2009 from RMB5.9 million for the three months ended June 30, 2008. The increase was mainly attributable to the completion of the Beijing and Guangdong offices which resulted in higher depreciation expense and rental charges and, to a lesser extent, an increase in bad debt provision to RMB1.1 million for the three months ended June 30, 2009 from RMB11,000 for the three months ended June 30, 2008 due to the increase in business activities which resulted in customer base expansion.

Operating Income (Loss)

As a result of the foregoing, we recorded an operating income of RMB23.1 million ($3.4 million) for the three months ended June 30, 2009 as compared to operating income of RMB8.9 million for the three months ended June 30, 2008.

Other Income (Expense), Net

We recorded net other expense of RMB20.6 million ($3.0 million) for the three months ended June 30, 2009 due to one-time write-off of deferred reverse recapitalization costs of RMB21.6 million ($3.2 million) which consisted of the net fees incurred in relation to the share exchange and Pantheon’s net liabilities assumed by the combined company. The net other expense of RMB24.6 million for the three months ended June 30, 2008 was mainly due to an impairment loss on available-for-sale equity securities as a result of the decline in CordLife’s share price.

•	Interest income/expense. Interest income remained at approximately RMB1.0 million ($0.1 million) for each of the three months ended June 30, 2009 and 2008, however, we had interest expense of approximately RMB0.5 million ($67,345) accrued for bank loans for the three months ended June 30, 2009.
•	Exchange gain. We recorded an exchange gain of RMB0.1 million ($16,525) for the three months ended June 30, 2009, compared to an exchange gain of RMB7,319 for the three months ended June 30, 2008.
•	Impairment loss on available-for-sale equity securities. For the three months ended June 30, 2008, we recorded an impairment loss of RMB22.7 million as the impairment loss on our investment in CordLife was considered other-than-temporary. No such impairment was recorded during the three months ended June 30, 2009 as the market value of CordLife shares was greater than the new cost basis of the investment after the impairment charge.
•	Write-off of deferred reverse recapitalization costs. For the three months ended June 30, 2009, we recorded write-off of RMB21.6 million ($3.2 million) in deferred reverse recapitalization costs as the liabilities of Pantheon exceeded its assets by about RMB4.7 million ($0.7 million) and we had incurred a net amount of approximately RMB16.9 million ($2.5 million) in fees in connection with the Business Combination. No such write-off was recorded during the three months ended June 30, 2008.
•	Others. For the three months ended June 30, 2009, we recorded other income of RMB0.3 million ($42,957) whereas for the three months ended June 30, 2008, we recorded other expense of RMB2.9 million relating to the mark-to-market loss of RMB3.0 million for a structured deposit.

Income (Loss) Before Income Tax

As a result of the foregoing, we recorded income before income tax of RMB2.5 million ($0.4 million) for the three months ended June 30, 2009, as compared to a loss before income tax of RMB15.7 million for the three months ended June 30, 2008.

Income Tax Expense

We recorded an income tax expense of RMB5.8 million ($0.8 million) for the three months ended June 30, 2009 as compared to an income tax expense of RMB2.0 million for the three months ended June 30, 2008, mainly as a result of improvement in operating level as well as the change in income tax rate following the new PRC tax rule. We recorded income tax expenses for both periods despite losses before income tax as the impairment loss on available-for-sale equity securities and write-off of deferred reverse recapitalization costs are non-deductible for income tax purposes.

Net Loss

As a result of the foregoing, we recorded a net loss of RMB3.3 million ($0.5 million) for the three months ended June 30, 2009 as compared to a net loss of RMB17.6 million for the three months ended June 30, 2008.

Year Ended March 31, 2009 Compared to Year Ended March 31, 2008

Revenues

Revenues decreased by 16.6% to RMB194.5 million ($28.5 million) for the year ended March 31, 2009 from RMB233.1 million for the year ended March 31, 2008. For the year ended March 31, 2008, we recorded a non-recurring adjustment of RMB136.5 million to recognize previously deferred revenue as a result of the removal of the penalties clause on September 25, 2007, of which RMB96.6 million related to cord blood storage agreements executed prior to March 31, 2007. No similar adjustment was made for the year ended March 31, 2009. The impact of the foregoing was partially offset by the increase in processing and storage fees due to an enlarged subscriber base. The total number of units stored by our subscribers increased by 70.2% to 84,060 as of March 31, 2009 from 49,382 as of March 31, 2008. The enlarged subscriber base reflected our enhanced sales and marketing efforts to increase the public awareness of cord blood banking. New subscriber sign-ups increased by 33.1% to 34,678 for the year ended March 31, 2009 from 26,060 for the year ended March 31, 2008. See Note 16 to our annual consolidated financial statements included elsewhere in this prospectus.

Direct Costs

Direct costs decreased by 18.9% to RMB49.2 million ($7.2 million) for the year ended March 31, 2009 from RMB60.7 million for the year ended March 31, 2008. For the year ended March 31, 2008, we recognized deferred costs of RMB37.2 million (of which RMB26.3 million were related to cord blood storage agreements executed prior to March 31, 2007 and RMB33.0 million were direct costs) when we recognized previously deferred revenue as a result of removal of the penalties clause on September 25, 2007. No similar recognition was made for the year ended March 31, 2009. The impact of the foregoing was partially offset by an increase in the size of our subscriber base, leading to an overall decrease in direct costs by RMB11.5 million ($1.7 million).

For the year ended March 31, 2009, variable costs and fixed costs accounted for approximately 71.3% and 28.7% of our total direct costs, respectively. For the year ended March 31, 2008, variable costs and fixed costs accounted for approximately 82.3% and 17.7% of our total direct costs. Expenses like depreciation, rental expenses, liquid nitrogen and consultation related expenses are classified as fixed costs. Other costs like direct labor, direct materials, processing costs and other collection related expenses are considered as variable costs and these expenses correlate with the number of new subscriber sign-ups, which are in turn directly related to the revenue generated from the processing fees. For the year ended March 31, 2008, variable costs accounted for a significant portion of our total direct costs which was largely attributable to the deferred cost write-back. As a result, variable costs as a percentage of total direct costs declined in the year ended March 31, 2009 as compared to March 31, 2008. However, as our subscriber base continues to grow, total variable costs are expected to increase, and fixed costs as a percentage of total direct costs are expected to fall.

Gross Profit

As a result of the foregoing, gross profit decreased by 15.6% to RMB145.4 million ($21.3 million) for the year ended March 31, 2009 from RMB172.3 million for the year ended March 31, 2008. Gross profit margin increased to 74.7% for the year ended March 31, 2009 from 73.9% for the year ended March 31, 2008.

Operating Expenses

Operating expenses increased by 28.4% to RMB60.2 million ($8.8 million) for the year ended March 31, 2009 from RMB46.9 million for year ended March 31, 2008. The increase was attributable to increases in general and administrative expenses and, to a lesser extent, selling and marketing expenses.

•	Selling and marketing expenses. Selling and marketing expenses increased by 8.6% to RMB28.9 million ($4.2 million) for the year ended March 31, 2009 from RMB26.6 million for the year ended March 31, 2008. The increase was mainly attributable to an increase in selling and marketing staff cost by 16.4% to RMB14.9 million ($2.2 million) from RMB12.8 million as we continued to expand its sales force in its Beijing and Guangdong operations. The number of sales and marketing staff employed by us increased to 213 as of March 31, 2009 from 174 as of March 31, 2008. Partly as a result of the stepped-up marketing efforts and expanded sales force, new subscriber sign-ups increased to 34,678 for the year ended March 31, 2009 from 26,060 for the year ended March 31, 2008.
•	General and administrative expenses. General and administrative expenses increased by 53.4% to RMB31.3 million ($4.6 million) for the year ended March 31, 2009 from RMB20.4 million for the year ended March 31, 2008. The increase was mainly attributable to the continuous expansion of our business activities in both Beijing and Guangdong resulting in an increase in the number of management and administrative staff to 105 as of March 31, 2009 from 56 as of March 31, 2008, and an increase in bad debt provision by 466.7% to RMB6.8 million ($1.0 million) for the year ended March 31, 2009 from RMB1.2 million for the year ended March 31, 2008 due to the increase in business activities which resulted in customer base expansion and the increase in accumulated total number of subscribers.

Operating Income (Loss)

As a result of the foregoing, operating income decreased by 32.1% to RMB85.2 million ($12.5 million) for the year ended March 31, 2009 from RMB125.4 million for the year ended March 31, 2008.

Other Income (Expense), Net

We had net other expense of RMB42.9 million ($6.3 million) for the year ended March 31, 2009, as compared to net other income of RMB10.3 million for the year ended March 31, 2008. We recognized an impairment loss of RMB37.4 million ($5.5 million) due to the decline in CordLife’s share price and wrote off RMB9.5 million ($1.4 million) of deferred offering costs for the year ended March 31, 2009, while no similar expenses were recorded for the year ended March 31, 2008. Further, there was also a decrease in interest income for the year ended March 31, 2009, the effects of which were partially offset by a decrease in exchange loss.

•	Write-off of deferred offering costs. During the year ended March 31, 2009, we decided to seek alternative ways to achieve the listing of its shares instead of through an initial public offering. As a result, deferred offering costs amounting to RMB9.5 million ($1.4 million) as of March 31, 2009 were recognized as a write-off of deferred offering costs.
•	Impairment loss on available-for-sale equity securities. For the year ended March 31, 2009, we recorded an impairment loss of RMB37.4 million ($5.5 million). The market value of our investment in CordLife further declined during the year ended March 31, 2009. After considering the significance of the accumulated decline in market value, the duration of such decline and the current market condition, our management considered the impairment loss was no longer not other than temporary, thereby a total accumulated impairment loss of RMB37.4 million ($5.5 million) had been recognized in earnings during the nine months ended December 31, 2008 and the market value as of December 31, 2008 formed a new cost basis of the our investment in CordLife. Between December 31, 2008 and March 31, 2009, there was an increase in the market value of the ordinary shares of CordLife, resulting in unrealized holding gain recognized in accumulated other comprehensive income as of March 31, 2009 of RMB5.1 million ($0.7 million).
•	Interest income. Interest income decreased to RMB3.6 million ($0.5 million) for the year ended March 31, 2009 from RMB7.4 million for the year ended March 31, 2008. The decrease was mainly attributable to a decrease in our cash balance.
•	Exchange loss. Exchange loss decreased to RMB0.4 million ($0.1 million) for the year ended March 31, 2009 from RMB2.9 million for the year ended March 31, 2008. One of our PRC subsidiaries, for which Renminbi is its functional currency, recorded an exchange loss from its U.S. dollar-denominated bank deposits as the Renminbi appreciated against the U.S. dollar for the year ended March 31, 2008. In contrast, no similar exchange loss was recorded for the year ended March 31, 2009 as no significant amount of U.S. dollar-denominated bank deposits were maintained during the period.

Income Before Income Tax

As a result of the foregoing, we recorded income before income tax of RMB42.3 million ($6.2 million) for the year ended March 31, 2009, as compared to income before income tax of RMB135.7 million for the year ended March 31, 2008.

Income Tax Expense

Income tax expense increased by 0.6% to RMB17.9 million ($2.6 million) for the year ended March 31, 2009 from RMB17.8 million for the year ended March 31, 2008. Our effective tax rate (before non-deductible impairment loss on available-for-sale equity securities and write-off of deferred offering costs) increased to 20.0% for the year ended March 31, 2009 from 13.1% for the year ended March 31, 2008, primarily as a result of the new PRC tax law that took effect on January 1, 2008, which resulted in an increase in the applicable tax rate of Jiachenhong.

Net Income

As a result of the foregoing, our net income decreased by 79.3% to RMB24.4 million ($3.6 million) for the year ended March 31, 2009 from RMB117.9 million for the year ended March 31, 2008.

Year Ended March 31, 2008 Compared to Year Ended March 31, 2007

Revenues

Revenues increased by 1,735.4% to RMB233.1 million for the year ended March 31, 2008 from RMB12.7 million for the year ended March 31, 2007. The increase was mainly attributable to the following:

•	a one-time recognition of deferred revenue of RMB136.5 million as a result of changes in the accounting treatment of subscription fees.
•	an increase of 1,617.4% in processing fees to RMB79.0 million for the year ended March 31, 2008 from RMB4.6 million for the year ended March 31, 2007, mainly because processing fees are no longer deferred since September 25, 2007 (unless received prior to the completion of cord blood processing services); further, there was an increase in new subscriber sign-ups by 111.1% to 26,060 for the year ended March 31, 2008 from 12,347 for the year ended March 31, 2007.
•	to a lesser extent, an increase of 112.7% in storage fees to RMB16.8 million for the year ended March 31, 2008 from RMB7.9 million for the year ended March 31, 2007 due to an enlarged subscriber base. The total number of units stored by our subscribers increased by 111.7% to 49,382 as of March 31, 2008 from 23,322 as of March 31, 2007. The enlarged subscriber base reflected our enhanced sales and marketing efforts to increase the public awareness of cord blood banking and, to a lesser extent, the establishment of the Guangdong facility. Moreover, we believe China’s economic growth increased the ability and willingness of parents to dedicate more financial resources on cord blood banking as a precautionary healthcare measure for their children.

Direct Costs

Direct costs increased by 698.7% to RMB60.7 million for the year ended March 31, 2008 from RMB7.6 million for the year ended March 31, 2007. For the year ended March 31, 2008, we recognized deferred costs of RMB37.2 million (of which RMB33.0 million were direct costs) on a non-recurring basis when we recognized previously deferred revenue as a result of removal of the penalties clause on September 25, 2007. The remaining increase in direct costs by RMB20.1 million was primarily attributable to the enlarged subscriber base and the fact that direct costs were no longer deferred since September 25, 2007.

For the year ended March 31, 2008, variable costs and fixed costs accounted for approximately 82.3% and 17.7% of direct costs, respectively. For the year ended March 31, 2007, variable costs and fixed costs accounted for approximately 20.8% and 79.2% of our total direct costs.

Gross Profit

As a result of the foregoing, gross profit increased to RMB172.3 million for the year ended March 31, 2008 from RMB5.1 million for the year ended March 31, 2007. Gross profit margin increased to 73.9% for the year ended March 31, 2008 from 40.0% for the year ended March 31, 2007.

Operating Expenses

Operating expenses increased to RMB46.9 million for the year ended March 31, 2008 from RMB22.1 million for the year ended March 31, 2007. The increase was attributable to increases in selling and marketing expenses and general and administrative expenses, the effects of which were partially offset by the absence of research and development expenses. As a percentage of revenues, operating expenses decreased to 20.1% for the year ended March 31, 2008 from 173.9% for the year ended March 31, 2007. The decrease in percentage terms was primarily attributable to a one-time adjustment to recognize deferred revenues during the year ended March 31, 2008.

•	Selling and marketing expenses. Selling and marketing expenses increased to RMB26.6 million for the year ended March 31, 2008 from RMB11.7 million for the year ended March 31, 2007. The increase was mainly attributable to the recognition of deferred costs of RMB4.2 million. In addition, there was an increase in selling and marketing staff cost to RMB12.8 million from RMB7.4 million as we continued to expand our sales force in its Beijing operations and the commencement of its operations in a new geographical market in Guangdong. To a lesser extent, there was also an increase in promotion and advertising expenses to RMB5.0 million from RMB3.0 million due to enhanced sales and marketing efforts to promote our services in this new geographical market.
•	General and administrative expenses. General and administrative expenses increased to RMB20.4 million for the year ended March 31, 2008 from RMB8.9 million for the year ended March 31, 2007. The increase was mainly attributable to audit fees of RMB5.6 million incurred during the year ended March 31, 2008 and an increase in share based compensation expenses to RMB3.2 million from RMB2.7 million, which was associated with CSC’s share option grants.
•	Research and development expenses. For the year ended March 31, 2007, we incurred research and development expenses of RMB1.5 million for acquisition of research and development in progress relating to the use of cord blood stem cells in medical treatments; whereas we did not incur any research and development expenses for the year ended March 31, 2008.

Operating Income (Loss)

As a result of the foregoing, we recorded operating income of RMB125.4 million for the year ended March 31, 2008 as compared to operating loss of RMB17.0 million for the year ended March 31, 2007.

Other Income (Expense), Net

Net other income increased by 151.2% to RMB10.3 million for the year ended March 31, 2008 from RMB4.1 million for the year ended March 31, 2007. The increase was primarily attributable to an increase in interest income, the effects of which were partially offset by an incurrence of exchange loss.

•	Interest income. Interest income increased to RMB7.4 million for the year ended March 31, 2008 from RMB2.8 million for the year ended March 31, 2007. The increase was mainly attributable to our increased cash balance, reflecting the proceeds from the private placement of its redeemable ordinary shares on November 22, 2006 and May 15, 2007.
•	Exchange gain (loss). We recorded an exchange loss of RMB2.9 million for the year ended March 31, 2008, compared to an exchange gain of RMB1.1 million for the year ended March 31, 2007. Substantially all of the proceeds from the private placements were retained as US dollar-denominated bank deposits by our subsidiary in the PRC with Renminbi as its functional currency. As the Renminbi appreciated against the US dollar during this period, our subsidiary recorded an exchange loss.

Income (Loss) Before Income Tax

As a result of the foregoing, we recorded income before income tax of RMB135.7 million for the year ended March 31, 2008, compared with loss before income tax of RMB12.9 million for the year ended March 31, 2007.

Income Tax Benefit (Expense)

We recorded income tax expense of RMB17.8 million for the year ended March 31, 2008, compared with income tax benefit of RMB3.4 million for the year ended March 31, 2007. The change was attributable to income before income tax of RMB135.7 million for the year ended March 31, 2008 compared to loss before income tax of RMB12.9 million for the year ended March 31, 2007. Our effective tax rate decreased from 26.0% for the year ended March 31, 2007 to 13.1% for the year ended March 31, 2008. Effective tax rate for the year ended March 31, 2007 was high as there were deductible temporary differences which were expected to be reversed after the expiration of tax holiday and hence were recognized as deferred tax assets at a higher tax rate.

Net Income (Loss)

As a result of the foregoing, we recorded net income of RMB117.9 million for the year ended March 31, 2008, compared with net loss of RMB9.6 million for the year ended March 31, 2007.

Selected Unaudited Quarterly Financial Data

The following table provides a comparison of our quarterly results of operations for the periods indicated:

	For the three months ended
	Jun. 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007
	(RMB in Thousands)
Revenues	57,928	56,807	55,795	48,988	32,947	46,645	38,998	142,520
Direct Costs	(16,256)	(13,434)	(13,561)	(11,667)	(10,509)	(12,009)	(9,842)	(35,490)
Gross profit	41,672	43,373	42,234	37,321	22,438	34,636	29,156	107,030
Operating expenses
Sales and marketing	(7,041)	(7,186)	(6,636)	(7,382)	(7,664)	(7,561)	(6,060)	(8,952)
General and administrative	(11,576)	(9,605)	(10,718)	(5,107)	(5,871)	(5,713)	(4,806)	(5,143)
Operating income	23,055	26,582	24,880	24,832	8,903	21,362	18,290	92,935
Other income, net
Interest income	1,031	845	882	938	973	1,250	1,565	2,947
Interest expense	(460)	—	—	—	—	—	—	—
Exchange gain/(loss)	113	(163)	(107)	(88)	7	(449)	(713)	(791)
Write-off of deferred offering costs	—	—	215	(9,688)	—	—	—	—
Write-off of deferred reverse recapitalization costs	(21,566)	—	—	—	—	—	—	—
Impairment loss on available-for-sale equity securities	—	—	(9,828)	(4,944)	(22,654)	—	—	—
Others	293	51	1,808	1,738	(2,884)	4,421	1,454	(142)
Total other (expenses)/income	(20,589)	733	(7,030)	(12,044)	(24,558)	5,222	2,306	2,014
Income before income tax	2,466	27,315	17,850	12,788	(15,655)	26,584	20,596	94,949
Income tax expense	(5,773)	(6,045)	(4,011)	(5,840)	(1,958)	(4,292)	(2,256)	(12,752)
Net (loss)/income	(3,307)	21,271	13,839	6,948	(17,613)	22,292	18,340	82,197

Three Months Ended December 31, 2007.  The three months ended December 31, 2007 was the first entire quarter in which we were able to recognize revenue from the provision of processing services in full upon completion of the relevant processing services. See “—Critical Accounting Policies—Revenue Recognition.” Other income in the amount of RMB1.5 million for the three months ended December 31, 2007 resulted from fair value recognition of our structured deposit, which carries interest based on changes in an interest rate index that varies inversely with changes in market interest rates in the United States. See Note 10 to our annual consolidated financial statements included elsewhere in this prospectus.

Three Months Ended March 31, 2008.  For the three months ended March 31, 2008, we continued to recognize revenue from the provision of processing services in full upon completion of the relevant processing services. See “—Critical Accounting Policies—Revenue Recognition.” Other income in the amount of RMB4.4 million for the three months ended March 31, 2008 resulted from fair value recognition of our structured deposit, which carries interest based on changes in an interest rate index that varies inversely with changes in market interest rates in the United States. See Note 10 to the our annual consolidated financial statements included elsewhere in this prospectus.

Three Months Ended June 30, 2008.  For the three months ended June 30, 2008, the market value of CordLife has declined, resulting in an additional unrealized holding loss of RMB12.1 million. Having considered the significance of the accumulated decline in fair value of the ordinary shares of CordLife, the duration during which the market value of the shares had been below cost, and the market condition, our management considered that the impairment loss on the investment was no longer not other than temporary. As a result, a total accumulated impairment loss amounting to RMB22.7 million was recognized in earnings.

Three Months Ended September 30, 2008.  For the three months ended September 30, 2008, the market value of CordLife has further declined, resulting in additional unrealized holding loss of RMB4.9 million. Having considered all the relevant information, including the equity market condition, the past performance of the shares and the duration during which the market value of the shares had been below cost, our management considered that the impairment loss on the investment continued to be other than temporary. As a result, an impairment loss amounting to RMB4.9 million was recognized in earnings. In addition, we sought alternative ways to achieve the listing of our shares instead of through initial public offering. Therefore, deferred offering costs previously incurred in connection with the proposed initial public offering amounting to RMB9.7 million were written off and recognized in earnings.

Three Months Ended December 31, 2008.  For the three months ended December 31, 2008, the market value of CordLife declined further, resulting in an additional unrealized holding loss of RMB9.8 million. Having considered all the relevant information, including the equity market condition, the past performance of the shares and the duration during which the market value of the shares had been below cost, our management considered that the additional impairment loss on the investment for the quarter was no longer not other than temporary. As a result, an impairment loss amounting to RMB9.8 million was recognized in earnings and the market value as of December 31, 2008 formed a new cost basis of our investment in CordLife. In addition, there was a substantial increase in our general and administrative expenses to RMB10.7 million for the three months ended December 31, 2008 from RMB5.1 million for the three months ended September 30, 2008 primarily due to the commencement of the new storage facility in the Guangdong province together with the expansion of Guangdong cord blood bank operation.

Three Months Ended March 31, 2009.  For the three months ended March 31, 2009, no write-off of deferred offering costs or impairment loss on available-for-sale equity securities were recognized, and we recognized net other income of RMB0.7 million ($0.1 million), compared to net other expense of RMB7.0 million for the three months ended December 31, 2008. Subsequent to December 31, 2008, there was an increase in market value of the ordinary shares of CordLife, resulting in unrealized holding gain recognized in accumulated other comprehensive income as of March 31, 2009 of RMB5.1 million ($0.7 million).

Three Months Ended June 30, 2009.  For the three months ended June 30, 2009, a write-off of RMB21.6 million ($3.2 million) for deferred reverse recapitalization costs was recognized because the liabilities of Pantheon exceeded its assets by about RMB4.7 million ($0.7 million) and we had incurred approximately RMB16.9 million ($2.5 million) in costs in connection with the Business Combination. As a result, we recognized net other expenses of RMB20.6 million ($3.0 million), and net loss of RMB3.3 million ($0.5 million) for the three months ended March 31, 2009.

Liquidity and Capital Resources

As of June 30, 2009, we had cash and cash equivalents of RMB228.6 million ($33.5 million). We use a variety of sources, both external and internal, to finance our operations. We use equity and debt financing to fund capital expenditures and strategic investments. Our short-and long-term funding sources may vary from period to period, but they have generally included a mix of equity financing from institutional investors and debt financing from banks. On April 27, 2009 we entered into a loan agreement with Hua Xia Bank in the PRC providing a one year bank loan facility to finance working capital. Borrowings, which amounted to RMB45 million as of June 30, 2009, are denominated in RMB and are secured by our building in the PRC without any financial covenants. Amounts outstanding bear a floating interest rate at 110% of the base lending rate quoted by the People’s Bank of China, which is repriced monthly. As of June 30, 2009, such rate was 5.841% per annum. Aside from the RMB45 million bank loan, we do not maintain any credit facilities.

On June 23, 2009, Pantheon entered into Stock Purchase Agreements with two of its stockholders YA Global Investments, L.P., and Victory Park Credit Opportunities Master Fund, Ltd. Pursuant to such agreements, Pantheon agreed to purchase an aggregate of 4,547,399 shares of its common stock after the closing of the Business Combination, for an aggregate purchase price of $27,238,920, equal to approximately $5.99 per share. YA Global Investments, L.P. and Victory Park Credit Opportunities Master Fund, Ltd, introduced to Pantheon by Rodman & Renshaw LLC (“Rodman”), an underwriter in this offering, acquired the 4,547,399 shares in December 2008 at approximately $5.97 per share from several of Pantheon’s largest stockholders through negotiated private transactions brokered by Rodman. Pantheon believes that the purchase prices paid by YA Global Investments, L.P. and Victory Park Credit Opportunities Master Fund, Ltd reflected a 0.00 to $0.03 discount (varying from seller to seller) on the anticipated $5.97 per share liquidation amount of Pantheon, depending on, among other things, when the shares were transferred, the seller’s cost of capital and how long the liquidation of Pantheon would have been expected to take. Rodman received $400,000 in December 2008 from Pantheon in return for its brokerage services. The selling stockholders (i) agreed that they would not exercise their conversion rights in connection with the stockholder approval of the Business Combination, and (ii) granted Pantheon’s representatives such stockholders’ irrevocable proxy in voting for the Business Combination.

Mainly as a result of the purchase of shares as noted above, liabilities of Pantheon turned out to exceed its assets by about RMB4.7 million ($0.7 million) and we assumed such net liabilities in connection with the reverse recapitalization. After adjusting for refunds from counterparties under contingent fee arrangements and additional costs incurred up to the completion of the Business Combination, accumulated costs incurred by us for the reverse recapitalization amounted to RMB16.8 million ($2.5 million) as of June 30, 2009. During the three-month period ended June 30, 2009, reverse recapitalization costs incurred and net liabilities assumed by us as a result of the Business Combination, totalling RMB21.6 million ($3.2 million), were charged to income.

Our short-term liquidity requirements include funding of our need for working capital. We have relied principally on cash flow from operations, equity financing and debt financing for our short-term liquidity requirements. We generate our cash flow from operations primarily from payment of processing fees at the time of subscription and storage fees each year as long as our subscribers continue to renew their subscription contract over the 18-year period. Therefore, we enjoy a steady stream of long-term cash inflow. We expect such long-term cash flow to continue to increase as our subscriber base continues to grow. Although we have not experienced early termination by a significant number of our subscribers in the past, there is no guarantee that all of our subscribers will fulfill their contractual obligations by continuing to pay storage fees on an annual basis for a period of 18 years. If we are unable to continue to increase our new subscriber sign-ups to compensate for the loss of payment of storage fees arising from early termination by our existing subscribers, our operating cash inflows may be adversely affected.

Our long-term liquidity requirements primarily include the funding of our capital expenditure programs. We have relied principally on capital raising activities for our long-term liquidity requirements. For example, for the year ended March 31, 2008, we received net proceeds of RMB176.5 million from the placement of redeemable ordinary shares to institutional investors. We expect that we will finance such requirements with a combination of future offerings of equity or debt securities (including the offering contemplated by this prospectus), bank borrowings at different subsidiary levels, and operating cash flows. Our need for, and the availability of, external financing is influenced by many factors, including its profitability, operating cash flows, debt levels, contractual restrictions and market conditions. Other sources of cash will include dividend distributions and other payments from our subsidiaries.

Given that consumer discretionary spending may become more conservative in light of the global recession and the global recession may have a negative impact on the Chinese economy, it may be challenging for us to sustain a high growth momentum going forward. Our operations have not experienced any material deterioration in terms of number of new cord blood intake during the year ended March 31, 2009 or the three months ended June 30, 2009 in light of the weakness of the global economy. However, in order to address the overall weakness in the global economy and its potential impact on the Chinese market, we will continue to explore new alternatives or more attractive payment schemes in order to strengthen our financial position in the event that the Chinese economy shows signs of further slowdown. Management also noted the rising adoption of Payment Option Three which has resulted in a decline in the our upfront operating cash flow but potentially enhanced future annual cash flow.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	For the three months ended June 30,			For the year ended March 31,
	2009		2008	2009		2008	2007
	$	RMB	RMB	$	RMB	RMB	RMB
	(In thousands)
Net cash flows provided by/(used in) operating activities	(678)	(4,631)	1,661	593	4,051	68,864	43,930
Net cash flows used in investing activities	(1,103)	(7,531)	(18,976)	(5,043)	(34,445)	(162,853)	(27,350)
Net cash flows provided by /(used in) financing activities	11,614	79,328	(1,575)	(5,165)	(35,276)	172,002	144,945
Effect of foreign exchange rate change on cash	(2)	(17)	(2,227)	(250)	(1,711)	(10,223)	(5,122)

Cash Flow Provided by Operating Activities

As a result of the increase in the scale of our operations arising from the increase in new subscriber sign-ups, we had net operating cash inflow from payments received from subscribers for each of the three years ended March 31, 2007, 2008 and 2009. Due to the timing differences between the recognition of revenues and related costs, operating cash flow was not correlated with operating income until we amended a contractual provision in our subscription contracts on September 25, 2007. For instance, although we incurred operating loss of RMB17.0 million for the year ended March 31, 2007, we had cash inflows provided by operating activities of RMB43.9 million for the year ended March 31, 2007. See “—Critical Accounting Policies—Revenue Recognition.”

Net cash used in operating activities was RMB4.6 million ($0.7 million) for the three months ended June 30, 2009, primarily due to increasing customers’ adoption of Payment Option Three which has resulted in a decline in the our upfront operating cash flow but enhanced cash flows in future periods. We expect such trend of increase in accounts receivable to continue with increasing subscribers regardless whether which option method customers choose. We will continue to utilize internal or external resources including cash on hand, proceeds from potential future equity offering (including the offering contemplated by this prospectus) or debt financing to fund our operations.

Net cash provided by operating activities decreased to RMB4.1 million ($0.6 million) for the year ended March 31, 2009 from RMB68.9 million for the year ended March 31, 2008 notwithstanding an increase in new subscriber sign-ups to 34,678 from 26,060. The fall in operating cash flows was mainly due to an increase in accounts receivable to RMB99.6 million, primarily reflecting an increased portion of subscribers choosing to pay the processing fee by installments, which is Payment Option Three, and the suspension on January 1, 2008 of the payment option that required payment of a one-time processing fee and a bullet payment of 18 years of storage fees. The change in payment pattern resulted in the rising adoption of Payment Option Three, which in turn reduced the upfront operating cash flow, but also strengthened the Company’s future annual cash flow particularly in view of the increasing number of accumulated subscribers. This resulted in a significant fall in net cash flows provided by operating activities during the year ended March 31, 2009. The effects of the foregoing were partially offset by an increase in accrued expenses and other payables of RMB7.0 million ($1.0 million) and an increase in deferred revenue of RMB5.6 million ($0.8 million) due to bullet payment of storage fees from customers who elected Payment Option Two when it became available again in February 2009.

Net cash provided by operating activities increased to RMB68.9 million for the year ended March 31, 2008 from RMB43.9 million for the year ended March 31, 2007, primarily due to an increase in new subscriber sign-ups to 26,060 from 12,347. Net cash provided by operating activities was RMB68.9 million for the year ended March 31, 2008, primarily reflecting net income of RMB117.9 million, as adjusted by deferred income tax expense of RMB10.6 million, a substantial decrease in deferred revenue of RMB43.6 million, a substantial increase in accounts receivable of RMB42.3 million and a decrease in deferred processing costs of RMB27.1 million. The substantial decrease in deferred revenue and deferred processing costs were mainly attributable to the change in accounting treatment of processing fees on September 25, 2007. The substantial increase in accounts receivable was mainly attributable to the increase in new subscriber sign-ups and the rising adoption of Payment Option Three by subscribers.

Net cash provided by operating activities was RMB43.9 million for the year ended March 31, 2007. Primarily reflecting net loss of RMB9.6 million, as adjusted by deferred income tax benefit of RMB5.0 million, an increase in deferred revenue of RMB70.4 million, a corresponding increase in deferred costs arising from processing services of RMB13.8 million and an increase in accounts receivables of RMB3.5 million. The increase in deferred revenue, deferred costs and accounts receivables was resulted from an enlarged subscriber base.

Cash flow (used in) investing activities

Net cash used in investing activities was RMB7.5 million ($1.1 million) for the three months ended June 30, 2009. We made payments of RMB7.1 million ($1.0 million) to purchase equipment and an additional RMB0.5 million ($0.1 million) as deposit also for equipment purchase, both of which were primarily related to the construction and upgrading of its Beijing and Guangdong facilities.

Net cash used in investing activities was RMB34.4 million ($5.0 million) for the year ended March 31, 2009. We made payments of RMB43.2 million ($6.3 million) to purchase property, plant and equipment and an additional RMB13.4 million ($2.0 million) as deposit for our purchase of property, plant and equipment, both of which were primarily related to the construction and upgrading of our Beijing and Guangdong facilities. Further, we made a payment of RMB11.2 million ($1.6 million) to CordLife as consideration for the 5,795,000 shares acquired during the year ended March 31, 2009. The foregoing was partly offset by the proceeds from redemption of structured deposit of RMB33.3 million ($4.9 million).

Net cash used in investing activities was RMB162.9 million for the year ended March 31, 2008. We made payments of RMB77.5 million to purchase property, plant and equipment and an additional RMB1.3 million as deposit for our purchase of property, plant and equipment, both of which were primarily related to the construction and upgrading of its Beijing and Guangdong facilities. Further, we made a payment of RMB53.7 million to CordLife as consideration for the 11,730,000 shares acquired in July 2007 and set aside RMB30.2 million as a structured deposit.

Net cash used in investing activities was RMB27.3 million for the year ended March 31, 2007. We made payments of RMB2.1 million to purchase equipment and an additional RMB32.4 million as a deposit to acquire property, plant and equipment, both of which were made in connection with the upgrading of our Beijing facility, and RMB30.9 million as deposit to acquire Nuoya, the effects of which were partially offset by the RMB40.1 million received from its disposal of property, plant and equipment.

Cash flow provided by (used in) financing activities

Net cash provided by financing activities was RMB79.3 million ($11.6 million) for the three months ended June 30, 2009. We received proceeds from a bank loan of RMB45.0 million ($6.6 million), from the issuance of shares upon exercise of share options of RMB39.7 million ($5.8 million) and from the proceeds from the reverse recapitalization of RMB2.0 million ($0.3 million). The foregoing was partially offset by the payment of deferred offering and reverse recapitalization costs of RMB7.4 million ($1.1 million). On April 27, 2009 we entered into a loan agreement with Hua Xia Bank in the PRC providing a one year bank loan facility to finance working capital. Borrowings, which amounted to RMB45 million as of June 30, 2009, are denominated in RMB and are secured by our building in the PRC without any financial covenants. Amounts outstanding bear a floating interest rate at 110% of the base lending rate quoted by the People’s Bank of China, which is repriced monthly. As of June 30, 2009, such rate was 5.841% per annum.

Net cash used in financing activities was RMB35.3 million ($5.2 million) for the year ended March 31, 2009, all of which were used for the payment of professional fees and expenses relating to the abandoned initial public offering and reverse acquisition of Pantheon. Expenditures related to the reverse recapitalization were booked as deferred offering and proposed recapitalization costs in our consolidated balance sheet.

Net cash provided by financing activities was RMB172.0 million for the year ended March 31, 2008. We received net proceeds of RMB176.5 million from our issuance of new redeemable ordinary shares to institutional investors, part of which were used to finance the Nuoya acquisition and the remaining of which are expected to be used to expand our facilities in Beijing and to fund our expansion into other markets in China and the Asia Pacific region.

Net cash provided by financing activities was RMB145.0 million for the year ended March 31, 2007. We received net proceeds of RMB154.9 million from its issuance of new redeemable ordinary shares to institutional investors, the effects of which were partially offset by its repayment of RMB10.0 million to settle loans from related parties. We intend to apply the proceeds from the issuance of redeemable ordinary shares on capital expenditure and geographical expansion through acquisition or application of new licenses in China.

Capital Expenditures

In the past three fiscal years, our capital expenditures consisted primarily of expenditures for the expansion of its cord blood banks in Beijing and Guangdong, regions in which we are licensed to operate cord blood banks. In connection therewith, we have acquired property, plant and equipment and incurred construction costs.

As of June 30, 2009, we had capital commitments for construction of additional storage capacity and facilities and purchase of machinery and equipment of RMB0.4 million ($54,931), which we expect to finance primarily through internal and external resources. Our budgeted spending will be used mainly for construction of additional storage capacity and facilities and purchase of machinery and equipment required for our expansion in China. Based on our current capital expenditure plans, we expect to spend approximately RMB70 million for the two years ending March 31, 2011 to expand our facilities in Beijing and Guangdong, including construction of laboratories, purchase of storage equipment, refurbishment of buildings and potential construction of additional facilities.

We are also in discussion with several existing licensees and license applicants in certain other regions for potential acquisitions. The discussions are at a preliminary stage, and we have not reached an agreement or executed any binding or non-binding written agreements with respect to the terms and conditions of any potential acquisition with any of its potential targets. As cash requirements relating to potential acquisitions may vary significantly depending on the targets we may acquire, our capital expenditures may differ significantly from our current plans.

During the year ended March 31, 2009, we acquired an additional 5,795,000 ordinary shares of CordLife for a total consideration of A$2,432,740 in cash. The acquisition of additional ordinary shares increased our equity interest in CordLife to 18.9%. With the aforesaid addition of 5,795,000 ordinary shares for the year ended March 31, 2009, we held 17,525,000 ordinary shares of CordLife as of March 31, 2009. The investment allowed us increase our strategic holdings in CordLife and take advantage of the weakness in the global equity market. We do not have a near term plan to further increase its equity holdings in CordLife. We considers our equity interest in CordLife as a long term strategic investment to allow us to gain exposure in the emerging cord blood storage business across the Asia Pacific region. We will continue to explore opportunities for the two companies to work together.

Contractual Obligations and Commercial Commitments

The table below presents annual payments due by year for our contractual obligations and commercial commitments as of March 31, 2009.

Amount Due

	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total
	RMB	RMB	RMB	RMB	RMB
Capital commitments	1,954.4	—	—	—	1,954.4
Commercial commitments	2,770.0	5,540.0	5,540.0	33,855.0	47,705.0
Research and development	1,500.0	1,000.0	—	—	2,500.0
Operating lease obligations.	6,121.7	11,617.9	11,617.9	55,172.0	84,529.5
	12,346.1	18,157.9	17,157.9	89,027.0	136,688.9
•	Capital commitments. The capital commitments relate to payment for equipment and machinery. As of March 31, 2009, our capital commitments amounted to RMB2.0 million ($0.3 million).
•	Commercial commitments. The commercial commitments primarily relate to the fees payable to Peking University People’s Hospital and Guangdong Women and Children’s Hospital (“GWCH”) pursuant to co-operation agreements for their consultancy services in relation to the operation of cord blood banks at a fixed annual amount of RMB2.0 million ($0.3 million) for a term of twenty years and a fixed annual amount of RMB0.7 million (which has been adjusted to RMB0.8 million ($0.1 million) starting from October 2008) for a term of 19 years, respectively.
•	Research and development. We entered into an agreement with a research institution to acquire in progress research relating to the use of cord blood stem cells in medical treatments pursuant to which we are obligated to pay RMB2.5 million, of which RMB1.5 million is expected to become payable within one year and the remaining RMB1.0 million is expected to become payable upon the issue of a new medicine certificate for the new medicine currently under research and development.
•	Operating leases. The operating lease obligations relate to the lease agreements for our administrative headquarters and facilities in China, which provide for certain minimum lease payments that may not be cancelled. Our facilities in Beijing are leased from a subsidiary of Golden Meditech.
•	Redeemable ordinary shares. On November 22, 2006, CSC issued a total of 242,000 ordinary shares to a number of institutional investors for a gross amount of RMB158.3 million ($23.2 million). The investors have the right to require CSC to redeem all or part of the shares in the event that a qualified initial public offering has not occurred by November 21, 2008. These ordinary shares are classified as “redeemable” in our financial statements. A qualified initial public offering is defined as listing of CCBS’s shares on a recognized stock exchange with a valuation at no less than $240 million immediately prior to the initial public offering. The redemption price is equivalent to the original purchase price plus an amount calculated at an 8% uncompounded annual rate from the date of issue to the date of redemption. On May 15, 2007, CSC issued 166,980 ordinary shares to institutional investors for an amount of RMB176.5 million ($25.8 million). The investors have the right to require CSC to redeem all or part of the shares in the event that a qualified initial public offering has not occurred by January 14, 2009. A qualified initial public offering is defined as listing of CCBS’s shares on a recognized stock exchange with a valuation at no less than $400 million immediately prior to the initial public offering. The redemption price is equivalent to the original purchase price plus an amount calculated at an 8% uncompounded annual rate from the date of issue to the date of redemption. On February 21, 2008, CCBS completed a reorganization through acquiring the entire issued share capital in CSC by issuance of 100 ordinary shares for every one issued ordinary share of CSC. The Business Combination was completed on June 30, 2009 and 76.0% of all redeemable shares were converted to our ordinary shares. Further, in August 2009, we entered into agreements to exchange CCBC shares for the remaining 24.0% of redeemable shares of CCBS held by various institutional investors who previously elected not to participate in the Business Combination, on terms substantially similar to those of the Business Combination. Upon the completion of such exchange, all redeemable shares of CCBS will have been converted to our ordinary shares, which carry no redemption rights. For further details, see Notes 14 and 26 to our annual consolidated financial statements included elsewhere in this prospectus.

Off-balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of business, including risk from changes in foreign currency exchange rates and interest rates.

Foreign Currency Risk

Our reporting currency is the Renminbi. Renminbi is the functional currency for our operating subsidiaries in China and Hong Kong dollar is our functional currency. All transactions in currencies other than the functional currency during the year are recorded at the exchange rates prevailing on the respective relevant dates of such transactions. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than the functional currency are re-measured at the exchange rates prevailing on such date. Exchange differences are recorded in our consolidated income statement. Fluctuations in exchange rates may also affect our balance sheet.

As we rely on dividends paid to us by our PRC operating subsidiaries, any significant revaluation of the Renminbi may have a material adverse effect on our results of operations and financial condition, and the value of, and any dividends payable on, our ordinary shares in foreign currency terms. A decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, our market value and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of our ordinary shares.

On July 21, 2005, People’s Bank of China adjusted the exchange rate of U.S. dollar to Renminbi from $1 = RMB8.27 to $1 = RMB8.11, and ceased to peg the Renminbi to the U.S. dollar. Instead, the Renminbi is pegged to a basket of currencies, which components are subject to adjustment based on changes in market supply and demand under a set of systematic principles. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-U.S. dollar currencies from 1.5% to 3.0% to improve the flexibility of the new foreign exchange system. Since the adoption of these measures, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall the Renminbi has further strengthened against the U.S. dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant fluctuation in the value of the Renminbi against the U.S. dollar. The Renminbi may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies.

We had cash and cash equivalents denominated in U.S. dollars of $0.3 million, as of June 30, 2009. As our functional currency is Hong Kong dollars, any exchange differences on retranslation of such balances into Hong Kong dollars are recognized in the income statement. However, the related currency risk is not considered significant as the Hong Kong dollar is pegged to the U.S. dollar. Further, as we adopt Renminbi as its reporting currency, the reported amount of cash and cash equivalents will be affected by fluctuations in the exchange rate of U.S. dollar to Renminbi.

Interest Rate Risk

As of June 30, 2009, we had cash and cash equivalents of RMB228.6 million ($33.5 million). On September 14, 2007, we acquired a structured deposit which has a term of 2 years. The structured deposit was redeemed on November 24, 2008. Unrealized gain of RMB5.7 million and realized gain of RMB0.4 million ($0.1 million) has been credited to income for the years ended March 31, 2008 and 2009, respectively. We do not maintain any credit facilities. Our cash equivalents primarily represent short-term deposits. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-bearing instruments carry a degree of interest rate risk. Our future interest income may be lower than expected due to changes in market interest rates. With respect to the cash and cash equivalents outstanding as of June 30, 2009, a 10% decrease in interest rates would have decreased our interest income for the three months ended June 30, 2009 from RMB1 million ($0.1 million) to RMB0.9 million ($0.1 million).

Equity Price Risk

As of June 30, 2009, we had available-for-sale equity securities of RMB32.8 million ($4.8 million). The available-for-sale equity securities represent our equity investment in CordLife, a publicly traded company on the Australian Stock Exchange. As of June 30, 2009, we held 17,525,000 ordinary shares of CordLife and an equity interest in CordLife of 18.9%. These securities are exposed to price fluctuations and are concentrated in only one company. Further, as these Australian dollar-denominated securities are translated at each balance sheet date, fluctuations of exchange rates between the Australian dollar and the Renminbi will increase or decrease the value of these securities.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the consumer price index in China were, 101.5, 104.8 and 105.9 in 2006, 2007 and 2008, respectively.

Recently Issued Accounting Pronouncements

(i) SFAS No. 160

The Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, since April 1, 2009 and has retroactively reclassified noncontrolling interests (previously referred to as minority interests) as a component of equity, separately from the equity attributable to the shareholders of the Company. Net income and other comprehensive income are also attributed to the shareholders of the Company and the noncontrolling interests. Management believes these reclassification and presentation adjustments were immaterial to the Group’s consolidated financial statements.

(ii) FSP FAS 142-3

FSP FAS No. 142-3, Determination of the Useful Life of Intangible Assets, amends the guidance in SFAS No. 142 about estimating the useful lives of recognized intangible assets, and requires additional disclosure related to renewing or extending the terms of recognized intangible assets. In estimating the useful life of a recognized intangible asset, FSP FAS No. 142-3 requires companies to consider their historical experience in renewing or extending similar arrangements together with the asset’s intended use, regardless of whether the arrangements have explicit renewal or extension provisions. In the absence of historical experience, companies should consider the assumptions market participants would use about renewal or extension consistent with the highest and best use of the asset. However, market participant assumptions should be adjusted for entity-specific factors. The Company adopted FSP FAS 142-3 since April 1, 2009 and the adoption of FSP FAS No. 142-3 did not have a material impact on the Group’s consolidated financial statements.

(iii) Emerging Issues Task Force Issue No. 07-5 (“EITF 07-5”)

In June 2008, the Financial Accounting Standards Board ratified EITF 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to the Company’s own stock. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company adopted EITF 07-5 since April 1, 2009 and the adoption of EITF 07-5 does not have a material impact on the Group’s consolidated financial statements.

(iv) Emerging Issues Task Force Issue No. 08-1 (“EITF 08-1”)

EITF 08-1, Revenue Arrangements with Multiple Deliverables, addresses the criteria for separating consideration in multiple-element arrangements in EITF 00-21. EITF 08-1 requires an entity to allocate the overall consideration to each deliverable based on estimated selling price of individual deliverables in the arrangement in the absence of vendor specific objective evidence or other third-party evidence of the selling price for the deliverables. EITF 08-1 shall be effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after December 15, 2009, and will be applied on a prospective basis. Earlier application is permitted as of the beginning of a fiscal year or to prior years. The Company is considering whether to early apply EITF 08-1 and is assessing the impact of the adoption of EITF 08-01 on its financial statements.

OUR INDUSTRY

Overview

The cord blood banking industry preserves cord blood from childbirth to capture the opportunities made available by evolving medical treatments and technologies such as stem cell transplants. Cord blood is blood contained within the umbilical cord and the placenta which may be collected immediately upon childbirth for the purpose of harvesting stem cells. Stem cells may potentially develop into other cell types in the human body, a unique property known as plasticity. In other words, stem cells have the ability to go through numerous cycles of cell division and differentiate into cells with a defined or specialized function. As stem cells grow and proliferate, the differentiated cells that they generate can replace lost or damaged cells, thereby contributing to the ability to potentially renew and repair lost or damaged tissues in the human body.

Due to the ability to develop into different cell types in the human body, stem cells can potentially be used to treat a wide range of diseases. According to Frost & Sullivan, stem cells can be used to treat over 75 types of diseases, including thalassaemia and different types of cancer and coronary heart diseases. According to Frost & Sullivan, as of August 31, 2007, there have been more than 10,000 stem cell transplants in the world. According to Frost & Sullivan, currently, more than 200 companies in the world are engaged in stem cell research and clinical trials to discover potential application of stem cell therapies.

Compared with approximately 210 major types of differentiated cells, there are only three major types of stem cells in the human body:

•	Haematopoietic stem cells. Haematopoietic stem cells are found in the bone marrow of adults, human blood from an infant’s placenta and umbilical cord, and mobilized peripheral blood. They are the early precursor cells capable of differentiating into blood cells and immune system cells in the body. They also have been shown to have the capability of differentiating into specialized cells of other systems, including neural, endocrine, skeletal, respiratory and cardiac systems, under specific conditions.
•	Mesenchymal stem cells. Mesenchymal stem cells are found in the bone marrow of adults and are capable of differentiating into musculoskeletal tissues.
•	Neural stem cells. Neural stem cells are found in the brain tissues of adults and are capable of differentiating into neural tissues.

Cord blood is rich in haematopoietic stem cells. It can be collected by obstetricians or dedicated collection staff after the umbilical cord has been detached from the newborn. The blood sample then undergoes further processing to remove red blood cells and plasma before it can be cryopreserved and stored in refrigerated containers at extremely low temperature. All cellular activities would cease until it is thawed for use in medical treatments.

Compared with other medical treatments, transplants using cord blood have a number of distinct benefits. First, while the collection of embryonic stem cells with current technology results in the destruction of the embryo, and the collection of bone marrow stem cells involves a painful medical procedure for the donor, the collection of cord blood stem cells occurs after the umbilical cord is detached from the newborn during the normal course of delivery and causes no discomfort or harm to the baby. Second, cord blood of newborns contains relatively higher concentration of haematopoietic stem cells with superior proliferative capacity compared with haematopoietic stem cells extracted from bone marrow and peripheral blood in adults. Third, due to the relative premature development of the immune system in cord blood samples, haematopoietic stem cells extracted from cord blood allow for transplants with lower immunologic barriers that would otherwise be prohibitive. Fourth, cord blood transplants result in lower incidence of graft-versus-host disease, a situation whereby the donor’s T-cell attacks the recipient tissues after the transplant. Fifth, haematopoietic stem cells have a higher chance of matching family members.

Depending on the source of stem cells, cell transplants consist of three types: (i) autologous transplant using the patient’s own stem cells; (ii) allogeneic transplant using stem cells of third parties, such as a family member or an unrelated donor; and (iii) syngeneic transplant using stem cells of an identical twin. Matching of human leukocyte antigen, or “HLA”, a marker used by the immune system to recognize whether particular cells belong to or are foreign to the body, is critical for the success of allogeneic stem cell transplants. HLA tissue types are hereditary. Therefore, the chance of finding a match is higher from a sibling or other family members. Nonetheless, approximately 70% of patients are unable to find a matching unit in the family.

Global Cord Blood Banking Industry

Cord blood banking industry typically provides two types of services. The first type of services, also known as private cord blood banking services, generally involve collection, testing, processing and storage of cord blood for expectant parents who choose to subscribe for such services for the benefit of their children and other family members. The cord blood unit deposited is available only to the child or a family member when stem cells are needed for a transplant to treat the medical condition of the child or a family member. The second type of services, also known as public cord blood banking services, generally involve collection of cord blood from the parents who intend to donate the cord blood of their newborns. The donated cord blood is subsequently made available for anyone if it is a match for patients in need of stem cell transplants or for medical research. Some cord blood banks only provide private cord blood banking services, others only provide public cord blood banking services and still others provide both. Cord blood banks that only provide public cord blood banking services are typically non-profit organizations. Therefore, revenues generated by cord blood banks that provide private cord blood banking services are the key drivers of the cord blood banking industry.

Global Demand for Cord Blood Banking Services

The demand for the global cord blood banking industry is driven by an increasing awareness of the wide range of diseases that stem cell can be used to treat. Improved healthcare has resulted in increased life expectancy with a larger aging population. An aging population has led to a higher rate of disease incidence and increased demand for medical care, including stem cell therapies. Currently, cord blood stem cells can be used to treat over 75 types of diseases. As medical science continues to discover new application of cord blood stem cell therapies, many other diseases could potentially be treated. The expanded application of stem cell transplants is likely to further stimulate the demand for and the growth of cord blood bank facilities worldwide.

The demand for cord blood banking services can be measured in terms of penetration rates, which are affected not only by the number of newborns but also by the degree of awareness among expectant parents of the benefits of cord blood stem cell therapy, the value that the parents place on those benefits and the cost of those benefits relative to the parents’ ability to pay. Economic growth generally favors expenditures on precautionary healthcare measures. Sales and marketing activities launched by cord blood banking service providers also stimulate demand by educating expectant parents regarding the availability of these services and the potential benefits to subscribers in terms of keeping their options open for treating future health problems through stem cell therapies.

According to the U.S. Census Bureau, the population of the world has reached approximately 6.6 billion in 2007 and the number of newborns each year is currently between 70 and 80 million worldwide. The U.S. Census Bureau projects that the population and number of newborns worldwide will continue to grow.

Global Supply of Cord Blood Banking Services

The success of stem cell transplants depends on the availability of stem cell supplies. In response to the increasing utilization of stem cells in medical treatments, cord blood banks have increased in number significantly worldwide to provide the cord blood units necessary for medical treatments. According to Frost & Sullivan, the number of cord blood bank operators that provide storage services increased significantly from 29 in 2000 to 84 in 2003 and 157 in 2007.

The table below sets forth the number of the cord blood bank operators in selected countries and regions of the world and the number of cord blood banks they operate as of June 30, 2007 according to Frost & Sullivan:

Country/ Region	Number of companies	Number of cord blood banks
Asia (excluding the Middle East)	44	52
Europe (excluding the United Kingdom)	30	30
United States	24	28
United Kingdom	10	10
Canada	9	10
Australia and New Zealand	6	6

According to Frost & Sullivan, as of June 30, 2007, Asia had the highest number of cord blood banks of any continent in the world. In addition, the United States has the highest number of cord blood banks of any country in the world and South Korea has the highest number of any country in Asia, followed by China. According to Frost & Sullivan, as of December 31, 2006, the United States had a penetration rate of 3.7%, whereas South Korea, which is more densely populated than the United States and has a more extensive coverage of cord blood bank network due to its smaller geographic area, had a penetration rate of 11.0%. In China, according to Frost & Sullivan, as of December 31, 2006, the penetration rates in regions where cord blood banks currently operate vary substantially. Beijing and Tianjin, the two regions believed to have more extensive coverage of cord blood bank networks than other regions in which cord blood banks are licensed to operate in China, had achieved penetration rates over 11.0%. In contrast, the penetration rates in other regions in which cord blood banks are licensed to operate were below 1.5%.

In addition, there are a number of international public cord blood banks such as World Marrow Donor Association, National Marrow Donor Program and the International NetCord Foundation that provide matching units donated by the public to patients in need of transplants worldwide. Certain cord blood banks in the world are affiliated with these cord blood banks. The advantage of affiliation with such international public cord blood banks is the ability to share the database of genetic profiles of the cord blood units stored at the cord blood banks registered with such international public cord blood banks. The sizeable database containing increased number of genetic profiles increases the possibility to find a matching unit for patients in need of transplants.

Cord Blood Banking Industry in China

According to Frost & Sullivan, revenue from storing cord blood units in consideration for subscription fees is expected to experience faster growth than revenue from storing cord blood units donated by the public and is expected to be the primary revenue contributor for the cord blood banking industry in China in the future.

Current Market Conditions

According to a policy paper published by the MOH in December 2005, cord blood banking licenses will be issued in up to four additional provincial-level regions by 2010. According to the same policy paper, only one license will be granted to a cord blood bank operator in a designated provincial level region. Under this policy, cord blood banks licensed to operate in a particular region have the advantage of becoming the sole licensed operator in that region.

In addition to the six licensed cord blood banks in China, there are a number of cord blood banks operating in China and they are in the process of meeting the applicable regulatory requirements before they can formally obtain a cord blood banking license in the relevant regions. Under current PRC government policy, cord blood banks are only permitted to operate in the regions in which they are licensed to operate. Moreover, the application process for a cord blood banking license in China is time-consuming during which time the applicant usually incurs significant initial investments, including costs to apply for a license and construct the facilities. For example, in respect of the six cord blood banking licenses issued by the PRC government authorities to date, it took each applicant several years to obtain a cord blood banking license. This may deter potential cord blood bank operators with fewer financial resources from entering into the cord blood banking industry.

Drivers for Future Growth

Future demand for the cord blood banking industry in China is expected to be driven mainly by the following factors:

Large number of newborns.  According to the National Bureau of Statistics of China, China had a population of 1.3 billion persons and 15.9 million newborns as of and for the year ended December 31, 2007, representing approximately 12% of the population and newborns worldwide. The large number of newborns in China provides substantial potential for cord blood bank operators in China to grow their subscriber base. Even a single region in China can have a very significant population. Guangdong, with a population of over 94 million people in 2007, has a larger population than all but twelve countries in the world, and there are two other regions in China of similar size. More than half of the regions in China have a larger population than California, and even Beijing, with a population of over 16 million in 2007, has a larger population than all but four states in the United States.

Growth in GDP and urban disposable income and increasing focus on healthcare.  According to the National Bureau of Statistics of China, GDP per capita in China grew by 13.9%, 15.0%, and 17.1% in 2005, 2006 and 2007, respectively, and China’s disposable income per capita in urban areas grew by 11.4% to RMB10,493 in 2005, 12.1% to RMB11,759 in 2006, and 17.2% to RMB13,786 in 2007. As average disposable income rises, families are likely to spend an increased proportion of their disposable income on healthcare, including subscriptions for cord blood banking services. According to the MOH, China’s healthcare expenditures grew from RMB458.7 billion in 2000 to RMB1,129.0 billion in 2007, representing a compound annual growth rate of approximately 13.7%.

One-child policy in China.  China has adopted a “one-child” policy, which has curtailed, subject to limited exceptions, families from having more than one child. This gives Chinese parents the incentive to focus their attention on their only child and to commit a larger percentage of their disposable income to the well-being of that child. As the public awareness of benefits associated with cord blood banking increases, an increasingly large number of Chinese parents are expected to subscribe for cord blood banking services in order to enhance the survival chances of their children in the event of a critical illness, such as leukemia. Further, the “one-child” policy may increase the usage of cord blood banking services because there are no bone marrow cord blood units available from siblings which may potentially match the patient in need of transplants.

Increasing public awareness of the benefits associated with cord blood banking services.   Operators of cord blood banks in China focus their sales and marketing efforts in hospitals, prenatal clinics and wedding registries to increase the public awareness of the benefits associated with cord blood banking by providing potential customers education on cord blood banking procedure and potential benefits. Continuous customer education and expanded sales and marketing networks enable the operators to tap into a potential sizeable market with increased penetration rates and enlarged subscriber base.

Additional diseases that stem cells can be used to treat.  According to Frost & Sullivan, stem cells can be used to treat over 75 types of diseases. As stem cell therapy continues to develop in China and elsewhere in the world, medical practitioners are likely to continue to discover diseases that can be treated by stem cell therapies.

OUR CORPORATE STRUCTURE

We are a Cayman Islands company registered by way of continuation on June 30, 2009.

CCBC was formed through the Redomestication, which involved the Merger of Pantheon with and into Pantheon Arizona, then a wholly owned, non-operating subsidiary of Pantheon formed for the purpose of effecting the Merger, with Pantheon Arizona surviving the Merger, and the conversion and continuation of Pantheon Arizona’s corporate existence from Arizona to the Cayman Islands. Immediately following the Redomestication, the participating shareholders of approximately 93.94% of the issued and outstanding shares of CCBS completed the Share Exchange with Pantheon Arizona, and Pantheon Arizona changed its name to CCBC, resulting in CCBS becoming a subsidiary of CCBC and the participating shareholders becoming holders of CCBC’s ordinary shares. In August 2009, CCBC entered into agreements with holders of the remaining 6.06% issued and outstanding shares of CCBS to exchange such shares for 3,506,136 newly issued shares of CCBC with the result that CCBS is now our wholly owned subsidiary. CCBS entered into these arrangements pursuant to its decision to seek alternative ways to achieve a U.S. public market presence for its shares other than through our initial public offering.

CCBS was incorporated on January 17, 2008 under the Companies Law (2009 Revision) of the Cayman Islands to become the direct holding company of CSC Holdings. CCBS has two operating subsidiaries in China: Jiachenhong and Nuoya. CCBS holds an indirect 100.0% interest in Jiachenhong and an indirect 90.0% interest in Nuoya. In addition, CCBS holds an indirect 18.9% interest in CordLife, a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand.

Following the Business Combination and the share exchange with the remaining CCBS shareholders, Golden Meditech owns 46.3% of CCBC’s issued shares through its wholly-owned subsidiary, GM Stem Cells. Golden Meditech is a publicly traded company on the Hong Kong Stock Exchange and is a China-based healthcare company with investment in the cord blood banking business via equity interests in CCBC. Golden Meditech is not engaged in any activities or businesses that compete or are likely to compete with CCBS’s business. The participating shareholders of CCBS (excluding Golden Meditech) own 45.8% of CCBC’s issued shares, the public shareholders own approximately 0.2% of CCBC’s issued shares, Pantheon management prior to the Business Combination own 2.0% of CCBC’s issued shares and CCBC management team who received CCBC shares via exercising CSC options own 5.7% of CCBC’s issued shares. See “Description of Securities —History of Share Issuances”.

The Business Combination was accounted for in accordance with U.S. Generally Accepted Accounting Principles as a capital transaction in substance. Pantheon was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on CCBS comprising the ongoing operations of the combined entity, the senior management of CCBS continued as the senior management of the combined company and CCBS shareholders retaining the majority of voting interests in the combined company. For accounting purposes, the Business Combination was treated as the equivalent of CCBS issuing stock and warrants for the net assets of Pantheon, accompanied by a recapitalization. Operations of the combined entity prior to the Business Combination are those of CCBS. The remaining 6.06% issued and outstanding shares of CCBS not exchanged in the Business Combination was recorded as non-controlling interest. Upon the completion of the share exchange with the remaining 6.06% CCBS shares in August 2009, the carrying amount of such non-controlling interest will be adjusted to reflect the change in CCBC’s ownership interest in CCBS. Any difference between the fair value of the CCBC shares issued and the amount by which the non-controlling interest is adjusted, together with any transaction costs incurred, will be recognized in equity attributable to CCBC.

We conduct our current operations through Jiachenhong and Nuoya, our PRC subsidiaries. Jiachenhong is the operator of the sole cord blood banking licensee in Beijing, and Nuoya is the operator of the sole cord blood banking licensee in Guangdong. In addition, we own a 18.9% equity interest in CordLife.

The cord blood bank in Beijing operated by Jiachenhong received its cord blood banking license in September 2002. In September 2003, GM Stem Cells and an affiliate acquired a 51.0% equity interest in Jiachenhong. The remaining 49.0% equity interest in Jiachenhong was held by Weixiao Medical Technology Limited, or Weixiao Medical, a company incorporated in the British Virgin Islands and specializing in medical equipment and technologies. CSC Holdings was formed in January 2005 to become the holding company of

Jiachenhong. Under a corporate restructuring in March 2005, CSC Holdings issued ordinary shares to GM Stem Cells and Weixiao Medical in exchange for all of their equity interests in Jiachenhong. CSC Holdings subsequently completed two private placements and four share transfers, as a result of which GM Stem Cells equity interest in CSC Holdings was reduced to 50.2%.

The cord blood bank in Guangdong operated by Nuoya received its cord blood banking license in June 2006. In May 2007, CSC South, our subsidiary, completed the acquisition of all of the equity interest in Nuoya. Through CSC South, we have control over 90.0% of Nuoya’s voting securities and a 90.0% economic interest in Nuoya’s assets and earnings.

In July 2007 and October 2008, CSC East, our wholly owned subsidiary, acquired an aggregate 18.9% equity interest in CordLife, a company publicly traded on the Australian Stock Exchange. CordLife is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand.

Our holding company structure allows our management and shareholders to take significant corporate actions without having to submit these actions for approval or consent of the administrative agencies in every jurisdiction where we have significant operations. Moreover, our choice of the Cayman Islands as the jurisdiction of incorporation of our ultimate holding company was motivated in part by its relatively well-developed body of corporate law, various tax and other incentives, and its wide acceptance among internationally recognized securities exchanges as a jurisdiction for companies seeking to list securities.

The diagram below illustrates our corporate and shareholding structure as of the date of this prospectus:

(1)	Includes: the participating shareholders, except for Golden Meditech (46.3%)
(2)	Includes: former CSC Holdings’ option holders (5.7%).
(3)	Includes: public shareholders (0.2%) and former Pantheon management (2.0%).

OUR BUSINESS

Overview

We are a leading provider of cord blood storage services in China. We provide cord blood storage services for expectant parents interested in capturing the opportunities made available by evolving medical treatments and technologies such as cord blood transplants. We also preserve cord blood units donated by the public, provide matching services on such donated units and deliver matching units to patients in need of transplants. We possess two out of the six cord blood banking licenses issued by the PRC government authorities and are currently the operator of the sole cord blood banking licensees in Beijing and Guangdong. Beijing and Guangdong had an aggregate of approximately 1.2 million newborns in 2007, according to the National Bureau of Statistics of China. Our Beijing-based subsidiary, Jiachenhong, was the first operator of a licensed cord blood bank in China.

We provide our services through our network of collaborating hospitals in Beijing and Guangdong. These hospital networks offer us the platform for performing cord blood collection services and undertaking a significant portion of our promotion and marketing activities. As at June 30, 2009, we had developed a hospital network consisting of over 90 major hospitals in Beijing. Since our acquisition of Nuoya in May 2007, we have established collaborative relationships with over 90 major hospitals in Guangdong. Nuoya commenced commercial operation after our acquisition and we are seeking to significantly expand our hospital network in this new market. Our acquisition of the right to operate a cord blood bank in Guangdong through our acquisition of Nuoya enabled us to increase the size of the market that we can address. According to the National Bureau of Statistics of China, Guangdong had approximately 1.1 million newborns in 2007.

We generate substantially all of our revenues from subscription fees. We intend to grow our revenues by enlarging our subscriber base and increasing our penetration rates through expanding our hospital networks and enhancing our sales and marketing initiatives. In addition, the nature of our business requires us to deliver our services to our subscribers on a long-term basis. Therefore, the contracts with our subscribers are typically for a period of 18 years. The contracts can be terminated early by the parents or further extended, at the option of the children, after the children reach adulthood. The payment for our services consists of processing fees payable at the time of subscription or by installments over a typical contract period of 18 years depending on the payment option elected by subscribers and storage fees payable by our subscribers on an annual basis for as long as the contracts remain effective. This payment structure enables us to enjoy a steady stream of long-term cash inflow. We expect such long-term cash flow to continue to increase as our subscriber base continues to grow. In addition, we generate a portion of revenues from the fees we charge in providing matching units we collect from public donors to patients in need of transplants.

Our operating costs consist of fixed costs and variable costs. Fixed costs primarily relate to depreciation expenses of our storage facilities and rental expenses. Variable costs primarily relate to the costs of energy and raw material consumption. For the years ended March 31, 2007, 2008 and 2009 and for the three months ended June 30, 2008 and 2009, depreciation expenses, our most significant fixed cost, accounted for 36.2%, 6.5%, 12.6%, 11.3% and 18.4%, respectively, of our direct costs, and rental expenses accounted for 20.1%, 2.8%, 4.9%, 4.0% and 4.8%, respectively, of our direct costs. The decrease in depreciation expenses as a percentage of direct costs in the year ended March 31, 2008 was primarily due to the increase in total direct costs after taking into account the non-recurring recognition of RMB33.0 million deferred costs as well as recognition of processing costs upon delivery of processing services. Since a significant portion of our operating costs are fixed, we benefit from economies of scale as the number of units stored at our cord blood banks increases. Based on our operating experience and historical growth, we believe we will be able to generate sufficient processing and storage fees to cover our operating costs. Moreover, as cord blood banking services are not subject to price control by the PRC government, we have the flexibility to set and adjust our fees in response to changing market dynamics.

We are experiencing a period of significant growth. We expanded our geographic coverage by acquiring the right to operate a cord blood bank in Guangdong through our acquisition of Nuoya in May 2007. In July 2007, we acquired a 12.9% in CordLife, a provider of cord blood banking services with operations in

Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. During the year ended March 31, 2009, we further increased our equity interest in CordLife and as of June 30, 2009, we own 18.9% in CordLife.

The increase in our revenues from RMB12.7 million for the year ended March 31, 2007 to RMB233.1 million for the year ended March 31, 2008 was primarily as a result of non-recurring adjustments to recognize previously deferred revenues and, to a lesser extent, the increase in our new subscriber sign-ups from 12,347 for the year ended March 31, 2007 to 26,060 for the year ended March 31, 2008. Our revenue, however, decreased from RMB233.1 million for the year ended March 31, 2008 to RMB194.5 million ($28.5 million) for the year ended March 31, 2009. For the year ended March 31, 2008, we recorded a non-recurring adjustment of RMB136.5 million to recognize previously deferred revenue as a result of the removal of penalties clause on September 25, 2007. No similar adjustment was made for the year ended March 31, 2009. The impact of the foregoing was partially offset by the increase in processing and storage fees due to an enlarged subscriber base. The total number of units stored by our subscribers increased by 70.2% to 84,060 as of March 31, 2009 from 49,382 as of March 31, 2008. For the three months ended June 30, 2009, our revenue reached RMB57.9 million (US$8.5 million) from RMB32.9 million for the three months ended June 30, 2008. The increase in revenue was by large driven by the increase in new subscriber sign-ups from 5,237 for the three months ended June 30, 2008 to 10,381 for the three months ended June 30, 2009. Total number of units stored by our subscribers increased from 54,619 as of June 30, 2008 to 94,441 as of June 30, 2009.

Our Competitive Strengths

Early Entrant Advantage with Two Out of the Six Cord Blood Banking Licenses in China.  We were the first licensed cord blood bank operator in China and we hold two out of the six cord blood banking licenses issued by the PRC government authorities to date. As the cord blood banking industry in China is at an early stage of development, we enjoy certain competitive advantages as an early entrant, including the following:

•	Our Beijing-based subsidiary, Jiachenhong, was the first licensed cord blood bank operator in China. Since we have the longest operating history among a limited number of operators in China, the government has sought our views and opinions when it sets industry standards and regulatory framework for the cord blood banking industry in China.
•	We have developed a reputable brand in delivering quality cord blood banking services. We believe that we have achieved consistently good results in terms of preserving our subscribers’ cord blood deposits. Our Beijing-based subsidiary, Jiachenhong, has provided 74 matching units of cord blood to patients in need of transplants since commencing its operation. In addition, Jiachenhong has provided more than 110 units to patients using cord blood as their supplementary medical treatment measures. We have not received any complaints from medical practitioners, hospitals or transplant patients concerning the quality of cord blood deposits we have delivered.
•	Our two cord blood banking licenses currently give us the exclusive right to operate cord blood banks in Beijing and Guangdong, two out of the six provincial-level regions in which the operation of cord blood banks is permitted in China. The PRC government plans to issue cord blood banking licenses in up to four additional provincial-level regions by 2010. As the licensing process requires applicants to demonstrate their ability to preserve cord blood for use in stem cell transplants, we believe our familiarity with the regulatory framework, combined with our established track record and reputable brand, gives us a competitive advantage in obtaining additional licenses in the future.

Extensive Hospital Networks in Our Existing Markets.  We provide our services through collaboration with selected hospitals in our operating regions. Our hospital networks offer us the platform for performing cord blood collection services and undertaking a significant portion of our sales and marketing activities. Our focus on building an extensive hospital network by collaborating with hospitals has contributed to our successful growth. We have established collaborative relationships with over 90 major hospitals in Beijing. Since we completed the acquisition of Nuoya in May 2007, we have over 90 major hospitals participating in our hospital network in Guangdong and expect to further develop our network in this new market.

We expect the number of our collaborating hospitals to continue to grow, which will help us further penetrate our target markets. Our collaborating hospitals and dedicated sales team have enabled us to establish ourselves as a quality cord blood banking service provider in the communities in which we operate.

Well-Developed and Effective Marketing Program.  Cord blood banking as a precautionary healthcare measure is a relatively new concept in China. To increase penetration in our existing markets, we have developed a comprehensive marketing program targeting expectant parents, the general public, government agencies and non-profit organizations, including the following:

•	We undertake various joint marketing efforts with our collaborating hospitals, including educational sessions for expectant parents at pre-natal classes, one-on-one discussions with expectant parents, and the assignment of designated consultants to answer questions from expectant parents. To ensure quality services we require these consultants to complete a training program before approaching prospective subscribers.
•	We educate the public on the benefits of cord blood banking through an extensive portfolio of promotional materials, billboards and newsletters that discuss in detail the importance of cord blood and haematopoietic stem cell therapy in the treatment of blood-related health conditions.
•	We maintain cooperative relationships with several government agencies, such as Beijing Population and Family Planning Commission, to educate newly-weds about the benefits of cord blood banking services in classes organized by the agencies.

Advanced Infrastructure in Place to Meet Market Demand.  We maintain an advanced infrastructure for the transportation, testing, processing and storage of cord blood and have devoted considerable management and financial resources in upgrading and improving our facilities and supporting infrastructure. Our facilities in Beijing are equipped with state-of-the-art laboratories, storage cylinders, automated monitoring systems and advanced equipment to handle the testing, processing and storage of cord blood. To date, we have spent RMB274.6 million to build our infrastructure. In addition, we expect to spend approximately RMB70.0 million to install and expand our state-of-the-art equipment at our facilities in Guangdong and Beijing to service our subscribers in the region. The total number of units stored at our cord blood banks amounted to 30,906, 58,912, 94,288 and 104,851 as at March 31, 2007, 2008, 2009 and June 30, 2009, respectively. As at June 30, 2009, we had extra capacity to store approximately 645,000 additional units. With our existing and planned state-of-the-art equipment and advanced infrastructure in Beijing and Guangdong, we believe we have the ability to further increase our capacity to meet increasing market demand. The new facility in Beijing was completed in April 2009 with a maximum capacity of 500,000 units.

Capable and Experienced Management Team.  Our core management team consists of experienced managers and preeminent medical experts, all of whom have in-depth knowledge and solid experience in one or more emerging healthcare sectors in China. Certain senior members are appointed by Golden Meditech. Golden Meditech is a publicly traded company on the Hong Kong Stock Exchange Main Board with a track record of operating in several emerging healthcare sectors in China. Due to its long operating history in the healthcare industry, Golden Meditech has established strategic partnerships with a large number of hospitals, distributors and regulatory agencies, which provide us a valuable network to develop our hospital network. Golden Meditech has been offering our management support by designating and appointing directors and officers who are experienced in the healthcare industry in China to oversee our daily operations. As a distinct entity, we operate all aspects of our business without undue reliance on Golden Meditech and have independent access to suppliers and distribution channels.

Our Strategy

The cord blood banking industry in China is at an early stage of development with significant growth opportunities, especially in light of the large population, the one-child policy and the rapid economic growth. Our goal is to significantly grow our business and build a reputable, committed, caring and socially responsible healthcare company through the following strategies:

Further Penetrate Our Existing Markets.  A significant portion of our operations, such as maintenance of the storage environment, supervision of sales and marketing personnel, marketing programs and media promotion, procurement of equipment and infrastructure, and recruitment of personnel, could potentially benefit from synergies arising from economies of scale. We seek to continue to expand our operations within our existing markets to maximize economies of scale. To this end:

•	We seek to further penetrate the Beijing and Guangdong markets via arousing public interest toward cord blood banking and adding more collaborating hospitals. We will also provide further training to our sales and marketing force to increase their professional knowledge.
•	We seek to increase the awareness of the benefits of cord blood banking by focusing on educating the general public about the relationship between cord blood and haematopoietic stem cell therapy as well as the current and potential application of stem cell therapies. The more receptive the general public is to the concept of cord blood banking, the more likely we will be able to increase our subscriber base.
•	We seek to garner further support for our operation from governmental organizations, industry associations, hospitals and the general public. We believe our commitment to community healthcare will help promote our image as a socially responsible healthcare company in China, which is critical for our long-term success.

Obtain Additional Licenses and Acquire Existing Cord Blood Bank Operators to Expand Our Geographic Coverage.  Our goal is to expand our operations to cover densely populated regions with high birth rates in China. The PRC government intends to issue cord blood banking licenses in up to four additional provincial-level regions by 2010. We intend to expand our geographic coverage by applying for a license in a region in which we believe a license is likely to be granted. We are also in discussions with several existing licensees and license applicants in certain other regions for potential acquisitions. We believe that our track record serves as a positive factor in our application for additional licenses, and we believe we have the ability to capitalize on our industry knowledge and the expertise to identify suitable acquisition targets in other regions. As we garner the essential knowledge and skills to operate in a new market, we believe we will be able to replicate, with modifications necessary to meet local needs, the success we have had in collaborating with major hospitals in our existing markets to increase the subscription for our services in our future markets.

Pursue Strategic Relationship in Domestic and International Markets.  We intend to strengthen our market position by pursuing strategic relationship with other players in the cord blood banking industry, including making strategic investments in other cord blood bank operators and entering into joint ventures with other healthcare companies that would complement our existing capabilities and increase our international exposure. As part of this strategy, in July 2007 we acquired a 12.9% equity interest in CordLife. For the year ended March 31, 2009, we further increased our equity interest to 18.9%. CordLife is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. Working with international players such as CordLife should enable us to gain good knowledge and expertise of operating in foreign markets with different demographic characteristics, which are expected to enhance our market leadership in China.

Our Cord Blood Banking Services

Our cord blood banking operations primarily consist of our subscription services, which involve the preservation of cord blood for expectant parents as a precautionary healthcare measure for the benefit of their children and other family members. Our subscription services accounted for 97.8%, 41.1%, 99.2%, and 99.0% of our revenues for the years ended March 31, 2007, 2008 and 2009 and the three months ended June 30, 2009, respectively. The decrease in subscription-based revenues as a percentage of total revenues in the year ended March 31, 2008 primarily resulted from an enlarged base of revenues due to the non-recurring recognition of previously deferred revenues in the amount of RMB136.5 million representing 58.6% of total revenues in the year ended March 31, 2008. See Note 16 to our annual consolidated financial statements included elsewhere in this prospectus. In the absence of the non-recurring recognition of deferred revenues in the amount of RMB136.5 million in the year ended March 31, 2008, subscription-based revenues would have accounted for 99.3% of total revenues in that year.

We have developed hospital networks by entering into collaborative agreements with hospitals located in Beijing and Guangdong, where we are licensed to operate. Our collaborating hospitals collect the cord blood of the newborns of our subscribers and we pay them handling fees for the collection services provided. Our collaborating hospitals are required by our contracts to offer cord blood collection services to us on an exclusive basis.

Our subscribers are required to enter into a subscription contract with us prior to the birth of their children. The contract provides for the collection of cord blood from their newborns at one of our collaborating hospitals and preservation of the cord blood for an initial storage period up to 18 years. On the 18th anniversary, the child, who will have reached adulthood, will have the exclusive right to decide whether to extend the subscription for our services or to relinquish ownership of his or her cord blood for donation to our banks. Prior to January 1, 2008, we offered our subscribers three payment options: (1) payment of a one-time processing fee of RMB5,000 and a storage fee of RMB500 payable each year for a period up to 18 years; (2) payment of a one-time processing fee of RMB5,000 and an annual storage fee of RMB500 in one lump sum with a discount at 20% on the total storage fees payable over the contract period; and (3) payment of a processing fee at an installment of RMB1,100 at the time of subscription and an annual installment of RMB300 payable each year at each anniversary of the subscription, in which case our subscribers pay an additional amount of RMB1,200 compared to payment options (1) and (2), as well as payment of the storage fee of RMB500 payable each year for a period up to 18 years. Between January 1, 2008 and January 31, 2009, we suspended payment option (2) to our subscribers while we continued to offer payment options (1) and (3) to our subscribers. Starting from February 1, 2009, subscribers can choose to make a bullet payment of 18 years of storage fees but without any discount, together with the one-time processing fee of RMB5,000. In addition, we offer medical practitioners, including doctors, nurses or other medical professionals, our services at a discount of 30% from time to time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Financial Condition and Results of Operations—Payment Methods for Subscribers.” We offer one-stop-shop services for our subscribers. Following the signing of the subscription contract, we notify the collaborating hospital chosen by our subscriber so that the hospital can arrange for one of its certified medical practitioners to collect the cord blood of the newborns of our subscribers. The cord blood collected is then transported to our facilities for testing, processing and storage. We act as the custodian of the cord blood stored at our facilities during the term of the subscription contract.

Our remaining revenues are derived from matching services we provide and the matching cord blood unit we deliver to patients in need of transplants. These services accounted for 2.2%, 0.3%, 0.8%, and 1.0% of our revenues for the years ended March 31, 2007, 2008 and 2009 and the three months ended June 30, 2009, respectively. The decrease in revenues derived from matching services as a percentage of total revenues primarily resulted from an enlarged base of revenue due to the non-recurring recognition of previously deferred revenues in the amount of RMB136.5 million representing 58.6% of total revenues in the year ended March 31, 2008. See Note 16 to our annual consolidated financial statements included elsewhere in this prospectus. In the absence of the non-recurring recognition of deferred revenues in the amount of RMB136.5 million in the year ended March 31, 2008, revenues derived from matching services would have accounted for 0.7% of total revenues in that year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Financial Condition and Results of Operations—Critical Accounting Policies—Revenue Recognition.”

We accept and preserve cord blood donated by the general public and have created a database containing information of the human leukocyte antigen profiles and characteristics of the donors on an anonymous basis. We require our donors to deliver their newborns at one of our collaborating hospitals. We are not permitted to reject a donation without a valid business or medical reason. Another source of donations in the future may be the cord blood of the newborns of our former subscribers who cease subscription for our services at the end of 18 years and do not demand return of their cord blood units and the cord blood units stored by our subscribers who fail to pay. We require our employees to fully inform all prospective subscribers of our policy of releasing cord blood units to our cord blood inventory in such circumstances, and our subscribers are required to give their consent to this policy when subscribing for our storage services. In the opinion of our PRC counsel, JunZeJun Law Offices, a consent of this nature is enforceable under PRC law. Based on information available to us, treating cord blood units abandoned by former subscribers and releasing such units to cord blood bank inventory available to patients in need of transplants is a common practice followed by cord blood bank operators in China.

We search, upon request, for possible matches among the donated cord blood units stored in our cord blood banks and provide one or more matching units to the patient in need of transplant. Further, Jiachenhong is affiliated with AsiaCORD. The benefit of affiliation with AsiaCORD is the ability to gain access to a larger group of patients in need of transplants because AsiaCORD enables such patients to search the human leukocyte antigen profiles of donated units stored at AsiaCORD-affiliated cord blood banks that provide matching services, including ours, thereby increasing the possibility of finding matching units in our cord blood banks. We are permitted to charge a fee that reflects the costs of our matching services provided and the matching units delivered. We generally charge a fee of RMB25,000 ($3,660) for providing one or more matching units in a cord blood transplant. For the years ended March 31, 2007, 2008, 2009 and for the three months ended June 30, 2009, the number of successful matches found among the cord blood units donated by the public and stored at our facilities were one, thirteen, twenty-one and nine, respectively.

The following tables set forth, for the dates and periods indicated, certain information relating to our cord blood banking services:

	For the three months ended June 30,		For the year ended March 31,
	2009	2008	2009	2008	2007
New subscriber sign-ups	10,381	5,237	34,678	26,060	12,347
New donations accepted(1)	182	77	698	693	1,412
Total	10,563	5,314	35,376	26,753	13,759

	As of June 30,		As of March 31,
	2009	2008	2009	2008		2007
Units deposited by subscribers	94,441	54,619	84,060	49,382		23,322
Units contributed by donors(1)	10,410	9,607	10,228	9,530	(2)	7,584
Total	104,851	64,226	94,288	58,912		30,906

(1)	Excludes the matching units used for transplants during the relevant periods.
(2)	Includes 1,253 units received in connection with CCBS’s acquisition of Nuoya in May 2007.

Preservation of Cord Blood

Preservation of cord blood consists of the following major steps:

•	Collection. Our subscribers and donors must give birth to their newborns at one of our collaborating hospitals in order to use our services. We communicate with the hospital to arrange for a certified medical practitioner to work on the case. When our subscriber gives birth to the newborn, the practitioner clamps the newborn’s umbilical cord at birth and drains the blood from the cord into a vial. Although we are not responsible for the collection, we provide a kit that contains the medical devices necessary for the collection procedure. Most umbilical cords yield approximately three to five ounces of blood.
•	Transportation. After collection, the cord blood is transferred to our cord blood bank within 24 hours in specialized containers where temperature changes can be controlled and monitored. If necessary, the cord blood retrieved is stored in a designated refrigeration unit at the maternity ward in the hospital prior to our arrival. We have a team of transportation specialists responsible for the delivery of cord blood units from our collaborating hospitals to our facilities in specially designed containers to ensure the viability of the haematopoietic stem cells during transit. Each cord blood unit is assigned a barcode so that it can be tracked easily throughout processing, storage and restoration.

•	Testing. We conduct several tests on the unit to retrieve information that will be essential to its future use in a transplant. Such information includes volume of cord blood collected, number and viability of nucleated cells, sterility, blood type and density of haematopoietic stem cells, commonly known as cell count. We also test the maternal blood sample for infectious diseases, viruses and bacteria.
•	Processing. Cord blood undergoes processing and separation procedures which ultimately extract the haematopoietic stem cells for subsequent storage.
•	Storage. After testing and processing, we freeze the cord blood unit in a controlled manner and store the unit using liquid nitrogen. The liquid-nitrogen storage freezer in which the haematopoietic stem cells are stored after their initial processing is equipped with a thermostatic control to ensure storage at minus 196 degrees Celsius. The entire processing and storage of haematopoietic stem cells at our cord blood bank is computerized to ensure the integrity of all cord blood units and the veracity of all data.

Sales and Marketing

As at June 30, 2009, our sales force (including after sales support) consists of a Beijing-based team with approximately 116 employees and a Guangzhou-based team with approximately 123 employees. Their compensation consists of base salary and performance-based bonus assessed on a quarterly basis. Newly hired sales staff are required to successfully complete an intensive orientation training lasting for more than two months before approaching target subscribers. They are required to attend continuous on-the-job training and pass periodic performance evaluation.

Our hospital networks offer us the platforms where a significant portion of our sales and marketing activities are undertaken. We have established collaborative relationships with over 90 major hospitals in Beijing. Since we completed the acquisition of Nuoya in May 2007, over 90 major hospitals have joined in our hospital network in Guangdong.

A significant portion of our sales and marketing initiatives are targeted at educating expectant parents on the benefits of cord blood banking services. Our sales and marketing force gives thought to the input and comments they receive from prospective subscribers in promoting our services. Our sales and marketing activities consist primarily of the following:

•	Activities targeting prospective parents. We maintain our hospital networks with over 90 major hospitals in each of Beijing and Guangdong. We assign a consultant to each hospital with which we collaborate, and the consultant oversees our sales initiatives and directly interacts with the prospective subscribers in that hospital. The arrangement enables us to interact directly with expectant parents, distribute promotional leaflets and marketing materials to expectant parents and their family members, and set up information booths at designated areas where members of our sales team can interact with potential subscribers and answer questions. We also work with various community centers to organize prenatal classes and other events for expectant parents.
•	Education of the medical community. To increase public awareness of the benefits associated with cord blood banking services, we educate obstetricians, childbirth educators, and hospitals on the benefits of cord blood preservation and offer educational seminars at our premises.
•	Advertising efforts. Cord blood banking as a precautionary healthcare measure is a relatively new concept in China. Most people are not aware of the medical benefits that haematopoietic stem cells offer for the child as well as the family. We attempt to inform and educate our potential subscribers about these benefits. We have successfully lobbied for references to our cord blood banking services in booklets and various public information materials prepared by the Beijing Population and Family Planning Commission for distribution to all expectant parents in the region. To broaden the reach of our services to our target population, we advertise on billboards at hospitals and community centers, publish articles in newspapers and publications, and sponsor government campaigns concerning personal healthcare awareness, such as conferences on the medical use and application of cord blood technology. To increase the public awareness of our cord blood banking services, we sponsor television programs and talk shows to increase our visibility.

We aim to efficiently allocate our capital resources to market our services. We monitor and control our annual sales and marketing budget to be typically no more than 20.0% of the fees generated from our services.

Raw Material Supplies

We require collection kits, liquid nitrogen and test reagents for our operations. The majority of materials and supplies used in our cord blood banking business are readily available, and their prices have remained generally stable. We periodically evaluate our terms with our existing raw material suppliers to determine whether we should seek potential suppliers with more favorable commercial terms. To date, we have not encountered any material shortage or price fluctuation that had a material adverse effect on our business.

It is our policy to maintain multiple vendors for major raw material supplies in order to diversify the sources of our raw material supplies. A significant portion of our raw materials, however, have been sourced from a few major suppliers. The following are purchases from suppliers that individually comprise 10% or more of our gross purchases for the periods indicated:

	For the three months ended June 30,					For the year ended March 31,
	2009			2008		2009			2008		2007
	$	RMB	%	RMB	%	$	RMB	%	RMB	%	RMB	%
	(in thousand except for percentages)
Fenwal Dahua Pharmaceutical Technology (Shanghai) Co. Ltd.	246	1,680	27	1,000	18	648	4,425	22	7,900	36	—	—
Hangzhou Baitong Biological Technology Co., Ltd.	174	1,189	19	—	—	495	3,381	17	3,251	15	1,680	19
Beijing Guangjishi Pharmaceutical Technology Development Co., Ltd.	—	—	—	—	—	—	—	—	—	—	3,460	40
Beijing Zhu You Ying Kang Technology Development Co., Ltd.	256	1,749	28	—	—	422	2,881	15	—	—	—	—
Beijing Probe Biological Technology Co., Ltd.	103	704	11	—	—	319	2,181	11	—	—	—	—
Total	779	5,322	85	1,000	18	1,884	12,868	65	11,151	51	5,140	59

Cord blood collection services are performed in the same hospitals where our new subscribers give birth. Historically, most of our cord blood collection services have been performed through a limited number of hospitals. For the three months ended June 30, 2009, one hospital in Beijing accounted for 6.2% of the total number of cord blood collection procedures performed for our subscribers. We believe that such concentration is normal because our target subscribers are concentrated in a small number of popular hospitals in our existing markets.

Facilities

We maintain facilities in Beijing and Guangdong. The following table sets forth certain information relating to the premises we occupy:

Premises	Nature of use	Terms of use	Area occupied (in square meters)
Beijing	Laboratories, storage facilities for cord blood units and office space	Acquired in November 2006 for a consideration of RMB28.6 million for a term of 40 years.	9,600
		Leased at a monthly rent of RMB174,000. The lease will expire in November 2014.	2,400
Subtotal			12,000
Guangzhou	Laboratories, storage facilities for cord blood units and office space	Leased at a monthly rent of RMB310,080. The lease will expire in September 2028.	5,168
Total			17,168

Our facilities in Beijing and Guangdong are equipped with a customer relationship management system. The system has been customized to monitor our sales performance, monitor testing processes and results on a case-by-case basis, keep real-time record of storage movement in cord blood banks, handle billing matters, and track customer hotline interactions.

As at June 30, 2009, our cord blood bank in Beijing had storage capacities of 500,000 units. As at June 30, 2009, our cord blood bank in Guangdong had storage capacities of 250,000 units. We believe that we have the requisite expertise and resources to expand our storage capacities to meet the growing demand for our services.

Quality Assurance

Our cord blood banking operations in Beijing and Guangdong have been accredited with GB/T19001-2000 (which is equivalent to ISO-9001), which are the national standards for quality control in China, and our laboratories comply with the internationally recognized Good Laboratory Practice, or “GLP”, standards.

The operating procedures and standards at our facilities comply with relevant regulations and industry standards promulgated by the MOH for the operation of cord blood banks, including the Standards on Administration of Quality of Blood Bank Laboratory promulgated in May 2006. We have adopted quality assurance measures to ensure the quality of cord blood units transported, processed and stored by us. In particular, we maintain GLP-certified clean rooms where haematopoietic stem cells are processed prior to storage and later restored for therapeutic use. The processing and storage of haematopoietic stem cells at our cord blood bank is computerized to ensure the integrity of all cord blood units and the veracity of all related data.

We maintain a comprehensive quality assurance program to ensure that we are in compliance with applicable quality standards. To illustrate, our collaborating hospitals collect the cord blood from the newborns of our subscribers with a collection kit containing the necessary tools and instruments that it prepares and provides to the hospitals in advance. We also take charge of the transportation of the cord blood from the hospitals to our facilities to ensure the quality of the cord blood does not deteriorate prior to reaching our facilities. When the cord blood arrives at its facilities, we begin testing and processing, including physical examination, whole blood cell and flow-cytometry counting, cultivation tests and microbe tests such as HIV, bacterial and virus tests. The testing results are verified by our officer in charge. Qualified cord blood units will then undergo a computer-controlled preparatory freezing process through which the cord blood units will be lowered to -90°C prior to cryopreservation. During this process, our staff will examine the container to verify that all information in relation to every cord blood unit is properly and accurately documented.

For the cord blood units in storage, we conduct random examinations on an annual basis to ensure the stored units are suitable for transplants if needed. In addition, we also conduct routine examinations, including checking the dust level in all GMP certified clean rooms, examining the accuracy of all measuring and testing equipment and testing the ultraviolet light output in each clean room and bacteria and mycosis cultivation in the air. We continuously monitor the temperature level, the humidity level, the air pressure difference among various clean rooms, and the layout of our equipment and apparatuses.

We are responsible for quality assurance in connection with our cord blood banking services. In the event that the cord blood stored at our banks are found to be unfit for use in a transplant due to our mishandling or other fault or errors attributable to us, we have agreed under our subscription contract to compensate the subscriber in an amount equal to twice the fees paid by the subscriber. We have procured insurance to cover this liability. See “—Insurance.”

Competition

To date only six cord blood banking licenses have been issued by PRC government authorities. We are the operator of the sole cord blood banking licensee in Beijing and Guangdong. The operators of the other four cord blood banking licensees are Eastern Union Stem Cell & Gene Engineering Co., Ltd. in Tianjin, Shanghai Stem Cells Technology Co., Ltd. in Shanghai, Sichuan Stem Cells Co., Ltd. in Sichuan and Shandong Qilu Stem Cell Engineering Co., Ltd. in Shandong. The MOH has been following a “one license per region” policy, which precludes more than one cord blood banking licensee from operating in the same provincial-level region, and has announced that it intends to follow the same policy in the future. As such, we do not face any direct competition in Beijing or Guangdong and do not expect any such competition in the near future.

According to a policy paper published by the MOH in December 2005, cord blood banking licenses will be issued in up to four additional provincial-level regions by 2010. We will seek to expand our geographical coverage by applying for a license in the region in which we believe a license is likely to be granted and acquiring one or more successful applicants for licenses in the other regions. Hence, we may need to compete with existing cord blood bank operators as well as other new market entrants for such licenses or acquisitions. These companies may have greater financial resources, stronger marketing capabilities and higher level of technological expertise and quality control standards than us. In addition, we may face competition from foreign-invested cord blood banking service providers in China with longer operating history, greater capital resources, more efficient management and higher level of technological expertise than us.

In addition, our ability to compete depends on the efficacy and safety of cord blood transplants compared to other medical treatment and remedies as well as the efficacy and safety of cord blood transplants using the patients’ own cord blood or the cord blood from related family members compared to cord blood from an unrelated public donor.

Finally, we intend to diversify our revenue sources by offering ancillary services, such as offering selected healthcare services for infants or offering the database we compiled from the genetic profiles and characteristics we gathered from donors for our banks to pharmaceutical companies for their clinical trials. We expect to face competition from companies that offer similar services such as hospitals, clinics, medical institutions and other research institutes in the medical industry.

Employees

As at March 31, 2007, 2008, 2009 and June 30, 2009, we had 137, 313, 419 and 461 full-time employees, respectively.

The following table sets forth the number of employees based in Beijing and Guangzhou respectively and categorized by function as at June 30, 2009:

	Beijing	Guangzhou
Sales and marketing and after-sales support and services	116	123
Laboratory technicians	47	51
Management and administration	79	45
Total	242	219

As a committed and socially responsible healthcare company, we believe that people are the most important asset of our business. As a result, we aim to remunerate our employees based on their experience, job requirements and performance. Our compensation package typically consists of the basic salary, discretionary bonuses and share options. Our employees are not represented by any collective bargaining agreement, and we have never experienced a strike. We believe we have been successful in maintaining a harmonious relationship with our employees.

Insurance

Currently, we maintain insurance coverage of RMB4.0 million ($0.6 million) to cover our liabilities arising from collection, testing and processing of cord blood units and an additional RMB209.0 million ($30.6 million) to cover liabilities arising from storage of cord blood units. Under our insurance policies, we will be entitled to insurance payments:

•	equal to twice the fees paid to us in the event of a loss during the storage period, with a cap of RMB18,000 per unit;
•	equal to twice the fees paid to us in the event of a loss during testing and processing, with a cap of RMB20,000 per unit; or
•	equal to losses arising from the destruction or loss of cord blood units stored by subscribers in the event that we are required to provide such units according to our contract obligations to our subscribers who needed such units for transplants; provided, however, the payments to which we are entitled in each incident are capped at RMB200,000 per person and RMB0.4 million in the aggregate.

We have not received any claims, nor are we aware of any claims pending or threatened, from our subscribers. Under our subscription contract, the subscriber has agreed to liquidated damages in an amount equal to twice the fees paid by him or her in the event that the cord blood stored at our banks are found to be unfit for use in a transplant due to our mishandling or other fault or errors attributable to us. However, we cannot assure you that a subscriber in such circumstances will not challenge the enforceability of the liquidated damages clause. Some PRC courts and arbitration tribunals in unrelated civil suits have awarded claimants damages in excess of the amount of liquidated damages previously agreed by them in contracts.

We do not maintain any property insurance policies covering our facilities and vehicles for losses due to fire, earthquake, flood and other disasters, nor do we maintain business interruption insurance due to the limited coverage of such insurance in China.

We believe our insurance coverage is consistent with typical industry practices. However, our business and prospects could nonetheless be adversely affected in the event our insurance coverage is insufficient to cover our losses. See “Risk Factors—Risks Relating to Our Business—Our insurance coverage may not be sufficient to cover the risks related to our business, and our insurance costs may increase significantly.”

Intellectual Property

We consider our trademark critical to the success of our business. In this regard, we have applied for the registration of “   ” logo as a trademark in China. We also recognize the need to protect our trademark and will continue to take commercially viable steps to enforce our trademark rights against potential infringers.

We do not have registered patents for the technologies we use for cord blood collection, testing, processing or storage. We acquired certain patented research and development in progress relating to the use of cord blood stem cells in medical treatments. These technologies are not trade secrets and are not subject to regulation by administrative laws in China. We are not involved in or threatened with any claim for infringement of any intellectual property right, either as a claimant or a respondent.

Information Technology

Our information technology system was developed by an independent third party and tailored to our unique business and operational needs. To ensure our information technology system is capable of handling our constantly evolving business environment and our expanding subscriber base, we retain software developers to maintain and upgrade our system. As at June 30, 2009, we had spent approximately RMB8.0 million to develop the systems at our facilities in Beijing and Guangdong. For the three months ended June 30, 2009, we spent approximately RMB0.8 million to maintain and upgrade our system.

We maintain close contact with our system developers to ensure our system is capable of handling the increasing amount of data as our subscriber base continues to grow. Our system currently operates on a Microsoft SQL Server 2000 platform and we are building upon the Microsoft platform in order to develop a larger and more comprehensive database and management system nationwide.

Research and Development

We engage third parties to conduct research and development on technologies relating to our business. For example, for the year ended March 31, 2007, we incurred research and development expenses of RMB1.5 million for acquisition of research and development in progress relating to the use of cord blood stem cells in medical treatments. We expect to continue to engage third parties to conduct research and development on technologies relating to our business from time to time.

Cooperation with Guangdong Women and Children’s Hospital

On September 11, 2006, Nuoya entered into an cooperation agreement on an exclusive basis with Guangdong Women and Children’s Hospital (“GWCH”) for a term of 19 years pursuant to which GWCH would assist Nuoya to establish distribution networks at the hospital to promote the subscription of cord blood banking services by the expectant parents, provide assistance in examining hereditary diseases, monitor the quality control of the cord blood units collected, provide technical and consulting services to Nuoya and provide premises occupying approximately 300 square meters to Nuoya for storage of cord blood units. In return, GWCH received a one-time payment of RMB1.5 million as consulting fees. In addition, GWCH is entitled to an annual management fee of RMB700,000 for the first five years from the execution of the agreement, which is subject to an increase by 10% if the number of new subscriber sign-ups exceeds 5,000 in that year. The annual management fees from the sixth year after the execution of the agreement are subject to further negotiation between the parties.

In addition, according to Article 10 of the cooperation agreement, Nuoya is obligated to pay GWCH 5% of its net profit in the event of (i) a transfer of its equity interest in whole or in part to third parties; or (ii) a listing by Nuoya, during the term of the cooperation. After the acquisition of Nuoya in May 2007, CSC South entered into a supplemental agreement with GWCH and Nuoya in September 2007 to confirm the rights and obligations among the original contracting parties. In particular, CSC South and Nuoya clarified with GWCH that (i) “5% of Nuoya’s net profits” refer to 5% of the net profits arising from a transfer of equity interests in Nuoya to third parties; and (ii) “listing” refers to an initial public offering in which the issuer is Nuoya or the Guangdong Cord Blood Bank, the cord blood bank operated by Nuoya. In our acquisition of Nuoya, we paid Nuoya’s former shareholders RMB20.0 million as consideration for their equity interests in Nuoya, which was equivalent to their investment in Nuoya since the date of its establishment. Because the two amounts were identical, no net profits arose from the transfer of equity interest in Nuoya to us. Since none of the conditions to the payment obligations under Article 10 of the cooperation agreement has been satisfied, GWCH confirmed that Nuoya has no obligation to make any payments to GWCH under Article 10 of the cooperation agreement.

Investment in CordLife

For the two years ended March 31, 2009, we paid an aggregate of A$10.4 million in exchange for shares of CordLife. Such shares represented 18.9% equity interests in CordLife as of March 31, 2009. CordLife, a publicly traded company on the Australian Stock Exchange is a healthcare company with cord blood banking services as its main business line. During the year ended March 31, 2009 and the three months ended June 30, 2009, our interest in CordLife was categorized as available-for-sale securities on our balance sheet and we did not consolidate or account for under the equity method our share of CordLife’s operating results and net assets during such periods.

Currently, CordLife is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. CordLife is experiencing a period of significant growth. In 2006, CordLife established a joint venture with a local partner in India to construct a cord blood bank, and formed a joint venture with a local partner to expand its cord blood bank business in Indonesia. It has an associate company which engages in cord blood banking services in Australia.

We consider our investment in CordLife as our first step towards expanding our geographical presence to cover other parts of the Asia Pacific region. It also serves to reduce our high level of market concentration in China. Although we currently do not have any definitive collaboration agreement with CordLife, we are exploring various options to build a franchise throughout the Asia Pacific region.

Legal Proceedings

We are not currently a party to any material legal proceedings. From time to time, we may be subject to various claims and legal actions arising in the ordinary course of business.

REGULATION

We operate our business in China under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority including:

•	the MOH;
•	the State Food and Drug Administration;
•	the State Administration of Foreign Exchange;
•	the Ministry of Commerce; and
•	the National Development and Reform Commission.

The State Council and these ministries and agencies have issued a series of rules that regulate a number of different substantive areas of our business, which are discussed below.

PRC Regulation on the Cord Blood Banking Industry

The MOH is responsible for the regulation and supervision of cord blood banks in China, including promulgation of rules and regulations in response to the developments in the cord blood banking industry. Cord blood banking is an emerging industry in China. Therefore, the regulatory framework of the cord blood banking industry in China is under development and may not be as fully developed as that in other countries.

China adopted the Blood Donation Law in 1997 to prohibit the buying and selling of blood and to establish principles and regulations for the safe handling of blood supplies. In 1999, China adopted the Trial Measures for the Administration of Cord Blood Bank to regulate the establishment and operation of the cord blood banks. In 2001, China adopted the Trial Cord Blood Bank Establishment Guidelines to implement Trial Measures for the Administration of Cord Blood Bank. In 2002, China adopted the Provisional Cord Blood Bank Technical Guidelines, which regulate the way and activities that we handle the cord blood that we process and store. In 2005, the MOH further adopted the Measures for Administration of Blood Stations, or the Measures, to regulate the operation of blood stations in general. The Measures specify that cord blood banks are special blood stations that are subject to regulation under the Measures.

Since the cord blood banking business is relatively new in China and the regulation of this industry is a new subject for the MOH, current PRC laws and regulations on this subject, including the Measures, principally regulate donation of cord blood units by the public and the collection and supply of such units. Current PRC laws and regulations fail to provide a clear, consistent and well-developed regulatory framework for the provision of fee-based commercial cord blood banking services. This presents uncertainties and risks regarding fee-based commercial cord blood banking services in China, including our business, as described in the following five paragraphs.

The Measures define a blood station as a non-profit public-welfare health institution that collects and supplies blood for clinical use. Neither collection nor supply of cord blood from donors may be conducted for the purpose of making a profit. The purchase and sale of donors’ cord blood is also prohibited. The Measures prohibit anyone from collecting or providing cord blood without a valid blood station license. The Measures also state that the government shall not approve a for-profit cord blood bank. The Measures do not define or interpret the terms “non-profit,” “for-profit” or “for the purpose of making a profit”. Since the effectiveness of the Measures, both of our cord blood banks have obtained blood station licenses from their local DOHs. The Guangdong Cord Blood Bank operated by our subsidiary Nuoya obtained its blood station license from the Guangdong DOH in June 2006. The Beijing Cord Blood Bank operated by our subsidiary Jiachenhong, which first obtained a cord blood banking license under the Provisional Cord Blood Bank Establishment and Operation Guidelines in 2002 and then extended that license several times during the course of 2005 and 2006, obtained its blood station license from the Beijing DOH in June 2007. Both of our cord blood banks clearly stated to the competent health authorities as part of their license applications that their business combined subscription services with matching services. Furthermore, both during the application process and after the applications were approved, the competent health authorities have been inspecting and regulating the entire businesses of both of our cord blood banks, including both for-profit and non-profit services. All the evidence indicates that the MOH and its regional DOHs are aware of the current business practices in the cord blood banking industry in China, which include the facts that the cord blood banks and their operators are providing subscription services for a fee in China and that such operators are companies incorporated in China. Currently, there is no evidence that the competent health authorities have any intention of prohibiting the provision of for-profit subscription services by these cord blood bank operators, or any intention of revoking their licenses, ordering them to terminate their business or cancelling their qualifications based on the fact that they provide for-profit services.

According to answers by the spokesman of the MOH to questions from reporters on February 18, 2008, it appears that the MOH is of the position that operators of licensed cord blood banks are permitted to provide cord blood banking services for a fee. However, to date, neither the MOH nor any DOH has made any formal clarification on how they interpret, administer or enforce current laws and regulations applicable to the cord blood banking industry in China. All of the above present certain risks and uncertainties to our business. In particular, see “Risk Factors—Risks Relating to Our Business—If PRC regulators order licensed cord blood bank operators in China to cease their fee-based commercial cord blood banking operations, results of operations and liquidity would be materially adversely affected” and “Risk Factors—Risks Relating to Our Business—Our business and financial results may be materially adversely affected as a result of regulatory changes in the cord blood banking industry in China.”

In 2004, the year before the Measures were adopted in final form but after the Measures were already in effect in provisional form, the Shanghai DOH shut down a cord blood bank operator that had been operating in Shanghai on the grounds that it was operating cord blood collection services without a license. The operators of that cord blood bank sued in court to overturn the administrative decision of the Shanghai DOH, arguing, among other things, that their business was not subject to the provisional Measures. The court ruled to uphold the administrative decision. While court rulings in the Chinese legal system have no precedential authority, we believe that we must maintain and periodically renew our blood station licenses in order to continue operating our cord blood banking business, and that we must continue providing our matching services in order to maintain and periodically renew our blood station licenses.

The Measures emphasize the regulation of cord blood bank’s non-profit activities of collecting and storing cord blood from donors as well as supplying cord blood for clinical use, but they fail to provide clear stipulations regarding certain other activities that are frequently carried out in connection with cord blood banking, including cord blood banks’ offering fee-based commercial services of storing cord blood entrusted to them by subscribers for the benefit of those subscribers and not of the general public. As far as we know, all the operations of fee-based commercial services of storing cord blood in China, including without limitation, the operations of Jiachenhong and Nuoya, have the same business model and structure.

Our PRC legal counsel, JunZeJun Law Offices, is of the opinion that, save for the uncertainty regarding fee-based commercial cord blood banking services in China, including our business, as described in the preceding five paragraphs and this paragraph (i) our cord blood banking business currently complies with, and immediately after this offering will remain in compliance with, current PRC laws and regulations, including without limitation the Measures, applicable to us; and (ii) our business operations do not violate the terms set forth in the blood station licenses of our two cord blood banks, the Beijing Cord Blood Bank operated by our subsidiary Jiachenhong and the Guangdong Cord Blood Bank operated by our subsidiary Nuoya. However, we cannot assure you that the PRC government and the competent health authorities will continue their current regulatory practice and not prohibit our provision of for-profit subscription services. Among others, due to the failure of the Measures to define or interpret the terms “non-profit,” “for-profit” or “for the purpose of making a profit”, we cannot assure you that the PRC government authorities will not request our subsidiaries to use their after-tax profits for their own development and restrict our subsidiaries’ ability to distribute their after-tax profits to us as dividends. Further, the PRC government and the competent health authorities may change their regulatory position and prohibit our for-profit subscription services, or require that a special or a separate permit, license or authorization be obtained for the provision of such services. In such event, we may have to shut down or suspend our business to apply for the special or a separate permit, license or authorization. We may be subject to administrative penalties and/or claims for operation without a license. There is no assurance that we will be able to obtain the license. We may be forced to shut down our business if we are unable to obtain the license. Also, there is no assurance that we will be able to apply for and obtain a new approval or license to expand our business. If any of the above circumstances occurs, our business and financial condition would be materially adversely affected.

According to a circular issued by the MOH on December 16, 2005, additional cord blood banking licenses will be granted in up to four other provincial-level regions by 2010. Only one license shall be issued in any given provincial-level region, and the licensed cord blood bank is not permitted to set up branches or blood stations outside the designated provincial-level region in which it is licensed. The application process for a blood station license commences with the applicant’s submission to the DOH of a written notice concerning its intention to construct and operate a cord blood bank. Upon satisfaction of a series of complex and stringent requirements, the applicant may submit its formal application for a license. The facilities of the applicant will be inspected by the DOH. As provision of cord blood banking services concerns public health, the DOH scrutinizes the application and exercises its discretion by taking into account relevant laws and regulations and other considerations such as public health to ensure that the potential licensee is committed to the industry and is capable of providing high-quality services before granting a license. Due to the stringent application requirements, the application process can be quite time-consuming. The Beijing Cord Blood Bank operated by Jiachenhong received its cord blood banking license in September 2002 after a six-year application process, and the Guangdong Cord Blood Bank operated by Nuoya received its blood station license in June 2006 after a seven-year application process.

The license is valid for a term of three years which may be renewed three months prior to expiration with the relevant DOH. The licenses held by cord blood banks in Beijing and Guangdong operated by us are currently valid and effective, which expire on June 28, 2010 and May 13, 2012 respectively. Except as disclosed above, we do not believe it will be difficult for us to continue to renew either license in the future and there is currently no fee payable to have such licenses renewed. Licensees are subject to periodic and random inspections by the DOH, including inspections on the conditions of laboratories, storage facilities, equipment and raw material supplies and the qualification, training and competency of the technicians as well as the conduct of their business operations. Cord blood banks are required to obtain consents from the donors when they collect and accept cord blood units from the public.

Currently, there are no price controls on the cord blood banking industry in China. Therefore, cord blood bank operators have the flexibility to set their prices for the cord blood banking services they provide. However, such price-setting flexibility will be reduced, if, as part of the implementation of medical and healthcare reforms in China, the PRC government decides to introduce price controls into the cord blood banking industry. If the government were to introduce price controls or otherwise impose a price cap on the services we offer in the near future, we will not be able to continue to enjoy the flexibility to set and adjust the fees we charge for our services in response to changing market dynamics in which case our financial condition and results of operation may be materially adversely affected.

Ownership of Cord Blood Units

Under the PRC Property Law, property owners have the right to occupy, use and dispose of their personal properties. Due to the lack of a clear definition, it is uncertain whether cord blood may be considered as property under the PRC Property Law. Assuming cord blood is considered as property under the PRC Property Law, the rights of owners of cord blood units to dispose of their cord blood units include but are not limited to entrusting the cord blood units to cord blood banking service providers for storage or otherwise forgoing the ownership of their cord blood units for donation under PRC Blood Donation Law. Further, under PRC Contract Law, gift contracts for the benefit of the public are not revocable provided that the gift contract is entered into with due authority and the contents of which is in compliance with PRC law. Therefore, owners who forgo the ownership of their cord blood units for the benefit of the public are unable to revoke the gift. In addition to subscription services, we accept and preserve cord blood donated by the general public and deliver matching cord blood units to patients in need of transplants for a fee. For subscribers who cease subscription for our services at the end of 18 years and do not demand return of their cord blood units or who fail to pay subscription fees, the subscription contracts we enter into with our subscriber expressly give us the right to treat the cord blood units stored by them as donated property and release such units to our cord blood inventory such that they become available for patients in need of transplants.

In the event of a dispute relating to the ownership of the cord blood units abandoned by our former subscribers, it is possible that a court may rule in favor of our former subscribers based on considerations of fairness and equity regardless of the fact that we have contractual rights under the subscription contracts to treat cord blood units abandoned by our former subscribers as donated property and release such units to our cord blood inventory available for patients in need of transplants. If this occurs, we may be forced to return the cord blood unit or continue to store the cord blood units for the benefit of the subscribers who do not fulfill their payment obligations. If the cord blood units are donated to patients in need of transplants and are no longer available to the newborns or their family members who are in need of transplants, we may be required to pay them substantial monetary damages. See “Risk Factors—Risks Relating to Our Business— We treat cord blood units abandoned by our former subscribers as donated property and release such units to our cord blood inventory available for patients in need of transplants. This practice may subject us to criticism that could damage our reputation”.

PRC Regulation on Foreign Investment in the Cord Blood Banking Industry

Foreign investment in China was previously subject to regulation by the Catalogue promulgated in November 2004 by the National Development and Reform Commission, or NDRC, and the Ministry of Commerce, or the MOC. On October 31, 2007, the NDRC and the MOC revised the Catalogue and the revised Catalogue became effective on December 1, 2007. Under the Catalogue promulgated in 2004, there were no prohibitions against investment by foreign enterprises in the cord blood banking industry in China. Under the Catalogue revised in 2007, however, foreign enterprises are prohibited from engaging in stem cell and gene diagnosis and treatment technology development and application. Since the revised Catalogue does not clearly define the scope of such prohibited business, it is uncertain whether cord blood banking services may be construed as a prohibited industry and is therefore prohibited. Moreover, the Catalogue revised in 2007 has no retroactive force and foreign enterprises approved to operate in China before their business becomes prohibited under the Catalogue revised in 2007 should be able to continue with their current business in accordance with their existing approvals. For risks associated with the Catalogue revised in 2007, see “Risk Factors—Risks Relating to Our Business—Our business may be materially adversely affected if we are to be prohibited from providing collection, testing, storage and matching services in connection with cord blood under the Industrial Catalogue Guiding Foreign Investment, or the Catalogue.”

On October 27, 2005, the Standing Committee of the National People’s Congress adopted amendments to the PRC Company Law which substantially overhauled the PRC company law system and removed a number of legal restrictions and hurdles on the management and operations of limited liabilities companies and companies limited by shares. It is expected that the PRC Law of Wholly Foreign Owned Enterprises, or the WFOE Law, and its implementing regulations will be amended accordingly in order to align the WFOE Law with the amendments to the PRC Company Law. Jiachenhong and Nuoya, our two subsidiaries in the PRC, are governed by both the PRC Company Law and the WFOE Law and their implementing rules.

Other National and Provincial Level Laws and Regulations in China

We are subject to evolving laws and regulations administered by governmental authorities at the national, provincial and city levels, some of which are, or may be, applicable to our business. Our collaborating hospital(s) are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

Our operation of cord blood banks requires us to comply with regulations covering a broad array of subjects. We must comply with numerous additional state and local laws relating to matters such as safe working conditions, labor and employment, cord blood storage practices, environmental protection and fire hazard control. We believe we are currently in compliance with these laws and regulations in all material respects. We may be required to incur significant costs to comply with these laws and regulations in the future. Unanticipated changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on our business, financial condition and results of operations.

PRC Antitrust Law

The PRC Antitrust Law was promulgated on August 30, 2007 and became effective on August 1, 2008. The government authorities in charge of antitrust matters in China are the Antitrust Commission and other antitrust authorities under the State Council. The PRC Antitrust Law regulates (i) monopoly agreements, including decisions or actions in concert that preclude or impede competition, entered into by business operators; (ii) abuse of dominant market position by business operators; and (iii) concentration of business operators that may have the effect of precluding or impeding competition.

Except for the exemptions set forth under Article 15 of the PRC Antitrust Law, competing business operators are prohibited from entering into monopoly agreements that fix or change commodity prices, restrict the production volume or sales volume of commodities, divide markets for sales or procurement of raw materials, restrict procurement of new technologies or new equipment or development of new technologies or new equipment, result in joint boycott of transactions or constitute monopoly agreements as determined by the antitrust authority.

In addition, business operators with the ability to control the price or quantity of commodities or other trading conditions or those with the ability to block or affect other business operators into the relevant markets are prohibited from engaging in certain business conducts that would result in abuse of their dominant market position.

Moreover, concentration of business operators refers to (i) merger with other business operators; (ii) gaining control over other business operators through acquisition of equity interest or assets of other business operators; and (iii) gaining control over other business operators through exerting influence on other business operators through contracts or other means. In the event of occurrence of any concentration of business operators and to the extent required by the Antitrust Law, the relevant business operators must file with the antitrust authority under the State Council prior to conducting the contemplated business concentration. If the antitrust authority decides not to further investigate whether the contemplated business concentration has the effect of precluding or impeding competition or fails to make a decision within 30 days from receipt of relevant materials, the relevant business operators may proceed to consummate the contemplated business concentration.

It is widely expected that a set of detailed implementing rules of the PRC Antitrust Law will be issued by the PRC government. We are now in the process of reviewing our current business model against the PRC Antitrust Law. However, before the promulgation of any detailed implementing rules, we are unable to determine whether we might be in violation of any aspects of the PRC Antitrust Law.

Foreign Exchange Control and Administration

Foreign exchange in China is primarily regulated by:

•	The Foreign Currency Administration Rules (1996), as amended; and
•	The Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Foreign Currency Administration Rules, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, and trade and service-related foreign exchange transactions. Conversion of Renminbi into foreign currency for capital account items, such as direct investment, loans, investment in securities and repatriation of funds, however, is still subject to the approval of SAFE. Under the Administration Rules, foreign-invested enterprises may only buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions after providing valid commercial documents and, in the case of capital account item transactions, only after obtaining approval from SAFE.

Under the Foreign Currency Administration Rules, foreign invested enterprises are required to complete the foreign exchange registration and obtain the registration certificate. Jiachenhong and Nuoya have complied with these requirements. The profit repatriated to us from Jiachenhong and Nuoya, however, is not subject to the approval of the foreign exchange authority, because it is a current account item transaction.

The value of the Renminbi against the US dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Historically, the conversion of Renminbi into foreign currencies, including US dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the US dollar. Under the new policy, the Renminbi will be permitted to fluctuate within a band against a basket of certain foreign currencies. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the US dollar.

Regulation on Special Purpose Vehicle Incorporated or Controlled by PRC Residents

SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or “Notice 75”, on October 21, 2005, which became effective as of November 1, 2005, and the operating procedures in May 2007, collectively the SAFE rules. According to the SAFE rules, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. In addition, amended registrations are required upon (i) any change in the net assets of such offshore entity as a result of any acquisition of onshore assets or equity interests by such offshore entity or subsequent overseas equity financing, and (ii) any material change in the shareholding or capital of such offshore entity, such as changes in share capital, share transfers and long-term equity investments. PRC residents who have already incorporated or gained control of offshore entities that have acquired onshore assets or equity interests before the regulation was promulgated were required to register their shareholding in the offshore entities with the State Administration of Foreign Exchange on or before March 31, 2006.

Under this regulation, the SAFE registration and amendment procedures described above are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidation distribution, equity sales proceeds, or return of funds upon a capital reduction. Further, this regulation requires repatriation into China by PRC residents of all dividend profits or capital gains that they obtain from their shareholdings in the offshore entity within 180 days upon their receipt of such profits or gain. Failure to comply with this regulation will subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. See “Risk Factors—Risks Relating to Operations in China”.

Regulation on Mergers and Acquisitions

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that purport to require offshore special purpose vehicles, or SPVs, formed for the purpose of listing and controlled by PRC individuals or companies, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. According to our PRC counsel, although the CSRC generally has jurisdiction over overseas listing of SPVs, it is not necessary for us to obtain CSRC approval for this offering because, the beneficiary owner of Golden Meditech, is not a PRC individual defined by this new regulation. Therefore, our PRC counsel, JunZeJun Law Offices, is of the opinion that we are not controlled by Chinese legal or natural persons and therefore do not constitute an SPV that is required to obtain approval from the CSRC for overseas listing under the new regulation.

In addition, under this new regulation, mergers and acquisitions of equity or assets involving PRC enterprises by foreign investors are subject to approval by the Ministry of Commerce or other competent government authorities. If we continue our expansion through acquiring PRC domestic companies by our offshore affiliates, we will be subject to such approval requirement.

Failure to comply with this new regulation may lead to sanctions by the Ministry of Commerce or other PRC regulatory authorities that are provided for in other relevant regulations governing foreign investment, foreign exchange, taxation, business registration, securities, and administration of state-owned assets. See “Risk Factors—Risks Relating to Operations in China”.

Regulation on Tax

On March 16, 2007, the National People’s Congress of China enacted a new EIT law, under which both foreign-invested enterprises, or FIEs, and domestic companies would be subject to EIT at a uniform rate of 25%. Preferential tax treatments will continue to be granted to entities that conduct business in especially encouraged sectors, whether FIEs or domestic companies. The new tax law became effective on January 1, 2008. Under the new tax law, enterprises that were established and already enjoyed preferential tax treatments before March 16, 2007 may (i) continue to enjoy the preferential tax rate for a period of five years after the promulgation of the new tax law; or (ii) continue to enjoy preferential tax exemption or reduction for a specified term, until the expiration of such term, except that for cases whereby, due to losses, the tax holiday has not yet started, such tax holiday shall be deemed to commence in 2008.

In addition, on August 31, 2007, the Ministry of Finance and the State Administration of Taxation promulgated the Notice Regarding the Issue on Application of Tax Laws by Enterprises. In accordance with such notice, enterprises established and registered with the relevant administrative department for industry and commerce during the period from March 17, 2007 to December 31, 2007 are required to pay enterprise income taxes according to the Interim Regulation of the People’s Republic of China on the Enterprise Income Tax, the Income Tax Law of the People’s Republic of China on the Enterprises with Foreign Investment and Foreign Enterprises and relevant detailed implementing rules from the date of establishment up to December 31, 2007. In other words, starting from January 1, 2008, enterprises established and registered during the period from March 17, 2007 to December 31, 2007 are required to pay enterprise income taxes at a rate of 25%.

On December 6, 2007, the State Council approved and promulgated the Implementing Regulations for the PRC Enterprise Income Tax Law, or the implementing regulations, which took effect simultaneously with the new tax law. The implementing regulations provide clarity on a number of issues, including definitions, the scope of taxable income, the method of calculating the taxable income and amount of tax payable, income tax concessions, taxation at source and special adjustments to tax payments. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives, or Circular 39. Based on Circular 39, enterprises that enjoyed a preferential tax rate of 15% in accordance with previous laws, regulations and other documents with the same effect as administrative regulations are eligible for a graduated rate increase to 25% over the 5-year period beginning January 1, 2008. For those enterprises which currently enjoy tax holidays, such tax holidays will continue until their expiration in accordance with previous tax laws, regulations and relevant regulatory documents, but where the tax holiday has not yet started because of losses, such tax holiday shall be deemed to commence from 2008, the first effective year of the new tax law.

In addition, under the new EIT law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered as PRC resident enterprises and subject to PRC EIT at the rate of 25% on their worldwide income. We do not expect to be characterized as a resident enterprise because our managerial body as well as our office are located in Hong Kong rather than within the PRC. However, we cannot assure you that we will not be treated as a resident enterprise for PRC tax purposes. See “Risk Factors—Risks Relating to Operations in China—Under the EIT Law, we may be classified as a “resident enterprise” of the PRC. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders”. If we are treated as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate. For these purposes, the dividends distributed from PRC subsidiaries to us may be exempt income if we are treated as a qualified resident enterprise under the new tax law and the implementing regulations. If we were considered as a PRC resident enterprise, it is also possible that the new tax law and its implementation rules would cause dividends paid by us to our non-PRC shareholders to be subject to a withholding tax. In addition, under the new tax law, in the event that we are considered as a resident enterprise for PRC tax purposes, foreign shareholders and holders of our ordinary shares could become subject to a 10% income tax on any gains they realize from the transfer of their shares, if such income is regarded as income from sources within the PRC. If we are deemed to be PRC-based but refuse to file tax returns or pay tax, or underpay our taxes, the tax authority has the power to impose upon us a penalty up to five times the tax unpaid or underpaid.

Regulation on PRC Resident’s Participation of Share Option Plan Offered by an Offshore Company

The regulations governing foreign exchange matters of PRC residents promulgated by the People’s Bank of China require an employee share option plan offered by an offshore listed company to be filed with and approved by SAFE. A special bank account will be opened in the PRC for the purpose of receiving, and subsequent allocation to the participating PRC residents, the proceeds or dividends derived from such share option plan.

Dividend Distributions

Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and 2008, respectively, and various regulations issued by SAFE, and other relevant PRC government authorities, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China.

Jiachenhong and Nuoya are regulated by the laws governing foreign-invested enterprises in the PRC. Accordingly, they are required to allocate 10% of their after-tax profits based on PRC accounting standards each year to their general reserves until the accumulated amount of such reserves has exceeded 50% of their registered capital, after which no further allocation is required to be made. These reserve funds, however, may not be distributed to equity owners except in accordance with PRC laws and regulations. In addition, due to the failure of the Measures to define or interpret the terms “non-profit,” “for-profit” or “for the purpose of making a profit” as they relate to our business, we cannot assure you that the PRC government authorities will not request our subsidiaries to use their after-tax profits for their own development and restrict our subsidiaries’ ability to distribute their after-tax profits to us as dividends.

Pursuant to the new EIT law and its implementing regulations, dividends payable by a foreign-invested enterprise to its foreign investors will be subject to a 10% withholding tax if the foreign investors are considered as non-resident enterprises without any establishment or place within China or if the dividends payable have no connection with the establishment or place of the foreign investors within China, to the extent that the dividends are deemed China sourced income, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where we are a company with limited liability registered by way of continuation, and the British Virgin Islands, where the immediate holding company of Nuoya is incorporated, do not have such a tax treaty with China. In addition, pursuant to a notice jointly promulgated by the Ministry of Finance and the State Administration of Taxation of the PRC on February 22, 2008, distribution of accumulated profits of foreign-invested enterprises arising before January 1, 2008 will be exempt from withholding tax even if the distribution is made after January 1, 2008 but the distribution of profits arising after January 1, 2008 will be subject to withholding tax.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position
Ting Zheng	37	Chairperson of the Board and Chief Executive Officer
Albert Chen	33	Chief Financial Officer and Director
Mark D. Chen(1)(2)(3)	41	Independent Non-executive Director
Dr. Ken Lu(1)(2)(3)	45	Independent Non-executive Director
Jennifer J. Weng(1)(2)(3)	41	Independent Non-executive Director
Feng Gao	53	Managing Director – China Region
Yue Deng	39	Chief Executive Officer – Beijing Division
Rui Arashiyama	50	Chief Executive Officer – Guangdong Division
Xin Xu	55	Chief Technology Officer

(1)	Members of audit committee
(2)	Member of compensation committee
(3)	Member of nominating and corporate governance committee

Ting Zheng, serves as our chairperson and chief executive officer. She has been in charge of our cord blood bank operations since 2003 and is responsible for the strategic direction, development and overall management of CCBC. Aside from overseeing the overall operation of CCBC, she is also responsible for strategic developments, acquisition planning and negotiations, and formulating overall business strategy and various business initiatives of CCBC. She has more than ten years of experience in the fields of accounting, internal control, and corporate strategies and development in China’s healthcare industry. Ms. Zheng has served as an executive director of Golden Meditech and has been in charge of its and its subsidiaries’ financial and internal control systems since September 2001. She assumed a critical role in the initial public offering by Golden Meditech on the Growth Enterprise Market of the Hong Kong Stock Exchange in December 2001. In addition, she participated in the initial public offering by China Medical Technology Inc., a Chinese medical equipment company, in the NASDAQ Global Market in 2005 in her capacity as a director of that company. She played an important role in our acquisition of Nuoya and investments in CordLife. Prior to joining us, Ms. Zheng worked for Sino-reality Certified Public Accountants, an accounting firm in China, from 1997 to 2001. She graduated from Renmin University of China with a bachelor’s degree in accounting.

Albert Chen, serves as our chief financial officer and a director. He is in charge of CCBC’s finance-related matters, including accounting and budget planning. He is also involved in CCBC’s corporate structuring and development, including mergers and acquisitions, and investment in foreign healthcare companies. For example, he played an important role in our acquisition of Nuoya and investments in CordLife. He has served as the corporate finance vice president of Golden Meditech since March 2005. Prior to joining Golden Meditech, Mr. Chen worked in a number of financial institutions, including SalomonSmithBarney, DBS Vickers Securities and UOB Kay Hian in Hong Kong. During his employment as an analyst in UOB Kay Hian from 2003 to March 2005, he was a senior analyst specializing in the pharmaceutical and healthcare industries and was ranked as one of the best analysts for small cap companies in the region in a poll conducted by Asia Money among brokers in 2003. Mr. Chen is a CFA charterholder. He received his bachelor’s degree in commerce from Queen’s University, Canada, School of Business in 1999 with a major in finance and accounting.

Mark D. Chen, serves as one of our independent non-executive director. Prior to the Business Combination on June 30, 2009, Mr. Chen was Pantheon’s chairman of the board, chief executive officer and president since its inception. Since 1998, Mr. Chen has been a founding general partner of Easton Capital Investment Group and its various affiliated funds, a New York based private equity investment firm, and has served in various positions, including managing director and, and currently a venture partner, a position he has held since 2005. He is currently a director and chairman of the audit committee of Skystar Bio-Pharmaceutical Company (NASDAQ:SKBI). Mr. Chen received a B.S. from the Shanghai Jiao Tong University in Shanghai, China, an M.S. from Pennsylvania State University and an M.B.A. from the Columbia Business School at Columbia University. Mr. Chen is the spouse of Jennifer J. Weng.

Dr. Ken Lu has served as one of our independent non-executive directors since the Business Combination on June 30, 2009. Dr. Lu is the founder and managing director of APAC Capital Advisors Limited, or APAC Capital, an investment management company that focuses on the Greater China markets. Prior to the establishment of APAC Capital in May 2004, Dr. Lu worked as an analyst for Credit Suisse, then known as Credit Suisse First Boston, where he was promoted as the director and head of China research department leading a team of more than ten analysts and directing China research products. Prior to joining Credit Suisse in 1998, Dr. Lu had also worked for a number of leading investment banking and advisory institutions, including JP Morgan Securities Asia Inc., Schroders Asia Limited and JRM Investment Counsel, Inc. Dr. Lu graduated from Beijing University in 1985 with a bachelor’s degree in biology. Dr. Lu graduated from the Brigham Young University in 1988 with a master’s degree in biochemistry. Dr. Lu obtained his doctorate degree in finance in 1995 from the University of California, Los Angeles.

Jennifer J. Weng, serves as one of our independent non-executive director. Prior to the Business Combination on June 30, 2009, Ms. Weng was Pantheon’s chief financial officer and secretary since its inception. Since April 2005, she has been an executive director of Greater Pacific Inc., a financial advisory company through which she has been active in its private investment activities, as well as providing strategic and financial advisory services to private companies in China. From January 2001 to March 2005, she was a senior research analyst with Industrial Bank of Japan, Ltd. and its successor Mizuho Corporate Bank in New York, one of the world’s largest commercial banks, providing research, due diligence, and credit analysis for public debt offering, corporate lending and leveraged buyout transactions in a wide range of industries in the United States. From May 2000 to January 2001, she was vice president of finance for a-Media Inc., a publishing and media company based in New York. From February 1998 to May 2000, she was an associate of the fixed income division with Morgan Stanley. From 1995 to 1998, she was with KPMG Peat Marwick performing auditing on numerous private and public companies in United States. Ms. Weng received a B.A. from Tongji University, China and an M.B.A. from Indiana University of Pennsylvania. Ms. Weng is the spouse of Mark D. Chen.

Dr. Feng Gao, serves as our managing director in the China region. He is responsible for the overall development and management of CCBC’s China operation. He has more than twenty years of marketing and managerial experience in the healthcare industry. He joined Jiachenhong in November 2004. From 1998 to 2004, Dr. Gao served as the chief representative in the Beijing representative office of Guidant International Corporation, or “Guidant”, which was subsequently merged with Boston Scientific, a manufacturer of advanced medical devices. He also served as Guidant’s regional manager in charge of the overall management of sales, finance, administration and human resources. During his employment with Guidant, Dr. Gao successfully established a comprehensive distribution network in the northern China and an effective distributor management system. From 1993 to 1998, he served as the chief representative and officer manager of Coulter Electronics (HK) Ltd. Before 1993, Dr. Gao worked as the manager in charge of sales and marketing for Stryker Corporation and Siemens in Beijing. Dr. Gao is a medical doctor and practiced as a pediatrician in the Beijing Children’s Hospital from 1983 to 1989. He graduated from the Capital University of Medical Sciences in China in 1983 with a bachelor’s degree in medicine. He received his doctorate degree in business administration from the Sino-European International Management Institute in 2007.

Yue Deng, serves as our chief executive officer in the Beijing division. She is responsible for the daily operation and management of Jiachenhong. She joined Jiachenhong in November 2004. From 1998 to 2004, Ms. Deng managed sales and marketing, product registration, government relations and customer services in Guidant’s Beijing representative office. During her employment with Guidant, she successfully developed a new market in the Liaoning province and won several awards in sales and marketing in recognition of her communication, leadership and strategic planning skills. From 1995 to 1998, Ms. Deng served as the office manager and sales coordinator in Guidant’s Beijing representative office. From 1993 to 1995, she served as the secretary to the general manager at NOX international (Tianjin) Co., Ltd. She graduated from Nankai University in China in 1991 with a bachelor’s degree in economics.

Rui Arashiyama, serves as our chief executive officer in the Guangdong division. She oversees the daily operation and management of Nuoya and is responsible for the formulation and implementation of marketing strategy for the Guangdong market. She joined Nuoya in March 2009 and has over 10 years of sales and marketing experiences in China and in-depth knowledge about China’s consumer market and regulatory environment. From 1999 to 2009, she worked for Jatco Company Limited and was responsible for new business and new market development, execution and cost management. Between 1989 and 1999, she was with Nissan Motor Company Limited with main responsibilities of overseas market development including China, Hong Kong and Singapore. She graduated from Beijing International Studies University (Beijing Second Foreign Language University) in 1981 with a bachelor’s degree of Japanese culture. In 1988, she completed a postgraduate mass media program in Japan Sophia University.

Xin Xu, serves as our chief technology officer. She is in charge of the daily operations and logistic control of the cord blood bank laboratories, and oversees the laboratories procedures in relation to the processing, separation and preservation of cord blood stems cells to ensure the laboratories environment strictly comply with national standards. Prior to joining us in November 2004, Ms. Xu has over 20 years of solid experience in Cryobiology research and had lectured in Cryobiology at Beijing Medical University.

Under our articles of association, directors are divided into three classes. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. The three classes of directors are called Class A, Class B and Class C. One class will be elected each year by shareholders at the annual general meeting and will have a term of three years. As soon as practicable following the effectiveness of the articles of association, the directors then in office will by resolution of the board of directors select which of the directors will be Class A directors, Class B directors and Class C directors. Until such time each director will have a term of one year. It is currently anticipated that Mr. Mark D. Chen and Mr. Albert Chen will be Class A directors, Ms. Ting Zheng and Dr. Ken Lu will be Class B directors, and Ms. Jennifer J. Weng will be a Class C director.

Except as described under the heading “Compensation of Directors and Executive Officers” none of our directors has a services contract with us or any of our subsidiaries providing for benefits upon termination of employment.

Board Committees

On completion of the Business Combination, our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee.  The audit committee consists of Mr. Mark D. Chen, Dr. Ken Lu and Ms. Jennifer J. Weng. Ms. Weng is the chair of our audit committee, and we have taken reasonable actions to ensure that Ms. Weng qualifies as an “audit committee financial expert”, as such term is defined in the rules of the Securities and Exchange Commission. Mr. Chen, Dr. Lu and Ms. Weng do not have any direct or indirect material relationship with CCBC other than as a director and meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act.

Our board of directors has adopted an audit committee charter, providing for the following responsibilities of the audit committee:

•	retaining and terminating our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;
•	discussing the annual audited financial statements with management and the independent auditors;
•	annually reviewing and reassessing the adequacy of our audit committee charter;
•	such other matters that are specifically delegated to our audit committee by our board of directors after the Business Combination from time to time;
•	meeting separately, periodically, with management, the internal auditors and the independent auditors; and
•	reporting regularly to the board of directors.

Compensation Committee.  The compensation committee consists of Mr. Mark D. Chen, Dr. Ken Lu and Ms. Jennifer J. Weng. Mr. Chen is the chair of our compensation committee. Mr. Chen, Dr. Lu and Ms. Weng do not have any direct or indirect material relationship with CCBC other than as a director.

Our board of directors has adopted a compensation committee charter, providing for the following responsibilities of the compensation committee:

•	reviewing and making recommendations to the board regarding our compensation policies and forms of compensation provided to our directors and officers;
•	reviewing and making recommendations to the board regarding bonuses for our officers and other employees;
•	reviewing and making recommendations to the board regarding share-based compensation for our directors and officers;
•	administering our share option plans in accordance with the terms thereof; and
•	such other matters that are specifically delegated to the compensation committee by our board of directors after the Business Combination from time to time.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee consists of Mr. Mark D. Chen, Dr. Ken Lu and Ms. Jennifer J. Weng. Dr. Lu is the chair of our nominating and corporate governance committee. Mr. Chen, Dr. Lu and Ms. Weng do not have any direct or indirect material relationship with CCBC other than as a director.

Our board of directors has adopted a nominating and corporate governance committee charter, providing for the following responsibilities of the nominations committee:

•	overseeing the process by which individuals may be nominated to our board of directors;
•	identifying potential directors and making recommendations as to the size, functions and composition of our board of directors;
•	considering nominees proposed by our shareholders;
•	establishing and periodically assessing the criteria for the selection of potential directors; and
•	making recommendations to the board of directors on new candidates for board membership.

In making nominations, the nominating and corporate governance committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders. In evaluating nominees, the nominating and corporate governance committee is required to take into consideration the following attributes, which are desirable for a member of the board: leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints.

Corporate Governance

Our board of directors has adopted a code of business conduct and ethics applicable to our directors, offices and employees. In addition, it has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board structure, procedures and committees. These guidelines are not intended to change or interpret any law, or our amended and restated memorandum and articles of association.

Insider Trading Policy

Directors, executive officers and employees may acquire confidential information from time to time through their employment or fiduciary relationship with CCBC. Golden Meditech is a publicly traded company on the Main Board of the Hong Kong Stock Exchange. The laws of Hong Kong strictly prohibit any director, officer or employee of a publicly traded company, whenever and in whatever capacity employed, from trading company securities while aware of material non-public information about the company.

Our board of directors has established an insider trading policy reinforcing the principles behind the insider trading prohibition under U.S. and Hong Kong laws. Among other things, directors, executive officers and employees are prohibited from executing any trade in securities of our company as well as the securities of Golden Meditech and any other company about which they acquire material non-public information in the course of their duties for our company.

Compensation of Directors and Executive Officers

This section discusses the compensation we paid in previous fiscal years to certain executive officers, which we refer to as the “named executive officers.” These named executive officers include:

•	Ms. Ting Zheng, who is our chairperson of the board and the chief executive officer.
•	Mr. Albert Chen, who is our chief financial officer and director.
•	Dr. Feng Gao, who is our managing director in the China Region.
•	Ms. Yue Deng, who is our chief executive officer of the Beijing division.
•	Ms. Xin Xu, who is our chief technology officer.

Compensation Discussion and Analysis

CCBS does not have a compensation committee, and CCBS’s board of directors has made all compensation decisions regarding CCBS’s named executive officers. The primary objectives of our compensation policies with respect to executive compensation are to attract and retain the best possible executives to lead it and to properly motivate these executives to perform at the highest levels of which they are capable. Compensation levels established for its executives are designed to promote loyalty, long-term commitment and the achievement of its goals, to motivate the best possible performance and to award achievement of budgetary goals to the extent such responsibility is within the executive’s job description. Compensation decisions with respect to our named executive officers have historically focused on attracting and retaining individuals who could help us to meet and exceed its financial and operational goals. Our board of directors considered the growth of the company, individual performance and market trends when setting individual compensation levels.

For the fiscal years ended March 31, 2007, 2008 and 2009, the compensation of the above executive officers substantially consisted of a base salary, and an annual bonus and other benefits, each of which is described in more detail below:

•	Base salary. We believe that the base salary element is required in order to provide these executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. Our board of directors established base salaries payable to the named executive officers with the goal of providing a fixed component of compensation, reflecting the executive officer’s skill set, experience, role and responsibilities. The determination of our board of directors of whether any of the named executive officers merited an increase in base salary during any particular year depended on the individual’s performance during the prior fiscal year, our performance during the prior fiscal year and competitive market practices. In establishing the current base salary levels, our board of directors did not engage in any particular benchmarking activities or engage any outside compensation advisors.

For the years ended March 31, 2007, 2008 and 2009, Ms. Ting Zheng and Mr. Albert Chen received a portion of their compensation from Golden Meditech. During these periods, Ms. Zheng, as executive director of Golden Meditech, and Mr. Chen, as vice president of corporate finance of Golden Meditech, were responsible for our development and Golden Meditech’s other businesses, which include medical devices manufacturing, healthcare services, natural herbal medicine manufacturing, and Golden Meditech’s various merger and acquisition initiatives. The compensation that Ms. Ting Zheng and Mr. Albert Chen received from Golden Meditech for services rendered to us for the years ended March 31, 2007, 2008 and 2009 were not material. On June 30, 2009, Ms. Zheng and Mr. Chen entered into employment agreements with us providing for annual base salaries of HK$1,300,000 and HK$1,300,000, respectively (or US$167,742 and US$167,742, respectively, based on the noon buying rate as of March 31, 2009, which was HK$7.7500 to US$1.00).

•	Annual bonus. Bonus for any of the above executive officers are discretionary and is generally linked to his or her individual performances for the year, including contribution to our strategic and corporate operating plans, with individual performance and providing executive officers performance incentives for attaining specific goals.
•	Severance benefits. Prior to June 30, 2009, there were no written employment contracts between us and any of the named executive officers. In compliance with PRC law, however, Jiachenhong has entered into standard employment contracts with Dr. Gao, Ms. Deng and Ms. Xu, and Nuoya has entered into standard employment contracts with Ms. Arashiyama. These contracts provide for severance payments under limited circumstances as required by PRC law.

In addition, in 2006, CSC, our wholly-owned subsidiary, adopted an option scheme to promote the success of CSC and to increase shareholder value by providing additional means to attract, motivate, retain and reward selected directors, officers and employees. Referred to in this prospectus as the “2006 Scheme”, the scheme was approved by the shareholders of CSC at the extraordinary general meeting held on August 28, 2006. As required under the listing rules of the Growth Enterprise Market of the Hong Kong Stock Exchange, the 2006 Scheme was approved by the shareholders of Golden Meditech at an extraordinary general meeting held on September 21, 2006.

In accordance with the listing rules of the Growth Enterprise Market of the Hong Kong Stock Exchange, shareholders of Golden Meditech conducted an extraordinary general meeting on December 15, 2008 to approve, among others, the termination of the 2006 Scheme upon completion of the Business Combination and the adoption of a substantively similar scheme by CCBC. As a result of the termination, the right to acquire shares of CSC under the share options granted under the 2006 Scheme were converted into the right to acquire the ordinary shares of CCBC. As of June 30, 2008, all options granted under the CSC Scheme were exercised and converted to the right to receive ordinary shares of CCBC.

Summary Compensation Table

The following table sets forth, for the periods indicated, information concerning the compensation of the named executive officers for the years ended March 31, 2007, 2008 and 2009:

Name and Principal Position	Year Ended March 31,	Salary(1) ($)	Bonus(1) ($)	Total(1) ($)
Ting Zheng(2) Chief Executive Officer	2009	—	—	—
	2008	—	10,939	10,939
	2007	—	—	—
Albert Chen(3) Chief Financial Officer	2009	58,294	—	58,294
	2008	—	10,939	10,939
	2007	—	—	—
Feng Gao Managing Director – China Region	2009	110,556	69,953	180,509
	2008	53,337	28,049	81,386
	2007	62,387	44,507	106,894
Yue Deng Chief Executive Officer – Beijing Division	2009	84,061	42,749	126,810
	2008	55,167	7,012	62,179
	2007	35,679	19,286	54,965
Rui Arashiyama(4) Chief Executive Officer – Guangdong Division	2009	7,101	—	7,101
	2008	—	—	—
	2007	—	—	—
Xin Xu Chief Technology Officer	2009	42,065	20,727	62,791
	2008	34,011	—	34,011
	2007	28,793	19,286	48,080

(1)	All of the named executive officers were paid by CCBS in Renminbi for the years ended March 31, 2007, 2008 and 2009. The currency exchange rate used to convert the payment amounts into US dollars was the noon buying rate as of June 30, 2009, which was RMB6.8302 to US$1.00. The translations of Renminbi amount into U.S. dollars in this table at the specified rate is solely for the convenience of the reader.
(2)	Ms. Zheng is also the executive director of Golden Meditech, one of our shareholders. For the years ended March 31, 2007, 2008 and 2009, Ms. Zheng received from Golden Meditech $341,935, $987,097 and $83,871, respectively as compensation for such role. The compensation that Ms. Zheng received from Golden Meditech during these years for services rendered to us were not material and we were not liable for any portion of the compensation Ms. Zheng received from Golden Meditech. Such amounts were therefore not recognized as compensation expenses in our financial statements. On June 30, 2009, Ms. Zheng entered into an employment agreement with us providing for an annual base salary of HK$1,300,000 (or US$167,742). Ms. Zheng was paid by Golden Meditech, and is now paid by CCBC, in Hong Kong dollars. The currency exchange rate used to convert the payment amounts into US dollars was the noon buying rate as of June 30, 2009, which was HK $7.75 to US$1.00.
(3)	Mr. Chen is also the vice-president of corporate finance of Golden Meditech, one of our shareholders. For the years ended March 31, 2007, 2008 and 2009, Mr. Chen received from Golden Meditech $146,323, $470,968 and $83,871, respectively as compensation for such role. The compensation that Mr. Chen received from Golden Meditech during these years for services rendered to us were not material and we were not liable for any portion of the compensation Mr. Chen received from Golden Meditech. Such amounts were therefore not recognized as compensation expenses in our financial statements. On June 30, 2009, Mr. Chen entered into an employment agreement with us providing for an annual base salary of HK$1,300,000 (or US$167,742). Mr. Chen was paid by Golden Meditech, and is now paid by CCBC, in Hong Kong dollars. The currency exchange rate used to convert the payment amounts into US dollars was the noon buying rate as of June 30, 2009, which was HK $7.75 to US$1.00.
(4)	Ms. Rui Arashiyama was hired by CCBS in mid March 2009.

The following table sets forth the outstanding option awards as of March 31, 2009:

	Number of Securities Underlying Unexercised Options	Date of Grant(2)	Option Exercise Price (HK$)	Option Expiration Date
Name	(#) Exercisable(1)
Ting Zheng	30,000	August 28, 2006	HK$450	August 27, 2016
Albert Chen	9,000	August 28, 2006	HK$450	August 27, 2016
Feng Gao	6,000	August 28, 2006	HK$450	August 27, 2016
Yue Deng	4,000	August 28, 2006	HK$450	August 27, 2016
Xin Xu	2,000	August 28, 2006	HK$450	August 27, 2016
Others	49,000	August 28, 2006	HK$450	August 27, 2016

(1)	All of these share options have been fully vested. The 2006 Scheme was terminated upon the effectiveness of the Incentive Plan adopted in connection with the Business Combination. The above share options were converted into the right to receive an aggregate of 3,573,314 ordinary shares of CCBC at an exercise price of HK$12.59 per share, all of which were exercised in connection with the closing of the Business Combination.
(2)	On August 28, 2006, the board of directors of CSC proposed the adoption of the 2006 Scheme and the granting of these share options. The proposal was approved by a shareholders’ resolution on the same day. Golden Meditech held an extraordinary general meeting on September 21, 2006 pursuant to the listing rules of the Growth Enterprise Market of the Hong Kong Stock Exchange to approve the 2006 Scheme. For accounting purposes, the grant date of these options was September 21, 2006.

Post-Acquisition Employment Agreements

On June 30, 2009, CCBC entered into service contracts with six senior executive officers. These officers are entitled to severance payments under certain circumstances, including a change of control of CCBC. See “Risk Factors—Risks Relating to Our Business—We may have anti-takeover provisions in our organizational documents that discourage a change of control.” Except for these new service contracts and the standard employment contracts required by PRC law for Dr. Gao, Ms. Deng, Ms. Arashiyama and Ms. Xu, CCBC does not have other service contracts with its directors or executive officers and does not set aside any amounts for pension, retirement or other benefits for our directors and officers other than to participate in statutory employee benefit plans mandated by PRC law.

The six senior executive officers who are parties to the service contracts are Ms. Ting Zheng, Mr. Albert Chen, Dr. Feng Gao, Ms. Yue Deng, Ms. Rui Arashiyama and Ms. Xin Xu. The service contracts have substantially identical terms, except with respect of the duties of the executive and his or her compensation package.

The material terms under the employment agreements are as follows:

•	The contract will be automatically renewed every three years until the death or incapacitation of the executive unless terminated by either party with notice.
•	If the service contract is terminated by the executive within 30 days following a change of control of CCBC, the executive will be entitled to (i) all the salary and guaranteed bonuses actually accrued and payable to him/her as the case may be; (ii) immediate vesting of all of his/her unvested options; and (iii) a severance payment in the amount of $5 million.
•	CCBC may terminate a service contract without cause with at least 30 days’ written notice, in which case the executive will be entitled to (i) all the guaranteed bonuses actually accrued and payable to him/her as the case may be, (ii) the immediate vesting of all of his or her unvested options and (iii) if the termination is made within two years of a change of control of our company, a severance payment in the amount of $5 million.
•	In all other cases, CCBC may terminate a service contract with cause at any time without notice, or the executive may terminate his or her service contract with at least 90 days’ written notice, and in either case the executive will be entitled to all the guaranteed bonuses actually accrued and payable to him/her but will not be entitled to the immediate vesting of all of his or her unvested options nor any severance payment.

In the service contracts, each executive is required to hold, both during and after his or her service contract expires or is terminated, in strict confidence and not to use, except for CCBC’s benefit (including our affiliated entities and our subsidiaries), any proprietary or confidential information, including technical data and trade secrets of CCBC or the confidential information of any third party, including CCBC’s affiliated entities and its subsidiaries, that CCBC receives. Each executive is also required to disclose to CCBC and hold in trust for CCBC all of the inventions, ideas, designs and trade secrets conceived of by him or her during the period that he or she is employed by CCBC, and to assign all of his or her interests in them to CCBC, and agreed that, while employed by CCBC and for a period of three years after termination of his or her employment, he or she will not serve, invest or assist in any business that competes with any significant aspect of CCBC business or solicit, induce, recruit or encourage any person to terminate his or her employment or consulting relationship with CCBC.

Finally, the contracts contain non-competition clauses, pursuant to which the executive may not engage in activities that compete with CCBC during the term of their employment with CCBC and for a period of one year after any termination of their employment with CCBC. Each executive is also required not to disclose to any third party any confidential information regarding CCBC or any of its subsidiaries or to accept or invest in any opportunity that is in line with its business operations, comes to them as a result of their employment with CCBC or involves any of its assets, unless approved by the board.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of the date of this prospectus, and as adjusted to reflect the sale of the ordinary shares offered in this offering for:

•	each person known to us to own beneficially more than 5% of our ordinary shares; and
•	each of our directors and executive officers who beneficially own our ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options exercisable by a person within 60 days after the date of this prospectus. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering
Name	Number	Percent†	Number	Percent††
Directors and executive officers:
Ting Zheng(1)	1,071,994	1.7%	1,071,994
Albert Chen(2)	321,598	*	321,598
Mark D. Chen(3)	1,984,167	3.1%	1,984,167
Dr. Ken Lu(4)	409,216	*	409,216
Jennifer J. Weng(5)	1,984,167	3.1%	1,984,167
Dr. Feng Gao(2)(6)	214,400	*	214,400
Yue Deng(2)(7)	142,934	*	142,934
Rui Arashiyama(8)	—	—	—
Xin Xu(9)	71,466	*	71,466
All directors and executive officers as a group	4,215,775	6.6%	4,215,775
Principal shareholders:
Golden Meditech Company Limited(10)	29,068,087	46.3%	29,068,087
Kent C. McCarthy(11)	7,852,718	11.6%	7,852,718
Asset Managers CCBS Holdings Limited(12)	3,573,314	5.7%	3,573,314

†	Percentage of beneficial ownership held by each person is determined by dividing (i) the number of ordinary shares beneficially owned by such person as of the date of this prospectus by (ii) 62,792,642 ordinary shares outstanding as of the date of this prospectus, plus, in the case of (ii), the number of ordinary shares such person has the right to acquire within 60 days of the date of this prospectus.
††	Percentage of beneficial ownership held by each person is determined by dividing (i) the number of ordinary shares beneficially owned by such person as of the date of this prospectus by (ii) ordinary shares outstanding immediately after completion of the offering, plus, in the case of (ii), the number of ordinary shares such person has the right to acquire within 60 days of the date of this prospectus.
*	Beneficially owns less than 1% of our ordinary shares. See “Management—Compensation of Directors and Executive Officers—Compensation Discussion and Analysis—Summary Compensation Table”.
(1)	The business address of Ting Zheng is 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, S.A.R.
(2)	The business address of Albert Chen is 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, S.A.R.
(3)	Includes (i) 242,500 ordinary shares held by Mr. Chen, (ii) 100,000 ordinary shares held by Jennifer J. Weng, Mr. Chen’s wife, (iii) 350,000 ordinary shares held by Super Castle Investments Limited, a company owned by Mr. Chen, and (iv) 1,291,667 warrants to purchase ordinary shares, held by Pantheon China Acquisition Limited, an entity controlled by Mr. Chen. Each warrant entitles its holder to purchase one ordinary share for $5.00, and expires at 5:00 pm on December 13, 2010. The business address of Mark D. Chen is 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, S.A.R. Mark D. Chen is the spouse of Jennifer J. Weng.

(4)	Represents ordinary shares held by Time Galaxy Limited, a company incorporated under the laws of the British Virgin Islands of which Dr. Ken Lu is a director. Dr. Lu disclaims beneficial ownership with respect to such ordinary shares except to the extent of his pecuniary interest therein. The business address for Dr. Lu is 9B, Hamilton Court, No. 8, Po Shan Road, Mid-levels, Hong Kong.
(5)	Includes (i) 100,000 ordinary shares held by Ms. Weng, (ii) 242,500 ordinary shares held by Mark D. Chen, Ms. Weng’s husband, (iii) 350,000 ordinary shares held by Super Castle Investments Limited, a company owned by Mr. Chen and (iv) 1,291,667 warrants to purchase ordinary shares, held by Pantheon China Acquisition Limited, an entity controlled by Mr. Chen. Each warrant entitles its holder to purchase one ordinary share for $5.00, and expires at 5:00pm on December 13, 2010. The business address of Jennifer J. Weng is 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, S.A.R. Jennifer J. Weng is the spouse of Mark D. Chen.
(6)	The business address of Dr. Feng Gao is 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, S.A.R.
(7)	The business address of Yue Deng is 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, S.A.R.
(8)	The business address of Rui Arashiyama is 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, S.A.R.
(9)	The business address of Xin Xu is 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, S.A.R.
(10)	Represents 29,068,087 ordinary shares held by GM Stem Cells, a wholly-owned subsidiary of Golden Meditech. The business address of GM Stem Cells is 48F, Bank of China Tower, 1 Garden Road, Central, Hong Kong.
(11)	Includes (i) 2,858,651 ordinary shares held by Jawhawk China Fund (Cayman), Ltd., (ii) 203,000 ordinary shares issuable upon the exercise of warrants held by Jayhawk China Fund (Cayman), Ltd., and (iii) 4,791,067 ordinary shares issuable upon the exercise of warrants held by Jayhawk Private Equity Fund II, L.P. Mr. McCarthy is the manager of and controls Jayhawk Private Equity, LLC. Jayhawk Private Equity, LLC is the general partner of Jayhawk Private Equity GP II, L.P. and, as a result, controls Jayhawk Private Equity GP II, L.P. Jayhawk Private Equity GP II, L.P. is the general partner of Jayhawk Private Equity Fund II, L.P. and, as a result, controls Jayhawk Private Equity Fund II, L.P. Therefore, Mr. McCarthy, Jayhawk Private Equity, LLC, and Jayhawk Private Equity GP II, L.P. are deemed to be beneficial owners of the securities owned of record by Jayhawk Private Equity Fund II, L.P. and have reported that they share voting power and dispositive power over such securities. Mr. McCarthy is also the manager of and controls Jayhawk Capital Management, L.L.C. Jayhawk Capital Management, L.L.C. is the manager and investment advisor of Jayhawk China Fund (Cayman), Ltd. and, as a result, controls Jayhawk China Fund (Cayman), Ltd. Therefore, Mr. McCarthy and Jayhawk Capital Management, L.L.C. are deemed to be beneficial of the securities owned of record by Jayhawk China Fund (Cayman), Ltd. and have reported that they share voting power and dispositive power over such securities. Each warrant entitles its holder to purchase one ordinary share for $5.00, and expires on at 5:00pm on December 13, 2010. The business address of Mr. McCarthy and each of the entities described above is 5410 West 61st Place, Suite 100; Mission, Kansas 66205. Based on a Schedule 13G filed on August 11, 2009.
(12)	The business address of Asset Managers CCBS Holdings Limited is 1108-9, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.

As of the date of this prospectus, 4.7% of our outstanding ordinary shares are held by five record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker, or is in the business of underwriting securities.

None of our existing shareholders currently has or, after this offering, will have different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General Principles on Related Party Transactions

Our audit committee has adopted an internal policy regarding the identification, review, consideration and oversight of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related party” are participants. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered. A related party is any executive officer, director or a holder of more than five percent of our ordinary shares, including any of their immediate family members and any entity owned or controlled by such persons.

Under our policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the audit committee of our board of directors for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related parties, the benefits of the transaction to us and whether any alternative transactions are available. To identify related party transactions in advance, we rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related party transactions, the audit committee of our board of directors takes into account the relevant available facts and circumstances including, but not limited to the risks, costs and benefits to us; the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated; the terms of the transaction; the availability of other sources for comparable services or products; and the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally. In the event a director has an interest in the proposed transaction, the director must excuse himself or herself from the deliberations and approval.

Prior to the establishment of our audit committee in connection with the closing of the Business Combination, CCBS’s board of directors performed similar functions in approving related party transactions. CCBC’s board of directors reviewed each of the following related party transactions and has concluded that, in light of known circumstances, each transaction is in, and is consistent with, its best interests and its shareholders.

Shareholder’s Loans

GM Stem Cells, a major direct shareholder, extended two interest-free and unsecured loans to Jiachenhong pursuant to two loan agreements dated October 28, 2003 and February 4, 2004, respectively. The two loans, in the principal amounts of US$6.1 million each, were provided for the purposes of financing Jiachenhong’s business expansion and working capital requirements.

As part of Golden Meditech’s restructuring of its cord blood banking business, on August 28, 2006, CSC Holdings entered into a loan assignment agreement with GM Stem Cells, pursuant to which the two loans were assigned to CSC Holdings by GM Stem Cells. As consideration for such assignment, CSC Holdings allotted and issued 21 ordinary shares to GM Stem Cells, representing 21% of CSC Holdings then-existing share capital before the share issue. The 21 ordinary shares in CSC Holdings were valued based on the implied market value of CSC Holdings of approximately US$58 million at the time of the issuance, which was derived by reference to the consideration paid by minority shareholders in their transfer of our shares.

We believe the consideration of the issuance represented fair and reasonable implied market value for the CSC Holdings shares because it is in line with the consideration for the transfer of the CSC Holdings shares among its shareholders from time to time. In addition, CSC Holdings received unanimous approvals from its shareholders for such loan assignments. As a result of the issuance, CSC Holdings’ obligations toward GM Stem Cells were cancelled.

Cash Advances

For the year ended March 31, 2005, we made cash advances in the aggregate amount of RMB361,452 to a director serving on the board from March 30, 2005 to May 5, 2006. The amount was repaid in full for the year ended March 31, 2007.

For the year ended March 31, 2006, Beijing Jingjing Medical Equipment Co., Ltd., or Beijing Jingjing, a subsidiary of Golden Meditech, made cash advances to us in the amount of RMB10,000,000, which was unsecured, interest-free and had no fixed terms of repayment. The amount was repaid during the year ended March 31, 2007.

For the year ended March 31, 2006, Beijing Chengxuan Economic and Trade Co., Limited made cash advances in the aggregate amount of RMB360,150 to us, which was unsecured, interest-free and had no fixed terms of repayment. The amount due was subsequently settled during the year ended March 31, 2007.

Lease Agreement

On March 16, 2005, Jiachenhong entered into a property lease agreement with Beijing Jingjing, pursuant to which Beijing Jingjing leased its real property in Beijing to Jiachenhong. Beijing Jingjing is a wholly-owned subsidiary of Golden Meditech and is engaged in the medical equipment manufacturing business. The real property is approximately 2,400 square meters in size and may be used by Jiachenhong for its business operations or scientific research or as office premises. The term of the lease agreement is ten years and the monthly rental is RMB174,000 (US$25,475).

Private Placements

CSC Holdings completed two private placements on November 22, 2006 and May 15, 2007, in which it issued ordinary shares to certain institutional investors. GM Stem Cells also transferred some of CSC Holdings’ ordinary shares to certain institutional investors on June 7, 2007. Please see “Description of Securities —History of Share Issuance”. As a result of the reorganization completed on February 19, 2008, each ordinary share of CSC Holdings issued to these institutional investors was converted to 100 ordinary shares of CCBS. See “Our Corporate Structure”.

With respect to the investors who purchased the shares on May 15, 2007 and June 7, 2007, they have the right to require us to repurchase (whether or not by us) all or part of the shares in the event that an initial public offering of our shares on a recognized stock exchange, in which the market capitalization calculated by multiplying the aggregate number of issued and outstanding shares immediately prior to the completion of the initial public offering with the price of the shares at the initial public offering is not less than US$400 million, has not occurred within 20 months from the date of their purchase.

With respect to the investors who purchased the shares on November 22, 2006, they have the right to require us to repurchase (whether or not by us) all or part of the shares in the event that an initial public offering of our shares on a recognized stock exchange, in which the market capitalization calculated by multiplying the aggregate number of issued and outstanding shares immediately prior to the completion of the initial public offering with the price of the shares at the initial public offering is not less than US$240 million, has not occurred within 24 months from the date of their purchase.

As of the date of this prospectus all CCBS shares acquired pursuant to the private placements or transferred from GM Stem Cells had been converted into our ordinary shares with no preferential rights attached.

Guarantees for Contractual Performance

In connection with our private placements on November 22, 2006, May 15, 2007 and our share transfers on June 7, 2007 and July 16, 2007, Golden Meditech provided a guarantee to each of the investors, unconditionally and irrevocably, for our due observance and performance of all the agreements, stipulations, limitations, restrictions, terms and conditions contained in the subscription agreements and to indemnify the investors against any loss or damage.

Administrative Expenses

Golden Meditech paid administrative expenses on our behalf in the aggregate amount of RMB100,078 for the year ended March 31, 2006 and RMB136,814 for the year ended March 31, 2007. Golden Meditech paid certain administrative expenses on our behalf because we shared certain administrative resources necessary to operate our business, including office facilities and personnel, to save costs. In this connection, Golden Meditech was able to seek reimbursements from us for the amounts we were responsible upon presentation of receipt or other proper documentation. We have repaid all of the administrative expenses that Golden Meditech paid on our behalf and do not owe Golden Meditech any such amounts as of the date of this prospectus.

DESCRIPTION OF SECURITIES

General

As of the date of this prospectus, our authorized share capital is US$25,100, consisting of 250,000,000 ordinary shares, par value US$0.0001 per share, and 1,000,000 shares of preferred stock, par value US$0.0001 per share, and the issued share capital consists of 62,792,642 ordinary shares fully paid or credited as fully paid.

CCBS was incorporated as an exempted company with limited liability in the Cayman Islands on January 17, 2008 under the Companies Law (2009 Revision). On June 30, 2009, Pantheon merged with and into Pantheon Arizona with Pantheon Arizona surviving the Merger. Immediately following the Merger, Pantheon Arizona completed the Redomestication from Arizona to the Cayman Islands and changed its name to CCBC. Immediately following the Redomestication, CCBC completed the Share Exchange with the participating shareholders of approximately 93.94% of the issued and outstanding shares of CCBS, resulting in CCBS becoming a subsidiary of CCBC and the participating shareholders becoming holders of CCBC’s ordinary shares. In August 2009, CCBC entered into agreements with holders of the remaining 6.06% issued and outstanding shares of CCBS to exchange such shares for 3,506,136 newly issued shares of CCBC with the result that CCBS is now our wholly owned subsidiary.

Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside of the Cayman Islands;
•	is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;
•	does not have to make its register of shareholders open to inspection; and
•	may obtain an undertaking against the imposition of any public future taxation.

The following summarizes the terms and provisions of our amended and restated memorandum and articles of association as well as the material applicable laws of the Cayman Islands. This summary is not complete, and you should read the form of our amended and restated memorandum and articles of association, which are filed as exhibits to the registration statement of which this prospectus is a part.

The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares.

Meetings

Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 10 clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated memorandum and articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our directors and principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors, a majority of our Board of Directors or any shareholders together holding not less than 75% of our issued share capital, and may not be called by any other person. All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting other than with respect to (1) declarations of dividends, (2) the adoption of our financial statements and reports of directors and auditors thereon, (3) the granting of any mandate or authority to directors to offer, allot, grant options or otherwise dispose of unissued shares in the capital of our company representing not more than 20% of the nominal value of our existing issued share capital, (4) our ability to repurchase our securities, (5) the election of directors, (6) the appointment of auditors and other officers, and (7) the fixing of the remuneration of the auditors and the voting of remuneration or extra remuneration to the directors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the issued ordinary shares giving that right.

At any general meeting, two shareholders entitled to vote and present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative that represent not less than one-third of our issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our company shall be the chairman presiding at any shareholders meetings.

A corporation being a shareholder shall be deemed for the purpose of our amended and restated memorandum and articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “Modification of Rights” below.

Voting Rights Attached to the Shares

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.

No shareholder shall be entitled to vote or be counted in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a clearing house or depositary (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or depositary (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up or, as an alternative to a winding up order, (a) an order regulating the conduct of the company’s affairs in the future, (b) an order requiring the company to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained it has omitted to do, (c) an order authorizing civil proceedings to be brought in the name and on behalf of the company by the shareholder petitioner on such terms as the Court may direct, or (d) an order providing for the purchase of the shares of any shareholders of the company by other shareholders or by the company itself and, in the case of a purchase by the company itself, a reduction of the company’s capital accordingly.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to share capital (as described below), alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than three-quarters of votes cast at a meeting of the shareholders.

Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated memorandum and articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class. Every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;
•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;
•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled;
•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum and articles of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preference or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and
•	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form which our directors may approve.

Our directors may in their absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and they may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;
•	the instrument of transfer is in respect of only one class of share;
•	the instrument of transfer is properly stamped (in circumstances where stamping is required); and
•	a fee of such maximum sum as the exchange on which we are listed at the time may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the exchange on which we are listed at the time, be suspended and the register closed at such times and for such periods (not exceeding in the whole thirty days in any year) as our directors may from time to time determine.

Share Repurchase

We are empowered by the Companies Law and our amended and restated memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the U.S. Securities and Exchange Commission, or by any recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law, either we in general meeting or our directors at a meeting of directors may declare dividends in any currency to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may from time to time pay to the shareholders such interim dividends as appear to our directors to be justified by our profits and in particular (but without prejudice to the generality of the foregoing) if at any time our share capital is divided into different classes, our directors may pay such interim dividends in respect of those shares in our capital which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that our directors acts bona fide our directors shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on our shares half yearly or on any other dates, whenever such profits, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us.

Whenever our directors or our members in general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

(1)	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the advertisement and during the three months referred to in paragraph (3) below;
(2)	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and
(3)	we have caused an advertisement to be published in newspapers in the manner stipulated by our second amended and restated memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the exchange on which we are listed at the time has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements

The Companies Law provides for the merger and consolidation of Cayman Islands companies and Cayman Islands and foreign companies if the merged company or continued company will continue to be a Cayman Islands company.

Cayman Islands law contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such as a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority”.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been successfully brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;
•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority”.

Corporate Governance

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the exchange on which we are listed at the time or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Board of Directors

We are managed by our board of directors. Our amended and restated memorandum and articles of association provide that the maximum number of our directors will be fixed from time to time exclusively pursuant to a resolution of Directors, and unless determined by the Company in general meeting, must consist of not less than three directors. Any director on our board may be removed by way of a special resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by way of a special resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors. The directors have the power to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board. Any director appointed by the board of directors to fill a casual vacancy shall serve for the remainder of the term of the Director whose death, resignation or removal created such vacancy. At each annual general meeting, one-third of our directors for the time being (or if their number is not a multiple of three, then the number nearest to but not less than one-third) will retire from office by rotation provided that every director shall be subject to retirement at an annual general meeting at least once every three years. The directors to retire in every year will be those who have been longest in office since their last re-election or appointment but as between persons who became or were last re-elected directors on the same day those to retire will (unless they otherwise agree among themselves) be determined by lot. There are no provisions relating to retirement of directors upon reaching any age limit.

Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of the Chairman or a majority of the Board. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.

A meeting of our board of directors shall be competent to make lawful and binding decisions if at least two of the members of our board of directors are present or represented unless the board has fixed any other number. At any meeting of our directors, each director is entitled to one vote.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of Board of Directors

Pursuant to our amended and restated memorandum and articles of association, our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Issuance of Additional Ordinary Shares or Preference Shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series;
•	the dividend rights, dividend rates, conversion rights, voting rights; and
•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.

Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

History of Share Issuances

On January 12, 2005, CSC Holdings issued one ordinary share to Codan Trust Company (Cayman) Limited for a consideration of US$1, and subsequently this one ordinary share was transferred to GM Stem Cells.

On March 30, 2005, CSC Holdings issued 50 ordinary shares to GM Stem Cells and 49 ordinary shares to Weixiao Medical in exchange for their respective equity interests in Jiachenhong. As a result of the corporate restructuring, it became the holding company of Jiachenhong.

On August 28, 2006, CSC Holdings allotted and issued 21 ordinary shares to GM Stem Cells as consideration for a loan assignment agreement with GM Stem Cells, pursuant to which it agreed to acquire from

GM Stem Cells two interest-free loans in the aggregate principal amount of US$12.2 million. These loans were provided to Jiachenhong by GM Stem Cells for the purpose of financing its business expansion and working capital requirements.

On August 28, 2006, CSC Holdings completed a recapitalization, as a result of which its authorized share capital was increased to US$10,000,000 consisting of 10,000,000 ordinary shares with a par value US$1.00 each. CSC Holdings issued a total of 1,209,879 ordinary shares to Great Avenue Investments Limited, Megastar Management (China) Ltd., Weixiao Medical, New Horizon Cellstar Investment Co., Ltd., Maxway Development Limited, Assets Managers (China) Fund Co., Ltd., Time Galaxy Limited and GM Stem Cells. Immediately following the recapitalization, 1,210,000 of its ordinary shares were outstanding, of which 720,000 were held by GM Stem Cells.

On November 22, 2006, CSC Holdings issued a total of 242,000 ordinary shares, which we classify as redeemable ordinary shares, for a consideration of US$20.0 million to Indus Opportunity Master Fund, Ltd, GAM Trading (No. 24) Inc., Indus Asia Pacific Master Fund, Ltd., General Motors Investment Management Corporation, The China Development Capital Partnership Master Fund LP, KTB/UCI China Ventures II Limited, Great Avenue Investments Limited and HTSS Capital Limited, pursuant to a subscription agreement entered into with each of the investors. If a qualified initial public offering implying a market capitalization prior to the offering proceeds at no less than US$240 million does not take place by November 21, 2008, these investors have the right to require CSC Holdings to redeem all or a portion of their redeemable ordinary shares at a price equal to the original issue price of the shares plus an amount that would have accrued on the original issue price at an uncompounded annual rate of 8%, subject to adjustments.

On May 15, 2007, CSC Holdings issued a total of 166,980 ordinary shares, which we classify as redeemable ordinary shares, for a consideration of US$23.0 million to Time Galaxy Limited, Time Region Holdings Limited, Starr International Investments Limited, Indus Opportunity Master Fund, Indus Asia Pacific Master Fund, Ltd, China Development Capital Partnership Master Fund LP, General Motors Investment Management Corporation, HTSS Capital Limited, Bethella Investments Limited and GM Stem Cells, pursuant to a subscription agreement entered into with each of the investors. If a qualified initial public offering implying a market capitalization prior to the offering proceeds at no less than US$400 million does not take place by January 14, 2009, these investors have the right to require CSC Holdings to redeem all or a portion of their redeemable ordinary shares at a price equal to the original issue price of the shares plus an amount that would have accrued on the original issue price at an uncompounded annual rate of 8%, subject to adjustments. The redemption rights in respect of all the redeemable ordinary shares held by GM Stem Cells were terminated following its subsequent transfer of such shares to other investors, the details of which are set forth in the paragraphs below.

On June 7, 2007, GM Stem Cells transferred an aggregate of 72,600 redeemable ordinary shares subscribed by it on May 15, 2007 to Atlantis China Fortune Fund, Credit Suisse Management LLC and Muaratai Investments Limited for a consideration of US$10,000,000, pursuant to a transfer agreement entered into with each of the investors. These investors have the right to require CSC Holdings, a party to the transfer agreement, to redeem all or a portion of their redeemable ordinary shares if a qualified initial public offering implying a market capitalization prior to the offering proceeds at no less than US$400 million does not take place by January 14, 2009.

On July 16, 2007, GM Stem Cells transferred the 22,517 redeemable ordinary shares subscribed by it on May 15, 2007 and an additional 6,523 ordinary shares to Essex Woodlands Health Ventures, Fund VII, LP., or Essex Woodlands, for a consideration of US$3,999,996.6, pursuant to a transfer agreement. The transfer agreement was subsequently supplemented by a side letter, dated September 30, 2007, between CSC Holdings and GM Stem Cells. Essex Woodlands has the right to require CSC Holdings, a party to the transfer agreement, to redeem all or a portion of their redeemable ordinary shares and to require GM Stem Cells to redeem all or a portion of their ordinary shares if a qualified initial public offering implying a market capitalization prior to the offering proceeds at no less than US$400 million does not take place by January 14, 2009.

The following table sets forth the shares acquired by the investors:

Date	Investors	Number of Shares Acquired(1)		Consideration
November 22, 2006	HTSS Capital Limited	54,450		US$ 4,500,293.00
	Great Avenue Investments Limited	48,400		US$ 4,000,260.00
	KTB/UCI China Ventures II Limited	36,300		US$ 3,000,195.00
	General Motors Investment Management Corporation	24,200		US$ 2,000,130.00
	The China Development Capital Partnership Master Fund LP	24,200		US$ 2,000,130.00
	Indus Asia Pacific Master Fund, Ltd	21,780		US$ 1,800,117.00
	GAM Trading (No. 24) Inc.	18,150		US$ 1,500,098.00
	Indus Opportunity Master Fund, Ltd	14,520		US$ 1,200,078.00
May 15, 2007	GM Stem Cells	95,117	(2)	US$ 13,101,515.00
	HTSS Capital Limited	20,328		US$ 2,800,000.00
	Bethella Investments Limited	20,328		US$ 2,800,000.00
	The China Development Capital Partnership Master Fund LP	7,260		US$ 1,000,000.00
	General Motors Investment Management Corporation	7,260		US$ 1,000,000.00
	Indus Asia Pacific Master Fund, Ltd	6,600		US$ 909,084.00
	Indus Opportunity Master Fund	4,400		US$ 606,056.00
	Starr International Investments Limited	2,783		US$ 383,330.00
	Time Galaxy Limited	1,452		US$ 200,000.00
	Time Region Holdings Limited	1,452		US$ 200,000.00
June 7, 2007	Atlantis China Fortune Fund	10,890		US$ 1,500,000.00
	Credit Suisse Management LLC	50,820	(4)	US$ 7,000,000.00
	Muaratai Investments	10,890		US$ 1,500,000.00
July 16, 2007	Essex Woodlands Health Ventures, Fund VII, LP	29,040	(3)	US$ 3,999,996.60

(1)	Except as indicated in footnote (3) below, all of the shares acquired by the investors are redeemable ordinary shares.
(2)	All of the redeemable ordinary shares were subsequently transferred to Atlantis China Fortune Fund, Credit Suisse Management LLC, Muaratai Investments and Essex Woodlands Health Ventures, Fund VII, LP.
(3)	Consisted of 22,517 redeemable ordinary shares and 6,523 ordinary shares.
(4)	50,820 redeemable ordinary shares were acquired by Atlantis China Star Fund Limited on July 27, 2009 which later on entered into a share exchange arrangement with us and exchanged its CCBS shares for our shares.

On January 17, 2008, CCBS was incorporated under the Companies Law (2009 Revision) of the Cayman Islands to become the indirect holding company of our operating subsidiaries in China with an authorized share capital of US$10,000,000 consisting of 1,000,000,000 ordinary shares with a par value of US$0.01 each.

On February 19, 2008, China Cord Blood Services Corporation acquired the entire issued share capital in CSC Holdings by issuance of 100 ordinary shares for every one issued ordinary share of CSC Holdings and 100 redeemable ordinary shares for every one issued redeemable ordinary share of CSC Holdings.

As of March 31, 2009, CCBS had an authorized share capital of $10,000,000 consisting of 1,000,000,000 ordinary shares with a par value $0.01 per share, and the issued share capital consisted of 161,898,000 ordinary shares fully paid or credited as fully paid. Included in the 161,898,000 ordinary shares issued and outstanding are (i) 24,200,000 redeemable ordinary shares, which will be redeemable at the request of the holders in the event a qualified initial public offering implying a total market capitalization, without giving effect to the receipt of offering proceeds, of no less than $240 million does not occur by November 21, 2008; and (ii) 16,698,000 redeemable ordinary shares, which will be redeemable at the request of the holders in the event a qualified initial public offering implying a total market capitalization, without giving effect to the receipt of offering proceeds, of no less than $400 million does not occur by January 14, 2009. The participating shareholders have entered into written resolutions, acknowledging that they have waived their redemption rights with respect to CCBS’s redeemable ordinary shares through June 30, 2009.

On June 30, 2009, Pantheon merged with and into Pantheon Arizona with Pantheon Arizona surviving the Merger. Immediately following the Merger, Pantheon Arizona completed the Redomestication from Arizona to the Cayman Islands and changed its name to CCBC. Immediately following the Redomestication, CCBC completed the Share Exchange with the participating shareholders of approximately 93.94% of the issued and outstanding shares of CCBS, resulting in CCBS becoming a subsidiary of CCBC and the participating shareholders becoming holders of CCBC’s ordinary shares. Further, in August 2009, we entered into agreements to exchange CCBC shares for the remaining 6.06% of the issued and outstanding shares of CCBS held by various institutional investors who previously elected not to participate in the Business Combination on terms substantially similar to those of the Business Combination. Upon the completion of such exchange, all redeemable shares of CCBS will have been converted to our ordinary shares, which carry no redemption rights. As of the date of this prospectus, our authorized share capital is $25,100, consisting of 250,000,000 ordinary shares, par value US$0.0001 per share, and 1,000,000 shares of preferred stock, par value US$0.0001 per share and the issued share capital consists of 62,792,642 ordinary shares fully paid or credited as fully paid.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have            ordinary shares outstanding. All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the United States Securities Act of 1933, as amended, or the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. While we intend to apply to have the ordinary shares listed on the New York Stock Exchange, we cannot assure you that a regular trading market will develop.

Lock-up Agreements

We have agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our ordinary shares, or any options or warrants to purchase our ordinary shares other than the ordinary shares or options to acquire our ordinary shares issued under our share option plan, for a period of at least 180 days after the date of this prospectus, except with the prior written consent of the underwriters. Each of our directors and executive officers and GM Stem Cells have agreed to restrictions on their ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of our ordinary shares for a period of at least 180 days after the date of this prospectus, without the prior written consent of the representative of the underwriters.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, a number of shares that does not exceed the greater of:

•	1% of the number of our ordinary shares then outstanding which will equal approximately million shares immediately after this offering; and
•	the average weekly trading volume of our ordinary shares on the exchange on which we are listed at the time during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Share Option Plan

On June 30, 2009, all the outstanding options exercisable for the shares of CSC Holdings were exercised and converted to ordinary shares of CCBC. All of such ordinary shares are eligible for sale in the public market from time to time subject to Rule 144 volume limitations applicable to our affiliates and other holders of restricted shares and the lock-up agreements.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the applicable lock-up period expires.

TAXATION

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands are not parties to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the ordinary shares of CCBC issued and purchased pursuant to this offering, or the “ordinary shares.” The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the ordinary shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of the ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable specifically to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own the ordinary shares as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of CCBC’s voting shares;
•	persons that acquired the ordinary shares pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;
•	persons that hold the ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

As discussed in the risk factor entitled, “There is a risk that CCBC could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Business Combination, which could result in significantly greater U.S. federal income tax liability to CCBC,” this discussion assumes that CCBC will be treated as a foreign corporation for U.S. federal income tax purposes. This discussion also does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

CCBC has not sought, and will not seek, a ruling from the Internal Revenue Service, or the “IRS,” or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF THE ORDINARY SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF THE ORDINARY SHARES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION AND THE OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Tax Consequences to U.S. Holders of Ordinary Shares

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or “PFIC,” rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the ordinary shares. A distribution on such ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of CCBC (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) the ordinary shares are readily tradable on an established securities market in the United States or, in the event CCBC is deemed to be a Chinese “resident enterprise” under the EIT Law, CCBC is eligible for the benefits of the income tax treaty between the United States and the PRC, or the “U.S.-PRC Treaty,” (b) CCBC is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. Under recently published IRS authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the New York Stock Exchange but do not include the OTCBB. Although CCBC intends to apply to list the ordinary shares on the New York Stock Exchange, if CCBC is unable to obtain such a listing, it is anticipated that the ordinary shares will be quoted and traded only on the OTCBB, in which case any dividends paid on the ordinary shares would not qualify for the lower rate unless CCBC is deemed to be a Chinese “resident enterprise” under the EIT Law and is eligible for the benefits of the U.S.-PRC Treaty. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the ordinary shares.

If PRC taxes apply to dividends paid to a U.S. Holder on the ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the U.S.-PRC Treaty. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Treaty.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of the ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of the ordinary shares by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the U.S.-PRC Treaty. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Treaty.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or “PFIC,” if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

The actual PFIC status of CCBC for its current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to the status of CCBC as a PFIC for its current taxable year or any future taxable year.

If CCBC is determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for CCBC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and
•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;
•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of the first taxable year of CCBC in which CCBC was a PFIC will be taxed as ordinary income;
•	the amount allocated to other taxable years of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In addition, if CCBC were a PFIC, a U.S. Holder who acquires its ordinary shares from a deceased U.S. Holder who dies before January 1, 2010 and who had not made a timely QEF election for the ordinary shares generally will be denied the step-up of U.S. federal income tax basis in such shares to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ordinary shares by making a timely QEF election to include in income its pro rata share of CCBC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which CCBC’s taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from CCBC. Upon request from a U.S. Holder, CCBC will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that CCBC will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for CCBC’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to CCBC’s PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares of CCBC while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for CCBC’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) the ordinary shares, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of CCBC that ends within or with a taxable year of the U.S. Holder and in which CCBC is not a PFIC. On the other hand, if the QEF election is not effective for each of the taxable years of CCBC in which CCBC is a PFIC and during which the U.S. Holder holds (or is deemed to hold) ordinary shares in CCBC, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a “purging election.” A purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in its ordinary shares.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) ordinary shares in CCBC and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the New York Stock Exchange, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although CCBC intends to apply to list the ordinary shares on the New York Stock Exchange, if CCBC is unable to obtain such a listing, it is anticipated that the ordinary shares will be quoted and traded only on the OTCBB. If the ordinary shares were to be quoted and traded only on the OTCBB, such shares may not currently qualify as marketable stock for purposes of the election. As a result, U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the ordinary shares under their particular circumstances.

If CCBC is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if CCBC receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC. Upon request, CCBC will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that CCBC will have timely knowledge of the status of any such lower-tier PFIC or of the required information to be provided. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to such ordinary shares under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes generally should apply to distributions made on the ordinary shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of ordinary shares of CCBC by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally should apply to dividends paid on the ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup with-holding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement, dated as of [•  ], 2009, with respect to the ordinary shares being offered. Subject to the terms of the underwriting agreement, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table.      is the representative of the underwriters. The representative’s address is       .

Underwriters	Number of ordinary shares
Rodman & Renshaw, LLC
Macquarie Capital (Hong Kong) Limited
Total

The underwriters are committed to purchase all of the ordinary shares being offered, if any are purchased, other than the ordinary shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to      additional ordinary shares from us at the offering price less the underwriting discount. They may exercise that option for 45 days solely to cover over-allotments. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.

The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase a total of        additional ordinary shares.

Paid by Us
	No Exercise	Full Exercise
Per ordinary share	US$	US$
Rodman & Renshaw, LLC
Macquarie Capital (Hong Kong) Limited
Total	US$	US$

Total underwriting discounts and commissions to be paid to the underwriters represent     % of the total amount of the offering.

Ordinary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to US$      per ordinary share from the public offering price. If all the ordinary shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount up to US$      per share from the public offering price.

We have agreed to pay all fees and expenses we incur in connection with this offering and all reasonable costs and expenses incurred by the underwriters in connection with the marketing of this offering. Such costs and expenses incurred by the underwriters, estimated not to exceed US$     , are deemed underwriting compensation by FINRA. All fees and expenses will be borne by us.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.      is expected to make offers and sales in the United States through its SEC-registered selling agent,     .

The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ordinary shares, as a part of the distribution of the ordinary shares. The underwriters also have agreed that they may sell ordinary shares among themselves.

We have agreed with the underwriters that we will not, without the prior consent of the representative, for a period of 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to any of our ordinary shares or any securities that are convertible into or exercisable or exchangeable for our ordinary shares, or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest): (1) our ordinary shares and depositary shares representing our ordinary shares; (2) shares of our subsidiaries or controlled affiliates and depositary shares representing those shares; and (3) securities that are substantially similar to such shares or depositary shares. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreement. In addition, each of our directors and executive officers and GM Stem Cells will abide by similar 180-day lock-up agreement with respect to our ordinary shares, depositary shares representing our ordinary shares and securities that are substantially similar to our ordinary shares or depositary shares representing our ordinary shares, subject to customary exceptions for transfers among affiliates. The restrictions of our lock-up agreement do not apply to: (1) the issuance of securities pursuant to our employee share incentive plan outstanding on the date of this prospectus of which the underwriters have been advised in writing and which is described in this prospectus, and (2) a transfer by us to our affiliate, provided that such transfer is not a disposition for value and that such affiliate agrees to be bound in writing by the restrictions set forth in the lock-up agreement to which we are subject.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event.

The public offering price of the ordinary shares and the number of ordinary shares to be included in the public offering has been determined by agreement between us and the representative. Although our ordinary shares are quoted on the “OTCBB” market, these quotations cannot be the sole factor in determining the public offering price because the trading market for the ordinary shares has been generally inactive and illiquid. Among the other factors considered in determining the public offering price of the ordinary shares and the number of ordinary shares to be included in the public offering, in addition to prevailing market conditions and our market price, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Our ordinary shares, warrants and units are quoted on the OTCBB under the symbols “CNDZF,” “CNDWF” and “CNDUF,” respectively. Each of our units consists of one ordinary share and two warrants, each warrant to purchase one ordinary share. We intend to apply to list our ordinary shares on the New York Stock Exchange under the symbol “[•  ]”.

In connection with the offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares pursuant to the option granted them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased ordinary shares sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, the New York Stock Exchange, in the over-the-counter market or otherwise.

No offer of ordinary shares has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of ordinary shares has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ordinary shares may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Any offer or solicitation of ordinary shares within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the ordinary shares, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the ordinary shares to the public in

Germany, any public marketing of the ordinary shares or any public solicitation for offers to subscribe for or otherwise acquire the ordinary shares. The prospectus and other offering materials relating to the offer of the ordinary shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The ordinary shares have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

This offering of the ordinary shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other document relating to the common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Each of the underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the ordinary shares, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the ordinary shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The ordinary shares may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the ordinary shares may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the ordinary shares of in Switzerland.

This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the ordinary shares are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the ordinary shares to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ordinary shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

The ordinary shares have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and ordinary shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been and will not be circulated or distributed in the PRC, and ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

This Prospectus does not constitute an offer to sell the ordinary shares to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of ordinary shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The ordinary shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The ordinary shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the ordinary shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the ordinary shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

Any recipient of this memorandum and any purchaser of the ordinary shares pursuant to this memorandum shall not market, distribute, resell, or offer to resell the ordinary shares within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of the ordinary shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of ordinary shares are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ordinary shares.

Representations of Purchasers

By purchasing ordinary shares in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling shareholder and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under those securities laws;
•	where required by law, that the purchaser is purchasing as principal and not as agent;
•	the purchaser has reviewed the text above under Resale Restrictions; and
•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the ordinary shares to the regulatory authority that by law is entitled to collect the information. Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ordinary shares, for rescission against us and the selling shareholder in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ordinary shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ordinary shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholder. In no case will the amount recoverable in any action exceed the price at which the ordinary shares was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholder will have no liability. In the case of an action for damages, we and the selling shareholder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ordinary shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ordinary shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares in the Cayman Islands.

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectus electronically. Certain underwriters may agree to allocate a number of ordinary shares for sale to their online brokerage account holders. Ordinary shares to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ordinary shares may be sold by the underwriters to securities dealers who resell ordinary shares to online brokerage account holders.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of ordinary shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately US$      .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ordinary shares, including the ordinary shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

Certain of the underwriters and their respective affiliates from time to time have performed, and may in the future perform, financial advisory and investment banking and other services for us, our officers or our directors for which they received or will receive customary fees and expenses.

From November 2008 through December 2008, Pantheon consulted with Rodman & Renshaw LLC (“Rodman”), an underwriter in this offering, to assist Pantheon in finding prospective sellers of Pantheon’s ordinary shares. Rodman contacted investors that it believed were likely to own shares of Pantheon’s stock to discuss the potential purchase of those shares by other investors. On December 10, 2008, Pantheon entered into a Put and Call Option Agreements with two independent investors: Modern Develop Limited, a third party investor, and Mark D. Chen. In December 2008, two of these investors, introduced to Pantheon by Rodman, YA Global Investments, L.P. and Victory Park Credit Opportunities Master Fund, Ltd, acquired an aggregate of 4,547,399 shares at approximately $5.97 per share from several of Pantheon’s largest stockholders through negotiated private transactions brokered by Rodman. Pantheon believes that the purchase prices paid by YA Global Investments, L.P. and Victory Park Credit Opportunities Master Fund, Ltd reflected a 0.00 to $0.03 discount (varying from seller to seller) on the anticipated $5.97 per share liquidation amount of Pantheon, depending on, among other things, when the shares were transferred, the seller’s cost of capital and how long the liquidation of Pantheon would have been expected to take. Rodman received $400,000 in December 2008 from Pantheon in return for its brokerage services in these purchase transactions, which included coordinating with the various parties to finalize the deal terms. On June 23, 2009, Pantheon entered into Stock Purchase Agreements with YA Global Investments, L.P. and Victory Park Credit Opportunities Master Fund, Ltd to purchase the 4,547,399 shares of its common stock after the closing of the Business Combination, for an aggregate purchase price of $27,238,920, equal to approximately $5.99 per share. The selling stockholders (i) agreed that they would not exercise their conversion rights in connection with the stockholder approval of the Business Combination, and (ii) granted Pantheon’s representatives such stockholders’ irrevocable proxy in voting for the Business Combination.

Other Expenses of Issuance and Distribution

Total expenses for this offering are estimated to be approximately US$1.3 million, including SEC registration fees of US$1,312, FINRA filing fees of US$2,800, printing expenses of approximately US$225,000, legal fees of approximately US$350,000, accounting fees of approximately US$490,000, roadshow costs and expenses of approximately US$150,000, and travel and other out-of-pocket expenses of approximately US$50,000. All amounts are estimated except for the fees relating to SEC registration and FINRA filing.

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sichenzia Ross Friedman Ference LLP. The validity of the ordinary shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by JunZeJun Law Offices. Conyers Dill & Pearman and Loeb & Loeb LLP may rely upon JunZeJun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of CCBC and its subsidiaries as of March 31, 2008 and 2009 and for each of the years in the three-years period ended March 31, 2009 have been included herein in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein upon the authority of said firm as experts in accounting and auditing.

The audit report of KPMG on the consolidated financial statements of CCBC and its subsidiaries as of March 31, 2008 and 2009 and for each of the years in the three-year period ended March 31, 2009 contains explanatory paragraphs that state (i) CCBC completed a share exchange with CCBS on June 30, 2009 and the share exchange has been accounted for financial reporting purposes as the issuance of securities by CCBS in exchange for the assets and liabilities of CCBC, accompanied by a recapitalization. The consolidated financial statements of CCBC reflect CCBS’s assets and liabilities at their historical carrying amounts. The results, assets and liabilities of CCBC presented in its consolidated financial statements are those of CCBS; and (ii) CCBC established vendor-specific objective evidence for the undelivered cord blood storage services during the year ended March 31, 2008 and began to account for cord blood processing services and storage services as two separate units of accounting in that year.

The offices of KPMG are located at 8/F, Prince’s Building, 10 Chater Road, Central, Hong Kong.

The statements included in this prospectus under the caption “Prospectus Summary”, “Risk Factors”, “Enforcement of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Industry”, “Our Corporate Structure”, “Business “, “Regulation”, “Management”, “Related Party Transactions” and “Taxation” to the extent they constitute matters of PRC law, have been reviewed and confirmed by JunZeJun Law Offices, PRC counsel to us, as experts in such matters, and are included in this prospectus in reliance upon such review and confirmation. The offices of JunZeJun Law Offices are located at 6/F, South Tower, Financial Street Center, A9 Financial Street, Xicheng District, Beijing 100104, PRC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the ordinary shares offered by this prospectus. You should refer to our registration statements and its exhibits and schedules if you would like to find out more about us and about the ordinary shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the stock exchanges on which our ordinary shares are listed. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section

16 of the Exchange Act. The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHINA CORD BLOOD CORPORATION

Unaudited Condensed Consolidated Balance Sheets as of March 31, and June 30, 2009	F-36
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2008 and 2009	F-37
Unaudited Condensed Consolidated Statements of Changes in Equity and Comprehensive (Loss)/Income for the Three Months Ended June 30, 2008 and 2009	F-38
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2008 and 2009	F-40
Notes to the Unaudited Condensed Consolidated Financial Statements for the Three Months Ended June 30, 2008 and 2009	F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
China Cord Blood Corporation

We have audited the accompanying consolidated balance sheets of China Cord Blood Corporation (the “Company”) and subsidiaries (collectively the “Group”) as of March 31, 2008 and 2009, and the related consolidated statements of operations, changes in equity and comprehensive (loss)/income, and cash flows for each of the years in the three-year period ended March 31, 2009, all expressed in Renminbi. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Cord Blood Corporation and subsidiaries as of March 31, 2008 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1(b) to the consolidated financial statements, the Company completed a share exchange with China Cord Blood Services Corporation (“CCBS”) on June 30, 2009. The share exchange represents a reverse acquisition involving a public shell company and has been accounted for financial reporting purposes as the issuance of securities by CCBS in exchange for the assets and liabilities of the Company, accompanied by a recapitalization. The accompanying consolidated financial statements reflect CCBS’s assets and liabilities at their historical carrying amounts. The results, assets and liabilities of the Company presented in the accompanying consolidated financial statements are those of CCBS.

As discussed in Note 2(k) to the consolidated financial statements, the Company established vendor-specific objective evidence of fair value for the undelivered cord blood storage services during the year ended March 31, 2008, and began to account for cord blood processing services and storage services as two separate units of accounting during that year.

The accompanying consolidated financial statements as of and for the year ended March 31, 2009 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, such consolidated financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 2(b) to the consolidated financial statements.

/s/ KPMG

Hong Kong, China
October 12, 2009

CHINA CORD BLOOD CORPORATION

CONSOLIDATED BALANCE SHEETS
As of March 31, 2008 and 2009

			March 31,
	Note		2008	2009	2009
			RMB	RMB	US$
ASSETS
Current assets
Cash and cash equivalents			228,786,970	161,405,557	23,631,161
Accounts receivable, less allowance for doubtful accounts (March 31, 2008: RMB1,239,239; March 31, 2009: RMB6,169,621 (US$903,286))	3		23,334,221	49,763,264	7,285,769
Inventories	4		7,422,423	6,500,630	951,748
Prepaid expenses and other receivables	5		7,823,939	7,978,176	1,168,073
Deferred tax assets	18		1,006,111	1,846,406	270,330
Total current assets			268,373,664	227,494,033	33,307,081
Property, plant and equipment, net	6		201,246,144	236,740,317	34,660,818
Non-current prepayments	7		15,727,824	27,183,663	3,979,922
Non-current accounts receivable, less allowance for doubtful accounts (March 31, 2008: RMB318,000; March 31, 2009: RMB2,222,550 (US$325,400))	3		25,383,000	91,760,839	13,434,576
Inventories	4		25,963,087	26,068,435	3,816,643
Intangible asset, net	8		28,238,991	27,268,023	3,992,273
Available-for-sale equity securities	9		37,810,603	26,242,403	3,842,113
Structured deposit	10		33,571,998	—	—
Deferred offering and reverse recapitalization costs	11		7,776,388	33,633,324	4,924,208
Total assets			644,091,699	696,391,037	101,957,634
LIABILITIES
Current liabilities
Accounts payable			3,695,845	5,128,190	750,811
Accrued expenses and other payables	12		11,925,846	19,269,379	2,821,203
Deferred revenue	13		14,758,030	18,350,563	2,686,680
Income tax payable			1,992,360	4,320,945	632,623
Total current liabilities			32,372,081	47,069,077	6,891,317
Deferred revenue	13		72,178,558	74,231,572	10,868,140
Other non-current liabilities			13,722,533	13,550,883	1,983,966
Deferred tax liabilities	18		4,847,660	4,016,644	588,071
Total liabilities			123,120,832	138,868,176	20,331,494
Commitments and contingencies	25
Redeemable ordinary shares of China Cord Blood Services Corporation – US$0.0001 par value, 14,614,140 shares issued and outstanding as of March 31, 2008 and 2009 (redemption value of US$49,267,977 as of March 31, 2008 and US$51,088,745 as of March 31, 2009)	14		361,681,667	386,576,646	56,598,144
EQUITY
China Cord Blood Corporation shareholders’ equity
Ordinary shares – US$0.0001 par value, 250,000,000 shares authorized, 43,237,100 shares issued and outstanding as of March 31, 2008 and 2009	15	(a)	34,228	34,228	5,011
Additional paid-in capital			140,744,943	140,744,943	20,606,270
Accumulated other comprehensive loss			(31,303,031)	(19,319,035)	(2,828,473)
Retained earnings			48,282,311	44,081,907	6,453,971
Total China Cord Blood Corporation shareholders’ equity			157,758,451	165,542,043	24,236,779
Noncontrolling interests			1,530,749	5,404,172	791,217
Total equity			159,289,200	170,946,215	25,027,996
Total liabilities, redeemable ordinary shares and equity			644,091,699	696,391,037	101,957,634

See accompanying notes to the consolidated financial statements.

CHINA CORD BLOOD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended March 31, 2007, 2008 and 2009

		Year ended March 31,
	Note	2007	2008	2009	2009
		RMB	RMB	RMB	US$
Revenues	16	12,721,628	233,081,230	194,536,631	28,481,835
Direct costs(a)	17	(7,634,545)	(60,735,358)	(49,170,216)	(7,198,942)
Gross profit		5,087,083	172,345,872	145,366,415	21,282,893
Operating expenses
Research and development		(1,500,000)	—	—	—
Sales and marketing	17	(11,697,797)	(26,580,131)	(28,868,297)	(4,226,567)
General and administrative(a)	17	(8,926,872)	(20,362,843)	(31,301,202)	(4,582,765)
Total operating expenses		(22,124,669)	(46,942,974)	(60,169,499)	(8,809,332)
Operating (loss)/income		(17,037,586)	125,402,898	85,196,916	12,473,561
Other income/(expense), net
Interest income		2,793,262	7,414,371	3,638,036	532,640
Exchange gain/(loss)		1,121,562	(2,864,939)	(350,933)	(51,380)
Write-off of deferred offering costs	11	—	—	(9,473,161)	(1,386,952)
Impairment loss on available-for-sale equity securities	9	—	—	(37,426,048)	(5,479,495)
Others		184,637	5,749,596	713,545	104,469
Total other income/(expense), net		4,099,461	10,299,028	(42,898,561)	(6,280,718)
(Loss)/income before income tax		(12,938,125)	135,701,926	42,298,355	6,192,843
Income tax benefit/(expense)	18	3,360,603	(17,807,566)	(17,854,161)	(2,614,003)
Net (loss)/income		(9,577,522)	117,894,360	24,444,194	3,578,840
Income attributable to noncontrolling interests		—	(884,128)	(3,749,619)	(548,976)
Net (loss)/income attributable to China Cord Blood Corporation shareholders		(9,577,522)	117,010,232	20,694,575	3,029,864
Net (loss)/income per share:	20
Attributable to ordinary shares
– Basic		(0.32)	1.59	(0.07)	(0.01)
– Diluted		(0.32)	1.54	(0.07)	(0.01)
Attributable to redeemable ordinary shares
– Basic		1.07	3.46	1.63	0.24
– Diluted		1.07	3.41	1.63	0.24

(a)	Includes the following expenses resulting from transactions with related parties (see note 21):

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Direct costs
– rental expenses	(1,670,400)	(1,670,400)	(1,670,400)	(244,561)
General and administrative expenses
– rental expenses	(417,600)	(417,600)	(417,600)	(61,140)

See accompanying notes to the consolidated financial statements.

CHINA CORD BLOOD CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
AND COMPREHENSIVE (LOSS)/INCOME
For the years ended March 31, 2007, 2008 and 2009

		China Cord Blood Corporation shareholders								Comprehensive (loss)/income
		Share capital		Additional paid-in capital	Accumulated other comprehensive income/(loss)	(Accumulated losses)/retained earnings	Total shareholders’ equity	Non- controlling interests	Total equity	Attributable to China Cord Blood Corporation shareholders	Attributable to non controlling interests
	Note	No. of shares	Amount									Total
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of April 1, 2006		35	3	39,282,180	1,747	(28,867,650)	10,416,280	—	10,416,280
Comprehensive loss
Net loss		—	—	—	—	(9,577,522)	(9,577,522)	—	(9,577,522)	(9,577,522)	—	(9,577,522)
Net effect of foreign currency translation adjustment, net of nil tax		—	—	—	(2,886,061)	—	(2,886,061)	—	(2,886,061)	(2,886,061)	—	(2,886,061)
Total comprehensive loss										(12,463,583)	—	(12,463,583)
Conversion of loans to shares	15(a)	8	1	95,567,196	—	—	95,567,197	—	95,567,197
Stock split in the form of a dividend	15(a)	432,328	34,224	(34,224)	—	—	—	—	—	—	—	—
Accretion to redeemable ordinary shares redemption value	14	—	—	—	—	(4,278,000)	(4,278,000)	—	(4,278,000)
Share-based compensation expenses, net of nil tax	19	—	—	2,739,000	—	—	2,739,000	—	2,739,000
Balance as of March 31, 2007		432,371	34,228	137,554,152	(2,884,314)	(42,723,172)	91,980,894	—	91,980,894
Comprehensive (loss)/income
Net income		—	—	—	—	117,010,232	117,010,232	884,128	117,894,360	117,010,232	884,128	117,894,360
Net effect of foreign currency translation adjustment, net of nil tax		—	—	—	(17,856,811)	—	(17,856,811)	646,621	(17,210,190)	(17,856,811)	646,621	(17,210,190)
Net unrealized loss in available-for-sale equity securities, net of nil tax	9	—	—	—	(10,561,906)	—	(10,561,906)	—	(10,561,906)	(10,561,906)	—	(10,561,906)
Total comprehensive income										88,591,515	1,530,749	90,122,264

		China Cord Blood Corporation shareholders								Comprehensive (loss)/income
		Share capital		Additional paid-in capital	Accumulated other comprehensive income/(loss)	(Accumulated losses)/retained earnings	Total shareholders’ equity	Non- controlling interests	Total equity	Attributable to China Cord Blood Corporation shareholders	Attributable to non controlling interests
	Note	No. of shares	Amount									Total
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Accretion to redeemable ordinary shares redemption value	14	—	—	—	—	(26,004,749)	(26,004,749)	—	(26,004,749)
Share-based compensation expenses, net of nil tax	19	—	—	3,190,791	—	—	3,190,791	—	3,190,791
Effect of reorganization	15(a)	42,804,729	—	—	—	—	—	—	—
Balance as of March 31, 2008		43,237,100	34,228	140,744,943	(31,303,031)	48,282,311	157,758,451	1,530,749	159,289,200
Comprehensive (loss)/income
Net income		—	—	—	—	20,694,575	20,694,575	3,749,619	24,444,194	20,694,575	3,749,619	24,444,194
Net effect of foreign currency translation adjustment, net of nil tax		—	—	—	(3,659,401)	—	(3,659,401)	123,804	(3,535,597)	(3,659,401)	123,804	(3,535,597)
Net unrealized loss in available-for-sale equity securities, net of nil tax:
– Net unrealized loss arising during the year	9	—	—	—	(21,782,651)	—	(21,782,651)	—	(21,782,651)	(21,782,651)	—	(21,782,651)
– Reclassification adjustment for loss recognized in net income	9	—	—	—	37,426,048	—	37,426,048	—	37,426,048	37,426,048	—	37,426,048
Total comprehensive income										32,678,571	3,873,423	36,551,994
Accretion to redeemable ordinary shares redemption value	14	—	—	—	—	(24,894,979)	(24,894,979)	—	(24,894,979)
Balance as of March 31, 2009		42,237,100	34,228	140,744,943	(19,319,035)	44,081,907	165,542,043	5,404,172	170,946,215
Balance as of March 31, 2009 – US$			5,011	20,606,270	(2,828,473)	6,453,971	24,236,779	791,217	25,027,996	4,784,424	567,102	5,351,526

CHINA CORD BLOOD CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended March 31, 2007, 2008 and 2009

			Year ended March 31,
	Note		2007	2008	2009	2009
			RMB	RMB	RMB	US$
Cash flow from operating activities
Net (loss)/income			(9,577,522)	117,894,360	24,444,194	3,578,840
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
– Loss on disposal of property, plant and equipment			97,278	269,852	52,339	7,663
– Depreciation of property, plant and equipment	17		3,217,579	4,659,989	7,575,491	1,109,117
– Amortization of intangible asset	8		—	890,054	970,968	142,158
– Deferred income taxes	18		(5,024,382)	10,648,696	(1,671,311)	(244,694)
– Gain on structured deposit	10		—	(5,742,388)	(355,010)	(51,977)
– Equity-settled share-based compensation expenses	19		2,739,000	3,190,791	—	—
– Provision for doubtful accounts	3		148,407	1,188,827	6,834,932	1,000,693
– Impairment loss on available-for-sale equity securities	9		—	—	37,426,048	5,479,495
– Write-off of deferred offering costs	11		—	—	9,473,161	1,386,952
Changes in operating assets and liabilities:
– Non-current prepayments			—	(14,442,981)	2,135,791	312,698
– Trading securities			726,480	—	—	—
– Accounts receivable			(3,500,405)	(42,297,368)	(99,641,814)	(14,588,418)
– Inventories			(1,480,017)	(5,874,556)	816,445	119,535
– Prepaid expenses and other receivables			(1,929,658)	(5,621,909)	(249,336)	(36,505)
– Accounts payable			51,662	2,480,084	1,432,345	209,708
– Accrued expenses and other payables			500,335	5,712,659	7,004,579	1,025,531
– Deferred cord blood processing costs			(13,772,199)	27,074,340	—	—
– Deferred revenue			70,382,105	(43,635,260)	5,645,547	826,557
– Other non-current liabilities			1,230,141	10,597,655	(171,650)	(25,131)
– Income tax payable			121,573	1,870,787	2,328,585	340,925
Net cash provided by operating activities			43,930,377	68,863,632	4,051,304	593,147
Cash flow from investing activities
Purchase of property, plant and equipment			(2,082,632)	(77,495,913)	(43,155,932)	(6,318,399)
Deposit for acquisition of property, plant and equipment	7		(32,410,700)	(1,284,843)	(13,415,407)	(1,964,131)
Proceeds from disposal of property, plant and equipment			40,074,000	115,149	34,014	4,980
Cash acquired from purchase of subsidiary			—	519,164	—	—
Loan to potential investee			(1,981,284)	(834,266)	—	—
Purchase of structured deposit	10		—	(30,173,520)	—	—
Investment in available-for-sale equity securities	9		—	(53,698,536)	(11,172,432)	(1,635,740)
Deposit for acquisition of subsidiary			(30,949,284)	—	—	—
Proceeds from redemption of structured deposit	10		—	—	33,264,941	4,870,273
Net cash used in investing activities			(27,349,900)	(162,852,765)	(34,444,816)	(5,043,017)
Cash flow from financing activities
Net proceeds from issuance of redeemable ordinary shares	14		154,907,455	176,491,463	—	—
Payment of deferred offering and reverse recapitalization costs			—	(4,352,621)	(35,276,075)	(5,164,721)
Repayment to related parties			(9,961,962)	(136,814)	—	—
Net cash provided by/(used in) financing activities			144,945,493	172,002,028	(35,276,075)	(5,164,721)
Effect of foreign currency exchange rate change on cash			(5,122,507)	(10,222,521)	(1,711,826)	(250,627)
Net increase/(decrease) in cash and cash equivalents			156,403,463	67,790,374	(67,381,413)	(9,865,218)
Cash and cash equivalents:
At beginning of year			4,593,133	160,996,596	228,786,970	33,496,379
At end of year			160,996,596	228,786,970	161,405,557	23,631,161
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes			1,542,206	5,288,083	17,196,887	2,517,772
Non-cash transaction:
Conversion of loan from a related party to ordinary shares	15	(a)	95,567,197	—	—	—

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Principal activities, reorganization and recapitalization, and basis of presentation

(a) Principal activities

China Cord Blood Corporation (the “Company”) and its subsidiaries (collectively the “Group”) are principally engaged in the provision of umbilical cord blood storage and ancillary services in its cord blood banks in the People’s Republic of China (“PRC”). As of March 31, 2009, the Group operates two cord blood banks in the Beijing municipality and Guangdong Province, the PRC.

The Group provides cord blood testing, processing and storage services under the direction of subscribers for a cord blood processing fee and a storage fee. The Group also tests, processes and stores donated cord blood, and provides matching services to the public for a fee.

The operation of cord blood banks in the PRC is regulated by certain laws and regulations. Cord blood banks in the PRC are required to possess a Blood Station Operation License. The licensing process for a cord blood bank is stringent and lengthy. The Ministry of Health of the PRC and the local Departments of Health have granted Blood Station Operation Licenses to cord blood banks that provide cord blood banking services. Cord blood banks collecting cord blood units from donors and providing matching cord blood units to the public without a duly obtained Blood Station Operation License face the risk of being shut down by the government. Only six cord blood banking licenses have been issued by the authorities as of March 31, 2009, of which the Company holds two. Due to the lack of a consistent and well-developed regulatory framework, operation in the cord blood banking industry in the PRC involves significant ambiguities, uncertainties and risks. The industry is highly regulated and any unilateral changes in regulations by the authorities may have a significant adverse impact on the Group’s results of operations.

(b) Reorganization and reverse recapitalization

The Company was previously named Pantheon China Acquisition Corp. (“Pantheon”) and was a blank check company whose objective was to acquire, through a stock exchange, asset acquisition or other similar business combination, an operating business that has its principal operations located in the PRC, or control such operating business through contractual arrangements.

On November 3, 2008, China Cord Blood Services Corporation (“CCBS”) and its shareholders executed a Share Exchange Agreement with the Company. Pursuant to the Share Exchange Agreement, shareholders of CCBS were entitled to exchange their shares in CCBS for up to 57,851,240 shares of common stock of the Company. Shareholders holding 100% and 76% of CCBS's ordinary shares and redeemable ordinary shares (collectively the “Participating Shareholders”), respectively, executed the Share Exchange Agreement and agreed to sell their 93.94% equity interests in CCBS to the Company for a consideration of US$328,790,000 in exchange for 54,345,104 shares of common stock of the Company (valued at US$6.05 per share of common stock) (“the Share Exchange”).

The Share Exchange was approved at the Company’s special meeting of stockholders held on June 29, 2009 and was completed on June 30, 2009. Upon completion of the Share Exchange, the Company was renamed China Cord Blood Corporation and the Company was redomiciled to the Cayman Islands.

The 54,345,104 shares of common stock of the Company held by the Participating Shareholders represent 91.7% of the then outstanding shares of the Company upon completion of the Share Exchange. Further, management of CCBS continued as the majority of the senior management of the Company upon completion of the Share Exchange. CCBS was therefore treated as the accounting acquirer in the Share Exchange. Prior to the Share Exchange, the Company did not operate a business. The Share Exchange was thus accounted for as the issuance of securities by CCBS in exchange for the assets and liabilities of Pantheon, accompanied by a recapitalization to utilize the share structure of Pantheon as the legal acquirer. Accordingly, the accompanying consolidated financial statements reflect CCBS’s assets and liabilities at their historical carrying amounts and the results, assets and liabilities of the Company presented for periods prior to the Share Exchange are those of CCBS. CCBS’s shares have been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a stock consolidation.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Principal activities, reorganization and recapitalization, and basis of presentation  – (continued)

CCBS was incorporated in the Cayman Islands in January 2008 under the Cayman Islands Companies Law as an exempted company with limited liability. CCBS was incorporated as part of the reorganization of China Stem Cells Holdings Limited (“CSC Holdings”).

In January 2005, a shareholder of Beijing Jiachenhong Biological Technologies Co., Limited (“Beijing Jiachenhong”) established CSC Holdings, a company incorporated in the Cayman Islands under the Cayman Islands Companies Law as an exempted company with limited liability. In March 2005, in consideration of the issuance of ordinary shares by CSC Holdings to the equity holders of Beijing Jiachenhong in proportion to each of their beneficial interest in Beijing Jiachenhong, the entire equity interest in Beijing Jiachenhong was acquired by CSC Holdings. Upon completion of these activities (the “Share Transfer”), Beijing Jiachenhong became a wholly-owned subsidiary of CSC Holdings. The proportionate ownership of CSC Holdings immediately after and Beijing Jiachenhong before the Share Transfer is substantially the same.

Further, a shareholder of CSC Holdings incorporated CCBS in January 2008. On February 21, 2008, in consideration of CCBS’s issuance of 100 ordinary shares to the shareholders of CSC Holdings for every one ordinary share of CSC Holdings, and the issuance of 100 redeemable ordinary shares to the holders of such shares for every redeemable ordinary share of CSC Holdings, the entire equity interest in CSC Holdings was acquired by CCBS. Upon completion of these activities (the “Reorganization”), CSC Holdings and Beijing Jiachenhong became wholly-owned subsidiaries of CCBS. The proportionate ownership of CCBS immediately after and CSC Holdings before the Reorganization is substantially the same.

Beijing Jiachenhong was established under the laws of the PRC in June 2001 as a domestic limited liability company. It became a Sino-Foreign Investment Enterprise in September 2003 and became a Wholly Foreign Owned Enterprise (“WFOE”) in March 2005. Beijing Jiachenhong is engaged in the provision of umbilical cord blood storage and ancillary services in the Beijing municipality.

In May 2007, China Stem Cells (South) Company Limited, a 90% subsidiary of the Group, acquired the entire equity interest of Guangzhou Municipality Tianhe Nuoya Bio-engineering Co. Ltd (“Guangzhou Nuoya”), for consideration of RMB30,949,284. Guangzhou Nuoya was established under the laws of the PRC in June 1997 as a domestic limited liability company. It became a WFOE in May 2007. Guangzhou Nuoya has been granted the right to operate cord blood banks in Guangdong Province, the PRC.

(c) Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the statutory books of the Company’s consolidated subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable in the place of domicile of the respective entities in the Group. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the statutory books of account of the Company’s consolidated subsidiaries to present them in conformity with US GAAP.

As the Reorganization was completed for the sole purpose of establishing the legal structure of the Group, and as the shareholders’ proportionate equity interests in CCBS upon consummation of the Reorganization were substantially identical to their proportionate equity interests in CSC Holdings just prior to the consummation of the Reorganization, the Reorganization has been accounted for in a manner similar to a pooling-of-interests. Accordingly, the accompanying consolidated financial statements include the assets and liabilities of CSC Holdings at their historical carrying amounts. In addition, the accompanying consolidated financial statements present the results of the Group as if CSC Holdings was transferred to CCBS as of the beginning of the earliest period presented.

Similarly, as the shareholders’ proportionate equity interests in CSC Holdings upon consummation of the Share Transfer were substantially identical to their proportionate equity interests in Beijing Jiachenhong just prior to the consummation of the Share Transfer, the Share Transfer has been accounted for in a manner

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Principal activities, reorganization and recapitalization, and basis of presentation  – (continued)

similar to a pooling-of-interests. Accordingly, the accompanying consolidated financial statements include the assets and liabilities of Beijing Jiachenhong at their historical carrying amounts. In addition, the accompanying consolidated financial statements present the results of the Group as if Beijing Jiachenhong was transferred to CSC Holdings as of the beginning of the earliest period presented.

2 Summary of significant accounting policies

(a) Principles of consolidation

The consolidated financial statements include the financial statements of CCBS and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Foreign currency transactions

The functional currency of Beijing Jiachenhong and Guangzhou Nuoya is Renminbi (“RMB”) and that of CCBS is Hong Kong dollars (“HK$”). The reporting currency of the Company is RMB.

Transactions of Beijing Jiachenhong and Guangzhou Nuoya denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (the “PBOC”) prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations.

Transactions of CCBS denominated in currencies other than HK$ are translated into HK$ at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into HK$ using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations.

Assets and liabilities of CCBS are translated into RMB using the exchange rate at the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. The gains and losses resulting from translation of financial statements of CCBS are recorded as a separate component of accumulated other comprehensive income within shareholders’ equity.

Commencing from July 21, 2005, the PRC government moved the RMB into a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. The exchange rate of the U.S. dollar against the RMB was adjusted from approximately RMB8.28 per U.S. dollar on July 20, 2005 to RMB8.11 per U.S. dollar on July 21, 2005. The exchange rate has continued to fluctuate since the initial adjustment.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the PBOC or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.

For the convenience of the readers, the March 31, 2009 amounts included in the accompanying consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.8302, being the spot exchange rate of U.S. dollars in effect on June 30, 2009 for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve, the central bank of the United States of America. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other rate on March 31, 2009 or at any other date.

(c) Use of estimates

The preparation of the consolidated financial statements, in accordance with US GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These include the establishment of vendor-specific objective evidence of

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

the fair value of the undelivered deliverables in revenue arrangements with multiple deliverables, and the estimation of direct costs of the provision of donated cord blood for transplantation and research. Other significant items subject to estimates and assumptions include the carrying amount of property, plant and equipment, intangible asset and investment securities; valuation allowances for receivables, inventories and deferred income tax assets; valuation of share-based compensation; and the recovery of deferred reverse recapitalization costs based on the amount of net proceeds to be obtained from the proposed reverse recapitalization (Note 11). The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(d) Cash and cash equivalents

Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less. None of the Group’s cash is restricted as to withdrawal. Cash and cash equivalents of the Group are mainly maintained in the PRC and are concentrated in a few currencies. As of March 31, 2008 and 2009, cash and cash equivalents maintained in the PRC amounted to RMB147,413,690 and RMB100,516,365 (US$14,716,460), respectively. A majority of the Group’s cash and cash equivalents are denominated in U.S. dollars, Renminbi and Hong Kong dollars as follows:

	March 31,
	2008	2009
U.S. dollars	11,859,489	32,465
Renminbi	141,612,080	100,286,751
Hong Kong dollars	3,653,414	68,301,819

(e) Investment securities

Management determines the appropriate classification of its investment securities at the time of purchase and reevaluates such designations at each reporting date.

Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

A decline in the market value of any available-for-sale security that is deemed to be other-than-temporary results in an impairment to reduce the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Dividend and interest income are recognized in other income when earned.

(f) Accounts receivable

Accounts receivable represent amounts due from subscribers for cord blood processing and storage services, which are recognized in accordance with the Company’s revenue recognition policies (Note 2(k)). Installments receivable from subscribers which are due for repayment in over one year under deferred payment options are classified as non-current accounts receivable. Accounts receivable are stated net of allowance for doubtful accounts.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

The allowance for doubtful accounts is the Group’s best estimate of the amount of estimated losses in the Group’s existing accounts receivable. The Group determines the allowance based on historical write-off experience, customer specific facts and economic conditions.

The Group reviews its allowances for doubtful accounts monthly. Outstanding account balances are reviewed on a pooled basis by aging of such balances. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group’s PRC subsidiaries are required to comply with local tax requirements on the write-offs of doubtful accounts, which allow for such write-offs only when the related account balances are aged over three years and sufficient evidence is available to prove the debtor’s inability to make payments. For financial reporting purposes, the Group’s PRC subsidiaries generally record write-offs of doubtful accounts at the same time the local tax requirements for the write-offs are met. As a result, there are generally time lags between the time when a provision for doubtful accounts is recorded and the time the doubtful accounts are written off against the related allowance. The Group does not have any off-balance-sheet credit exposure related to its customers.

(g) Inventories

The Group collects, tests, freezes and stores donated umbilical cord blood for future transplantation or research purposes in return for a fee. Collection, testing and processing costs attributable to the processing of donated umbilical cord blood are capitalized as inventories, stated at the lower of cost or market on a weighted-average basis, and recognized as direct costs when revenue is recognized upon shipment of the donated cord blood units. Cost comprises direct materials, direct labor and an allocation of production overheads. Such inventories are not expected to be realized within 12 months from the balance sheet date and are classified as non-current assets.

(h) Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.

Depreciation on property, plant and equipment is calculated based on the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the assets as follows:

Leasehold improvements	Shorter of the lease term or estimated useful lives
Machineries	5 – 10 years
Motor vehicles	5 years
Furniture, fixtures and equipment	5 years

No depreciation is provided in respect of construction-in-progress.

Interest expense incurred related to the construction of property, plant and equipment is capitalized. The capitalization of interest expense as part of the cost of a qualifying asset commences when expenditures for the asset have been made, activities that are necessary to get the asset ready for its intended use are in progress and interest cost is being incurred. The capitalization period ends when the asset is substantially complete and ready for its intended use.

The Company did not incur any interest costs for the years ended March 31, 2007, 2008 and 2009.

Depreciation of property, plant and equipment attributable to the processing of donated umbilical cord blood for future transplantation is capitalized as part of inventory, and expensed to direct costs upon shipment of the donated cord blood units.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

(i) Intangible asset

The Group acquired an operating right of cord blood bank in the Guangdong province, the PRC, through the acquisition of Guangzhou Nuoya. The operating right is stated at the estimated fair value on the date of acquisition determined using the excess earnings approach with a discount rate of 20%, less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful life of the operating right of 30 years.

Given the environment in which the Group currently operates, it is reasonably possible that the estimated economic useful life of the asset or the Group’s estimate that it will recover its carrying amount from future operations could change in the future.

(j) Impairment of long-lived assets

Long-lived assets, including property, plant and equipment and intangible asset with finite useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Fair value is measured by the asset’s discounted cash flows or market value, if readily determinable.

(k) Revenue recognition

The Group receives fees for collecting, testing, freezing and storing of cord blood units. Once the cord blood units are collected, tested, screened and successfully meet all of the required attributes, the Company freezes the units and stores them in a cryogenic freezer. Under cord blood processing and storage agreements signed with subscribers, the Group charges separate processing fees and storage fees to subscribers and such agreements typically provide for a storage period of eighteen years represented by successive one-year renewal periods.

When evaluating multiple element arrangements, being cord blood processing services and storage services, the Group considers whether the components of the arrangement represent separate units of accounting as defined in Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 requires the following criteria to be met for an element to represent a separate unit of accounting:

(i)	The delivered items have value to a customer on a standalone basis;
(ii)	There is objective and reliable evidence of the fair value of the undelivered items; and
(iii)	If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered items is probable and within the control of the vendor.

Prior to September 2007, the Group did not offer comparable storage services on a standalone basis, and no such service was offered by third parties in the Company’s markets. Further, pursuant to the cord blood processing and storage agreement, subscribers who terminated the agreement prior to the end of the contract period of eighteen years were charged a penalty based on a certain percentage of the storage fees for the remaining unexpired contract term. Therefore, the annual contract renewal fee was not considered to be substantive. As a result, the Group could not establish vendor-specific objective evidence of the fair value of the “undelivered” storage services and the Group recognized revenues from cord blood processing and storage as a single unit of accounting in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements. Accordingly, the Group recognized processing

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

and storage revenues on a straight-line basis over the eighteen-year contract period. The Group typically charges an initial processing fee which covers collection, testing and freezing of cord blood units. Unearned portions were recognized as deferred revenue in the consolidated balance sheet.

On September 25, 2007, the Group modified all the existing cord blood storage agreements to waive the penalty chargeable to subscribers for early termination. The Group believes the modification, which results in an annual election by the subscriber to renew the contract for storage services, represent a substantive renewal option which establishes vendor-specific objective evidence of fair value of the “undelivered” storage services. The Group has also commenced the provision of standalone cord blood storage services for cord blood units transferred from other cord blood banks. The annual storage fee charged under such contracts is the same as the renewal fee that the Group offers to its existing subscribers. As the cord blood processing services have value to subscribers on a standalone basis, the criteria for processing services to represent a separate unit of accounting under EITF 00-21 are met. From September 25, 2007 onwards, processing fees are no longer deferred unless received prior to the completion of cord blood collection and testing services. Upon successful completion of such services and that the cord blood unit meets all the required attributes for storage, the Group recognizes processing fees as revenue. Total service fees that the Company charges for the processing of cord blood units and the first year’s storage services are allocated between processing fees and storage fees based on their relative fair value. For agreements signed with subscribers prior to September 25, 2007, deferred revenue of RMB136,509,809 in the consolidated balance sheet is recognized as revenue in September 2007.

The Group offers its subscribers three payment options:

(1)	Payment of the processing fee of RMB5,000 upon delivery of the cord blood unit to the Group’s premises for processing and the annual storage fee of RMB500 in advance at the beginning of each one-year renewal period;
(2)	Payment of the processing fee of RMB5,000 upon delivery of the cord blood unit to the Group’s premises for processing and prepayment of storage fees for multiple periods; and
(3)	Payment of the processing fee by installment over a period of 18 years and the annual storage fee of RMB500 in advance at the beginning of each one-year renewal period. The installment option includes an initial processing fee payment of RMB1,100 upon delivery of the cord blood unit to the Group’s premises for processing and an incremental annual payment of RMB300 for a period of 17 years, representing a surcharge of RMB1,200 to the total amount of processing fees payable under payment options (1) and (2).

Under payment options (1) and (3), cord blood storage fees for subsequent one-year renewal periods are recognized as revenue ratably over the annual storage period.

Under payment option (3), installments due for payment beyond one year are classified as non-current accounts receivable. The incremental processing fee of RMB1,200 payable by customers under the installment plan is recognized as interest income using the effective interest method.

For contracts signed prior to December 31, 2007 under payment option (2), the customer was granted a discount for storage fees. The prepaid storage fees for subsequent one-year renewal periods are recognized as deferred revenue in the consolidated balance sheet and are recognized as revenues on a straight-line basis over the remaining contract period. This payment option has been suspended for contracts signed since January 1, 2008. Starting from February 1, 2009, the customer can choose to prepay 18 years of storage fees but without any discount, together with the one-time processing fee of RMB5,000.

The Group also stores umbilical cord blood donated by the public, and charges a matching fee when a cord blood unit is delivered to patients in need of transplants or for research purposes. The matching fee represents consideration for successful identification and retrieval of a matching cord blood unit suitable for

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

transplantation or research purposes. The Group recognizes the matching fee when the cord blood unit is delivered and risk of loss is transferred to the recipient. The Group estimates the average number of cord blood units out of which one unit of cord blood will be matched over the period during which the cord blood units will remain active. Cost of that number of cord blood units is charged as direct cost upon the delivery of a cord blood unit for transplantation or research purposes.

In the PRC, business tax at a general rate of 5% on the invoice amount is collected on behalf of tax authorities in respect of the services rendered. Revenue is stated net of business tax.

(l) Deferred cord blood processing costs

Deferred cord blood processing costs are the incremental costs that are directly associated with the provision of cord blood processing services. Deferred costs mainly consist of cord blood collection fees, direct materials and direct labor. Deferred costs are amortized to the consolidated statements of operations over the same period during which the processing revenue is recognized. Amortization of deferred costs for the years ended March 31, 2007 and 2008 amounted to RMB1,200,788 and RMB1,119,750, respectively. Upon the establishment of vendor-specific objective evidence of fair value of the undelivered storage services in September 2007, deferred costs of RMB37,164,911 related to previously deferred processing fees were recognized in the consolidated statement of operations.

(m)	Research and development costs

Research and development costs consist of research expenses on the use of cord blood stem cells in different medical treatments and cost of acquired in-process research and development, and are expensed as incurred. For the three-year period ended March 31, 2009, the Company’s research and development efforts have consisted entirely of payments made to acquire in-process research and development (Note 25(c)).

(n) Retirement and other postretirement benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to the consolidated statements of operations as and when the related employee service is provided.

(o) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

On April 1, 2007, the Group adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies accounting for uncertain tax positions. This interpretation requires that an entity recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations. The initial adoption of FIN 48 did not have any impact on the Group’s consolidated financial position or results of operations.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

(p) Advertising and promotion costs

Advertising and promotion costs are expensed as incurred. Advertising and promotion costs included in sales and marketing expenses amounted to RMB3,028,485, RMB4,978,262 and RMB6,439,742 (US$942,834) for the years ended March 31, 2007, 2008 and 2009, respectively.

(q) Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. The Group may consider many factors in making these assessments including past history and the specifics of each matter. As the Group has not become aware of any product liability claim since operations commenced, the Group has not recognized a liability for product liability claims.

(r) Earnings per share

For the purpose of calculating earnings per share for the periods presented, the number of ordinary shares outstanding is determined on the basis of CCBS’s historical number of ordinary shares outstanding multiplied by the share exchange ratio established in the Share Exchange Agreement. Basic earnings per ordinary share is computed by dividing net income of CCBS attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding using the two-class method. Under the two-class method, net income is allocated between ordinary shares and redeemable ordinary shares of CCBS for the periods presented based on participating rights in undistributed earnings. Increases in the carrying amount of redeemable ordinary shares of CCBS are reflected as earnings attributable to holders of redeemable ordinary shares. Further, the number of ordinary shares used in the calculation reflects the effect of the Share Transfer and the Reorganization of CCBS as described in Note 1(b) and the stock split of CCBS's ordinary shares as described in Note 15(a) on a retroactive basis.

Diluted net income/(loss) per share is calculated by dividing net income/(loss) by the weighted average number of ordinary and dilutive potential ordinary shares outstanding during the year.

(s) Share option plan

Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), Share-Based Payments, requires that all share-based compensation be recognized as an expense in the consolidated financial statements and that such cost be measured at the fair value of the award. Compensation expense is recognized based on the estimated grant date fair value using the Black-Scholes option-pricing model. Compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the same as the vesting period.

(t) Segment reporting

The Group has one operating segment, as defined by SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. All of the Group’s operations and customers are located in the PRC. Consequently, no geographic information is presented.

(u) Recently issued accounting standards

(i) SFAS No. 160

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

become effective for the fiscal year beginning after December 15, 2008. Upon initial adoption, the Group has retroactively reclassified minority interests in the consolidated balance sheet within equity, separately from the equity attributable to the shareholders of the Company. Net income or loss and comprehensive income or loss shall also be attributed to the shareholders of the Company and the noncontrolling interest.

(ii) SFAS No. 141 (Revised)

In December 2007, the FASB issued SFAS No. 141 (Revised), Business Combinations. SFAS No. 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In April 2009, the FASB issued FASB Staff Position (“FSP”) FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, which amends and clarifies SFAS No. 141 (Revised) to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008 and will be applied to business combinations occurring after the effective date.

(iii) FSP FAS 142-3

In April 2008, the FASB issued FSP FAS No. 142-3, Determination of the Useful Life of Intangible Assets. FSP FAS No. 142-3 amends the guidance in SFAS No. 142 about estimating the useful lives of recognized intangible assets, and requires additional disclosure related to renewing or extending the terms of recognized intangible assets. In estimating the useful life of a recognized intangible asset, the FSP requires companies to consider their historical experience in renewing or extending similar arrangements together with the asset’s intended use, regardless of whether the arrangements have explicit renewal or extension provisions. In the absence of historical experience, companies should consider the assumptions market participants would use about renewal or extension consistent with the highest and best use of the asset. However, market participant assumptions should be adjusted for entity-specific factors. FSP FAS No. 142-3 is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. Management does not expect adoption of FSP FAS No. 142-3 to have a material impact on the Group’s consolidated financial statements.

(iv) Emerging Issues Task Force Issue No. 07-5 (“EITF 07-5”)

In June 2008, the Financial Accounting Standards Board ratified EITF 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to the Company’s own stock. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Management does not expect the adoption of EITF 07-5 to have a material impact on the Group’s consolidated financial statements.

(v) Emerging Issues Task Force Issue No. 08-1 (“EITF 08-1”)

EITF 08-1, Revenue Arrangements with Multiple Deliverables, addresses the criteria for separating consideration in multiple-element arrangements in EITF 00-21. EITF 08-1 requires an entity to allocate the overall consideration to each deliverable based on estimated selling price of individual deliverables in the arrangement in the absence of vendor specific objective evidence or other third-party evidence of the selling price for the deliverables. EITF 08-1 shall be effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after December 15, 2009, and will be applied on a prospective basis.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

Earlier application is permitted as of the beginning of a fiscal year or to prior years. The Company is considering whether to early apply EITF 08-1 and is assessing the impact of the adoption of EITF 08-01 on its financial statements.

3 Accounts receivable, net

Accounts receivable consist of the following:

	March 31,
	2008	2009	2009
	RMB	RMB	US$
Accounts receivable	50,274,460	149,916,274	21,949,031
Less: Allowance for doubtful accounts	(1,557,239)	(8,392,171)	(1,228,686)
	48,717,221	141,524,103	20,720,345
Representing:
Current portion:
– processing fees	20,642,740	42,591,958	6,235,829
– storage fees	2,286,481	5,991,306	877,179
– others	405,000	1,180,000	172,761
	23,334,221	49,763,264	7,285,769
Non-current portion:
– processing fees	25,383,000	91,760,839	13,434,576
	48,717,221	141,524,103	20,720,345

The Group offers payment terms to its customers under which they are allowed to make deferred payment of cord blood processing fees in annual installments over eighteen years or earlier in the event that storage services are not renewed. Installments due for payment beyond one year are classified as non-current accounts receivable. Any incremental fees paid by customers under the installment plan are recognized as interest income using the effective interest method.

Non-current accounts receivable as of March 31, 2009 are due for payment as follows:

	March 31, 2009
	RMB	US$
Fiscal year ending March 31,
2011	8,355,300	1,223,288
2012	8,355,300	1,223,288
2013	8,355,300	1,223,288
2014	8,355,300	1,223,288
2015 and thereafter	58,339,639	8,541,424
	91,760,839	13,434,576

An analysis of the allowance for doubtful accounts is as follows:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Balance at beginning of year	220,005	368,412	1,557,239	227,993
Charged to income	148,407	1,188,827	6,834,932	1,000,693
Balance at end of year	368,412	1,557,239	8,392,171	1,228,686

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 Inventories

Inventories consist of the following:

	March 31,
	2008	2009	2009
	RMB	RMB	US$
Consumables and supplies	7,422,423	6,500,630	951,748
Donated umbilical cord blood processing costs	25,963,087	26,068,435	3,816,643
	33,385,510	32,569,065	4,768,391

Collection, testing and processing costs attributable to the processing of donated umbilical cord blood are capitalized as inventories. Management assesses the recoverability of such inventories with reference to future projections of matching fees, number of donated cord blood units of the Group, demand for cord blood units for transplantation and research purposes, and the probability of finding a match in light of the number of units held. Based on such assessments, the management considers that the cord blood processing costs capitalized are recoverable and no provision for inventories has been made as of March 31, 2008 and 2009.

5 Prepaid expenses and other receivables

Prepaid expenses and other receivables consist of the following:

	March 31,
	2008	2009	2009
	RMB	RMB	US$
Prepaid expenses	6,517,595	7,316,429	1,071,188
Interest receivable	27,299	—	—
Other receivables	1,279,045	661,747	96,885
	7,823,939	7,978,176	1,168,073

6 Property, plant and equipment, net

Property, plant and equipment consist of the following:

	March 31,
	2008	2009	2009
	RMB	RMB	US$
Leasehold improvements	15,242,138	42,528,509	6,226,539
Machineries	30,104,758	39,999,394	5,856,255
Motor vehicles	2,171,091	3,207,788	469,648
Furniture, fixtures and equipment	6,160,394	8,541,377	1,250,531
Construction-in-progress	160,850,713	163,310,694	23,910,090
	214,529,094	257,587,762	37,713,063
Less: Accumulated depreciation	(13,282,950)	(20,847,445)	(3,052,245)
	201,246,144	236,740,317	34,660,818

Leasehold improvements are depreciated over the shorter of the term of the related lease and 10 years.

Construction-in-progress represents capital expenditure in respect of the construction of cord blood storage facilities.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7 Non-current prepayments

Included in non-current prepayments as of March 31, 2008 are prepaid property rentals of RMB14,442,981 and deposits for purchases of plant and equipment of RMB1,284,843.

Included in non-current prepayments as of March 31, 2009 are prepaid property rentals of RMB12,483,413 (US$1,827,679) and deposits for purchases of plant and equipment of RMB14,700,250 (US$2,152,243).

8 Intangible asset, net

	March 31,
	2008	2009	2009
	RMB	RMB	US$
Cord blood bank operating right	29,129,045	29,129,045	4,264,743
Less: Accumulated amortization	(890,054)	(1,861,022)	(272,470)
	28,238,991	27,268,023	3,992,273

Intangible asset represents the cord blood bank operating right in the Guangdong province, the PRC, acquired through the acquisition of Guangzhou Nuoya in May 2007. Amortization expenses are recognized on a straight-line basis over the estimated useful life of 30 years. Amortization of operating right was RMB890,054 and RMB970,968 (US$142,158) for the years ended March 31, 2008 and 2009, respectively.

Estimated amortization expenses for the next five years are:

	March 31, 2009
	RMB	US$
Fiscal year ending March 31,
2010	970,968	142,158
2011	970,968	142,158
2012	970,968	142,158
2013	970,968	142,158
2014 and thereafter	23,384,151	3,423,641
Total amortization	27,268,023	3,992,273

9 Available-for-sale equity securities

	March 31,
	2008	2009	2009
	RMB	RMB	US$
Listed equity securities, at market	37,810,603	26,242,403	3,842,113

On July 5, 2007, the Group acquired 11,730,000 ordinary shares of CordLife Limited at a total cost of RMB53,698,536. CordLife Limited is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand, and is listed on the Australian Stock Exchange Limited.

During the year ended March 31, 2009, the Group acquired an additional 5,795,000 ordinary shares of CordLife Limited at a total cost of RMB11,172,432 (US$1,635,740), satisfied in cash. The acquisition of additional ordinary shares led to an increase in the Company’s equity interest in CordLife Limited from 12.9% as of March 31, 2008 to 18.9% as of March 31, 2009.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9 Available-for-sale equity securities  – (continued)

The market value of the Group’s investment in CordLife Limited declined during the year ended March 31, 2008, resulting in an unrealized holding loss of RMB10,561,906 as of March 31, 2008, which was not considered other-than-temporary and recognized in accumulated other comprehensive loss.

The market value of the Group’s investment in CordLife Limited had further declined during the nine months ended December 31, 2008, resulting in an additional unrealized holding loss of RMB26,864,142 (US$3,933,141). The Group assesses whether impairment losses are other-than-temporary quarterly. Having considered the significance of the accumulated decline in the fair value of the ordinary shares of CordLife Limited, the period of time during which market value of the shares had been below cost, and the current market conditions, the management considers that the impairment loss on the investment up to December 31, 2008 was no longer not other-than-temporary. As a result, accumulated impairment loss amounting to RMB37,426,048 (US$5,479,495) has been recognized in earnings during the nine months ended December 31, 2008 and the market value as of December 31, 2008 formed a new cost basis of the Company’s investment in CordLife Limited. Subsequent to December 31, 2008, there was an increase in the market value of the ordinary shares of CordLife Limited, resulting in unrealized holding gain recognized in accumulated other comprehensive income as of March 31, 2009 of RMB5,081,491 (US$743,974).

10 Structured deposit

On September 14, 2007, the Group acquired a structured deposit issued by a financial institution which has a two-year term and carries interest based on changes in an interest rate index which varies inversely with changes in market interest rates. The interest that the deposit carries, which is payable upon the maturity of the structured deposit, has positive correlation with the interest rate index and will be nil should the interest rate index fall below a certain level on the maturity date. The embedded derivative could at least double the deposit’s initial rate of return and could also result in a rate of return that is at least twice what otherwise would be the market return for such a deposit, and is therefore considered not closely related to the host deposit. The structured deposit is stated at fair value with remeasurements to fair value recognized as other income/(expense). Fair value is measured as the sum of the value of a zero coupon bond and a call option on the interest rate index. The structured deposit was redeemed on November 24, 2008. Gain of RMB5,742,388 and RMB355,010 (US$51,977) has been credited to income for the years ended March 31, 2008 and 2009, respectively.

11 Deferred offering and reverse recapitalization costs

Deferred reverse recapitalization costs on the balance sheet as of March 31, 2009 represent transaction costs incurred in connection with the Share Exchange up to March 31, 2009. As of March 31, 2009, net proceeds from the Share Exchange were expected to exceed reverse recapitalization costs incurred.

On June 23, 2009, the Company entered into Stock Purchase Agreements with two of its stockholders. Pursuant to such agreements, the Company has agreed to purchase an aggregate of 4,547,399 shares of its common stock after the closing of the Share Exchange, for an aggregate purchase price of US$27,238,920, satisfied by cash. The stockholders (i) agreed that they would not exercise their conversion rights in connection with the stockholder approval of the Share Exchange, and (ii) granted the Company’s representatives such stockholders’ irrevocable proxy in voting for the Share Exchange. The transaction was completed on June 30, 2009.

Mainly as a result of the purchase of shares as noted above, liabilities of Pantheon just prior to the completion of the Share Exchange exceeded its assets by about RMB4,722,149 (US$691,363) and such net liabilities were assumed by the continuing company in connection with the reverse recapitalization. After adjusting for refunds from counterparties under contingent fee arrangements and additional costs incurred up to the completion of the Share Exchange, accumulated costs incurred by CCBS for the reverse recapitalization amounted to RMB16,844,181 (US$2,466,133) as of June 30, 2009. During the three-month period ended

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11 Deferred offering and reverse recapitalization costs  – (continued)

June 30, 2009, reverse recapitalization costs incurred and net liabilities of Pantheon assumed by the continuing company as a result of the Share Exchange, totalling RMB21,566,330 (US$3,157,496), were charged to income.

The share exchange agreement was entered into pursuant to CCBS’s decision to seek alternative ways to achieve the listing of its shares instead of through an initial public offering. As a result, deferred offering costs previously incurred in connection with the proposed initial public offering of RMB9,473,161 (US$1,386,952) have been charged to income during the year ended March 31, 2009.

12 Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	March 31,
	2008	2009	2009
	RMB	RMB	US$
Insurance premiums received on behalf of insurance company	896,931	3,552,985	520,188
Stamp duty, business tax and individual income tax payable	977,831	1,280,024	187,407
Accrued salaries, bonus and welfare expenses	2,739,552	2,904,883	425,300
Accrued consultancy and professional fees	1,777,457	4,131,923	604,949
Accrued deferred offering and reverse recapitalization costs	3,423,767	3,582,762	524,547
Other payables	2,110,308	3,816,802	558,812
	11,925,846	19,269,379	2,821,203

The Group has an agreement with an insurance company under which the Group is granted the authority to receive insurance premiums on behalf of the insurance company from customers who store umbilical cord blood in the Group’s cord blood bank and are enrolled to the insurance scheme offered by the insurance company. The Group does not assume any credit risk in respect of the insurance premiums and has no obligations to its customers in respect of the insurance policies.

13 Deferred revenue

(a) Deferred revenue consists of the following:

	March 31,
	2008	2009	2009
	RMB	RMB	US$
Prepayments by subscribers prior to completion of cord blood processing services	2,644,884	3,404,842	498,498
Unearned processing and storage fees	84,291,704	89,177,293	13,056,322
	86,936,588	92,582,135	13,554,820

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13 Deferred revenue  – (continued)

(b) An analysis of the unearned processing and storage fees is as follows:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Balance at beginning of year	58,622,782	128,306,387	84,291,704	12,341,030
Deferred revenue arising from new subscribers	82,124,983	188,350,763	33,172,320	4,856,713
Credited to income	(12,441,378)	(95,855,637)	(28,286,731)	(4,141,421)
Write-back of deferred revenue (Note 16)	—	(136,509,809)	—	—
Balance at end of year	128,306,387	84,291,704	89,177,293	13,056,322

(c) Deferred revenue written back in the year ended March 31, 2008 relates to cord blood storage agreements executed in the following periods:

RMB
Fiscal year ended March 31,
2004 and before	4,406,974
2005	11,193,583
2006	27,042,107
2007	53,960,009
2008	39,907,136
136,509,809

14 Redeemable ordinary shares of CCBS

On November 9, 2006 and May 15, 2007, Subscription Agreements were entered into between CSC Holdings and subscribers, pursuant to which CSC Holdings issued 242,000 and 166,980 new redeemable ordinary shares to the subscribers. Upon the consummation of the Reorganization, CCBS acquired all the redeemable ordinary shares of CSC Holdings by the issuance of 100 redeemable ordinary shares of CCBS for every redeemable ordinary share of CSC Holdings held by the shareholders, with their redemption rights substantively unchanged. The number of such shares has been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a stock consolidation. As a result, there were a total of 14,614,140 redeemable ordinary shares outstanding as of March 31, 2009.

Details of the redeemable ordinary shares issued (with number of shares retroactively restated) are as follows:

Date of issuance	November 22, 2006	May 15, 2007
Number of redeemable ordinary shares	8,647,420	5,966,720
Subscription price per share	US$2.26	US$3.84
Net proceeds received
– RMB	154,907,455	176,491,463
– US$	19,568,361	22,933,960

Under the terms of the Subscription Agreements, holders of the redeemable ordinary shares have the right to require CSC Holdings to redeem the shares if a “qualified IPO” has not occurred. For redeemable ordinary shares issued on November 22, 2006, a qualified IPO is defined as an initial public offering of CSC Holdings’

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14 Redeemable ordinary shares of CCBS  – (continued)

shares on a recognized stock exchange within 24 months from the date of share issuance that values CSC Holdings at no less than US$240,000,000 immediately prior to the initial public offering. For the redeemable shares issued on May 15, 2007, a qualified IPO is defined as an initial public offering of CSC Holdings’ shares on a recognized stock exchange within 20 months from the date of share issuance that values CSC Holdings at no less than US$400,000,000 immediately prior to the initial public offering. In the event of a redemption under this right, CSC Holdings shall redeem the shares at a redemption price equal to the original issue price of the shares, plus an amount which would have accrued on the original issue price at an uncompounded annual rate of 8% from the date of issuance up to and including the date on which such redemption price is paid.

Pursuant to the Share Exchange (Note 11), the Participating Shareholders who hold redeemable ordinary shares of CCBS have waived their redemption rights with respect to the redeemable ordinary shares, on condition that the Share Exchange was completed by June 30, 2009. Such a waiver effectively deferred the earliest date of redemption of the redeemable ordinary shares to June 30, 2009, and CCBS continued to provide for the accretion to the redemption value after November 3, 2008. The accretion to the redemption value (net of related foreign exchange credits for the years ended March 31, 2007, 2008 and 2009 of RMB836,780, RMB1,180,940 and RMB3,248,187 (US$475,563), respectively) is reflected as a charge against retained earnings as follows:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Redeemable ordinary shares issued on:
– November 22, 2006	4,278,000	13,591,310	11,993,841	1,756,001
– May 15, 2007	—	12,413,439	12,901,138	1,888,838
Total accretion to redemption value	4,278,000	26,004,749	24,894,979	3,644,839

Movement of the carrying value of redeemable ordinary shares of CCBS is as follows:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Balance at beginning of year	—	159,185,455	361,681,667	52,953,305
Issuance of redeemable ordinary shares	154,907,455	176,491,463	—	—
Accretion to redemption value	4,278,000	26,004,749	24,894,979	3,644,839
Balance at end of year	159,185,455	361,681,667	386,576,646	56,598,144

Upon completion of the Share Exchange on June 30, 2009, shareholders who held 76% of the redeemable ordinary shares of CCBS exchanged such redeemable shares for 11,108,004 ordinary shares of the Company, which carry no redemption rights. The remaining redeemable ordinary shares of CCBS are recorded as redeemable noncontrolling interest of the Company as of June 30, 2009.

15 Shareholders’ equity

(a) Share capital

Prior to the Share Transfer, the contributed capital of Beijing Jiachenhong was RMB38,957,558.

On January 12, 2005, CSC Holdings issued 1 ordinary share at par value of US$1 upon incorporation. In connection with the Share Transfer described in Note 1(b), on March 30, 2005, CSC Holdings issued 99 ordinary shares at par on a pro-rata basis to the shareholders of Beijing Jiachenhong as consideration for the

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15 Shareholders’ equity  – (continued)

acquisition of Beijing Jiachenhong. The excess of the contributed capital of Beijing Jiachenhong over the nominal value of ordinary shares issued has been credited to additional paid-in capital.

Pursuant to an ordinary resolution passed on August 28, 2006, the authorized share capital of CSC Holdings was increased to 10,000,000 ordinary shares of US$1 each. On August 28, 2006, the majority shareholder of CSC Holdings assigned a loan due from Beijing Jiachenhong of RMB95,567,197 to CSC Holdings in exchange for CSC Holdings issuing 21 new ordinary shares to the shareholder. The excess of the loan assigned over the nominal value of ordinary shares issued was capitalized as additional paid-in capital.

On the same day and after the loan assignment, CSC Holdings announced a stock split in the form of a dividend on the basis of 9,999 new ordinary shares for every then existing ordinary share. The nominal value of new ordinary shares issued was charged against additional paid-in capital.

In connection with the Reorganization described in Note 1(b), on February 21, 2008, CCBC issued 121,000,000 ordinary shares at par on a pro-rata basis to the shareholders of CSC Holdings as consideration for the acquisition of CSC Holdings.

Share capital has been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a stock consolidation.

(b) Statutory reserves

According to PRC rules and regulations and their Articles of Association, Beijing Jiachenhong and Guangzhou Nuoya are required to transfer 10% of net income, as determined in accordance with the relevant financial regulations applicable to Wholly Foreign Owned Enterprises as established by the Ministry of Finance of the PRC (“PRC GAAP”), to a statutory surplus reserve until the reserve balance reaches 50% of their respective registered capital. The transfer to this reserve must be made before distribution of dividends to equity holders can be made.

The statutory surplus reserve is non-distributable but can be used to make good previous years’ losses, if any, and may be converted into issued capital in proportion to the respective equity holding of the equity holders, provided that the balance of the reserve after such conversion is not less than 25% of the registered capital.

Transfers of RMB1,561,570, RMB4,369,328 and RMB4,053,864 (US$593,521) have been made to the statutory surplus reserve by Beijing Jiachenhong and Guangzhou Nuoya for the years ended March 31, 2007, 2008 and 2009, respectively. Accumulated statutory surplus reserve as of March 31, 2008 and 2009 amounted to RMB6,738,413 and RMB10,792,277 (US$1,580,082), respectively.

16 Revenues

The Group’s revenues are primarily derived from the provision of umbilical cord blood storage and ancillary services.

In view of the fact that the Group operates and manages its business solely in the PRC and services were predominately provided to customers located in the PRC, no geographical segment information is provided.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16 Revenues  – (continued)

The Group’s revenues can be analyzed as follows:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Cord blood processing fees	4,570,179	79,030,724	164,773,832	24,124,305
Cord blood storage fees	7,871,199	16,824,913	28,286,731	4,141,421
Write-back of deferred cord blood processing revenue (Note 13)	—	136,509,809	—	—
Fee derived from the provision of donated cord blood for transplantation and research	280,250	715,784	1,476,068	216,109
	12,721,628	233,081,230	194,536,631	28,481,835

17 Depreciation

Depreciation of property, plant and equipment is included in the following captions:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Direct costs	2,760,498	3,932,929	6,175,191	904,101
Sales and marketing	145,556	142,616	158,579	23,217
General and administrative	311,525	584,444	1,241,721	181,799
	3,217,579	4,659,989	7,575,491	1,109,117

18 Income tax

(a) Cayman Islands and British Virgin Islands

Under the current laws of the Cayman Islands and the British Virgin Islands, the Company and its subsidiaries that are incorporated in the Cayman Islands and the British Virgin Islands are not subject to tax on income or capital gains. In addition, upon payments of dividends by these companies, no Cayman Islands or British Virgin Islands withholding tax will be imposed.

(b) Hong Kong

The Company’s subsidiaries that are incorporated or operated in Hong Kong are subject to Hong Kong Profits Tax on income arising in or derived from Hong Kong. No provision was made for Hong Kong Profits Tax as they did not earn income subject to Hong Kong Profits Tax for the years ended March 31, 2007, 2008 and 2009.

(c) The PRC

Prior to January 1, 2008, PRC entities were generally subject to PRC enterprise income tax at 33%, consisting of 30% state tax and 3% local tax. Beijing Jiachenhong, being a foreign invested production-oriented enterprise registered in the Beijing Economic and Technology Development Zone, was entitled to a preferential income tax rate of 15% and was granted a full exemption from income tax for two years followed by a 50% reduction of income tax for three years starting from its first profit-making year (“the Tax Holiday”). Beijing Jiachenhong started its Tax Holiday on January 1, 2004.

On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the PRC (“the new tax law”), which unified the income tax rate to 25% for all

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18 Income tax  – (continued)

entities. The new tax law was effective on January 1, 2008. In connection with the new tax law, the State Council released Implementation Rules to the Corporate Income Tax Law on December 6, 2007 and Notice on the Implementation Rules of the Grandfathering Relief under the Corporate Income Tax Law, Guafa (2007) No. 39 on December 26, 2007, and the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly promulgated Notice on Issues Concerning the Implementation of the State Council’s Transitional Preferential Policies, Caishui (2008) No. 21 on February 4, 2008 (“the implementation rules”). The new tax law and the implementation rules provide a five-year transition period from January 1, 2008 for those enterprises which were established before March 16, 2007 and which were entitled to a preferential tax rate under the then effective tax laws or regulations, as well as grandfathering the Tax Holidays. The transitional tax rates are 18%, 20%, 22%, 24% and 25% for calendar years 2008, 2009, 2010, 2011 and 2012 onwards, respectively. In addition, entities that qualify as “High and New Technology Enterprises” (“HNTE”) under the new tax law are entitled to a preferential income tax rate of 15%. However, the new recognition criteria and procedures for “HNTE” under the new tax law were not issued until April 14, 2008. In January 2009, Beijing Jiachenhong was granted the HNTE certificate, which was dated December 24, 2008. The certificate was valid for a period of three years effective retroactively from January 1, 2008.

Based on the above, Beijing Jiachenhong and Guangzhou Nuoya are subject to the following tax rates:

-	As of March 31, 2008, Beijing Jiachenhong was subject to tax at 7.5% from April 1 to December 31, 2007 and at 9%, 20%, 22%, 24% and 25% for calendar years 2008, 2009, 2010, 2011 and 2012 onwards, respectively.
-	As of March 31, 2009, Beijing Jiachenhong was subject to tax at 9% from April 1 to December 31, 2008, at 15% for calendar years 2009 and 2010, and at 24% and 25% for calendar years 2011 and 2012 onwards, respectively.
-	Guangzhou Nuoya was subject to income tax at 33% prior to January 1, 2008 and at 25% from January 1, 2008 onwards.

The new tax law and the implementation rules also impose a withholding tax at 10%, unless reduced by a tax treaty or agreement, for dividends distributed by a PRC-resident enterprise to its immediate holding company outside the PRC for earnings accumulated beginning on January 1, 2008. Undistributed earnings generated prior to January 1, 2008 are exempt from such withholding tax under Notice on Certain Preferential Corporate Income Tax Policies, Caishui (2008) No. 1, issued jointly by the MOF and the SAT on February 22, 2008. The Company has not provided for income taxes on accumulated earnings of Beijing Jiachenhong and Guangzhou Nuoya as of March 31, 2009 since these earnings are intended to be reinvested indefinitely in the PRC. As of March 31, 2009, the unremitted earnings from Beijing Jiachenhong and Guangzhou Nuoya that may be subject to the withholding tax amounted to RMB83,141,924 (US$12,172,692) and related unrecognized deferred tax liability was RMB8,314,192 (US$1,217,269).

Income tax (benefit)/expense represents PRC income tax (benefit)/expense as follows:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Current tax expense	1,663,779	7,158,870	19,525,472	2,858,697
Deferred tax (benefit)/expense	(5,024,382)	10,648,696	(1,671,311)	(244,694)
	(3,360,603)	17,807,566	17,854,161	2,614,003

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18 Income tax  – (continued)

(Loss)/income before income tax expense arose from the following tax jurisdictions:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
The PRC	(7,645,531)	135,898,240	97,932,428	14,338,149
Hong Kong	(5,292,594)	(196,314)	(55,634,073)	(8,145,306)
(Loss)/income before income tax expense	(12,938,125)	135,701,926	42,298,355	6,192,843

Income tax (benefit)/expense reported in the consolidated statements of operations and comprehensive income differs from the amount computed by applying the statutory PRC income tax rate applicable to Beijing Jiachenhong of 15% for the year ended March 31, 2007 and 25% thereafter, for the following reasons:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
(Loss)/income before income tax expense	(12,938,125)	135,701,926	42,298,355	6,192,843
Computed “expected” tax (benefit)/ expense	(1,940,719)	33,925,482	10,574,589	1,548,211
Non-PRC entities not subject to income tax	467,729	(370,668)	13,908,518	2,036,327
Effect of change in tax rates	—	(170,075)	101,537	14,866
Tax rate differential	—	(11,235,696)	(3,508,394)	(513,659)
Income tax holiday	(1,910,857)	(4,394,730)	(3,443,822)	(504,205)
Others	23,244	53,253	221,733	32,463
Actual income tax (benefit)/expense	(3,360,603)	17,807,566	17,854,161	2,614,003

The effect of tax holiday increased the Group’s net income by RMB1,910,857, RMB4,394,730 and RMB3,443,822 (US$504,205) for the years ended March 31, 2007, 2008 and 2009, respectively. Consequently, the effect of the tax holiday also increased the Group’s basic and diluted earnings per share for such periods as follows:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Basic net income per share
– attributable to ordinary shares	0.04	0.08	0.06	0.01
– attributable to redeemable ordinary shares	0.04	0.08	0.06	0.01
Diluted net income per share
– attributable to ordinary shares	0.04	0.07	0.06	0.01
– attributable to redeemable ordinary shares	0.04	0.07	0.06	0.01

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18 Income tax  – (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets/(liabilities) are presented below:

	March 31,
	2008	2009	2009
	RMB	RMB	US$
Deferred tax assets:
Accounts receivable	654,897	1,383,708	202,587
Non-current accounts receivable	—	312,337	45,729
Property, plant and equipment	393,804	335,286	49,089
Inventories	2,473,138	2,473,138	362,089
Others	430,714	462,698	67,742
	3,952,553	4,967,167	727,236
Deferred tax liabilities:
Deferred revenue	(162,500)	(97,500)	(14,275)
Property, plant and equipment	(571,855)	(222,900)	(32,634)
Intangible asset	(7,059,747)	(6,817,005)	(998,068)
	(7,794,102)	(7,137,405)	(1,044,977)
Net deferred tax liabilities	(3,841,549)	(2,170,238)	(317,741)
Classification on consolidated balance sheets:
Deferred tax assets
Current portion	1,006,111	1,846,406	270,330
Deferred tax liabilities
Non-current portion	(4,847,660)	(4,016,644)	(588,071)
	(3,841,549)	(2,170,238)	(317,741)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax loss carry forwards are utilizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that the deferred tax asset as of March 31, 2008 and 2009 is more likely than not to be realized and no valuation allowance needs to be made. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

As of April 1, 2007 and for the years ended March 31, 2008 and 2009, the Group did not have any material unrecognized tax benefits and thus no interest and penalties related to unrecognized tax benefits were recorded. In addition, the Company does not expect that the amount of unrecognized tax benefits will change significantly within the next twelve months.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances where the underpayment of taxes is more than RMB100,000 (US$14,641). In the case of transfer pricing issues, the statute of limitation is

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18 Income tax  – (continued)

ten years. There is no statute of limitation in the case of tax evasion. The income tax returns of Beijing Jiachenhong and Guangzhou Nuoya for the calendar years from 2003 to 2008 are open to examination by the PRC state and local tax authorities.

19 Share-based compensation

On September 21, 2006, CSC Holdings adopted a share option scheme (the “Scheme”) whereby the directors of CSC Holdings are authorized, at their discretion, to offer any employee (including any director) of CSC Holdings options to subscribe for shares in CSC Holdings to recognize their contribution to the growth of CSC Holdings. Each option gives the holder the right to subscribe for one ordinary share of CSC Holdings. The Scheme is valid and effective for a period of ten years ending on September 21, 2016.

On September 21, 2006, CSC Holdings granted several directors and employees options to purchase a total of 100,000 ordinary shares of CSC Holdings at an exercise price of HK$450 (US$58) per share. The options will become vested as follows:

—	30% of options granted vest immediately on the date of grant;
—	another 30% vest immediately after 12 months from the date of grant; and
—	the remaining 40% vest immediately after 18 months from the date of grant.

All the options granted are exercisable by the grantees upon vesting and will expire on August 27, 2016. No options were exercised, cancelled or lapsed during the years ended March 31, 2007, 2008 and 2009.

The fair value of each option award is estimated on the date of grant using the Black-Scholes pricing model based on the following assumptions:

Fair value of shares on measurement date	HK$450 per share
Expected volatility	34.66% – 40.21%
Expected dividends	0%
Risk-free rate	1.83% – 2.19%

Up to the date of grant of the options, CSC Holdings’ shares were not publicly traded and did not have a quoted market price. As a result, for the purpose of share option valuation, the fair value of CSC Holdings’ shares was estimated based on the transaction price of a recent private placement of shares by a shareholder of CSC Holdings with unrelated third parties of HK$450 per share. The historical volatility of a combination of peer companies of similar nature and size was used to estimate the volatility of CSC Holdings’ shares. The Company uses historical data to estimate employee termination within the valuation model. The risk-free rate for periods within the contractual life of the options is based on the Hong Kong Exchange Fund Note in effect at the time of grant. Expected dividend yields are based on historical dividends. Changes in these subjective input assumptions could materially affect the fair value estimates.

The share options granted during the year ended March 31, 2007 have a weighted-average grant-date fair value of RMB62.6 per share option, and total grant-date fair value of RMB6,256,802.

Stock option activity during the years indicated is as follows:

	Number of share options	Weighted average exercise price	Weighted average remaining contractual term	Weighted average grant-date fair value
Balance at March 31, 2008 and 2009	100,000	HK$ 450	7.5 years	RMB 62.6
Exercisable at March 31, 2009	100,000	HK$ 450	7.5 years	RMB 62.6

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19 Share-based compensation  – (continued)

The Company recognized share-based compensation expenses of RMB2,739,000, RMB3,190,791 and RMBNil (US$Nil) for the years ended March 31, 2007, 2008 and 2009, respectively, for share options granted, with a corresponding increase in additional paid-in capital. As of March 31, 2009, the options are fully vested and there is no unrecognized compensation cost. Upon completion of the Share Exchange on June 30, 2009, each share option of CSC Holdings was replaced by an option to acquire 35.73314 shares of the Company at HK$450 per option. All such share options were exercised by the grantees on June 30, 2009. The replacement awards will be accounted for in the same manner as the awards that were replaced.

20 Net (loss)/income per share

Earnings per share for periods prior to the Share Exchange have been restated to reflect the Share Exchange. The following table sets forth the computation of basic net (loss)/income per share:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Basic net (loss)/income per share:
Net (loss)/income attributable to the parent company	(9,577,522)	117,010,232	20,694,575	3,029,864
Accretion to redeemable ordinary shares redemption value	(4,278,000)	(26,004,749)	(24,894,979)	(3,644,839)
Net (loss)/income attributable to ordinary shareholders	(13,855,522)	91,005,483	(4,200,404)	(614,975)
Denominator (weighted average):
– ordinary shares	40,173,841	43,237,100	43,237,100
– redeemable ordinary shares	3,079,911	13,896,829	14,614,140
	43,253,752	57,133,929	57,851,240

Allocation of undistributed (loss)/income:
– ordinary shares	(12,868,931)	68,869,991	(3,139,315)	(459,623)
– redeemable ordinary shares	(986,591)	22,135,492	(1,061,089)	(155,352)
	(13,855,522)	91,005,483	(4,200,404)	(614,975)
Allocation of net (loss)/income (numerator):
– ordinary shares	(12,868,931)	68,869,991	(3,139,315)	(459,623)
– redeemable ordinary shares	3,291,409	48,140,241	23,833,890	3,489,487
	(9,577,522)	117,010,232	20,694,575	3,029,864
Basic net (loss)/income per share:
– ordinary shares	(0.32)	1.59	(0.07)	(0.01)
– redeemable ordinary shares	1.07	3.46	1.63	0.24

As of March 31, 2007, 2008 and 2009, there were 3,573,314 dilutive potential ordinary shares, being share options granted to the directors and executives of CCBS. Diluted net income/(loss) per share for the years ended March 31, 2007 and 2009 is the same as basic net income/(loss) per share as the dilutive potential shares have an anti-dilutive effect on net income/(loss) per share.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20 Net (loss)/income per share  – (continued)

Diluted net income per share for the year ended March 31, 2008 is computed as follows:

Year ended March 31, 2008
RMB
Denominator:
– ordinary shares (including 2,051,981 dilutive potential shares)	45,289,081
– redeemable ordinary shares	13,896,829
59,185,910
Allocation of undistributed income:
– ordinary shares	69,637,430
– redeemable ordinary shares	21,368,053
91,005,483
Allocation of net income (numerator):
– ordinary shares	69,637,430
– redeemable ordinary shares	47,372,802
117,010,232
Diluted net income per share:
– ordinary shares	1.54
– redeemable ordinary shares	3.41

21 Related party transaction

The principal related party transaction is as follows:

	Year ended March 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
Rental of properties	2,088,000	2,088,000	2,088,000	305,701

During the years ended March 31, 2007, 2008 and 2009, Beijing Jingjing Medical Equipment Co., Ltd. (“Beijing Jingjing”), a company under common control, leases a property to the Group under an operating lease for use as the Group’s cord blood bank, at an effective monthly rental of RMB174,000 (US$25,475). The lease runs for a period of ten years expiring in November 2014 and does not include contingent rentals.

22 Pension and other postretirement benefits

Pursuant to the relevant PRC regulations, Beijing Jiachenhong and Guangzhou Nuoya are required to make contributions for each employee at a rate of approximately 20% on a standard salary base as determined by the local Social Security Bureau, to a defined contribution retirement scheme organized by the local Social Security Bureau in respect of the retirement benefits for its employees. The total amount of contributions of RMB1,405,659, RMB2,440,977 and RMB3,724,448 (US$545,291) for the years ended March 31, 2007, 2008 and 2009, respectively, was charged to expense in the consolidated statements of operations. The Group has no other obligation to make payments in respect of retirement benefits of the employees.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23 Fair value disclosures

On April 1, 2008, the Group adopted SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value, as follows:

Level 1 —	Valuations are based on quoted market prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access. Since valuations are readily and regularly available, valuation of Level 1 assets and liabilities does not require a significant degree of judgment.
Lever 2 —	Valuations are based on quoted prices for similar assets in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly.

The Group determined the fair value of the available-for-sale equity securities (see note 9) using quoted market prices based on the last trading value in the respective years. As the market in which those securities are traded is not considered active, Level 2 inputs are considered to be used in such valuations.

The Group determined the fair value of the structured deposit (see note 10) using inputs other than quoted prices that are observable for the asset, including interest rates and yield curves observable at commonly quoted intervals, which are considered Level 2 inputs.

Level 3 —	Valuations are based on inputs that are unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. The Group had no instruments which were valued using Level 3 inputs as of March 31, 2008 and 2009.

24 Business and credit concentrations

All of the Group’s customers are located in the PRC. Revenues from and gross accounts receivable due from customers are individually immaterial.

The Group purchases raw materials from a few major suppliers which are located in the PRC. The following are purchases from suppliers that individually comprise 10% or more of gross purchases in the respective years:

	Year ended March 31,
	2007		2008		2009		2009
	RMB	%	RMB	%	RMB	%	US$	%
Fenwal Dahua Pharmaceutical Technology (Shanghai) Co., Ltd	—	—	7,900,000	36	4,425,000	22	647,858	22
Hangzhou Baitong Biological Technology Co., Ltd	1,680,000	19	3,250,982	15	3,380,710	17	494,965	17
Beijing Zhu You Ying Kang Technology Development Co., Ltd.	—	—	—	—	2,881,072	15	421,814	15
Beijing Probe Biological Technology Co., Ltd	—	—	—	—	2,181,000	11	319,317	11
Beijing Guangjishi Pharmaceutical Technology Development Co., Ltd	3,459,999	40	—	—	—	—	—	—
	5,139,999		11,150,982		12,867,782		1,883,954

Amounts due to the suppliers as of the respective balance sheet dates are individually immaterial.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

25 Commitments and contingencies

(a) Operating lease commitments

For the years ended March 31, 2007, 2008 and 2009, total rental expenses for obligations under operating leases were RMB2,088,000, RMB2,088,000 and RMB4,537,540 (US$664,335), respectively.

As of March 31, 2009 the total future minimum payments under non-cancellable operating leases are payable as follows:

	March 31, 2009
	RMB	US$
Fiscal year ending March 31,
2010	6,121,734	896,274
2011	5,808,960	850,482
2012	5,808,960	850,482
2013	5,808,960	850,482
2014	5,808,960	850,482
2015 and thereafter	55,171,920	8,077,643
Total payments	84,529,494	12,375,845

(b) Capital commitments

Capital commitments for construction for new cord blood banks and purchase of machineries as of March 31, 2009 amounted to RMB1,954,375 (US$286,137).

(c) Contractual commitments

During the year ended March 31, 2007, the Group entered into an agreement with an institution for the acquisition of in-process research and development related to the development of medicines for treatments which make use of cord blood stem cells. Under the agreement, the Group would engage the institution in further research and development until the issue of New Medicine Certificates by the authorities. The Company incurred RMB1,500,000 for the transfer and registration of part of the in-process research and development results during the year ended March 31, 2007. No further transfers were made during the years ended March 31, 2008 and 2009 and the transfers and registration of the remaining results are in progress. Commitments for the acquisition of the in-process research and development as of March 31, 2008 and 2009 under this agreement amount to RMB2,500,000 (US$366,021).

In June 2006, the Group entered into a co-operation agreement with the Peking University People’s Hospital (“PUPH”). Pursuant to the agreement, PUPH provides technical consultancy services to the Group in relation to the operation of a cord blood bank, in return for a fixed annual advisory fee of RMB2,000,000 (US$292,817). The agreement has a term of twenty years commencing in October 2006.

Guangzhou Nuoya has entered into a co-operation agreement with the Guangdong Women and Babies Medical Centre (“GWBM”). Pursuant to the agreement, GWBH provides technical consultancy services to the Group in return for an annual advisory fee of RMB700,000, which is subject to a 10% upward adjustment when the number of umbilical cord blood stored in Guangdong cord blood bank reached a pre-agreed level. The fee has been adjusted to RMB770,000 (US$112,735) per annum starting from October 2008. The agreement has a term of nineteen years commencing in September 2006.

CHINA CORD BLOOD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

25 Commitments and contingencies  – (continued)

As of March 31, 2009, the total future minimum payments under the co-operation agreements are payable as follows:

	March 31, 2009
	RMB	US$
Fiscal year ending March 31,
2010	2,770,000	405,552
2011	2,770,000	405,552
2012	2,770,000	405,552
2013	2,770,000	405,552
2014	2,770,000	405,552
2015 and thereafter	33,855,000	4,956,662
Total payments	47,705,000	6,984,422

26 Subsequent event

In August 2009, the Company entered into agreements to exchange 3,506,136 of its newly issued ordinary shares for the remaining 24% of redeemable shares of CCBS held by various institutional investors who previously elected not to participate in the Share Exchange, on terms substantially similar to those of the Share Exchange. Upon completion of such exchange, all CCBS’s redeemable ordinary shares have been converted into ordinary shares of the Company, which carry no redemption rights, and CCBS has become a wholly owned subsidiary of the Company. Upon completion of such exchange, the carrying amount of such noncontrolling interest has been adjusted to reflect the change in the Company’s ownership interest in CCBS. Any difference between the fair value of the Company’s shares issued and the amount by which the noncontrolling interest is adjusted, together with any transaction costs incurred, have been recognized in equity attributable to the Company.

CHINA CORD BLOOD CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31 and June 30, 2009

	Note		March 31, 2009	June 30, 2009	June 30, 2009
			RMB	RMB	US$
ASSETS
Current assets
Cash and cash equivalents			161,405,557	228,554,233	33,462,305
Accounts receivable, less allowance for doubtful accounts (March 31, 2009: RMB6,169,621; June 30, 2009: RMB7,184,779 (US$1,051,913))	3		49,763,264	56,881,235	8,327,902
Inventories	4		6,500,630	6,473,602	947,791
Prepaid expenses and other receivables	5		7,978,176	30,415,648	4,453,112
Deferred tax assets			1,846,406	2,076,031	303,949
Total current assets			227,494,033	324,400,749	47,495,059
Property, plant and equipment, net	6		236,740,317	249,583,702	36,541,200
Non-current prepayments and deposits			27,183,663	20,071,056	2,938,575
Non-current accounts receivable, less allowance for doubtful accounts (March 31, 2009: RMB2,222,550; June 30, 2009: RMB2,257,500 (US$330,517))	3		91,760,839	118,655,789	17,372,228
Inventories	4		26,068,435	25,956,032	3,800,186
Intangible asset, net	7		27,268,023	27,025,281	3,956,733
Available-for-sale equity securities	8		26,242,403	32,824,086	4,805,728
Deferred reverse recapitalization costs	9		33,633,324	—	—
Deferred tax assets			—	49,471	7,243
Total assets			696,391,037	798,566,166	116,916,952
LIABILITIES
Current liabilities
Bank loan	10		—	45,000,000	6,588,387
Accounts payable			5,128,190	5,823,990	852,682
Accrued expenses and other payables			19,269,379	20,413,412	2,988,698
Deferred revenue	11		18,350,563	23,160,816	3,390,943
Promissory note	12		—	3,513,370	514,388
Amounts due to related parties	19	(b)	—	3,165,589	463,470
Income tax payable			4,320,945	3,744,826	548,275
Total current liabilities			47,069,077	104,822,003	15,346,843
Deferred revenue	11		74,231,572	75,475,977	11,050,332
Other non-current liabilities			13,550,883	14,208,423	2,080,235
Deferred tax liabilities			4,016,644	3,521,666	515,602
Total liabilities			138,868,176	198,028,069	28,993,012
Commitments and contingencies	22
Redeemable ordinary shares of China Cord Blood Services Corporation – US$0.0001 par value, 14,614,140 shares issued and outstanding as of March 31, 2009 (redemption value of US$51,088,745)	13		386,576,646	—	—
Redeemable noncontrolling interests (redemption value of US$13,591,390)	13		—	92,831,912	13,591,390
EQUITY
China Cord Blood Corporation shareholders’ equity
Ordinary shares – US$0.0001 par value, 250,000,000 shares authorized, 43,237,100 and 59,286,506 shares issued and outstanding as of March 31, 2009 and June 30, 2009, respectively	14	(a)	34,228	40,845	5,980
Additional paid-in capital			140,744,943	480,096,769	70,290,295
Accumulated other comprehensive loss			(19,319,035)	(12,665,955)	(1,854,405)
Retained earnings			44,081,907	33,620,207	4,922,287
Total China Cord Blood Corporation shareholders’ equity			165,542,043	501,091,866	73,364,157
Noncontrolling interests			5,404,172	6,614,319	968,393
Total equity			170,946,215	507,706,185	74,332,550
Total liabilities, redeemable ordinary shares, redeemable noncontrolling interests and equity			696,391,037	798,566,166	116,916,952

See accompanying notes to the unaudited condensed consolidated financial statements.

CHINA CORD BLOOD CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2008 and 2009

	Note	Three months ended June 30,
		2008	2009	2009
		RMB	RMB	US$
Revenues	15	32,947,433	57,928,489	8,481,229
Direct costs		(10,509,057)	(16,255,971)	(2,380,014)
Gross profit		22,438,376	41,672,518	6,101,215
Operating expenses
Sales and marketing		(7,664,117)	(7,041,473)	(1,030,932)
General and administrative		(5,871,079)	(11,575,877)	(1,694,808)
Total operating expenses		(13,535,196)	(18,617,350)	(2,725,740)
Operating income		8,903,180	23,055,168	3,375,475
Other income/(expense), net
Interest income		973,230	1,031,177	150,973
Interest expense	10	—	(459,979)	(67,345)
Exchange gain		7,319	112,866	16,525
Impairment loss on available-for-sale equity securities	8	(22,653,802)	—	—
Write-off of deferred reverse recapitalization costs	9	—	(21,566,330)	(3,157,496)
Others		(2,884,510)	293,405	42,957
Total other expense, net		(24,557,763)	(20,588,861)	(3,014,386)
(Loss)/income before income taxes		(15,654,583)	2,466,307	361,089
Income tax expense	16	(1,958,250)	(5,773,690)	(845,318)
Net loss		(17,612,833)	(3,307,383)	(484,229)
Income attributable to noncontrolling interests		(426,147)	(1,284,608)	(188,078)
Net loss attributable to China Cord Blood Corporation shareholders		(18,038,980)	(4,591,991)	(672,307)
Net (loss)/income per share:	18
Attributable to ordinary shares
– Basic		(0.42)	(0.18)	(0.03)
– Diluted		(0.42)	(0.18)	(0.03)
Attributable to redeemable ordinary shares
– Basic		0.02	0.22	0.03
– Diluted		0.02	0.22	0.03

See accompanying notes to the unaudited condensed consolidated financial statements.

CHINA CORD BLOOD CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE (LOSS)/INCOME
For the Three Months Ended June 30, 2008 and 2009

		China Cord Blood Corporation shareholders								Comprehensive (loss)/income
		Share capital		Additional paid-in capital	Accumulated other comprehensive income/(loss)	Retained earnings	Total shareholders’ equity	Noncontrolling interests	Total equity	Attributable to China Cord Blood Corporation shareholders	Attributable to noncontrolling interests	Total
	Note	No. of shares	Amount
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of April 1, 2008		43,237,100	34,228	140,744,943	(31,303,031)	48,282,311	157,758,451	1,530,749	159,289,200
Comprehensive (loss)/ income
Net (loss)/income		—	—	—	—	(18,038,980)	(18,038,980)	426,147	(17,612,833)	(18,038,980)	426,147	(17,612,833)
Net effect of foreign currency translation adjustment, net of nil tax		—	—	—	(4,057,990)	—	(4,057,990)	158,690	(3,899,300)	(4,057,990)	158,690	(3,899,300)
Net unrealized loss in available-for-sale equity securities, net of nil tax:	8
- Net unrealized loss arising during the period		—	—	—	(12,091,896)	—	(12,091,896)	—	(12,091,896)	(12,091,896)	—	(12,091,896)
- Re-classification adjustment for loss recognized in net loss		—	—	—	22,653,802	—	22,653,802	—	22,653,802	22,653,802	—	22,653,802
Total comprehensive (loss)/income										(11,535,064)	584,837	(10,950,227)
Accretion to redeemable ordinary shares redemption value	13	—	—	—	—	(6,415,673)	(6,415,673)	—	(6,415,673)
Balance as of June 30, 2008		43,237,100	34,228	140,744,943	(24,799,115)	23,827,658	139,807,714	2,115,586	141,923,300
Balance as of April 1, 2009		43,237,100	34,228	140,744,943	(19,319,035)	44,081,907	165,542,043	5,404,172	170,946,215
Comprehensive (loss)/ income
Net (loss)/income		—	—	—	—	(4,591,991)	(4,591,991)	1,284,608	(3,307,383)	(4,591,991)	1,284,608	(3,307,383)
Net effect of foreign currency translation adjustment, net of nil tax		—	—	—	91,186	—	91,186	(74,461)	16,725	91,186	(74,461)	16,725

		China Cord Blood Corporation shareholders								Comprehensive (loss)/income
		Share capital		Additional paid-in capital	Accumulated other comprehensive income/(loss)	Retained earnings	Total shareholders’ equity	Noncontrolling interests	Total equity	Attributable to China Cord Blood Corporation shareholders	Attributable to noncontrolling interests	Total
	Note	No. of shares	Amount
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Net unrealized gain in available-for-sale equity securities, net of nil tax	8	—	—	—	6,561,894	—	6,561,894	—	6,561,894	6,561,894	—	6,561,894
Total comprehensive income										2,061,089	1,210,147	3,271,236
Accretion to redeemable ordinary shares redemption value	13	—	—	—	—	(5,869,709)	(5,869,709)	—	(5,869,709)
Effect of reverse recapitalization	14(a)	12,476,092	4,158	299,610,285	—	—	299,614,443	—	299,614,443
Issuance of shares upon exercise of share options	17(a)	3,573,314	2,459	39,741,541	—	—	39,744,000	—	39,744,000
Balance as of June 30, 2009		59,286,506	40,845	480,096,769	(12,665,955)	33,620,207	501,091,866	6,614,319	507,706,185
Balance as of June 30, 2009 - US$			5,980	70,290,295	(1,854,405)	4,922,287	73,364,157	968,393	74,332,550	301,761	177,176	478,937

CHINA CORD BLOOD CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended June 30, 2008 and 2009

	Note	Three months Ended June 30,
		2008	2009	2009
		RMB	RMB	US$
Cash flow from operating activities
Net loss		(17,612,833)	(3,307,383)	(484,229)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
– Loss on disposal of property, plant and equipment		—	115,229	16,871
– Depreciation of property, plant and equipment		1,394,621	4,489,871	657,356
– Amortization of intangible asset	7	242,742	242,742	35,540
– Deferred income taxes		(27,706)	(774,074)	(113,331)
– Loss on remeasurement of structured deposit to fair value		3,057,419	—	—
– Provision for doubtful accounts	3	11,122	1,050,108	153,745
– Impairment loss on available-for- sale equity securities		22,653,802	—	—
– Write-off of deferred reverse recapitalization costs	9	—	21,566,330	3,157,496
Changes in operating assets and liabilities:
– Non-current prepayments and deposits		—	891,615	130,540
– Accounts receivable		(8,806,062)	(35,063,029)	(5,133,529)
– Inventories		(1,277,091)	139,431	20,414
– Prepaid expenses and other receivables		1,298,465	788,468	115,438
– Accounts payable		(506,303)	695,800	101,871
– Accrued expenses and other payables		276,957	(2,142,583)	(313,693)
– Deferred revenue		1,558,467	6,054,658	886,454
– Other non-current liabilities		590,560	657,540	96,270
– Amounts due to related parties		540,000	540,000	79,061
– Income tax payable		(1,732,883)	(576,119)	(84,349)
Net cash provided by/(used in) operating activities		1,661,277	(4,631,396)	(678,075)

CHINA CORD BLOOD CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended June 30, 2008 and 2009 — (continued)

	Note	Three months ended June 30,
		2008	2009	2009
		RMB	RMB	US$
Cash flow from investing activities
Purchase of property, plant and equipment		(18,976,441)	(7,084,072)	(1,037,169)
Deposit for acquisition of property, plant and equipment		—	(519,768)	(76,099)
Proceeds from disposal of property, plant and equipment		—	73,141	10,708
Net cash used in investing activities		(18,976,441)	(7,530,699)	(1,102,560)
Cash flow from financing activities
Proceeds from bank loan		—	45,000,000	6,588,387
Proceeds from issuance of shares upon exercise of share options	17(a)	—	39,744,000	5,818,863
Payment of deferred offering and reverse recapitalization costs		(1,574,842)	(7,380,639)	(1,080,589)
Cash inflow from reverse recapitalization		—	1,964,855	287,672
Net cash (used in)/provided by financing activities		(1,574,842)	79,328,216	11,614,333
Effect of foreign currency exchange rate change on cash		(2,226,934)	(17,445)	(2,554)
Net (decrease)/increase in cash and cash equivalents		(21,116,940)	67,148,676	9,831,144
Cash and cash equivalents:
– At beginning of period		228,786,970	161,405,557	23,631,161
– At end of period		207,670,030	228,554,233	33,462,305
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes		3,718,839	7,123,883	1,042,998
Interest expense		—	401,569	58,793

See accompanying notes to the unaudited condensed consolidated financial statements.

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1 Principal activities, reorganization and reverse recapitalization, and basis of presentation

(a) Principal activities

China Cord Blood Corporation (the “Company”) and its subsidiaries (collectively the “Group”) are principally engaged in the provision of umbilical cord blood storage and ancillary services in its cord blood banks in the People’s Republic of China (“PRC”). As of June 30, 2009, the Group operates two cord blood banks in the Beijing municipality and Guangdong Province, the PRC. The Company’s shares are quoted on the OTC Bulletin Board.

The Group provides cord blood testing, processing and storage services under the direction of subscribers for a cord blood processing fee and a storage fee. The Group also tests, processes and stores donated cord blood, and provides matching services to the public for a fee.

The operation of cord blood banks in the PRC is regulated by certain laws and regulations. Cord blood banks in the PRC are required to possess a Blood Station Operation License. The licensing process for a cord blood bank is stringent and lengthy. The Ministry of Health of the PRC and the local Departments of Health have granted Blood Station Operation Licenses to cord blood banks that provide cord blood banking services. Cord blood banks collecting cord blood units from donors and providing matching cord blood units to the public without a duly obtained Blood Station Operation License face the risk of being shut down by the government. Only six cord blood banking licenses have been issued by the authorities as of June 30, 2009, of which the Company holds two. Due to the lack of a consistent and well-developed regulatory framework, operation in the cord blood banking industry in the PRC involves significant ambiguities, uncertainties and risks. The industry is highly regulated and any unilateral changes in regulations by the authorities may have a significant adverse impact on the Group’s results of operations.

(b) Reorganization and reverse recapitalization

The Company was previously named Pantheon China Acquisition Corp. (“Pantheon”) and was a blank check company whose objective was to acquire, through a stock exchange, asset acquisition or other similar business combination, an operating business that has its principal operations located in the PRC, or control such operating business through contractual arrangements.

On November 3, 2008, China Cord Blood Services Corporation (“CCBS”) and its shareholders executed a Share Exchange Agreement with the Company. Pursuant to the Share Exchange Agreement, shareholders of CCBS were entitled to exchange their shares in CCBS for up to 57,851,240 shares of common stock of the Company. Shareholders holding 100% and 76% of CCBS’s ordinary shares and redeemable ordinary shares (collectively the “Participating Shareholders”), respectively, executed the Share Exchange Agreement and agreed to sell their 93.94% equity interests in CCBS to the Company for a consideration of US$328,790,000 in exchange for 54,345,104 shares of common stock of the Company (valued at US$6.05 per share of common stock) (“the Share Exchange”).

The Share Exchange was approved at the Company’s special meeting of stockholders held on June 29, 2009 and was completed on June 30, 2009. Upon completion of the Share Exchange, the Company was renamed China Cord Blood Corporation and the Company was redomiciled to the Cayman Islands.

The 54,345,104 shares of common stock of the Company held by the Participating Shareholders represent 91.7% of the then outstanding shares of the Company upon completion of the Share Exchange. Further, management of CCBS continued as the majority of the senior management of the Company upon completion of the Share Exchange. CCBS was therefore treated as the accounting acquirer in the Share Exchange. Prior to the Share Exchange, the Company did not operate a business. The Share Exchange was thus accounted for as the issuance of securities by CCBS in exchange for the assets and liabilities of Pantheon, accompanied by a recapitalization to utilize the share structure of Pantheon as the legal acquirer. Accordingly, the accompanying condensed consolidated financial statements reflect CCBS’s assets and liabilities at their historical carrying amounts and the results, assets and liabilities of the Company presented for periods prior to the Share

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1 Principal activities, reorganization and reverse recapitalization, and basis of presentation  – (continued)

Exchange are those of CCBS. The Company’s shares have been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a stock consolidation.

CCBS was incorporated in the Cayman Islands in January 2008 under the Cayman Islands Companies Law as an exempted company with limited liability. CCBS was incorporated as part of the reorganization of China Stem Cells Holdings Limited (“CSC Holdings”), which has two main operating subsidiaries in the PRC, Beijing Jiachenhong Biological Technologies Co., Limited (“Beijing Jiachenhong”) and Guangzhou Municipality Tianhe Nuoya Bio-engineering Co. Ltd (“Guangzhou Nuoya”).

Beijing Jiachenhong was established under the laws of the PRC in June 2001 as a domestic limited liability company. It became a Sino-Foreign Investment Enterprise in September 2003 and became a Wholly Foreign Owned Enterprise (“WFOE”) in March 2005. Beijing Jiachenhong is engaged in the provision of umbilical cord blood storage and ancillary services in the Beijing municipality.

In May 2007, China Stem Cells (South) Company Limited, a 90% subsidiary of the Group, acquired the entire equity interest in Guangzhou Nuoya, for a consideration of RMB30,949,284. Guangzhou Nuoya was established under the laws of the PRC in June 1997 as a domestic limited liability company. It became a WFOE in May 2007. Guangzhou Nuoya has been granted the right to operate cord blood banks in Guangdong Province, the PRC.

(c) Basis of presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission. Disclosures have been made in the unaudited condensed consolidated financial statements where events subsequent to the year ended March 31, 2009 have occurred which have a material impact on the Company. Subsequent events have been evaluated through October 12, 2009. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheets of the Company as of March 31, 2008 and 2009 and the related consolidated statements of operations, changes in equity and comprehensive (loss)/income, and cash flows for each of the years in the three years ended March 31, 2009, included elsewhere.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of the financial position as of June 30, 2009 and the results of operations and cash flows for the three months ended June 30, 2008 and 2009, have been made.

For the convenience of the readers, the June 30, 2009 amounts included in the accompanying unaudited condensed consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.8302, being the spot exchange rate of U.S. dollars in effect on June 30, 2009 for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve, the central bank of the United States of America. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other rate on June 30, 2009 or at any other date.

2 Summary of significant accounting policies

(a) Use of estimates

The preparation of the condensed consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. These include the establishment of vendor-specific objective evidence of the fair value of the undelivered deliverables in revenue arrangements with multiple deliverables, and the estimation of direct costs for the provision of donated cord blood for transplantation and research. Other significant items subject to estimates and assumptions include the carrying amount of property,

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

plant and equipment, intangible asset and investment securities, valuation allowances for receivables, inventories and deferred income tax assets; and valuation of share-based compensation. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(b) Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. The Group may consider many factors in making these assessments including past history and the specifics of each matter. As the Group has not become aware of any product liability claim since operations commenced, the Group has not recognized a liability for product liability claims.

(c) Earnings per share

For the purpose of calculating earnings per share for the periods presented, the number of ordinary shares outstanding is determined on the basis of CCBS’s historical number of ordinary shares outstanding multiplied by the share exchange ratio established in the Share Exchange Agreement. Basic earnings per ordinary share is computed by dividing net income of CCBS attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding using the two-class method. Under the two-class method, net income is allocated between ordinary shares and redeemable ordinary shares of CCBS for the periods presented based on participating rights in undistributed earnings. Increases in the carrying amount of redeemable ordinary shares of CCBS are reflected as earnings attributable to holders of redeemable ordinary shares.

Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary and dilutive potential ordinary shares outstanding during the period.

(d) Share option plan

Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), Share-Based Payments, requires that all share-based compensation be recognized as an expense in the consolidated financial statements and that such cost be measured at the fair value of the award. Compensation expense is recognized based on the estimated grant-date fair value using the Black-Scholes option-pricing model. Compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the same as the vesting period.

The service inception date is the date at which the requisite service period begins. The service inception date usually is the grant date, but the service inception date precedes the grant date if (a) an award is authorized, (b) service begins before a mutual understanding of the key terms and conditions of a share-based payment award is reached, and (c) either of the following conditions applies: (1) the award’s terms do not include a substantive future requisite service condition that exists at the grant date or (2) the award contains a market or performance condition that if not satisfied during the service period preceding the grant date and following the inception of the arrangement results in forfeiture of the award. For the purpose of determining the service inception date, authorization of an award is the date on which all approval requirements are completed unless approval is a perfunctory.

(e) Recently issued accounting standards

(i) SFAS No. 160

The Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, since April 1, 2009 and has retroactively reclassified noncontrolling interests (previously referred to as minority interests) as a component of equity, separately from the equity attributable to the shareholders of the

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

Company. Net income and other comprehensive income are also attributed to the shareholders of the Company and the noncontrolling interests. Management believes these reclassification and presentation adjustments were immaterial to the Group’s consolidated financial statements.

(ii) FSP FAS 142-3

FSP FAS No. 142-3, Determination of the Useful Life of Intangible Assets, amends the guidance in SFAS No. 142 about estimating the useful lives of recognized intangible assets, and requires additional disclosure related to renewing or extending the terms of recognized intangible assets. In estimating the useful life of a recognized intangible asset, FSP FAS No. 142-3 requires companies to consider their historical experience in renewing or extending similar arrangements together with the asset’s intended use, regardless of whether the arrangements have explicit renewal or extension provisions. In the absence of historical experience, companies should consider the assumptions market participants would use about renewal or extension consistent with the highest and best use of the asset. However, market participant assumptions should be adjusted for entity-specific factors. The Company adopted FSP FAS No. 142-3 since April 1, 2009 and the adoption of FSP FAS No. 142-3 did not have a material impact on the Group’s consolidated financial statements.

(iii) Emerging Issues Task Force Issue No. 07-5 (EITF 07-5)

In June 2008, the Financial Accounting Standards Board ratified EITF 07-5, Determining Whether an Instrument (or “Embedded Feature”) is Indexed to an Entity’s Own Stock. EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to the Company’s own stock. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company adopted EITF 07-5 since April 1, 2009 and the adoption of EITF 07-5 does not have a material impact on the Group’s consolidated financial statements.

(iv) Emerging Issues Task Force Issue No. 08-1 (“EITF 08-1”)

EITF 08-1, Revenue Arrangements with Multiple Deliverables, addresses the criteria for separating consideration in multiple-element arrangements in EITF 00-21. EITF 08-1 requires an entity to allocate the overall consideration to each deliverable based on estimated selling price of individual deliverables in the arrangement in the absence of vendor specific objective evidence or other third-party evidence of the selling price for the deliverables. EITF 08-1 shall be effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after December 15, 2009, and will be applied on a prospective basis. Earlier application is permitted as of the beginning of a fiscal year or to prior years. The Company is considering whether to early apply EITF 08-1 and is assessing the impact of the adoption of EITF 08-01 on its financial statements.

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3 Accounts receivable, net

Accounts receivable consist of the following:

	March 31, 2009	June 30, 2009	June 30, 2009
	RMB	RMB	US$
Accounts receivable	149,916,274	184,979,303	27,082,560
Less: Allowance for doubtful accounts	(8,392,171)	(9,442,279)	(1,382,430)
	141,524,103	175,537,024	25,700,130
Representing:
Current portion:
– processing fees	42,591,958	47,687,282	6,981,828
– storage fees	5,991,306	7,655,112	1,120,774
– others	1,180,000	1,538,841	225,300
	49,763,264	56,881,235	8,327,902
Non-current portion:
– processing fees	91,760,839	118,655,789	17,372,228
	141,524,103	175,537,024	25,700,130

The Group offers payment terms to its customers under which they are allowed to make deferred payment of cord blood processing fees in annual installments over eighteen years or earlier in the event that storage services are not renewed. Installments due for payment beyond one year are classified as non-current accounts receivable. Any incremental fees paid by customers under the installment plan are recognized as interest income using the effective interest method.

Non-current accounts receivable as of June 30, 2009 will be due for payment as follows:

	June 30, 2009
	RMB	US$
Fiscal year ending March 31,
– 2011	7,914,825	1,158,798
– 2012	10,553,100	1,545,065
– 2013	10,553,100	1,545,065
– 2014	10,553,100	1,545,065
– 2015	10,553,100	1,545,065
– 2016 and thereafter	68,528,564	10,033,170
	118,655,789	17,372,228

An analysis of the allowance for doubtful accounts is as follows:

	Three months ended June 30,
	2008 RMB	2009 RMB	2009 US$
Balance at beginning of period	1,557,239	8,392,171	1,228,685
Charged to income	11,122	1,050,108	153,745
Balance at end of period	1,568,361	9,442,279	1,382,430

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4 Inventories

Inventories consist of the following:

	March 31, 2009 RMB	June 30, 2009 RMB	June 30, 2009 US$
Consumables and supplies	6,500,630	6,473,602	947,791
Donated umbilical cord blood processing costs	26,068,435	25,956,032	3,800,186
	32,569,065	32,429,634	4,747,977

5 Prepaid expenses and other receivables

Included in prepaid expenses and other receivables as of June 30, 2009 are mainly transaction costs incurred in connection with the Share Exchange which are refundable from counterparties contingent on the net proceeds raised from the reverse recapitalization. The amount was included in deferred reverse recapitalization costs as of March 31, 2009 and has been subsequently refunded to the Company in August 2009.

6 Property, plant and equipment, net

Property, plant and equipment consist of the following:

	March 31, 2009 RMB	June 30, 2009 RMB	June 30, 2009 US$
Buildings	—	145,471,495	21,298,278
Leasehold improvements	42,528,509	42,528,509	6,226,539
Machineries	39,999,394	47,063,308	6,890,473
Motor vehicles	3,207,788	3,585,285	524,917
Furniture, fixtures and equipment	8,541,377	12,998,207	1,903,049
Construction-in-progress	163,310,694	22,986,269	3,365,387
	257,587,762	274,633,073	40,208,643
Less: Accumulated depreciation	(20,847,445)	(25,049,371)	(3,667,443)
	236,740,317	249,583,702	36,541,200

Leasehold improvements are depreciated over the shorter of the term of the related lease or 10 years.

7 Intangible asset, net

	March 31, 2009 RMB	June 30, 2009 RMB	June 30, 2009 US$
Cord blood bank operating right	29,129,045	29,129,045	4,264,742
Less: Accumulated amortization	(1,861,022)	(2,103,764)	(308,009)
	27,268,023	27,025,281	3,956,733

Intangible asset represents the cord blood bank operating right in the Guangdong Province, the PRC, acquired through the acquisition of Guangzhou Nuoya in May 2007. Amortization expenses are recognized on a straight-line basis over the estimated useful life of 30 years. Amortization of operating right was RMB242,742 and RMB242,742 (US$35,540) for the three months ended June 30, 2008 and 2009, respectively.

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8 Available-for-sale equity securities

	March 31, 2009 RMB	June 30, 2009 RMB	June 30, 2009 US$
Listed equity securities, at market	26,242,403	32,824,086	4,805,728

On July 5, 2007, the Group acquired 11,730,000 ordinary shares of CordLife Limited at a total cost of RMB53,698,536. CordLife Limited is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand, and is listed on the Australian Stock Exchange Limited.

During the year ended March 31, 2009, the Group acquired an additional 5,795,000 ordinary shares of CordLife Limited at a total cost of RMB11,172,432, satisfied in cash. The acquisition of additional ordinary shares led to an increase in the Group’s equity interest in CordLife Limited to 18.9% as of March 31, 2009 and June 30, 2009.

The market value of the Group’s investment in CordLife Limited declined during the three months ended June 30, 2008, resulting in an additional unrealized holding loss of RMB12,091,896. Having considered the significance of the accumulated decline in the fair value of the ordinary shares of CordLife Limited, the period of time during which market value of the shares had been below cost, and the then current market conditions, the management considered that the impairment loss on the investment up to June 30, 2008 was other-than-temporary. As a result, accumulated impairment loss amounting to RMB22,653,802 has been recognized in earnings during the three months ended June 30, 2008.

During the three months ended June 30, 2009, unrealized holding gain of RMB6,561,894 (US$960,718) was recognized in accumulated other comprehensive income. As of March 31 and June 30, 2009, total unrealized holding gain recognized in accumulated other comprehensive income amounted to RMB5,081,491 and RMB11,643,385 (US$1,704,692), respectively. As of March 31 and June 30, 2009, total other-than-temporary impairment of RMB37,426,048 (US$5,479,495) has been recognized in income.

9 Deferred reverse recapitalization costs

Deferred reverse recapitalization costs on the balance sheet as of March 31, 2009 represent transaction costs incurred in connection with the Share Exchange up to March 31, 2009. As of March 31, 2009, net proceeds from the Share Exchange were expected to exceed reverse recapitalization costs incurred.

On June 23, 2009, Pantheon entered into Stock Purchase Agreements with two of its stockholders. Pursuant to such agreements, Pantheon agreed to purchase an aggregate of 4,547,399 shares of its common stock after the closing of the Share Exchange, for an aggregate purchase price of US$27,238,920, settled in cash. The stockholders (i) agreed that they would not exercise their conversion rights in connection with the stockholder approval of the Share Exchange, and (ii) granted Pantheon’s representatives such stockholders’ irrevocable proxy in voting for the Share Exchange. The transaction was settled by Pantheon at the time of the reverse recapitalization on June 30, 2009.

Mainly as a result of such purchase of shares, liabilities of Pantheon just prior to the completion of the Share Exchange exceeded its assets by RMB4,722,149 (US$691,363) and such net liabilities were assumed by the continuing company in connection with the reverse recapitalization. After adjusting for refunds from counterparties under contingent fee arrangements (Note 5) and additional costs incurred up to the completion of the Share Exchange, accumulated costs incurred by CCBS for the reverse recapitalization amounted to RMB16,844,181 (US$2,466,133) as of June 30, 2009. Such reverse recapitalization costs incurred, together with net liabilities of Pantheon assumed by the continuing company as a result of the Share Exchange, totaling RMB21,566,330 (US$3,157,496), were effectively costs incurred by the Company for the Share Exchange which exceeded any proceeds, and were charged to income during the three-month period ended June 30, 2009.

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10 Bank loan

Lender	March 31, 2009 RMB	June 30, 2009 RMB	June 30, 2009 US$
Hua Xia Bank	—	45,000,000	6,588,387

During the three-month period ended June 30, 2009, the Group entered into a loan agreement with a commercial bank in the PRC for a one year term to finance its working capital. The loan agreement does not require the Group to comply with any financial covenants. The loan bears a floating interest rate at 110% of the base lending rate quoted by the People’s Bank of China, which is re-priced monthly. As of June 30, 2009, the bank loan bears interest at 5.841% per annum.

Details of the bank loan as of June 30, 2009 are as follows:

	Interest expense for the three months ended June 30,
Loan period	2008 RMB	2009 RMB	2009 US$
April 7, 2009 to April 7, 2010	—	459,979	67,345

The bank loan is denominated in RMB and is collateralized by certain buildings of the Group with a carrying value of RMB143,639,759 (US$21,030,096) as of June 30, 2009.

11 Deferred revenue

(a) Deferred revenue consists of the following:

	March 31, 2009 RMB	June 30, 2009 RMB	June 30, 2009 US$
Prepayments by subscribers prior to completion of cord blood processing services	3,404,842	6,401,362	937,215
Unearned processing and storage fees	89,177,293	92,235,431	13,504,060
	92,582,135	98,636,793	14,441,275

(b) An analysis of the unearned processing and storage fees is as follows:

	Three months ended June 30,
	2008 RMB	2009 RMB	2009 US$
Balance at beginning of period	84,291,704	89,177,293	13,056,322
Deferred revenue arising from new subscribers	7,897,607	12,258,318	1,794,723
Credited to income	(5,951,989)	(9,200,180)	(1,346,985)
Balance at end of period	86,237,322	92,235,431	13,504,060

12 Promissory note

Prior to the completion of the Share Exchange, Pantheon had a sum of US$645,000 payable to EarlyBirdCapital, Inc. (“EBC”), the representative of Pantheon’s underwriters in its Initial Public Offering in December 2006, for services rendered. On June 30, 2009, the Company and EBC entered into agreements under which the Company settled US$135,000 in cash on June 30, 2009 and issued a promissory note with principal amount of US$510,000 to EBC as settlement of the remaining amount due. The promissory note bears no interest and will mature on June 29, 2010 but the Company may voluntarily repay the note any time prior to March 29, 2010. The note will automatically convert into the Company’s ordinary shares under the following circumstances:

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12 Promissory note  – (continued)

(i) If the Company closes a U.S. registered offering for ordinary shares raising gross proceeds of at least US$10,000,000 prior to the maturity date, the outstanding principal amount of the note will automatically convert into the Company’s ordinary shares at the per share offering price of the registered offering.

(ii) On the maturity date, if the note is not repaid in full and not previously converted pursuant to any other applicable covenants, the outstanding principal amount will automatically convert into a number of the Company’s ordinary shares equal to the outstanding principal amount divided by the lesser of the average closing price of the Company’s ordinary shares for the 20 trading dates preceding the maturity date or US$6.05. However, conversion will only take place if the shares are registered for resale with the Securities and Exchange Commission under an effective registration statement at the time of issuance.

The Company has elected to state the promissory note at fair value in its entirety, with remeasurements to fair value recognized as other income/(expense).

13 Redeemable ordinary shares of CCBS and redeemable noncontrolling interests

On November 9, 2006 and May 15, 2007, Subscription Agreements were entered into between CSC Holdings and subscribers, pursuant to which CSC Holdings issued 242,000 and 166,980 new redeemable ordinary shares to the subscribers. Upon the consummation of the reorganization of CSC Holdings in February 2008, CCBS acquired all the redeemable ordinary shares of CSC Holdings by the issuance of 100 redeemable ordinary shares of CCBS for every redeemable ordinary share of CSC Holdings held by the shareholders, with their redemption rights substantively unchanged. The number of such shares has been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a stock consolidation. As a result, there were a total of 14,614,140 redeemable ordinary shares outstanding as of March 31, 2009.

Details of the redeemable ordinary shares issued (with number of shares retroactively restated) are as follows:

Date of issuance	November 22, 2006	May 15, 2007
Number of redeemable ordinary shares	8,647,420	5,966,720
Subscription price per share	US$2.26	US$3.84
Net proceeds received
– RMB	154,907,455	176,491,463
– US$	19,568,361	22,933,960

Under the terms of the Subscription Agreements, holders of the redeemable ordinary shares had the right to require CSC Holdings to redeem the shares if a “qualified IPO” has not occurred. For redeemable ordinary shares issued on November 22, 2006, a qualified IPO is defined as an initial public offering of CSC Holdings’ shares on a recognized stock exchange within 24 months from the date of share issuance that values CSC Holdings at no less than US$240,000,000 immediately prior to the initial public offering. For the redeemable shares issued on May 15, 2007, a qualified IPO is defined as an initial public offering of CSC Holdings’ shares on a recognized stock exchange within 20 months from the date of share issuance that values CSC Holdings at no less than US$400,000,000 immediately prior to the initial public offering. In the event of a redemption under this right, CSC Holdings shall redeem the shares at a redemption price equal to the original issue price of the shares, plus an amount which would have accrued on the original issue price at an uncompounded annual rate of 8% from the date of issuance up to and including the date on which such redemption price is paid.

Pursuant to the Share Exchange (Note 1(b)), the Participating Shareholders who held redeemable ordinary shares of CCBS waived their redemption rights with respect to the redeemable ordinary shares, on condition that the Share Exchange was completed by June 30, 2009. Such a waiver effectively deferred the earliest date

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13 Redeemable ordinary shares of CCBS and redeemable noncontrolling interests  – (continued)

of redemption of the redeemable ordinary shares to June 30, 2009, and CCBS continued to provide for the accretion to the redemption value up to the completion of the Share Exchange on June 30, 2009. The accretion to the redemption value (net of related foreign exchange credits for the three months ended June 30, 2008 and 2009 of RMB766,819 and RMB779,782 (US$114,167), respectively) is reflected as a charge against retained earnings as follows:

	Three months ended June 30,
	2008 RMB	2009 RMB	2009 US$
Redeemable shares issued on:
– November 22, 2006	3,152,780	2,746,346	402,089
– May 15, 2007	3,262,893	3,123,363	457,287
Total accretion to redemption value	6,415,673	5,869,709	859,376

Upon the completion of the Share Exchange on June 30, 2009 (Note 1(b)), the Participating Shareholders who held redeemable ordinary shares of CCBS exchanged such redeemable shares for 11,108,004 ordinary shares of the Company, which carry no redemption rights. The carrying value of redeemable ordinary shares held by the Participating Shareholders of RMB299,614,443 (US$43,866,130) upon the completion of such exchange was reclassified as the Company’s share capital of RMB3,702 (US$542) and additional paid-in capital of RMB299,610,741 (US$43,865,588). The carrying value of the remaining redeemable shares of CCBS of RMB92,831,912 (US$13,591,390), which represent a 6.06% equity interest in CCBS and carry redemption rights, is reclassified as redeemable noncontrolling interests upon completion of such exchange. Such noncontrolling interests were immediately redeemable as of June 30, 2009 and are stated at redemption value. Subsequent to June 30, 2009, all such shares have been exchanged for ordinary shares of the Company which carry no redemption rights (Note 23).

Movement of the carrying value of redeemable ordinary shares of CCBS is as follows:

	Three months ended June 30,
	2008	2009	2009
	RMB	RMB	US$
Balance at beginning of period	361,681,667	386,576,646	56,598,144
Accretion to redemption value	6,415,674	5,869,709	859,376
Reclassified as permanent equity upon completion of Share Exchange	—	(299,614,443)	(43,866,130)
Reclassified as redeemable noncontrolling interest upon completion of Share Exchange	—	(92,831,912)	(13,591,390)
Balance at end of period	368,097,341	—	—

Movement of the carrying value of redeemable noncontrolling interest is as follows:

	Three months ended June 30, 2009
	RMB	US$
Balance at beginning of period	—	—
Reclassified from redeemable ordinary shares of CCBS upon completion of Share Exchange	92,831,912	13,591,390
Balance at end of period	92,831,912	13,591,390

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14 Shareholders’ equity

(a) Share capital

As of March 31, 2009, CCBS had 121,000,000 shares issued and outstanding. The share capital of CCBS as of March 31, 2009 as shown in these financial statements has been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a stock consolidation, resulting in a total of 43,237,100 shares outstanding as of March 31, 2009.

Just prior to the Share Exchange, the Company had 1,368,088 shares outstanding. As part of the Share Exchange, 11,108,004 ordinary shares of the Company, which carry no redemption rights, were issued in exchange for redeemable ordinary shares of CCBS and 43,237,100 ordinary shares of the Company were issued in exchange for ordinary shares of CCBS. As a result, upon completion of the Share Exchange, the Company had 55,713,192 ordinary shares outstanding.

Subsequent to the Share Exchange, all outstanding share options of the Company were exercised for 3,573,314 ordinary shares of the Company at a total exercise price of RMB39,744,000 (US$5,818,863) (Note 17(a)).

As a result of the above transactions, the Company had 59,286,506 shares outstanding as of June 30, 2009.

(b) Warrants and options

As of June 30, 2009, the Company had the following warrants and options outstanding, which were issued prior to the Share Exchange.

(i) IPO Warrants

Upon its Initial Public Offering in December 2006, the Company issued 5,750,000 units (“Units”) at an offering price of US$6.00 per unit. Each Unit consists of one share of the Company’s common stock, and two warrants (“IPO Warrants”). Each holder of an IPO Warrant is entitled to purchase one share of the Company’s common stock at an exercise price of US$5.00 prior to its expiry on December 13, 2010. The IPO Warrants will be redeemable, at the discretion of the Company and subject to the consent of EBC, the representative of the Company’s underwriters in the Initial Public Offering, at a price of US$0.01 per IPO Warrant upon 30 days’ notice only in the event that the last sale price of the Company’s common stock is at least US$8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date of notice of redemption. If the Company redeems the IPO Warrants, it will have the option to require any IPO Warrant holder that wishes to exercise his Warrant to do so on a “cashless basis”. In such event, the holder would pay the exercise price by surrendering his IPO Warrants for that number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the IPO Warrants, multiplied by the difference between the exercise price of the IPO Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of IPO Warrants. In accordance with the warrant agreement relating to the IPO Warrants, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the IPO Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such IPO Warrant shall not be entitled to exercise such IPO Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the IPO Warrants may expire unexercised and unredeemed. As of June 30, 2009, 11,500,000 IPO Warrants were outstanding.

(ii) Insider Warrants

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14 Shareholders’ equity  – (continued)

Simultaneous with the Company’s Initial Public Offering, the Company sold 2,083,334 warrants to certain of its then officers, directors and special advisors (“Insider Warrants”). The Insider Warrants are identical to the IPO Warrants, except that if the Company calls the IPO Warrants for redemption, the Insider Warrants may be exercisable on a cashless basis as described in Note 14(b)(i). As of June 30, 2009, all the Insider Warrants were outstanding.

(iii) Option to purchase Units of the Company

In connection with its Initial Public Offering, the Company also issued an option for US$100 to EBC to purchase 500,000 Units at an exercise price of US$6.60 per Unit prior to its expiry on December 13, 2011. The Units issuable upon exercise of the option are identical to the Units sold in the Initial Public Offering. The option may be exercised for cash or on a cashless basis at the holders’ option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the Units and underlying securities) to exercise the option without paying cash. However, the Company has no obligation to net cash settle the exercise of the option or the warrants underlying the option. The holder of the option will not be entitled to exercise the option or the warrants underlying the option unless a registration statement covering the securities underlying the option is effective or an exemption from registration is available. If the holder is unable to exercise the option or the underlying warrants, the option or warrants, as applicable, will expire worthless. The warrants underlying the option are exercisable at the same price as the IPO Warrants. As of June 30, 2009, the option has not yet been exercised.

15 Revenues

The Group’s revenues are primarily derived from the provision of umbilical cord blood storage and ancillary services.

In view of the fact that the Group operates and manages its business solely in the PRC and services were predominantly provided to customers located in the PRC, no geographical segment information is provided.

The Group’s revenues can be analyzed as follows:

	Three months ended June 30,
	2008 RMB	2009 RMB	2009 US$
Cord blood processing fees	26,496,758	48,134,824	7,047,352
Cord blood storage fees	5,951,989	9,200,180	1,346,985
Fee derived from the provision of donated cord blood for transplantation and research	498,686	593,485	86,892
	32,947,433	57,928,489	8,481,229

16 Income tax

(a) Cayman Islands and British Virgin Islands

Under the current laws of the Cayman Islands and the British Virgin Islands, the Company and its subsidiaries that are incorporated in the Cayman Islands and the British Virgin Islands are not subject to tax on income or capital gains. In addition, upon payments of dividends by these companies, no Cayman Islands or British Virgin Islands withholding tax will be imposed.

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16 Income tax  – (continued)

(b) Hong Kong

The Company’s subsidiaries that are incorporated or operated in Hong Kong are subject to Hong Kong Profits Tax on income arising in or derived from Hong Kong. No provision was made for Hong Kong Profits Tax as they did not earn income subject to Hong Kong Profits Tax for each of the three months ended June 30, 2008 and 2009.

(c) The PRC

Beijing Jiachenhong and Guangzhou Nuoya are subject to the following tax rates:

—	Beijing Jiachenhong is subject to tax at 9% from April 1 to December 31, 2008, at 15% for calendar years 2009 and 2010, and at 24% and 25% for calendar years 2011 and 2012 onwards, respectively.
—	Guangzhou Nuoya is subject to income tax at 33% prior to January 1, 2008 and at 25% from January 1, 2008 onwards.

The Corporate Income Tax Law of the PRC and its implementation rules also impose a withholding tax at 10%, unless reduced by a tax treaty or agreement, for dividends distributed by a PRC-resident enterprise to its immediate holding company outside the PRC for earnings accumulated beginning on January 1, 2008. The Company has not provided for income taxes on such accumulated earnings of Beijing Jiachenhong and Guangzhou Nuoya as of June 30, 2009 since these earnings are intended to be reinvested indefinitely in the PRC. As of June 30, 2009, the unremitted earnings from Beijing Jiachenhong and Guangzhou Nuoya that may be subject to the withholding tax amounted to RMB104,274,425 (US$15,266,672) and related unrecognized deferred tax liability was RMB10,427,443 (US$1,526,667).

(Loss)/income before income taxes arose from the following tax jurisdictions:

	Three months ended June 30,
	2008 RMB	2009 RMB	2009 US$

The PRC	12,946,652	27,047,839	3,960,036
Hong Kong	(28,601,235)	(24,581,532)	(3,598,947)
(Loss)/income before income taxes	(15,654,583)	2,466,307	361,089

17 Share-based compensation

(a) Share option scheme of CSC Holdings

On September 21, 2006, CSC Holdings adopted a share option scheme (the “Scheme”) whereby the directors of CSC Holdings are authorized, at their discretion, to offer any employee (including any director) of CSC Holdings options to subscribe for shares in CSC Holdings to recognize their contribution to the growth of CSC Holdings. Each option gives the holder the right to subscribe for one ordinary share of CSC Holdings. The Scheme is valid and effective for a period of ten years ending on September 21, 2016.

On September 21, 2006, CSC Holdings granted several directors and employees options to purchase a total of 100,000 ordinary shares of CSC Holdings at an exercise price of HK$450 (US$58) per share. The options will become vested as follows:

—	30% of options granted vest immediately on the date of grant;
—	another 30% vest immediately after 12 months from the date of grant; and
—	the remaining 40% vest immediately after 18 months from the date of grant.

All the options are exercisable by the grantees upon vesting and will expire on August 27, 2016.

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17 Share-based compensation  – (continued)

The fair value of each option award is estimated on the date of grant using the Black-Scholes pricing model based on the following assumptions:

Fair value of shares on measurement date	HK$450 per share
Expected volatility	34.66% – 40.21%
Expected dividends	0%
Risk-free rate	1.83% – 2.19%

Up to the date of grant of the options, CSC Holdings’ shares were not publicly traded and did not have a quoted market price. As a result, for the purpose of share option valuation, the fair value of CSC Holdings’ shares was estimated based on the transaction price of a recent private placement of shares by a shareholder of CSC Holdings with unrelated third parties of HK$450 per share. The historical volatility of a combination of peer companies of similar nature and size was used to estimate the volatility of CSC Holdings’ shares. The Company uses historical data to estimate employee termination within the valuation model. The risk-free rate for periods within the contractual life of the options is based on the Hong Kong Exchange Fund Note in effect at the time of grant. Expected dividend yields are based on historical dividends. Changes in these subjective input assumptions could materially affect the fair value estimates.

As of March 31, 2009, the options are fully vested and there is no unrecognized compensation cost. All share-based compensation was recognized as an expense with a corresponding increase in additional paid-in capital. Upon completion of the Share Exchange on June 30, 2009, each share option of CSC Holdings was replaced by an option to acquire 35.73314 shares of the Company. All such share options were exercised by the grantees on June 30, 2009. The excess of exercise price received of RMB39,744,000 (US$5,818,863) over the nominal value of shares issued, of RMB39,741,541 (US$5,818,503) was credited to additional paid-in capital.

(b) Share option scheme of the Company

Under the Share Exchange Agreement, the Company may issue and deliver up to 9,000,000 warrants to its management (“Earn-Out Warrants”), each representing the right to purchase a share of the Company. Under the Share Exchange Agreement, up to 2,500,000 warrants may be issued if the target growth in the number of new subscribers of the Company’s cord blood storage services for the year ended March 31, 2009 was achieved. Similarly, up to 3,000,000 and 3,500,000 warrants may be issued if the target growth in the number of new subscribers for the years ending March 31, 2010 and 2011 is achieved, respectively. However, the terms and number of Earn-Out Warrants to be awarded to management, if any, shall be determined by the Compensation Committee of the Company.

The Earn-Out Warrant scheme of the Company was approved by the Company’s shareholders on June 30, 2009, and based on the Company’s operating data, the target growth in the number of new subscribers for the year ended March 31, 2009 was met. However, the terms and number of Earn-Out Warrants to be granted, if any, have not yet been determined and approved by the Compensation Committee. As the award of Earn-Out Warrants was not yet authorized as of June 30, 2009, no compensation expense has been recognized for the three months ended June 30, 2009.

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18 Net (loss)/income per share

Earnings per share for periods prior to the Share Exchange have been restated to reflect the Share Exchange. The following table sets forth the computation of basic net income/(loss) per share:

	Three months ended June 30,
	2008 RMB	2009 RMB	2009 US$
Basic net loss per share:
Net loss attributable to the parent entity	(18,038,980)	(4,591,991)	(672,307)
Accretion to redeemable ordinary shares redemption value	(6,415,673)	(5,869,709)	(859,376)
Net loss attributable to ordinary shareholders	(24,454,653)	(10,461,700)	(1,531,683)
Denominator (weighted average):
– ordinary shares	43,237,100	43,237,100
– redeemable ordinary shares	14,614,140	14,614,140
	57,851,240	57,851,240
Allocation of undistributed loss:
– ordinary shares	(18,277,020)	(7,818,909)	(1,144,756)
– redeemable ordinary shares	(6,177,633)	(2,642,791)	(386,927)
	(24,454,653)	(10,461,700)	(1,531,683)
Allocation of net (loss)/income (numerator):
– ordinary shares	(18,277,020)	(7,818,909)	(1,144,756)
– redeemable ordinary shares	238,040	3,226,918	472,449
	(18,038,980)	(4,591,991)	(672,307)
Basic net (loss)/income per share:
– ordinary shares	(0.42)	(0.18)	(0.03)
– redeemable ordinary shares	0.02	0.22	0.03

As of June 30, 2008, there were 3,573,314 dilutive potential ordinary shares, being share options granted to the directors and executives of CCBS. All such share options had been exercised as of June 30, 2009. As of June 30, 2009, the Company had dilutive potential ordinary shares representing shares issuable upon exercise of the 13,583,334 warrants and an option to purchase the Company’s Units (see Note 14(b)) and the conversion of the promissory note (see Note 12). Diluted net loss per share for the three months ended June 30, 2008 and 2009 is the same as basic net loss per share as the dilutive potential shares have an anti-dilutive effect on net loss per share.

19 Related party transactions

(a) The principal related party transactions are as follows:

		Three months ended June 30,
	Note	2008 RMB	2009 RMB	2009 US$
Rental of properties	(i)	522,000	522,000	76,425
Service fee	(ii)	—	551,625	80,762

Notes:

(i)	During the three months ended June 30, 2008 and 2009, Beijing Jingjing Medical Equipment Co., Ltd. (“Beijing Jingjing”), a company under common control, leases a property to the Group under an operating lease for use as the Group’s cord blood bank, at a monthly rental of RMB174,000 (US$25,475). The lease runs for a period of ten years expiring in November 2014 and does not include contingent rentals.
(ii)	During the three months ended June 30, 2009, Golden Meditech Company Limited, a shareholder, provided administrative services to the Group, at a monthly service fee of RMB183,875 (US$26,921).

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

19 Related party transactions  – (continued)

(b) Amounts due to related parties are as follows:

	Note	March 31, 2009 RMB	June 30, 2009 RMB	June 30, 2009 US$
Current liabilities
Amounts due to:
– Beijing Jingjing	(i)	—	540,000	79,061
– Directors	(ii)	—	2,625,589	384,409
		—	3,165,589	463,470

Notes:

(i)	The balance represents rental payable.
(ii)	The balance represents administrative expenses paid by the Company’s directors on behalf of the Company prior to the Share Exchange. The balance is unsecured, interest-free and has no fixed terms of repayment.

20 Fair value disclosures

On April 1, 2008, the Group adopted SFAS No. 157, Fair Value Measurements. SFAS 157 establishes a hierarchy for inputs used in measuring fair value, as follows:

Level 1 — Valuations are based on quoted market prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access. Since valuations are readily and regularly available, valuation of Level 1 assets and liabilities does not require a significant degree of judgment.

Level 2 — Valuations are based on quoted prices for similar assets in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly.

The Group determined the fair value of the available-for-sale equity securities (see Note 8) using quoted market prices based on the last trading value as of June 30, 2009. As the market in which those securities are traded is not considered active, Level 2 inputs are considered to be used in such valuations.

Level 3 — Valuations are based on inputs that are unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Group determined the fair value of the promissory note issued on June 30, 2009 using significant unobservable inputs. No gains or losses on promissory notes were recognized during the period.

21 Business and credit concentrations

All of the Group’s customers are located in the PRC. Revenues from and gross accounts receivable due from customers are individually immaterial.

The Group purchases raw materials from a few major suppliers which are located in the PRC. The following are purchases from suppliers that individually comprise 10% or more of gross purchases in the respective period:

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

21 Business and credit concentrations  – (continued)

	Three months ended June 30,
	2008 RMB	%	2009 RMB	%	2009 US$	%
Beijing Zhu You Ying Kang Technology Development Co., Ltd	—	—	1,748,771	28	256,035	28
Fenwal Dahua Pharmaceutical Technology (Shanghai) Co., Ltd	1,000,000	18	1,680,000	27	245,966	27
Hangzhou Baitong Biological Technology Co., Ltd	—	—	1,189,000	19	174,080	19
Beijing Probe Biological Technology Co., Ltd	—	—	703,500	11	102,998	11
	1,000,000		5,321,271		779,079

Accounts payable due to major suppliers representing more than 10% of outstanding accounts payable as of the respective year/period end were as follows:

	March 31, 2009 RMB	%	June 30, 2009 RMB	%	June 30, 2009 US$	%
Beijing Zhu You Ying Kang Technology Development Co., Ltd	917,184	18	1,295,376	22	189,654	22

22 Commitments and contingencies

(a) Operating lease commitments

As of June 30, 2009, the total future minimum payments under non-cancellable operating leases are payable as follows:

	RMB	US$
Fiscal year ending March 31,
– 2010	5,120,639	749,705
– 2011	6,369,710	932,580
– 2012	6,360,960	931,299
– 2013	6,222,960	911,095
– 2014	5,808,960	850,482
– 2015 and thereafter	55,171,920	8,077,643
Total payments	85,055,149	12,452,804

(b) Capital commitments

Capital commitments for construction of new cord blood banks and purchase of machineries as of June 30, 2009 amounted to RMB375,190 (US$54,931).

(c) Contractual commitments

During the year ended March 31, 2007, the Group entered into an agreement with an institution for the acquisition of in-process research and development related to the development of medicines for treatments which make use of cord blood stem cells. Under the agreement, the Group would engage the institution in further research and development until the issue of New Medicine Certificates by the authorities. The Company incurred RMB1,500,000 for the transfer and registration of part of the in-process research and

CHINA CORD BLOOD CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

22 Commitments and contingencies  – (continued)

development results during the year ended March 31, 2007. No further transfers were made during the year ended March 31, 2009 and the three months ended June 30, 2009 and the transfers and registration of the remaining results are in progress. Commitments for the acquisition of the in-process research and development as of June 30, 2009 under this agreement amounted to RMB2,500,000 (US$366,021).

In June 2006, the Group entered into a co-operation agreement with the Peking University People’s Hospital (“PUPH”). Pursuant to the agreement, PUPH provides technical consultancy services to the Group in relation to the operation of a cord blood bank, in return for a fixed annual advisory fee of RMB2,000,000 (US$292,817). The agreement has a term of twenty years commencing in October 2006.

Guangzhou Nuoya has entered into a co-operation agreement with the Guangdong Women and Babies Medical Centre (“GWBM”). Pursuant to the agreement, GWBM provides technical consultancy services to the Group in return for an annual advisory fee of RMB700,000, which is subject to a 10% upward adjustment when the number of umbilical cord blood stored in the Guangdong cord blood bank reaches a pre-agreed level. The fee has been adjusted to RMB770,000 (US$112,735) per annum starting from October 2008. The agreement has a term of nineteen years commencing in September 2006.

As of June 30, 2009, the total future minimum payments under the co-operation agreements are payable as follows:

	RMB	US$
Fiscal year ending March 31,
– 2010	2,077,500	304,164
– 2011	2,770,000	405,552
– 2012	2,770,000	405,552
– 2013	2,770,000	405,552
– 2014	2,770,000	405,552
– 2015 and thereafter	33,855,000	4,956,663
Total payments	47,012,500	6,883,035

23 Subsequent events

In August 2009, the Company entered into agreements to exchange 3,506,136 of its newly issued ordinary shares for the remaining 24% of redeemable shares of CCBS held by various institutional investors who previously elected not to participate in the Share Exchange, on terms substantially similar to those of the Share Exchange. Upon completion of such exchange, all the redeemable ordinary shares of CCBS have been converted into ordinary shares of the Company, which carry no redemption rights, and CCBS has become a wholly owned subsidiary of the Company. Upon completion of such exchange, the carrying amount of such noncontrolling interest has been adjusted to reflect the change in the Company’s ownership interest in CCBS. Any difference between the fair value of the Company’s shares issued and the amount by which the noncontrolling interest is adjusted, together with any transaction costs incurred, has been recognized in equity attributable to the Company.

CHINA CORD BLOOD CORPORATION

$20,000,000 of Ordinary Shares

PROSPECTUS

Rodman & Renshaw, LLC	Macquarie Capital

Through and including         , 2009 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION. DATED OCTOBER 29, 2009

CHINA CORD BLOOD CORPORATION

Ordinary Shares

This prospectus relates to the resale of our ordinary shares by the selling shareholder named in this prospectus. Our ordinary shares are quoted on the OTC Bulletin Board under the symbol “CNDZF.” As of October 26, 2009, the most recent reported sale price of our ordinary shares was US$7.50 per share on September 15, 2009.

We intend to apply to list our ordinary shares on the New York Stock Exchange under the symbol “[•  ]”.

See “Risk Factors” beginning on page 8 to read about risks you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this registration statement. Any representation to the contrary is a criminal offense.

Prospectus dated November   , 2009.

The Offering

Ordinary shares in the offering

Ordinary shares outstanding after the offering

NYSE symbol
[• ]
Use of proceeds
We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholder.

1

Use of Proceeds

We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholder.

2

SELLING SHAREHOLDER

We are registering for resale certain of our ordinary shares which are issuable upon the automatic conversion of a promissory note of the Registrant upon the consummation of the public offering referred to below. We are registering the shares to permit the Selling Shareholder and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.

The following table sets forth:

•	the name of the Selling Shareholder,
•	the number of our ordinary shares that the Selling Shareholder beneficially owned prior to the offering for resale of the Shares under this prospectus,
•	the maximum number of our ordinary shares that may be offered for resale for the account of the Selling Shareholder under this prospectus, and
•	the number and percentage of our ordinary shares to be beneficially owned by the Selling Shareholder after the offering of the shares (assuming all of the offered shares are sold by the Selling Shareholder).

On June 30, 2009, each of China Cord Blood Services Corporation and us entered into a Promissory Note in favor of EarlyBird Capital, Inc. (the “Selling Shareholder”) in the principal amount of $510,000. The Promissory Note provides that upon the closing of a public offering of the ordinary shares of CCBC that exceeds $10 million in the aggregate, the principal amount of the Promissory Note automatically converts into ordinary shares of CCBC at the per share offering price in the public offering.

There are no provisions under the Promissory Note that subject us to the payment of any liquidated damages. The registration of the ordinary shares on the registration statement of which this prospectus forms a part, satisfies our obligation under the Promissory Note. Ordinary shares issued as a result of the conversion of the Promissory Note pursuant to the public offering are subject to a transfer restriction. The Selling Shareholder agreed not to sell or otherwise transfer the securities obtained upon conversion of the Promissory Note until June 30, 2010 unless the transferee also agrees to not sell or otherwise transfer the securities until June 30, 2010.

Such Selling Shareholder may offer for sale all or part of the ordinary shares from time to time. The table below assumes that the Selling Shareholder will sell all of the ordinary shares offered for sale. The Selling Shareholder is under no obligation, however, to sell any ordinary shares pursuant to this prospectus.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Ordinary Shares to be Sold	Ordinary Shares Beneficially Owned After Offering	Percentage Ownership After Offering
EarlyBird Capital, Inc.			-0-	-0-

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into ordinary shares, or convertible or exercisable into ordinary shares within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 62,792,642 ordinary shares outstanding as of October 29, 2009.

3

PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its ordinary shares being offered under this prospectus on any stock exchange, market or trading facility on which shares of our ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for the Selling Shareholder, rather than under this prospectus. The Selling Shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholder may pledge its shares to brokers under the margin provisions of customer agreements. If the Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholder and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Shareholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the

4

timing of purchases and sales of any of the shares by, the Selling Shareholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the ordinary shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Shareholder will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, the Selling Shareholder and purchasers are responsible for paying any discounts, commissions and similar selling expenses they incur.

5

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to legal matters of United States federal securities and New York State law. The validity of the ordinary shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by JunZeJun Law Offices. Conyers Dill & Pearman and Loeb & Loeb LLP may rely upon JunZeJun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of CCBC and its subsidiaries as of March 31, 2008 and 2009 and for each of the years in the three-years period ended March 31, 2009 have been included herein in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein upon the authority of said firm as experts in accounting and auditing.

The audit report of KPMG on the consolidated financial statements of CCBC and its subsidiaries as of March 31, 2008 and 2009 and for each of the years in the three-year period ended March 31, 2009 contains explanatory paragraphs that state (i) CCBC completed a share exchange with CCBS on June 30, 2009 and the share exchange has been accounted for financial reporting purposes as the issuance of securities by CCBS in exchange for the assets and liabilities of CCBC, accompanied by a recapitalization. The consolidated financial statements of CCBC reflect CCBS’s assets and liabilities at their historical carrying amounts. The results, assets and liabilities of CCBC presented in its consolidated financial statements are those of CCBS; and (ii) CCBC established vendor-specific objective evidence for the undelivered cord blood storage services during the year ended March 31, 2008 and began to account for cord blood processing services and storage services as two separate units of accounting in that year.

The offices of KPMG are located at 8/F, Prince’s Building, 10 Chater Road, Central, Hong Kong.

The statements included in this prospectus under the caption “Prospectus Summary”, “Risk Factors”, “Enforcement of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Industry”, “Our Corporate Structure”, “Business ”, “Regulation”, “Management”, “Related Party Transactions” and “Taxation” to the extent they constitute matters of PRC law, have been reviewed and confirmed by JunZeJun Law Offices, PRC counsel to us, as experts in such matters, and are included in this prospectus in reliance upon such review and confirmation. The offices of JunZeJun Law Offices are located at 6/F, South Tower, Financial Street Center, A9 Financial Street, Xicheng District, Beijing 100104, PRC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the ordinary shares offered by this prospectus. You should refer to our registration statements and its exhibits and schedules if you would like to find out more about us and about the ordinary shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the stock exchanges on which our ordinary shares are listed. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules

6

contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

7

CHINA CORD BLOOD CORPORATION

Ordinary Shares

PROSPECTUS

Through and including         , 2009 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of directors and officers

The registrant’s articles of association provide that, subject to the Companies Ordinance, every director or other officer of the registrant shall be indemnified against any liability incurred by him in his capacity as such. However, directors and officers of the registrant are not indemnified against any liability to the registrant or a related company of the registrant arising out of negligence, default, breach of duty or breach of trust with respect to the registrant or a related company, unless such liability is incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application in which relief is granted to him by the court pursuant to the Companies Ordinance from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Pursuant to the form of Indemnification Agreement to be filed as Exhibit 10.2 to this registration statement, the registrant will agree to indemnify its directors and officers, to the extent permitted by Cayman law, against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Item 7. Recent sales of unregistered securities

Securities that we sold within the past three years and not registered under the Securities Act are described below. We believe that the issuances of these securities were exempted from registration under the Securities Act pursuant to Regulation S promulgated under the Securities Act regarding transactions involving an offshore sale to non-US persons. No underwriters were involved in their issuances.

On January 17, 2008, China Cord Blood Services Corporation was incorporated under the Companies Law (2009 Revision) of the Cayman Islands for the purpose of this offering to become the indirect holding company of our operating subsidiaries in China with an authorized share capital of US$10,000,000 consisting of 1,000,000,000 ordinary shares with a par value of US$0.01 each.

On January 12, 2005, CSC Holdings issued one ordinary share to Codan Trust Company (Cayman) Limited for a consideration of US$1.00. On March 30, 2005, we issued 50 ordinary shares to GM Stem Cells for a consideration of US$50.00 and 49 ordinary shares to Beijing Weixiao for a consideration of US$49.00.

On August 28, 2006, CSC Holdings allotted and issued 21 ordinary shares to GM Stem Cells, as consideration for the assignment of loans in the aggregate principal amount of US$12.2 million, and issued a total of 1,209,879 ordinary shares to Great Avenue Investments Limited, Megastar Management (China) Ltd., Beijing Weixiao, New Horizon Cellstar Investment Co., Ltd., Maxway Development Limited, Assets Managers (China) Fund Co., Ltd., Time Galaxy Limited and GM Stem Cells, as part of the restructuring.

On November 22, 2006, CSC Holdings issued a total of 242,000 redeemable ordinary shares to Indus Opportunity Master Fund, Ltd, GAM Trading (No. 24) Inc., Indus Asia Pacific Master Fund, Ltd., General Motors Investment Management Corporation, China Development Capital Partnership Master Fund LP, KTB/UCI China Ventures II Limited, Great Avenue Investments Limited and HTSS Capital Limited for an aggregate consideration of US$20.0 million.

On May 15, 2007, CSC Holdings issued a total of 166,980 redeemable ordinary shares to Time Galaxy Limited, Time Region Holding Limited, Starr International Investments Limited, Indus Opportunity Master Fund, Indus Asia Pacific Master Fund, Ltd, China Development Capital Partnership Master Fund LP, General Motors Investment Management Corporation, HTSS Capital Limited, Bethella Investments Limited and GM Stem Cells for an aggregate consideration of US$23.0 million.

Item 8. Exhibits and financial statement schedules

(a)	Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
4.1	Specimen Certificate for Ordinary Shares
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
10.1*	China Cord Blood Corporation 2009 Share Option Scheme
10.2	Form of Employment Agreement between the Registrant and senior executive officers of the Registrant
10.3	Subscription Agreement between China Cord Blood Services Corporation and CordLife
10.4*	The Agreement and Plan of Merger, Conversion and Share Exchange by and among Pantheon China Acquisition Corp, Pantheon Arizona Corp., China Cord Blood Services Corporation, Golden Meditech Company Limited and the participating shareholders of China Cord Blood Services Corporation.
10.5	Summary Translation of Loan Agreement by and between China Cord Blood Corporation and Hua Xia Bank
14.1*	Code of Business Conduct and Ethics of the Registrant
21.1*	List of subsidiaries
23.1	Consent of KPMG
23.2	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1)
23.3	Consent of JunZeJun Law Offices (contained in Exhibit 99.1)
23.4*	Consent of BMI Appraisals Limited
23.5*	Consent of Jones Lang LaSalle Sallmanns Limited
23.6*	Consent of Frost & Sullivan
24.1*	Power of Attorney
99.1	Opinion of JunZeJun Law Offices

*	Previously filed with the Registration Statement

(b) Financial statement schedules

All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee'' table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that
(a)	subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(b)	subparagraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(c)	Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3

(§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):
(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hong Kong Special Administrative Region, country of People’s Republic of China, on October 29, 2009.

CHINA CORD BLOOD CORPORATION

By:	/s/ Ting Zheng Name: Ting Zheng Title: Chairperson and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 29, 2009.

Signature	Capacity
/s/ Ting Zheng Name: Ting Zheng	Chairperson of the Board and Chief Executive Officer (principal executive officer)
/s/ Albert Chen Name: Albert Chen	Chief Financial Officer, Chief Accounting Officer and Director (principal accounting and financial officer)
/s/ Mark D. Chen Name: Mark D. Chen	Independent Non-executive Director
/s/ Dr. Ken Lu Name: Dr. Ken Lu	Independent Non-executive Director
/s/ Jennifer J. Weng Name: Jennifer J. Weng	Independent Non-executive Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Cord Blood Corporation, has signed this registration statement or amendment thereto in New York, on October 29, 2009.

Authorized Representative

By:	/s/ Mitchell S. Nussbaum Name: Mitchell S. Nussbaum

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
4.1	Specimen Certificate for Ordinary Shares
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
10.1*	China Cord Blood Corporation 2009 Share Option Scheme
10.2	Form of Employment Agreement between the Registrant and senior executive officers of the Registrant
10.3	Subscription Agreement between China Cord Blood Services Corporation and CordLife
10.4*	The Agreement and Plan of Merger, Conversion and Share Exchange by and among Pantheon China Acquisition Corp, Pantheon Arizona Corp., China Cord Blood Services Corporation, Golden Meditech Company Limited and the participating shareholders of China Cord Blood Services Corporation.
10.5	Summary Translation of Loan Agreement by and between China Cord Blood Corporation and Hua Xia Bank
14.1*	Code of Business Conduct and Ethics of the Registrant
21.1*	List of subsidiaries
23.1	Consent of KPMG
23.2	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1)
23.3	Consent of JunZeJun Law Offices (contained in Exhibit 99.1)
23.4*	Consent of BMI Appraisals Limited
23.5*	Consent of Jones Lang LaSalle Sallmanns Limited
23.6*	Consent of Frost & Sullivan
24.1*	Power of Attorney
99.1	Opinion of JunZeJun Law Offices

*	Previously filed with the Registration Statement